Exhibit 10.15¥
Conformed Copy through 10th Amendment

Credit Agreement*
dated as of April 20, 2021
among
Sunrun Luna Portfolio 2021, LLC,
as Borrower,
Atlas Securitized Products Holdings, L.P.,
as Administrative Agent
for the financial institutions that may from time to time
become parties hereto as Lenders,
Computershare Trust Company, National Association,
as Collateral Agent and as Paying Agent
Lenders
from time to time party hereto,
and
Funding Agents
from time to time party hereto

* All amendments made pursuant to the Amendment to Credit Agreement, dated as of May 5, 2021, the Second Amendment to Credit Agreement, dated as of October 8, 2021, the Third Amendment to Credit Agreement, dated as of March 23, 2022, and Fourth Amendment to Credit Agreement and First Amendment to Amended and Restated Custodial Agreement, dated as of May 10, 2023, the Fifth Amendment to Credit Agreement and First Amendment to Transaction Management Agreement, dated as of December 27, 2023, the Sixth Amendment to Credit Agreement, dated as of February 16, 2024, the Seventh Amendment to Credit Agreement, dated as of July 31, 2024, the Eighth Amendment to Credit Agreement and Omnibus Amendment to Transaction Documents, dated as of October 2, 2024, the Ninth Amendment to Credit Agreement, dated as of January 3, 2025, and the Tenth Amendment to Credit Agreement, dated as of February 26, 2026 each among the parties hereto, are reflected herein. The Committed Lender and Funding Agent signatories on the signature pages affixed hereto reflect the Committed Lender and Funding Agent signatories to the Tenth Amendment.
[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

i

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

v

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Schedule I	-	Solar Asset Representations
Schedule II	-	Tax Equity Representations (Transfer Date and each Borrowing Base Calculation Date)
Schedule III	-	Tax Equity Representations (Initial Borrowing Date)
Schedule IV	-	Partnership Flip Structure Characteristics
Schedule V	-	Inverted Lease Structure Characteristics
Schedule VI	-	Wholly-Owned Subsidiary Representations (Transfer Date and each Borrowing Base Calculation Date)
Schedule VII	-	Wholly-Owned Subsidiary Representations (Initial Borrowing Date)
Schedule VIII	-	Accounts
Schedule IX	-	Tax Equity Required Consents
x

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Schedule X	-	Tax Equity Opco Loans
Schedule XI	-	Tax Equity Funds
Schedule XII	-	Managing Members
Schedule XIII	-	Material Project Documents
Schedule XIV	-	System Information
Schedule XV	-	Schedule of Solar Assets
Schedule XVI	-	Scheduled Host Customer Payments / Scheduled PBI Payments
Schedule XVII	-	Organizational Structure
Schedule XVIII	-	Competitors
Exhibit A	-	Defined Terms
Exhibit B-1	-	Form of Borrowing Base Certificate
Exhibit B-2	-	Form of Notice of Borrowing
Exhibit C	-	Advance Model
Exhibit D	-	Form of Loan Note
Exhibit E	-	Commitments
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Forms of Customer Agreements

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Exhibit H	-	Tax Equity Required Consents
Exhibit I	-	[Reserved]
Exhibit J	-	Approved Suppliers
Exhibit K	-	[Reserved]
Exhibit L	-	Form of Target Fund Matrix
Exhibit M	-	Form of Acquisition Certificate
Exhibit N	-	Form of Tax Certificates
Exhibit O	-	Form of Impact Reporting Letter
Exhibit P	-	Form of Allocation Reporting Letter

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Credit Agreement
This Credit Agreement (this “Agreement”) is entered into as of April 20, 2021, by and among SUNRUN LUNA PORTFOLIO 2021, LLC, a Delaware limited liability company (the “Borrower”), the financial institutions from time to time parties hereto, as lenders (each such financial institution (including any Conduit Lender), a “Lender” and collectively, the “Lenders”), each Funding Agent representing a group of Lenders, ATLAS SECURITIZED PRODUCTS HOLDINGS, L.P., as administrative agent (in such capacity, the “Administrative Agent”), and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION (as successor to Wells Fargo Bank, National Association), as collateral agent (in such capacity, the “Collateral Agent”) and as paying agent (in such capacity, the “Paying Agent”).
Recitals
Whereas, the Borrower has requested that the Lenders make Advances from time to time to the Borrower; and
Whereas, the Lenders are willing to provide Advances upon the terms and subject to the conditions set forth herein.
Now, Therefore, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:
Article I

Certain Definitions
Section 1.1.Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings given to them in Exhibit A attached hereto.
Section 1.2.Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”
Section 1.3.Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (B) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (C) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (D) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (E) the words

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“asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, (F) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced and (G) “or” is not exclusive.
Section 1.4.Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP applied on a consistent basis, as in effect from time to time.
Section 1.5.Interest Rates. The Administrative Agent does not warrant, nor accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including any Benchmark Replacement) or the effect of any of the foregoing, or of any Conforming Changes.
Article II

Amounts and Terms of the Advances
Section 2.1.Establishment of the Credit Facilities. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Transaction Documents, the Administrative Agent and the Lenders agree to establish the credit facility set forth in this Agreement for the benefit of the Borrower.
Section 2.2.The Advances. Subject to the terms and conditions set forth herein, each Committed Lender agrees, severally and not jointly, to make one or more loans (each such loan, an “Advance”) to the Borrower, from time to time during the Availability Period, in an amount, for each Lender Group, equal to its Lender Group Percentage of the aggregate Advances requested by the Borrower pursuant to Section 2.4; provided, that the Advances made by any Lender Group shall not exceed its Lender Group Percentage of the lesser of (i) the Aggregate Commitment effective at such time and (ii) the Borrowing Base as of the Borrowing Date; provided, further, that a Committed Lender shall be deemed to have satisfied its obligation to make an Advance hereunder (solely with respect to such Advance) to the extent any Conduit Lender in such Lender Group funds such Advance in place of such Committed Lender in accordance with this Agreement, it being understood that such Conduit Lender may fund an Advance in its sole discretion. Any Advances to be made by the Lenders shall be funded within the related Lender Group pursuant to any allocation as designated by the related Funding Agent, if any.
Section 2.3.Use of Proceeds. Proceeds of the Advances shall only be used by the Borrower to (i) make distributions in accordance with Section 5.2(E), (ii) make deposits into the Reserve Accounts and (iii) pay certain fees and expenses incurred in connection with the establishment of the credit facility set forth in this Agreement or the making of any Advances hereunder.
Section 2.4.Making the Advances.
(A)Except as otherwise provided herein, the Borrower may request the Lenders to make Advances to the Borrower up to sixteen (16) times in any calendar year (provided that the Borrower may not request that the Lenders make Advances to the Borrower more than (i) once

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during any fifteen-day period or (ii) twice during any calendar month)) by the delivery to the Administrative Agent, each Funding Agent, each Conduit Lender and the Paying Agent, not later than 12:00 P.M. (New York City time) on a date that is at least five (5) Business Days prior to the proposed Borrowing Date of a written notice of such request substantially in the form of Exhibit B-2 attached hereto (each such notice, a “Notice of Borrowing”). Such Notice of Borrowing shall be accompanied by a duly completed Borrowing Base Certificate signed by a Responsible Officer of the Borrower unless the proposed Borrowing Date is more than five (5) Business Days after the date of such Notice of Borrowing, in which case Borrower shall deliver such Borrowing Base Certificate on the date that is five (5) Business Days prior to the proposed Borrowing Date. Any Notice of Borrowing or Borrowing Base Certificate received by the Administrative Agent, the Funding Agents, the Conduit Lenders or the Paying Agent after the time specified in the immediately preceding sentence shall be deemed to have been received on the next Business Day, and to the extent that results in the proposed Borrowing Date being earlier than five (5) Business Days after the date of delivery of such Notice of Borrowing, then the date specified in such Notice of Borrowing as the proposed Borrowing Date of an Advance shall be deemed to be the Business Day immediately succeeding the proposed Borrowing Date of such Advance specified in such Notice of Borrowing. The proposed Borrowing Date specified in a Notice of Borrowing shall be no earlier than five (5) Business Days, and no later than thirty (30) days, after the date of delivery of such Notice of Borrowing. Unless otherwise provided herein, each Notice of Borrowing may not be revoked; provided, that the only consequence for the failure of the Borrower to borrow Advances on a Borrowing Date shall be its obligation to pay Breakage Costs as provided in Section 2.12(A). For the avoidance of doubt, the failure of the Borrower to borrow Advances on a Borrowing Date shall count against the caps on the number of requested Advances set forth in the first sentence of this Section 2.4. The aggregate principal amount of the Advances requested by the Borrower for any Borrowing Date shall not be less than the lower of (x) $2,500,000 and any multiple of $100,000 in excess thereof and (y) the remaining amount necessary in order for the Borrower to borrow the maximum aggregate amount of Advances then permitted under Section 3.2(A)(vii).
(B)The Notice of Borrowing shall specify (i) the aggregate amount of the requested Advances and the amount of such Advances allocated to each Lender Group based on its Lender Group Percentage and (ii) the proposed Borrowing Date.
(C)With respect to the Advances to be made on any Borrowing Date, each Lender (or the related Funding Agent on behalf of the related Lenders in its Lender Group) shall remit the amount of its Advance to the Funding Account by wire transfer of immediately available funds no later than 12:00 P.M. (New York City time) on the Borrowing Date. The Paying Agent shall receive and hold such Advances in the Funding Account in escrow for the benefit of the Lenders. Upon a determination by the Administrative Agent that all conditions precedent to the Advances to be made on any Borrowing Date set forth in Article III have been satisfied or otherwise waived, the Administrative Agent shall direct the Paying Agent to distribute the Advances to be made on any such any Borrowing Date in accordance with the Borrower’s written instructions provided in the related Notice of Borrowing.
(D)Notwithstanding any provision to the contrary herein or in any other Transaction Document, with respect to the Advances to be made on any Borrowing Date, each of the Administrative Agent and the Paying Agent are obligated only to perform their respective duties specifically set forth in Section 2.4(C) or otherwise in the related Notice of Borrowing, which shall be deemed purely ministerial in nature. Under no circumstance will the Administrative Agent or the Paying Agent be deemed to be a fiduciary to any Person with respect to the Advances to be made on any Borrowing Date or the Administrative Agent’s or the Paying Agent’s duties under Section 2.4(C) or the related Notice of Borrowing. With respect to the

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Advances to be made on any Borrowing Date, neither the Administrative Agent nor the Paying Agent shall be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than Section 2.4(C) and the related Notice of Borrowing, whether or not an original or a copy of such agreement has been provided to the Administrative Agent or the Paying Agent; and neither the Administrative Agent nor the Paying Agent shall have any duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. With respect to the Advances to be made on any Borrowing Date, neither the Administrative Agent nor the Paying Agent will be responsible to determine or to make inquiry into any term, capitalized, or otherwise, not defined herein. Section 2.4(C) and the related Notice of Borrowing set forth all matters pertinent to the escrow of the Advances to be made on any Borrowing Date contemplated hereunder, and no additional obligations of the Administrative Agent or the Paying Agent with respect thereto shall be inferred or implied from the terms of this Agreement or any other agreement.
(E)    Notwithstanding anything to the contrary set forth herein, after the Borrower has delivered a Notice of Borrowing pursuant to this Section 2.4, any Lender that is incorporated in Canada (but not including any non-Canadian incorporated bank with a branch located in Canada) that has incurred charges (“Basel III Charges”) (which may include external charges incurred by such Lender or internal charges incurred by any business of such Lender as a result of related external charges incurred by such Lender) based on the “liquidity coverage ratio” under the proposals for risk-based capital framework described by the Basel Committee on Banking Regulations and Supervisory Practices commonly known as Basel III, as amended, modified and supplemented and in effect from time to time or any replacement thereof (“Basel III”), or would incur Basel III Charges as of the relevant Borrowing Date, in respect of the transactions contemplated by this Agreement or any Advance funded hereunder by such Lender, by delivering a written notice (the “Delayed Funding Notice”) to the Borrower one (1) Business Day prior to the proposed Borrowing Date, such Lender may elect to delay the funding of its portion of the Advance by a period of up to 35 days; provided that only a Lender that is subject to the “liquidity coverage ratio” regulations under Basel III may deliver a Delayed Funding Notice. Each Delayed Funding Notice shall indicate (x) the portion of such Lender’s share of the requested Advance which will be subject to a delay (a “Delayed Amount”) and (y) the date (which, if such date is not a Business Day, then on the next succeeding Business Day) such delayed amount will be funded by such Lender (in respect of a Delayed Amount, the “Delayed Drawing Date”). Any Delayed Funding Notice shall be deemed a representation by the applicable Lender that it has incurred Basel III Charges in the respect of this Agreement or any Advance held by it hereunder. Notwithstanding anything to the contrary set forth herein, in the event a Lender elects to delay funding a portion of its share of an Advance in accordance with this Section 2.4(E), the Borrower shall (i) notify the Administrative Agent that such Lender will not be funding such portion of such Advance on the relevant requested Borrowing Date and that the relevant Delayed Amount will be deducted from the total amount of the requested Advance and (ii) offer the right to fund such Lender’s requested portion of such Advance to the other Lenders (so long as within their Unused Portion of the Commitments) prior to the Borrower funding (or cause to be funded) to itself, by way of an equity contribution, such Delayed Amount on the relevant requested Borrowing Date. In the event a Lender elects to delay funding a portion of its share of an Advance in accordance with this Section 2.4(E), such Lender’s share of the Unused Line Fees shall not accrue until such time as such Delayed Amount is funded by such

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Lender. For the avoidance of doubt, none of the Borrower, any Affiliate of the Borrower, the Administrative Agent, the Collateral Agent, the Custodian, the Securities Intermediary nor any other Lender shall be required to fund the relevant Delayed Amount to the Borrower on the relevant requested Borrowing Date. On the Delayed Drawing Date, the relevant Lender shall make available the Delayed Amount either (i) to the extent the Borrower funded the Delayed Amount by way of an equity contribution, to the Borrower by wire transferring the Delayed Amount, in immediately available funds, to an account of the Borrower as the Borrower may from time to time prior to the Delayed Drawing Date notify such Lender for such purpose, and, notwithstanding anything to the contrary set forth in this Agreement, the Borrower shall be permitted to transfer such Delayed Amount to Sunrun as reimbursement to the extent such Delayed Amount was funded by Sunrun to the Borrower on the Borrowing Date by way of an equity contribution or (ii) to the extent other Lenders funded the Delayed Amount, to such Lenders and such Lenders shall sell and assign at par amounts the advances related to the Delayed Amount to the delaying Lender such that each Lender holds its pro rata share of all Advances outstanding after giving effect to such assignments.
Section 2.5.Fees.
(A)Transaction Manager Fee. On each Payment Date, the Borrower shall pay the Transaction Manager Fee to the initial Transaction Manager and after the resignation or replacement of the initial Transaction Manager, the Borrower shall pay the Transaction Manager Fee to a Successor Transaction Manager appointed in accordance with the Transaction Management Agreement.
(B)Custodial Fee. On each Payment Date, the Borrower shall pay the Custodial Fee to the Custodian.
(C)Paying Agent Fee. On each Payment Date, the Borrower shall pay the Paying Agent Fee to the Paying Agent.
(D)Collateral Agent Fee. On each Payment Date, the Borrower shall pay the Collateral Agent Fee to the Collateral Agent.
(E)Transaction Transition Manager Fee. On each Payment Date, the Borrower shall pay the Transaction Transition Manager Fee to the Transaction Transition Manager.
(F)Unused Line Fees. On each Payment Date, the Borrower agrees to pay to the Paying Agent, for the benefit of each Committed Lender and as consideration for the Commitment of such Committed Lender (subject to Section 2.4(E) and Section 2.19(A)(i)), unused line fees in Dollars (the “Unused Line Fee”) for each day of the Availability Period occurring during the Interest Accrual Period ending on the day preceding such Payment Date, computed as (i) the Unused Line Fee Percentage for such day multiplied by (ii) the Unused Portion of the Commitments for such day.
(G)Payment of Fees. All accrued and unpaid fees set forth in Section 2.5(A) through (F) above shall be payable on each Payment Date by the Borrower in the order of priority established pursuant to Section 2.7(B) in accordance with the related Quarterly Transaction Manager Report.

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(H)Upfront Fee and other Fees. The Borrower agrees to pay the Administrative Agent, the Funding Agents and the Lenders such other fees, if any, as provided for in the Transaction Documents, including the Upfront Fee, when and as due.
Section 2.6.Reduction/Increase of the Commitments.
(A)Reductions. The Borrower may, on any Business Day, upon written notice given to the Administrative Agent and each of the Funding Agents not later than 11:00 A.M. (New York City time) three (3) Business Days prior to the date of the proposed action (which notice may be conditioned upon any event), terminate in whole or reduce in part, on a pro rata basis based on its Lender Group Percentage, the Unused Portion of the Commitments with respect to each Lender Group (and on a pro rata basis with respect to each Committed Lender in such Lender Group); provided, that (i) any partial reduction for a Lender Group shall be in the amount of $1,000,000 or an integral multiple thereof and (ii) any Unused Portion of the Commitments so reduced may not be increased again without the written consent of the related Committed Lenders in such Lender Group.
(B)Increases.
(i)[Reserved].
(ii)The Borrower may, on any Business Day prior to the Commitment Termination Date, upon written notice given to the Administrative Agent and each of the Funding Agents, request that the Commitments be increased (each, a “Commitment Increase”). Each Commitment Increase shall be effective on or before the date specified in the related notice to the Administrative Agent and each of the Funding Agents (each such date, a “Commitment Increase Date”) so long as the conditions set forth in Section 3.5 are satisfied.
(1)The Borrower shall promptly notify each of the Administrative Agent and the Lenders and one or more Eligible Assignees (each such Eligible Assignee, an “Assuming Lender”) as are identified by the Borrower to receive the invitation to participate in the requested Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Commitment Increase Date and (iii) the date by which such Lenders or Assuming Lenders wishing to participate in the Commitment Increase must commit to increase the amount of their respective Commitments or to establish their respective Commitments (which such date shall be no earlier than thirty (30) days following delivery of such notice), as the case may be (the “Commitment Date”); provided, however, that the Commitment Increase shall be in an amount of $50,000,000 or more. Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Borrower and the Administrative Agent on or prior to the date described in clause (iii) of the immediately preceding sentence of the amount by which it is willing to increase its Commitment. The requested Commitment Increase shall be allocated among the Lenders willing to participate therein and the Assuming Lenders in such amounts as are agreed between the Borrower and the Administrative Agent; provided, that each Lender described in clause (i) of the definition of Super-Majority Lenders shall have the right to participate in each Commitment Increase in an amount sufficient to allow it to remain such a Super-Majority Lender after giving effect to such Commitment Increase. Notwithstanding the foregoing, prior to accepting the offer of any other financial institutions or banks not party hereto to participate in a Commitment Increase, the Borrower agrees to first give existing Lenders ten (10) Business Days to express interest in participating in the requested Commitment Increase and an additional twenty (20) Business Days from the expression of interest to confirm internal credit approval.

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(2)On each Commitment Increase Date, each Assuming Lender shall become a Lender party to this Agreement as of such Commitment Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to Section 2.6(B)(ii)(1) as of such Commitment Increase Date); provided, that each Increasing Lender and Assuming Lender shall have received payment of any, fees including upfront fees associated with the Commitment Increase and the Administrative Agent shall have received on or before such Commitment Increase Date the following, each dated such date:
(a)a consent of the Borrower Subsidiaries;
(b)an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and
(c)written notice to the Borrower and the Administrative Agent from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.
(iii)On each Commitment Increase Date, upon fulfillment of the conditions set forth in Section 2.6(B)(ii), the Administrative Agent shall notify the Funding Agents and the Lenders (including each Assuming Lender) and the Borrower of the occurrence of such Commitment Increase Date, and each related Funding Agent shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

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Section 2.7.Repayment of the Advances.
(A)The Aggregate Outstanding Advances and the other Obligations owing under this Agreement, together with all accrued but unpaid interest thereon, shall be due and payable in full, if not due and payable earlier, on the Maturity Date.
(B)On each Payment Date and each date on which the Borrower is making a prepayment in accordance with Section 2.8(A), the Paying Agent shall apply (a) with respect to Payment Dates only, all amounts deposited in the Revenue Account with respect to the related Collection Period (including (1) Collections deposited therein during the related Collection Period, (2) amounts deposited therein from the Liquidity Reserve Account, the Supplemental Reserve Account, Post-PTO Reserve Account and the ITC Insurance Proceeds Account, in each case in accordance with Section 8.2, (3) any amounts deposited therein by the Depositor or the Sponsor pursuant to the Depositor Contribution Agreement or the Performance Guaranty, respectively, and (4) any other amounts deposited therein by any Transaction Party pursuant to a Transaction Document) (the “Distributable Revenue”), and (b) any other amounts paid or received from the Borrower, including pursuant to Sections 2.8(A), 2.12 and 2.13, as applicable, based solely on information contained in the Quarterly Transaction Manager Report (or such other report or direction agreed to by the Administrative Agent) for such related Collection Period (it being understood that Borrower Subsidiary Distributions in respect of any Collection Period that are collected in or distributed to the Revenue Account after a Collection Period but prior to the Determination Date related to the Payment Date for such Collection Period shall be deemed to be received or distributed during such Collection Period) to the Obligations in the following order of priority:
(i)first, to the Servicers and any Backup Servicers, any amounts then due and payable by any Wholly-Owned Subsidiaries under the applicable Services Agreements and Backup Servicing Agreements, pro rata and pari passu based on the amounts then owed to the applicable Servicers and Backup Servicers thereunder;
(ii)second, ratably and on a pari passu basis (a) to the Collateral Agent, the Custodian, the Transaction Transition Manager and the Paying Agent, any accrued and unpaid Collateral Agent Fees, Custodial Fees, Transaction Transition Manager Fees and Paying Agent Fees then due and payable by the Borrower and (b) any out of pocket expenses and indemnities due and payable by the Borrower to the Collateral Agent, the Custodian, the Transaction Transition Manager and the Paying Agent pursuant to the Transaction Documents and not reimbursed, provided, that any amounts pursuant to this clause (ii)(b) will be limited to $100,000 per calendar year so long as no Event of Default has occurred and is continuing;
(iii)third, to the Transaction Manager, any accrued and unpaid Transaction Manager Fees then due and payable by the Borrower;
(iv)fourth, ratably and on a pari passu basis (a) to the Funding Agents on behalf of the Lenders in their respective Lender Groups, all Interest Distribution Amounts then due and payable (excluding any portion of Interest Distribution Amounts that have accrued as a result of the occurrence of an Event of Default) and (b) to the Hedge Counterparties, the Ordinary Course Settlement Payments then due and payable to the Hedge Counterparties under any Hedge Agreements;

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(v)fifth, to the Funding Agents on behalf of the Lenders in their respective Lender Groups, any accrued and unpaid Unused Line Fees then due and payable by the Borrower;
(vi)sixth, ratably and on a pari passu basis (a) to the Funding Agents on behalf of the Lenders in their respective Lender Groups, all principal under or in respect of the Transaction Documents then due and payable by the Borrower for application as a repayment of Advances, in accordance with Section 2.9(A), to cure any Borrowing Base Deficiency and (b) to the Hedge Counterparties, any Hedge Termination Payments then due and payable to the Hedge Counterparties under the Hedge Agreements (including in connection with such repayment of the Advances) other than (x) payments required to be made pursuant to clause (viii) or (ix) below and (y) any Hedge Termination Payments then due and payable to the Hedge Counterparties as a result of the default of such Hedge Counterparties under the related Hedge Agreements;
(vii)seventh, in the following order (a) if such date is a Payment Date not occurring during the Amortization Period, to the Liquidity Reserve Account, the amount necessary to cause the amount on deposit therein to equal the Liquidity Reserve Account Required Balance, (b) if such date is a Payment Date not occurring during the Amortization Period, to the Post-PTO Reserve Account, the amount necessary to cause the amount on deposit therein to equal the Post-PTO Reserve Account Required Balance and (c) to the Supplemental Reserve Account, the Supplemental Reserve Account Deposit for such Payment Date;
(viii)eighth, in connection with any principal prepayment made in accordance with Section 2.8(A), ratably and on a pari passu basis (a) to the Funding Agents on behalf of the Lenders in their respective Lender Groups, any such principal prepayment and any Liquidation Fees related thereto and (b) to the Hedge Counterparties, any Hedge Termination Payments then due and payable to the Hedge Counterparties under the Hedge Agreements in connection with such repayment of the Advances;
(ix)ninth, first (a) if such date is a Payment Date is during the Amortization Period, all remaining Distributable Revenue, ratably and on a pari passu basis (I) to the Funding Agents on behalf of the Lenders in their respective Lender Groups, as a repayment of the principal amount of the Advances and (II) to the Hedge Counterparties, any Hedge Termination Payments then due and payable to the Hedge Counterparties under the Hedge Agreements and second (b) to the Funding Agents on behalf of the Lenders in their respective Lender Groups, all portion of Interest Distribution Amounts then due and payable that have accrued as a result of the occurrence of an Event of Default;
(x)tenth, ratably and on a pari passu basis, to the Hedge Counterparties, any Hedge Termination Payments then due and payable to the Hedge Counterparties under the Hedge Agreements;
(xi)eleventh, ratably and on a pari passu basis, to the Administrative Agent, Funding Agents, Lenders and the Hedge Counterparties, the aggregate amount of all Obligations (including any Breakage Costs and all Liquidation Fees) then due and payable to the extent not paid pursuant to the foregoing clauses until paid in full;
(xii)twelfth, only if the Holdco Credit Agreement is no longer in effect, ratably and on a pari passu basis, to the Collateral Agent, the Custodian, the Transaction

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Transition Manager and the Paying Agent any accrued and unpaid amounts not paid pursuant to clause (ii) above; and
(xiii)thirteenth, the remaining Distributable Revenue (a) so long as the Holdco Credit Agreement is in effect, to the “Revenue Account” under the Holdco Credit Agreement and (b) if the Holdco Credit Agreement is no longer in effect, to or at the direction of the Borrower.
(C)The Paying Agent shall apply all amounts on deposit in the Takeout Transaction Account on any Business Day to the Obligations in the following order of priority:
(i)first, ratably and on pari passu basis, to the Funding Agents on behalf of the Lenders in their respective Lender Groups, the excess, if any, of the Interest Distribution Amount accrued with respect to the amount of Advances prepaid on such day for the related Interest Accrual Period over, if such day is a Payment Date, the amount distributed (or distributable) to the Funding Agents on such day pursuant to Section 2.7(B)(iv);
(ii)second, ratably and on pari passu basis, to the Funding Agents on behalf of the Lenders in their respective Lender Groups, to the prepayment of Advances in an amount equal to the Required Advance Repayment Amount with respect to such Takeout Transaction);
(iii)third, to the Funding Agents on behalf of the Lenders in their respective Lender Groups, all Liquidation Fees, if any, due and payable with respect to the amount of Advances prepaid on such day;
(iv)fourth, to the Administrative Agent and the Funding Agents on behalf of themselves and the Lenders in their respective Lender Groups, the aggregate amount of all Obligations (including, for the avoidance of doubt, any amounts set forth in the definition of Minimum Payoff Amount) accrued with respect to the amount of Advances prepaid on such day (other than those provided for in other clauses of this Section 2.7(C)) then due and payable by the Borrower hereunder or under any other Transaction Document;
(v)fifth, to the Hedge Counterparties, any Hedge Termination Payments then due and payable to the Hedge Counterparties in connection with such Takeout Transaction; and
(vi)sixth, all proceeds of such Takeout Transaction remaining in the Takeout Transaction Account (a) so long as the Holdco Credit Agreement is in effect, to the “Takeout Transaction Account” under the Holdco Credit Agreement and (b) if the Holdco Credit Agreement is no longer in effect, to or at the direction of the Borrower.
(D)Notwithstanding anything to the contrary set forth in this Section 2.7 or Section 8.2, the Paying Agent shall not be obligated to make any determination or calculation with respect to the payments or allocations to be made pursuant to either of such Sections, and in making the payments and allocations required under such Sections, the Paying Agent shall be entitled to rely exclusively and conclusively upon the information in the latest Quarterly Transaction Manager Report (or such other report or direction delivered by the Administrative Agent) received by the Paying Agent pursuant to either such Section prior to the applicable payment date. Any payment direction to be acted upon by the Paying Agent pursuant to either

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such Section on a payment date other than a Payment Date shall be delivered to the Paying Agent at least one (1) Business Day prior to the date on which any payment is to be made.
(E)The Administrative Agent, each Lender (or the related Funding Agent on behalf of any Lender in its Lender Group) and the Borrower (with respect to itself and each other Person entitled to receive payments pursuant to this Section 2.7 other than the Administrative Agent or the Lenders) shall provide or cause to be provided to the Paying Agent wire instructions for the receipt of funds pursuant to this Section 2.7.
Section 2.8.Certain Prepayments.
(A)The Borrower may upon written notice to the Administrative Agent, the Funding Agents and the Paying Agent, and subject to the priority of payments set forth in Section 2.7(B), prepay all or any portion of the balance of the principal amount of the Advances based on the outstanding principal amounts thereof, which notice shall be given by 11:00 A.M. at least three (3) Business Days prior to the proposed date of such prepayment. Each such prepayment (which need not be on a Payment Date) that is a partial prepayment of the Advances shall be in an amount of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof, and shall be accompanied by (a) the payment of all accrued but unpaid interest on the amounts to be so prepaid, (b) any Liquidation Fee in connection with such prepayment if such prepayment is not made on a Payment Date and (c) the payment of all fees then due and payable to the Administrative Agent, the Lenders, the Collateral Agent, the Paying Agent, the Custodian, the Transaction Manager and the Transaction Transition Manager.
(B)The Borrower shall deposit, or cause to be deposited, into the Takeout Transaction Account from the net proceeds of each Takeout Transaction and from any capital contributions from the Sponsor an amount equal to at least the sum of the Minimum Payoff Amount and the Holdco Minimum Payoff Amount, in each case with respect to each Takeout Transaction, and the Paying Agent shall apply such amount in accordance with Section 2.7(C).
Section 2.9.Mandatory Prepayments of Advances.
(A)If, as of any Borrowing Base Calculation Date, the aggregate outstanding principal amount of all Advances exceeds the lesser of (i) the amount of the Aggregate Commitment in effect as of such date and (ii) the Borrowing Base as of such Borrowing Base Calculation Date (as such Borrowing Base is set forth in the applicable Borrowing Base Certificate delivered with respect to such Borrowing Base Calculation Date) (the occurrence of any such excess being referred to herein as a “Borrowing Base Deficiency”), then except as otherwise provided in Section 2.9(C) below, the Borrower shall, in accordance with Section 2.9(B), pay to the Paying Agent for the account of the Lenders (and direct the Paying Agent to pay to the Funding Agents on behalf of the Lenders in their respective Lender Groups) the amount of any such excess (to be applied to the reduction of Advances ratably among all Lender Groups based on their Lender Group Percentages to the extent necessary to cure such Borrowing Base Deficiency), together with accrued but unpaid interest on the amount required to be so prepaid to the date of such prepayment and any Breakage Costs or Liquidation Fees in connection with such prepayment if such prepayment is not made on a Payment Date.
(B)Any amounts required to be paid in connection with a Borrowing Base Deficiency pursuant to Section 2.9(A) shall be due and payable (i) if the applicable Borrowing Base Calculation Date referred to in Section 2.9(A) is a Payment Date, on such Payment Date or (ii) if the applicable Borrowing Base Calculation Date is not a Payment Date, within two Business

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Days following the Borrower’s delivery of the Borrowing Base Certificate indicating the existence of such Borrowing Base Deficiency.
(C)Notwithstanding anything contained herein to the contrary, in lieu of prepaying Advances to cure a Borrowing Base Deficiency pursuant to Section 2.9(A), the Borrower may instead cure such Borrowing Base Deficiency (or a portion thereof) by causing additional Eligible Solar Assets to be contributed to a Wholly-Owned Subsidiary (through the Borrower) under the applicable Contribution Agreements and/or acquired by a Tax Equity Opco under the related Project Documents, as the case may be, in an aggregate amount sufficient to cure such Borrowing Base Deficiency (or portion thereof), so long as (i) such acquisition occurs on or before the date on which a payment would otherwise be due under Section 2.9(B), (ii) the Borrower provides written notice to Administrative Agent of such contribution or acquisition, together with a pro forma Borrowing Base Certificate giving effect to such acquisition and (iii) the related Custodian File for such additional Eligible Solar Assets are delivered to the Custodian pursuant to and in accordance with Section 3 of the Custodial Agreement and the Custodian shall have confirmed receipt of such Custodian File pursuant to and in accordance with Section 4(a) of the Custodial Agreement on or before the date such payment is due under Section 2.9(B). For the avoidance of doubt, to the extent any Borrowing Base Deficiency remains after giving effect to such contribution or acquisition of additional Eligible Solar Assets pursuant to this Section 2.9(C) and satisfaction of the applicable conditions specified herein, the Borrower shall be obligated to cure such remaining Borrowing Base Deficiency by making the requisite payments with respect thereto in accordance with Sections 2.9(A) and (B) above.
Section 2.10.Interest. Advances shall bear interest (including after the commencement of an Insolvency Event) on the unpaid principal amount thereof in respect of each Interest Accrual Period (or portion thereof) at a rate per annum equal to the applicable Cost of Funds Rate plus the Applicable Margin, in each case, for such Interest Accrual Period (or portion thereof). If any amounts required to be paid by the Borrower under this Agreement or any other Transaction Documents (including principal or interest payable on any Advance, and any fees or other amounts payable to the Administrative Agent, Collateral Agent, Funding Agents or a Lender) remain unpaid after such amounts are due, whether by acceleration or otherwise, the Borrower shall pay interest on the aggregate, outstanding balance of such overdue amount from the date due until the amounts are paid in full at a rate per annum equal to the Cost of Funds Rate plus the Applicable Margin. The Lenders shall be entitled to such accrued interest in an amount equal to the applicable Interest Distribution Amount payable on each Payment Date in accordance with Section 2.7(B) and, if applicable, Section 2.7(C). The Borrower acknowledges and agrees that any Committed Lender, or any Affiliate of such Committed Lender may, from time to time (but without any obligation) purchase and hold Commercial Paper issued by its related Conduit Lender for its own account, regardless of any difference between the Commercial Paper Rate (expressed as an interest rate per annum) and the then-current Benchmark. Not later than two (2) Business Days after the end of each calendar month, each Conduit Lender that has Advances outstanding that have accrued interest at the Commercial Paper Rate shall provide the Administrative Agent and the Borrower with a monthly statement detailing the accrued and unpaid interest for such Conduit Lender since the prior Interest Accrual Period.

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Section 2.11.Inability to Determine Rates.
(A)Subject to Section 2.11(C), if, on or prior to the first day of any Interest Accrual Period for any SOFR Advance:
(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or
(ii)the Majority Lenders determine that for any reason in connection with any request for a SOFR Advance or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Accrual Period with respect to a proposed SOFR Advance does not adequately and fairly reflect the cost to such Lenders of funding such Advance, and the Majority Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.
(B)Subject to Section 2.11(C), upon delivery of a notice by Administrative Agent to the Borrower under Section 2.11(A), (i) any obligation of the Lenders to make SOFR Advances, and any right of the Borrower to continue SOFR Advances or to convert Base Rate Advances to SOFR Advances shall be suspended (to the extent of the affected SOFR Advances or the affected Interest Accrual Periods) and (ii) if the circumstances giving rise to such notice affect the calculation of Base Rate, the Administrative Agent shall during the period of such suspension compute Base Rate, in each case, until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Advances (to the extent of the affected SOFR Advances or the affected Interest Accrual Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances in the amount specified therein and (ii) any outstanding affected SOFR Advances will be deemed to have been converted into Base Rate Advances at the end of the applicable Interest Accrual Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted and any additional amounts required pursuant to Section 2.12(A).
(C)Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents,
(i)Upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.11(C)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such

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Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(iii)The Administrative Agent will promptly notify the Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(C)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11(C), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.11(C).
(iv)Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Advance of, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Advance or conversion to Base Rate Advances.
(vi)None of the Paying Agent, Collateral Agent, Custodian or Transaction Transition Manager shall be (1) responsible for making any decisions or determinations in connection with any Benchmark Replacement, Conforming Changes or other matters under this Section 2.11(C), or (2) have any liability for any determination, decision or election made by or on behalf of the Administrative Agent (or other similar role) or the Borrower in connection with any Benchmark Replacement or Conforming Changes. The Administrative Agent and each Lender shall be deemed to waive and release any and all claims against the Paying Agent, Collateral Agent, Custodian or Transaction Transition

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Manager relating to any such determination, decision or election by the Administrative Agent.
(D)Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, if any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Advances whose interest is determined by reference to Term SOFR, the Term SOFR Reference Rate, Term SOFR or SOFR, or otherwise to determine or charge interest rates based upon Term SOFR, the Term SOFR Reference Rate, Term SOFR or SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (1) any obligation of such Lender to make or continue SOFR Advances or to convert Base Rate Advances to SOFR Advances shall be suspended, and (2) the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent, in each case until such Lender notifies Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Advances of such Lender to Base Rate Advances (the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent on the last day of the Interest Accrual Period therefor if such Lender may lawfully continue to maintain such SOFR Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Advances). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.12.
Section 2.12.Breakage Costs; Liquidation Fees; Increased Costs; Capital Adequacy; Illegality; Additional Indemnifications.
(A)Breakage Costs and Liquidation Fees. If (x) any Advance is not made on the date specified by the Borrower in a Notice of Borrowing (or deemed specified pursuant to Section 2.4(A)) for any reason other than default by one or more Lenders, the Borrower agrees to pay applicable Breakage Costs, if any, with respect thereto and (y) any Advance (other than an Advance bearing interest at the Base Rate) is repaid on a date prior to the last day of any Interest Accrual Period applicable to that Advance, the Borrower hereby agrees to pay the Liquidation Fees associated with such repayment. The Borrower shall not be responsible for any Liquidation Fees or any other loss, cost, or expenses arising at the time of, and arising solely as a result of, any assignment made pursuant to Section 10.8 and the reallocation of any portion of an Advance of the applicable Lender making such assignment unless, in each case, such assignment is requested by the Borrower and the applicable Lender is not a Defaulting Lender. Except for any Liquidation Fees, all payments and prepayments hereunder shall be made without any penalty or premium.
(B)Increased Costs. If any Change in Law (a) shall subject any Lender, the Administrative Agent, or any Affiliate thereof (each of which, an “Affected Party”) to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (b) shall impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party, or (c) shall impose any other condition affecting the Collateral or the rights of any Lender and the Administrative Agent hereunder, the result of which is to

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increase the cost to any Affected Party under this Agreement or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten (10) Business Days after written demand by such Affected Party, the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered to the extent such additional or increased costs or reduction are incurred or suffered in connection with the Collateral, any obligation to make Advances hereunder, any of the rights of such Lender, or the Administrative Agent hereunder, or any payment made hereunder in accordance with Section 2.7(B) or Section 2.7(C); provided, that the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.12(B) for any additional or increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.
(C)Capital Adequacy. If any Change in Law has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such Change in Law (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten (10) Business Days after written demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction in accordance with Section 2.7(B) or Section 2.7(C); provided, that the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.12(C) for any amounts or additional amounts incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.
(D)Compensation. If as a result of any event or circumstance similar to those described in Section 2.12(A), 2.12(B), or 2.12(C), any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten (10) Business Days after written demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts paid by it; provided, that the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.12(D) for any amounts or additional amounts incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.
(E)In determining any amount provided for in this Section 2.12, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim

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under this Section 2.12 shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error.
(F)If the Borrower is required to pay amounts under Section 2.12(B), (C) or (D), then the applicable Lender shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) file any certificate or document reasonably requested in writing by the Borrower or (ii) assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would avoid or minimize any additional costs, taxes, expense or obligation which would otherwise be imposed on the Borrower pursuant to such Sections; provided, however, that no Lender shall be required to take any such action that, as determined by such Lender in its sole discretion, would adversely affect the making, issuing, funding or maintaining of such Advances or the interests of such Lender; provided, further, however, that such efforts shall not cause the imposition on any Lender of any additional costs or expenses, unless the Borrower agrees to pay such additional costs and expenses.
(G)If (i) the Borrower incurs any liability to a Lender under Section 2.12(B), (C) or (D) or Section 2.17 or (ii) any Lender is a Defaulting Lender, then the Borrower, at its sole expense may, upon notice to such Lender and the Administrative Agent, require such Lender subject to this Section 2.12(G) to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement and under the Advances, and Commitments of the Lender being replaced hereunder to an assignee that shall assume all those rights and obligations; provided, however, that (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having valid jurisdiction, (x) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (y) the Borrower or such assignee shall have paid to the replaced Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Advances of such Lender plus all fees and other amounts accrued for the account of such Lender hereunder with respect thereto, and (z) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.8(A).
A Lender subject to this Section 2.12(G) shall not be required to make any such assignment and delegation if (A) prior to any such assignment and delegation the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply, (B) such Lender shall waive its right to claim compensation or payment under Section 2.12 or 2.17, if applicable, or (C) any Potential Default, Event of Default or Early Amortization Event then exists.
Each party hereto agrees that (a) an assignment required pursuant to this Section 2.12(G) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party to such Assignment and Assumption in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
Nothing in this Section 2.12(G) shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. The Administrative Agent and each

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Lender hereby agree to cooperate with the Borrower to effectuate the assignment of any Defaulting Lender’s interest hereunder.
Section 2.13.Payments and Computations.
(A)General. All payments to be made by the Borrower under this Agreement shall be made on the date when due without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower), free and clear of and without condition or deduction (other than with respect to Taxes pursuant to Section 2.17) for any counterclaim, defense, recoupment or setoff. The Borrower (through the Paying Agent pursuant to Sections 2.7(B) and (C) and as otherwise permitted in this Agreement) shall make each payment and prepayment in respect of principal, interest, expenses, indemnities, fees or other Obligations due from the Borrower not later than 12:00 P.M. (New York City time) on the day when due in U.S. Dollars to the Paying Agent at its address referred to in Section 10.3 or to such account provided by the Paying Agent in immediately available, same-day funds. Payments on Obligations may also be made by application of funds in the Revenue Account as provided in Section 2.7(B) or application of funds in the Takeout Transaction Account as provided in Section 2.7(C). All computations of interest for Advances while such Advances bear interest at the Base Rate or the Commercial Paper Rate (other than with respect to CAFCO, LLC, CHARTA, LLC, CIESCO, LLC and CRC Funding, LLC) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable. All other computations of fees and interest provided hereunder (including all computations of interest for Advances while such Advances bear interest at the Benchmark) shall be made on the basis of a 360-day year and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error; provided that the Commercial Paper Rate with respect to any Advances of a Conduit Lender shall be determined by such Conduit Lender (and shall be notified by such Conduit Lender to the Administrative Agent and the Borrower in writing by 12:00 pm seven (7) Business Days prior to each Payment Date and 12:00 pm two (2) Business Days prior to each Takeout Transaction, as applicable). The Borrower agrees that, to the extent there are insufficient funds in the Revenue Account, to make any payment under this clause (A) when due, the Borrower shall immediately pay to the Paying Agent all amounts due that remain unpaid.
(B)Failure to Satisfy Conditions Precedent. If any Lender (or Funding Agent on behalf of any Lender in its Lender Group) makes available to the Paying Agent funds for any Advance to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Paying Agent because the conditions to the applicable Advance set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Paying Agent shall return such funds (in like funds as received from such Lender or Funding Agent, as applicable) to such Lender or Funding Agent, as applicable, without interest.
(C)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Advances, and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make any Advance or to make any payment under Section 2.2 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance, or to make its payment under Section 10.5(B).

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(D) Funding Source. Subject to Applicable Law, nothing herein shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.
Section 2.14.Payment on Non-Business Days. Whenever any payment hereunder or under the Advances shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.
Section 2.15.Non-Consenting Lenders.
(A)If any Lender is a Non-Consenting Lender, then the Borrower, at its sole expense may, upon notice to such Lender and the Administrative Agent, require such Lender subject to this Section 2.15 to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement and under the Advances, and Commitments of the Lender being replaced hereunder to an assignee that shall assume all those rights and obligations; provided, however, that (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having valid jurisdiction, (x) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (y) the Borrower or such assignee shall have paid to the replaced Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Advances of such Lender plus all fees and other amounts accrued for the account of such Lender hereunder with respect thereto, and (z) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.8(A).
(B)A Lender subject to this Section 2.15 shall not be required to make any such assignment and delegation if (i) prior to any such assignment and delegation the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply or (ii) such Lender approves or consents to the waiver or amendment that made such Lender a Non-Consenting Lender.
(C)Each party hereto agrees that (i) an assignment required pursuant to this Section 2.15 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party to such Assignment and Assumption in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(D)Nothing in this Section 2.15 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Non-Consenting Lender. The Administrative Agent and each Lender hereby agree to cooperate with the Borrower to effectuate the assignment of any Non-Consenting Lender’s interest hereunder.

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Section 2.16.Extension of the Scheduled Commitment Termination Date. From time to time, prior to the then Scheduled Commitment Termination Date, the Borrower may deliver written notice to the Administrative Agent and each Funding Agent requesting an extension of such Scheduled Commitment Termination Date. The Administrative Agent shall respond to such request no later than thirty (30) days following the date of its receipt of such request, indicating whether it is considering such request and preliminary conditions precedent to any extension of the Scheduled Commitment Termination Date as the Administrative Agent determines to include in such response. The Administrative Agent’s failure to respond to a request delivered by the Borrower pursuant to this Section 2.16 shall not be deemed to constitute any agreement by the Administrative Agent to any such extension. The granting of any extension of the Scheduled Commitment Termination Date requested by the Borrower shall be in the mutual discretion of the Borrower and the Administrative Agent (on behalf of the Lenders with the consent of all Lender Groups).
Section 2.17.Taxes.
(A)Defined Terms. For purposes of this Section 2.17 the term “applicable Law” includes FATCA.
(B)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion the Withholding Agent) requires the deduction or withholding of any Tax from any such payment by the Withholding Agent, then the Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(C)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of a Funding Agent timely reimburse it for the payment of, any Other Taxes.
(D)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to each Funding Agent), or by a Funding Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(E)Indemnification by the Lenders. Each Committed Lender shall severally indemnify the Administrative Agent and each Funding Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Committed Lender’s Lender Group (but only to the extent that the Borrower has not already indemnified such Administrative Agent or Funding Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to the failure of such Committed Lender’s Lender

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Group to comply with the provisions of Section 10.8(D), and (iii) any Excluded Taxes attributable to such Committed Lender’s Lender Group, in each case, that are payable or paid by the Administrative Agent or a Funding Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Committed Lender by its Funding Agent or the Administrative Agent shall be conclusive absent manifest error. Each Committed Lender hereby authorizes its Funding Agent to set off and apply any and all amounts at any time owing to such Committed Lender or its Lender Group under any Transaction Document or otherwise payable by such Funding Agent to the Committed Lender or its Lender Group from any other source against any amount due to such Funding Agent under this paragraph (E).
(F)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to each Funding Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Funding Agent.
(G)Status of Recipients. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower, the Paying Agent, the Administrative Agent and the related Funding Agent, at the time or times reasonably requested by the Borrower, the Paying Agent, the Administrative Agent or such Funding Agent, such properly completed and executed documentation reasonably requested by the Borrower, the Paying Agent, the Administrative Agent or such Funding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower, the Paying Agent, the Administrative Agent or the related Funding Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower, the Paying Agent, the Administrative Agent or such Funding Agent as will enable the Borrower, the Paying Agent, the Administrative Agent or such Funding Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(a), (ii)(b) and (ii)(d) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(ii)Without limiting the generality of the foregoing,
(a)any Recipient that is a U.S. Person shall deliver to the Borrower, the Paying Agent, the Administrative Agent and the related Funding Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Paying Agent, the Administrative Agent or such Funding Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;
(b)any Recipient that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Paying Agent, the Administrative Agent and the related Funding Agent (in such number of copies as shall be requested by the Borrower, the Paying Agent, the Administrative Agent or such Funding Agent) on or

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prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Paying Agent, the Administrative Agent or such Funding Agent), whichever of the following is applicable:
(1)in the case of a Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit N to the effect that such Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(4)to the extent a Recipient is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N on behalf of each such direct and indirect partner;
(c)any Recipient which is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Paying Agent, the Administrative Agent and the related Funding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Paying Agent, the Administrative Agent or such Funding Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower, the Paying Agent, the Administrative Agent or such Funding Agent to determine the withholding or deduction required to be made; and
(d)if a payment made to a Recipient under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrower, the Paying Agent, the Administrative Agent and the related Funding Agent at the time or times prescribed by Law and at such time or

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times reasonably requested by the Borrower, the Paying Agent, the Administrative Agent or such Funding Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower, the Paying Agent, the Administrative Agent or such Funding Agent as may be necessary for the Borrower, the Paying Agent, the Administrative Agent and such Funding Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Paying Agent, the Administrative Agent and the related Funding Agent in writing of its legal inability to do so.
(H)Forms for Administrative Agent. The Administrative Agent and each Funding Agent shall deliver to the Paying Agent on or before the first Payment Date, executed copies of IRS Form W-9 or W-8, as applicable, certifying that the Administrative Agent or such Funding Agent is exempt from U.S. federal backup withholding tax.
(I)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (I) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (I), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (I) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(J)Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of a Funding Agent or the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

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Section 2.18.[Reserved].
Section 2.19.Defaulting Lender.
(A)Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable Law:
(i)the Unused Line Fee shall cease to accrue on any Commitment of such Defaulting Lender pursuant to Section 2.5; and
(ii)the Commitments of such Defaulting Lender shall not be included in determining whether 100% of the Lenders, the Majority Lenders or the Super-Majority Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.2); provided, that any waiver, amendment or modification requiring the consent of 100% of the Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.
(B)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts due to a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or payable by a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Paying Agent hereunder; second, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(B) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(C)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent shall so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any

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conditions set forth therein, that Lender shall purchase at par, as applicable, such of the Advances of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Lender Group Percentage, whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
Section 2.20.Pro Rata Treatment Amongst Lenders.
Except as otherwise provided herein each borrowing, each payment of principal or interest on the Advances, each payment of fees contemplated hereunder and each reduction of the Commitments shall be made or shared among the Lenders pro rata according to their respective applicable Commitments (or, if such Commitments shall have expired or terminated, other than with respect to payment of Unused Line Fees, in accordance with the respective principal amounts of their outstanding Advances). Each Lender agrees that in computing each Lender’s portion of any Advance to be made hereunder, the Borrower may (with the consent of the Administrative Agent) round each Lender’s percentage of such Advance out to 9 decimal places.
Section 2.21.    Green Loans.
Subject to the Borrower’s alignment with the Core Components as demonstrated by compliance with the terms and provisions set forth in this Section 2.21, each of the Advances shall be considered a Green Loan (the “Green Loan”).

(a)The Borrower hereby appoints ING Capital LLC to act as the Green Coordination Agent, and the Lenders hereby acknowledge such appointment. The Green Coordination Agent, acting in such capacity, shall use commercially reasonable efforts to assist the Borrower in its green loan determinations and perform such functions as are market-standard and customary for such role, provided that the Green Coordination Agent shall have no responsibility or liability, fiduciary or otherwise, to the Borrower, its management, any of its equity holders or its board of directors (or similar governing body) or otherwise in relation to Eligible Green Projects. For avoidance of doubt, none of the Administrative Agent, the Funding Agents or the Lenders shall have any duties or obligations with respect to the Green Loans.

(b)Proceeds of the Advances shall be used according to Section 2.3 to finance or refinance (including reimbursement for costs previously incurred), in whole or in part, Eligible Green Projects (including other related and supporting expenditures) and pay fees and expenses incurred in connection therewith.

(c)The Eligible Green Projects are aligned with the Borrower’s sustainability objective of facilitating the provision of renewable energy. The Borrower and its Affiliates have internal processes to ensure continued alignment with the Core Components and to identify, assess and mitigate environmental and social risks, and will utilize these processes with regards

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to the Eligible Green Projects. The Borrower shall also strive to comply with all federal, state, and local laws and regulations relating to environmental and social issues.

(d)The Borrower undertakes that the proceeds of the Advances under this Agreement are applied in a manner that accords with Section 2.21(b) of this Agreement. The Borrower shall keep readily available up to date information on the use of proceeds of the Advances under this Agreement.

(e)Concurrently with or prior to the delivery of annual financial statements pursuant to Section 5.1(A)(i) until the Maturity Date, the Borrower shall deliver to the Administrative Agent and the Green Coordination Agent (i) Allocation Reporting Letter and (ii) an Impact Reporting Letter, in each case, signed by a Responsible Officer of the Borrower and certified as being true and correct in all material respects to the Borrower’s knowledge.

(f)Without prejudice to any obligations of the Borrower under any provisions of this Agreement, any failure of the Borrower to align with the Core Components or otherwise fail to comply with this Section 2.21 or any part thereof, including the failure to deliver an Allocation Reporting Letter or Impact Reporting Letter (any such failure, a “Failure”), shall in no event (i) constitute a default, Potential Default or an Event of Default or a default or event of default under any Transaction Document, (ii) operate in any matter to limit, restrict or otherwise affect the use of proceeds of the Advances or (iii) otherwise affect any of the Borrower’s rights or obligations under this Agreement or any other Transaction Document (including the calculation of the Borrowing Base or any other amount (it being agreed that the only consequence of any Failure is cessation of designating the Advances as Green Loans, and thereafter the Administrative Agent, the Green Coordination Agent, the Lenders, and the Borrower shall cease representing in all internal and external communications, marketing or publications that the Advances are Green Loans. None of the Administrative Agent, the Green Coordination Agent or any other agents or Lender are bound to monitor or verify the application of any amount borrowed pursuant to this Agreement, including the monitoring of and/or verifying compliance with the Core Components.

Article III

Conditions of Lending and Closing
Section 3.1.Conditions Precedent to Closing. The following conditions shall be satisfied on or before the Closing Date:
(A)Closing Documents. Administrative Agent shall have received each of the following documents, in form and substance satisfactory to Administrative Agent and each Lender, duly executed, and each such document shall be in full force and effect, and all consents, waivers and approvals necessary for the consummation of the transactions contemplated thereby shall have been obtained:
(i)this Agreement;

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(ii)the Depositor Contribution Agreement;
(iii)a Loan Note for each Lender Group that has requested the same;
(iv)the Transaction Management Agreement;
(v)the Transaction Manager Transition Agreement;
(vi)the Custodial Agreement;
(vii)the Depositor Pledge Agreement;
(viii)the Guaranty, Pledge and Security Agreement;
(ix)the Performance Guaranty;
(x)the EU Risk Retention Side Letter;
(xi)copies of the Initial ITC Insurance Policies; and
(xii)the Borrower LLC Agreement.
(B)Certificates. Administrative Agent shall have received: (i) an incumbency certificate from Computershare, (ii) a certificate from a Responsible Officer of Sunrun (a) attesting to the minutes of the board of directors of Sponsor authorizing its execution, delivery, and performance of this Agreement and the other Transaction Documents to which the Transaction Parties are a party, (b) attesting to the absence of any (x) material breach by any Transaction Party (or any Affiliate thereof) of any Material Project Documents to which it is a party or (y) breach of any Other Project Documents that could have a Material Adverse Effect, (c) attesting to the satisfaction (or waiver by the Administrative Agent and each Lender) of all conditions precedent to the Closing Date in accordance with the terms and conditions hereof, and (d) attesting to the incumbency and signatures of the Responsible Officers authorized to execute the same; (iii) copies of the Organizational Documents, as amended, modified, or supplemented prior to the Closing Date of each Transaction Party, in each case certified by a Responsible Officer of such Person; and (iv) a certificate of status with respect to each Transaction Party, dated within fifteen (15) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such entity, which certificate shall indicate that such entity is in good standing in such jurisdiction.
(C)Legal Opinions. Administrative Agent shall have received customary opinions addressed to the Administrative Agent, the Collateral Agent, each Funding Agent and each Lender including but not limited to opinions related to (a) authorization and enforceability of the Transaction Documents and other corporate matters, (b) security interest and UCC matters, (c) investment company matters and (d) true sale and substantive consolidation matters.
(D)No Material Adverse Effect. Since December 31, 2020, no event or circumstance has occurred which would reasonably be expected to have Material Adverse Effect.
(E)Know Your Customer Information. The Administrative Agent, the Collateral Agent, the Paying Agent and each Lender shall have received all documentation and other information required by regulatory authorities under applicable “Know Your Customer” and Anti-Money Laundering Laws, including the Patriot Act. If the Borrower qualifies as a “legal

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entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered a Beneficial Ownership Certification to the Administrative Agent, the Collateral Agent, the Paying Agent and each Lender.
(F)Payment of Fees and Expenses. The Borrower shall have, concurrently with the satisfaction or waiver of all the other conditions precedent in this Section 3.1, paid all fees and expenses previously agreed in writing to be paid on or prior to the Closing Date and invoiced at least one Business Day prior to the Closing Date, including, subject to Section 10.6, the reasonable and documented fees and expenses of Kramer Levin Naftalis & Frankel LLP, counsel to the Administrative Agent, in connection with the transactions contemplated hereby.
(G)[Reserved].
(H)Taxes. All sales, use and property taxes, and any other taxes in connection with any period prior to the Closing Date, that are due and owing with respect to each Borrower Subsidiary prior to the Closing Date have been paid or provided for by the Sponsor.
(I)Closing Date Certificate of the Borrower. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (in his or her capacity as such) in form satisfactory to Administrative Agent certifying:
(i)that its representations and warranties set forth in the Transaction Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), other than, in each case, those representations and warranties which are modified by materiality by their own terms, which shall be true and correct in all respects as of the Closing Date;
(ii)that no Early Amortization Event, Event of Default or Potential Default has occurred and is continuing or would result from the execution and delivery of the Transaction Document;
(iii)as to the absence of any Insolvency Event with respect any Transaction Party or any Tax Equity Opco; and
(iv)that the Sponsor was in compliance with the Financial Covenant as of December 31, 2020.
(J)UCC Search Results. The Administrative Agent shall have received the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to the Sponsor, Sunrun Luna Holdco 2021, LLC, Developer, Borrower, the Depositor, the Borrower Subsidiaries and the Tax Equity Opcos in all appropriate jurisdictions together with copies of all such filings disclosed by such search.
(K)Collateral. The UCC financing statements relating to the Collateral being secured as of the Closing Date shall have been duly filed in each office and in each jurisdiction where required in order to create and perfect the first Lien and security interest set forth in the Collateral Documents and to perfect (i) the sale and/or contribution of any and all assets directly or indirectly to the Depositor, (ii) the sale and/or contribution of any and all assets from the Depositor to the Borrower, and (iii) the Collateral Agent’s interests in the Collateral. The Borrower shall have properly delivered or caused to be delivered to the Collateral Agent all

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Collateral that may perfect the Lien and security interest described above by possession or control along with blank transfer powers and proxies. The Borrower shall have filed proper financing statement amendments (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Depositor, the Borrower or any of their respective affiliates.
(L)Accounts. All Paying Agent Accounts shall have been opened in the name of the Borrower.
(M)Reserved.
(N)No Litigation. There shall be no ongoing actions, suits or proceedings, pending or threatened in writing with respect to the Borrower, any Borrower Subsidiary, the Depositor, a Tax Equity Opco or, except as would not reasonably be expected to have a Material Adverse Effect, the Sponsor.
(O)Approvals and Consents. Each Transaction Party shall have obtained all approvals (to the extent required to have been obtained by such time) and all consents, in each case that are necessary for its entry into the Transaction Documents to which it is a party and implementation of the transactions contemplated in the Transaction Documents, each of which is listed on Schedule IX.
(P)Independent Engineering Report. The Borrower, the Administrative Agent and the Lenders shall have received an Independent Engineering Report from the Independent Engineer that is in form and substance satisfactory to the Administrative Agent and each Lender.
(Q)ITC Insurance Policy. The Initial Tax Equity Fund shall be covered under an ITC Insurance Policy.
(R)Project Documents. The Administrative Agent shall have received copies of the Material Project Documents with respect to the Initial Tax Equity Fund.
(S)Policies. The Administrative Agent shall have received true and complete copies of the Sponsor’s Customer Collection Policy and Service Transfer Policy in effect on the Closing Date.
(T)Due Diligence. Each of the Administrative Agent and the Lenders shall be satisfied with the results of any due diligence of Sunrun and its Affiliates, the Collateral and any matters related thereto.
(U)Other Information. The Administrative Agent shall have received a true and complete Target Fund Matrix, Advance Model and Tax Equity Model for the Initial Tax Equity Fund and such other information related to the Initial Tax Equity Fund (including the Solar Assets owned by the Initial Tax Equity Fund) and any other Borrower Subsidiaries as the Administrative Agent may reasonably request.
Section 3.2.Conditions Precedent to All Advances. (A) Except as otherwise expressly provided below, the obligation of each Committed Lender to make or participate in each Advance (including the initial Advances made on the Closing Date) shall be subject, at the time thereof, to the satisfaction of the following conditions:

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(i)Funding Documents. The Administrative Agent and the Paying Agent shall have received a completed Notice of Borrowing and a Borrowing Base Certificate in accordance with Section 2.4, each in form and substance satisfactory to the Administrative Agent.
(ii)Updated Advance Model. The Borrower shall have delivered an updated Advance Model (reasonably acceptable to the Administrative Agent) and Data Tape File, incorporating each Solar Asset owned by a Wholly-Owned Subsidiary or Tax Equity Fund as of such date, in form and substance reasonably satisfactory to the Administrative Agent.
(iii)Borrowing Date Certifications of the Borrower. The Administrative Agent shall have received a certification from the Borrower that, as of such Borrowing Date (or, in the case of (a) below, such earlier date or period specifically stated in a representation or warranty):
(a)each of the representations and warranties of each Transaction Party contained in this Agreement or any other Transaction Document shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects), including the representation and warranty contained in Section 4.1(BB) hereof;
(b)no Early Amortization Event, Event of Default or Potential Default has occurred and is continuing or would result from the borrowing of any requested Advances or from the application of the proceeds therefrom;
(c)after giving effect to such Advances and the application of the proceeds therefrom, the Borrower will be Solvent; and
(d)no Insolvency Event has occurred with respect to any Transaction Party.
(iv)Custodial Certificate. All certifications then required to be delivered by the Custodian pursuant to Sections 4(a) and (b) of the Custodial Agreement for each Solar Asset then included in the Borrowing Base Pool shall have been received by the Administrative Agent.
(v)Hedge Requirements. The Borrower shall be in compliance with all applicable Hedge Requirements.
(vi)Reserve Accounts. The amount on deposit in the Liquidity Reserve Account shall not be less than the Liquidity Reserve Account Required Balance, taking into account the application of the proceeds of the Advances on the Borrowing Date. The Supplemental Reserve Account Deposit for such Borrowing Date shall have been deposited into the Supplemental Reserve Account, taking into account the application of the proceeds of the Advances on the Borrowing Date. The amount on deposit in the Post-PTO Reserve Account shall not be less than the Post-PTO Reserve Account Required Balance, taking into account the application of the proceeds of the Advances on the Borrowing Date.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(vii)Aggregate Commitment/Borrowing Base. After giving effect to such Advance, the Aggregate Outstanding Advances shall not exceed the lesser of (a) the Aggregate Commitment in effect as of such Borrowing Date and (b) the Borrowing Base as of such Borrowing Date.
(viii)Availability Period. The Availability Period shall be in effect as of such Borrowing Date (including as the result of having been restored in accordance with the proviso to the definition of Early Amortization Event) and the making of such Advance shall not cause the Availability Period to terminate.
(ix)Collateral. The UCC financing statements relating to the Collateral as of such Borrowing Date shall have been duly filed in each office and in each jurisdiction where required in order to create and perfect the first Lien and security interest set forth in the Collateral Documents and to perfect (i) the sale and/or contribution any and all assets directly or indirectly to the Depositor, (ii) the sale (if any) of assets from the Depositor to the Borrower, (iii) the sale (if any) of Solar Assets from the Borrower to a Wholly-Owned Subsidiary and (iv) the Collateral Agent’s interest in the Collateral. The Borrower shall have properly delivered or caused to be delivered to the Collateral Agent all Collateral that may perfect the Lien and security interest described above by possession or control along with blank transfer powers and proxies. The Borrower shall have filed proper financing statement amendments (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Depositor, the Borrower or any of their respective affiliates.
(x)No Material Adverse Effect. Since the Closing Date no event or circumstance has occurred that would reasonably be expected to result in a Material Adverse Effect.
(xi)Fees and Other Costs. All amounts then due and payable to, or required to be deposited with, any Secured Party hereunder or under any other Transaction Document, and all taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments required to be filed as a condition precedent to Section 3.1 and this Section 3.2, shall have been so paid or deposited in full (or shall be paid or deposited concurrently with the occurrence of such Advance) or arrangements for the payment thereof from the Advances shall have been made, which arrangements shall be acceptable to the Administrative Agent.
(xii)Taxes. All sales, use and property taxes, and any other taxes in connection with any period prior to a Transfer Date, that are due and owing with respect to each Borrower Subsidiary prior to a Transfer Date have been paid or provided for by the Sponsor.
(xiii)Tax Equity Required Consents. To the extent a Tax Equity Required Consent was required in respect of any Tax Equity Fund, such Tax Equity Required Consents have been executed and delivered and all conditions to the effectiveness of such Tax Equity Required Consents are satisfied.
(xiv)Project Documents. Each Material Project Document (other than a Tax Credit Sale Contract), unless such Tax Credit Sale Contract is included in the ITC Value Borrowing Base), each ITC Insurance Policy with respect to each Tax Equity Fund that is

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an ITC Cash Sweep Fund and each Tax Equity Required Consent shall be in full force and effect.
(xv)Other Documents. The Borrower shall have provided the Administrative Agent with all documents reasonably requested by the Administrative Agent related to a Solar Asset or a Borrower Subsidiary being acquired on such Borrowing Date.
(xvi)Initial Collateral Review. If such Borrowing Date is on or after the initial Payment Date, the Initial Collateral Review shall have been completed to the satisfaction of the Administrative Agent.
(xvii)Initial Collateral Review Remediation Period. An Initial Collateral Review Remediation Period shall not be in effect.
(xviii)FEOC Opinions. Either (i) Sunrun has obtained insurance with respect to the FEOC Rules risk satisfactory to the Administrative Agent and the Super-Majority Lenders, (ii) the Administrative Agent and each Lender have received a copy of a (a) PFE FEOC Opinion satisfying the PFE FEOC Opinion Requirements and (b) Material Assistance FEOC Opinion satisfying the Material Assistance FEOC Opinion Requirements, or (iii) the Borrowing Base and the Advance Model have each been recalculated to reflect an Assumed FEOC Cash Sweep with respect to each applicable Financed Fund and any related Borrowing Base Deficiency has been reduced to zero.

(B)Each Notice of Borrowing submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in this Section 3.2 have been satisfied on and as of the applicable Borrowing Date; provided, that the Borrower makes no representation or warranty as to any item that must be reasonably satisfactory to the Administrative Agent.
Section 3.3.[Reserved].
Section 3.4.Conditions Precedent to Inclusion of New Tax Equity Fund and New Wholly-Owned Subsidiary.
(A)From time to time after the Closing Date and during the Availability Period, the Borrower may acquire the membership interests in a managing member (any such managing member or members, the “Target Managing Member”) in an Eligible Tax Equity Structure or the membership interests in a company proposed to be a Wholly-Owned Subsidiary (any such company, a “Target Wholly-Owned Subsidiary”), subject to the satisfaction of the conditions, and in accordance with the procedures set forth in, this Section 3.4(A).
(i)The Borrower shall have delivered to the Administrative Agent a duly completed Acquisition Certificate along with copies of each of the documents and other items described therein with respect to the Target Fund designating the Target Fund Acquisition Date (which shall be at least two Business Days after the last day of the applicable Project Company Addition Review Period) and certifying as to the matters set forth therein. The Acquisition Certificate shall specify whether the related Target Fund is a Target Qualifying Tax Equity Fund, a Target Non-Qualifying Tax Equity Fund or a Target Wholly-Owned Subsidiary.

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(ii)Following Borrower’s delivery of the Acquisition Certificate and relevant accompanying documents and items set forth in Section 3.4(A)(i), the Administrative Agent and the Lenders may, for a period expiring at the end of the Project Company Addition Review Period, conduct due diligence with respect to such Target Fund. In connection with such due diligence, the Borrower shall deliver any documentation or information with respect to such Target Fund as the Administrative Agent reasonably requests.
(iii)No later than the Business Day next following the expiration of the Project Company Addition Review Period provided in Section 3.4(A)(ii), the Administrative Agent shall deliver to the Borrower a written notice (a “Target Fund Determination Notice”) indicating whether the Administrative Agent and the Lenders (if applicable), acting reasonably and in consultation with their counsel and advisors, have received the applicable Target Fund Approvals.
(iv)If the Target Fund Determination Notice indicates a determination that the Target Fund has not received the applicable Target Fund Approvals and/or that one or more of the applicable conditions remains unsatisfied, such Target Fund Determination Notice shall specify the reasons for such determination (including, if applicable, the Administrative Agent’s reasons for determining why the Target Fund is not Target Qualifying Tax Equity Fund). Thereafter, if requested by the Borrower, the Administrative Agent and the Lenders shall consult with the Borrower in good faith to address the matters raised in the Target Fund Determination Notice.
(B)Following the processes set forth in (A) above, upon satisfaction of the following conditions precedent on the Target Fund Acquisition Date, the Target Managing Member shall become a Managing Member and the Target Fund shall become a Tax Equity Fund and/or the Target Wholly-Owned Subsidiary shall become a Wholly-Owned Subsidiary, as applicable:
(i)    the Administrative Agent shall have received true and complete final versions of each of the updated schedules to this Agreement, the Advance Model, the Tax Equity Model and Target Fund Matrix and a certificate from the Borrower that each such schedule and model is true and correct in all material respects on the Target Fund Acquisition Date;
(ii)    the Administrative Agent shall have received true and completed fully executed copies of each of the documents, agreements, certificates and opinions set forth in the Acquisition Certificate;
(iii)    the Administrative Agent shall have received lien search results in each of the jurisdictions in which a UCC financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets, other than Excluded Collateral, of the current owner of the Equity Interests of the applicable Target Managing Member or Target Wholly-Owned Subsidiary, as applicable and all assets, other than Excluded Collateral, of the applicable Target Managing Member and related Tax Equity Opco or Target Wholly-Owned Subsidiary, as applicable, including the Equity Interests owned by the Target Managing Member of the related Tax Equity Opco, and such search results reveal no Liens on the membership interests of the Target Managing Member, the Target Wholly-Owned Subsidiary, any assets of the Target Managing Member, any assets of the Target Wholly-Owned Subsidiary or any assets of the related Tax Equity Opco, other than Permitted Liens (or, if any search indicates that there are any such Liens, such

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Liens shall be released concurrently with the addition of the Target Managing Member and/or Target Wholly-Owned Subsidiary, as applicable), in each case, as applicable;
(iv)    the Administrative Agent shall have received each other item required to be delivered on or prior to the Target Fund Acquisition Date pursuant to the Acquisition Certificate and each of the representations and warranties set forth in such Acquisition Certificate shall be true and correct on the Target Fund Acquisition Date; and
(v)    to the extent the deadline for Systems being placed in service set forth in the Material Project Documents for the Target Fund is later than December 31, 2027, a reserve account shall have been funded under this Agreement in an amount equal to the forecasted true-up amount owed to the Tax Equity Investor (if any) as a result of Pre-PTO Solar Assets achieving PTO in accordance with the PTO Assumptions (such reserve mechanics as approved by the Administrative Agent (on behalf of the Lenders) in its reasonable discretion).
(C)Simultaneously with any acquisition by the Borrower of a Target Managing Member or Target Wholly-Owned Subsidiary pursuant to this Section 3.4, the revised Schedules to this Agreement attached to the Acquisition Certificate shall be updated automatically without any further action by the parties.
(D)From time to time after the Closing Date, the Borrower may, prior to the commencement of the processes set forth in (A) above for the acquisition by the Borrower of the membership interests in a Target Managing Member or a Target Wholly-Owned Subsidiary, submit to the Administrative Agent copies of the related documents in order to solicit preliminary feedback from the Administrative Agent as to whether the related Target Fund will be acceptable. Following the submission of such documents, the Administrative Agent shall cooperate with the Borrower to identify any matters in the documents so submitted which would preclude the Administrative Agent from providing a Target Fund Determination Notice approving such Target Fund when such Target Fund is formally submitted pursuant to Section 3.4(A) above.
(E)For the avoidance of doubt, the acquisition by a Borrower Subsidiary of the membership interests of a Tax Equity Investor in a Tax Equity Fund pursuant to the exercise of a Purchase Option is not subject to this Section 3.4.
Section 3.5.Conditions Precedent to Commitment Increases. Each Commitment Increase pursuant to Section 2.6(B) is subject to satisfaction of the following conditions precedent each in form and substance reasonably satisfactory to the Administrative Agent (acting on the instructions of all Lenders):
(A)The Administrative Agent shall have received a certification that all of the representations and warranties of each Transaction Party contained in this Agreement or any other Transaction Document shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Commitment Increase Date (or such earlier date or period specifically stated in such representation or warranty), as applicable.
(B)No Material Adverse Effect, Potential Default, Event of Default or Early Amortization Event shall exist, or would result from the Commitment Increase, as applicable, or from the application of the proceeds thereof.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(C)The Administrative Agent’s receipt of such other documents or certifications as any Lender providing any such Commitment Increase, as applicable, may reasonably request through the Administrative Agent.
(D)All reasonable and documented costs and expenses payable pursuant to Section 10.6 for which invoices have been presented at least one Business Day prior to the proposed Commitment Increase Date have been paid.
Article IV

Representations and Warranties
Section 4.1.Representations and Warranties of the Borrower. The Borrower represents and warrants to the Administrative Agent, each Lender and the Collateral Agent as of the Closing Date, as of each Borrowing Date, and, other than with respect to Sections 4.1(D) and (N), as of each Payment Date, as follows:
(A)Organization; Corporate Powers. Each Transaction Party (i) is a duly organized and validly existing limited liability company or corporation, as the case may be, in good standing under the laws of the State of Delaware, (ii) has the limited liability company power or corporate power, as the case may be, and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized.
(B)Authority and Enforceability. Each Transaction Party has the limited liability company or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is party and has taken all necessary company or other organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is party. Each Transaction Party has duly executed and delivered each Transaction Document to which it is party and each such Transaction Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Transaction Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
(C)Government Approvals. No order, consent, authorization, approval, license, or validation of, or filing recording, registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by a Transaction Party of any Transaction Document to which it is a party or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Transaction Document to which such Transaction Party is a party.
(D)Litigation. There are no ongoing actions, suits or proceedings, pending or threatened in writing with respect to any Transaction Party or Tax Equity Opco which would reasonably be expected to have a Material Adverse Effect.
(E)Applicable Law, Contractual Obligations and Organizational Documents. Neither the execution, delivery and performance by any Transaction Party of the Transaction Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of

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any Governmental Authority applicable to such Transaction Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of the property or assets of the Borrower pursuant to the terms of any contract, or (iii) will breach any provision of the Organizational Documents of such Transaction Party.
(F)Compliance with Law. Each Transaction Party (other than the Sponsor), and, solely with respect to the Solar Assets in the Borrowing Base Pool, the related Seller, has complied in with all applicable Laws, including consumer protection laws, in each case, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.
(G)Use of Proceeds. Proceeds of the Advances have been used only as permitted under Section 2.3. No part of the proceeds of the Advances have been used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.
(H)Paying Agent Accounts. The account numbers of the Paying Agent Accounts and each Wholly-Owned Subsidiary Operating Account, if any, are specified on Schedule VIII attached hereto, as updated pursuant to Section 5.1(V). Other than accounts on Schedule VIII attached hereto, as updated pursuant to Section 5.1(V), the Borrower and the Borrower Subsidiaries do not have any other accounts. For Borrower Subsidiary Distributions, the Borrower has directed, or caused to be directed, the Borrower Subsidiaries to make all payments thereon directly into the Revenue Account (other than Borrower Subsidiary Distributions consisting of Excluded Revenue). To the extent applicable, each Wholly-Owned Subsidiary has directed Host Customers to make all payments directly to the related Wholly-Owned Subsidiary Operating Account.
(I)ERISA. None of the assets of the Borrower are or, prior to the repayment of all Obligations, will be subject to Title I of ERISA, Section 4975 of the Internal Revenue Code, or, by reason of any investment in the Borrower by any governmental plan, within the meaning of Section 3(32) of ERISA, or any church plan within the meaning of Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Internal Revenue Code, as the case may be, any other federal, state, or local provision similar to Section 406 of ERISA or Section 4975 of the Internal Revenue Code. Neither the Borrower nor any of its ERISA Affiliates has maintained, participated or had any liability in respect of any Plan during the past six (6) years which could reasonably be expected to subject the Borrower or any of its ERISA Affiliates to any tax, penalty or other liabilities. With respect to any Plan which is a Multi-Employer Plan, no such Multi-Employer Plan shall be in “reorganization” or shall be “insolvent,” as defined in Title IV ERISA, in each case, if the reorganization or insolvent status continues unremedied for thirty (30) days. No ERISA Event has occurred or is reasonably likely to occur.
(J)Taxes. Each Transaction Party and Tax Equity Opco has timely filed all federal, state, provincial, territorial, foreign and other Tax returns and reports required to be filed under applicable law, and has timely paid all federal, state, foreign and other Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate

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reserves have been provided in accordance with GAAP. No Lien (other than Permitted Liens) or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax due from any Transaction Party and Tax Equity Opco or with respect to its Solar Assets or the assignments thereto. Any Taxes due and payable by any Transaction Party or Tax Equity Opco or its predecessors in interest in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transfers and transactions contemplated hereby or thereby have been paid or shall have been paid if and when due. No Transaction Party or Tax Equity Opco is liable for Taxes payable by any other Person. For United States federal and state income tax purposes the Borrower and each Borrower Subsidiary (other than as otherwise agreed with the Administrative Agent) will be treated as a disregarded entity of Sponsor. Neither the execution nor delivery of the Transaction Documents nor the consummation of any of the transactions contemplated by such Transaction Documents will affect such status.
(K)Material Agreements. There are no ongoing breaches or defaults by any Transaction Party or Tax Equity Opco under the Transaction Documents or the Material Project Documents, except for breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.
(L)Accuracy of Information. The written information (other than financial projections, forward looking statements, and information of a general economic or industry specific nature) that has been made available to the Paying Agent, the Collateral Agent, the Custodian, the Transaction Transition Manager, the Administrative Agent, or any Lender by or on behalf of the Borrower or any Affiliate thereof in connection with the transactions hereunder including any written statement or certificate of factual information, when taken as a whole, is complete and correct in all material respects and does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto).
(M)Projections. The forecasts and other projections in the Advance Model submitted to the Administrative Agent were when delivered (i) based on good faith estimates and commercially reasonable assumptions as to all factual matters material thereto and (ii) are materially consistent with the Project Documents, the Tax Equity Model, and other adjustments as approved by the Administrative Agent; provided, however, that (A) none of the Advance Model, nor the assumptions set forth therein are to be viewed as facts and that actual results during the term of the Advances may differ from the Advance Model, and that the differences may be material, and (B) the Borrower believed in good faith that the Advance Model as of the relevant date of delivery was reasonable and attainable.
(N)No Material Adverse Effect. Since the date of delivery of the latest audited financial statements for a fiscal year of the Sponsor pursuant to Section 5.1(A)(i), no event or circumstance has occurred which would be reasonably be expected to have Material Adverse Effect.
(O)Solvency. Immediately following the making of each Advance on a Borrowing Date and after giving effect to the application of the proceeds thereof, the Borrower and the Borrower Subsidiaries, on a consolidated basis, are Solvent as of such Borrowing Date.
(P)Investment Company Act. No Relevant Party is required to register as an “investment company” under the 1940 Act, is an “investment company” or an “affiliated person” of or “promoter” or “principal underwriter” for an “investment company” as such terms are defined in the 1940 Act, nor is any Relevant Party otherwise subject to regulation thereunder and

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no Relevant Party relies solely on the exemption from the definition of “investment company” in Section 3(c)(1) and/or 3(c)(7) of the 1940 Act (although such exemptions may be available).
(Q)Covered Fund. No Relevant Party is a “covered fund” under Section 13 of the Bank Holding Company Act of 1956, as amended.
(R)Properties; Security Interest. Each Loan Party and Tax Equity Opco has good title to all of its properties and assets necessary in the ordinary conduct of its business, free and clear of Liens other than Permitted Liens. Once executed and delivered, the Collateral Documents create, as security for the Obligations, valid and enforceable and (coupled with this Agreement and the taking of all actions required thereunder and under the Collateral Documents for perfection) perfected security interests in and Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, which are (subject to any Permitted Liens) superior to and prior to the rights of all third persons, and such Collateral is subject to no other Liens (other than Permitted Liens).
(S)Subsidiary. The Borrower does not have any Subsidiaries (other than any Permitted Subsidiary), and does not own or hold, directly or indirectly, any Equity Interests of any other Person (other than any Permitted Subsidiary).
(T)OFAC and Patriot Act. Neither any Transaction Party or any Tax Equity Opco nor, to the Knowledge of any Transaction Party or any Tax Equity Opco, any of its officers, directors or employees appears on the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control (“OFAC”) or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States, unless authorized by OFAC. No Transaction Party or Tax Equity Opco conducts business or completes transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC. No Transaction Party or Tax Equity Opco will directly or indirectly use the proceeds from this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of economic sanctions administered or enforced by OFAC. No Transaction Party or Tax Equity Opco is in violation of Executive Order No. 13224 or the Patriot Act.
(U)Insurance. The Borrower is in compliance with Section 5.1(Q).
(V)Sanctioned Persons. No Transaction Party or Tax Equity Opco, (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years in the case of the Sponsor) engaged in any transaction with any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Advance, nor any part of the proceeds from any Advance, has been used or will be used, directly or indirectly, to lend, contribute, provide or otherwise make funds available (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or (ii) to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender or the Administrative Agent) of Sanctions.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(W)Environmental Compliance. To the Borrower’s Knowledge, there is no: (i) past or existing material violation of any applicable Environmental Law by any Relevant Party or any Affiliate thereof relating in any way to any Collateral; (ii) Environmental Claim pending or, to any such party’s Knowledge, threatened against any Relevant Party or any Affiliate thereof; and (iii) event, condition or circumstance that would reasonably be expected to form a basis for an Environmental Claim against any Relevant Party or any Affiliate thereof, in each case as would reasonably be expected to have a Material Adverse Effect.
(X)Business. No Relevant Parties have conducted any business other than (i) acquisition, ownership and financing of Permitted Subsidiaries, (ii) acquisition, construction, installation, lease, ownership of, and sale of energy from, and the operation, management, maintenance and financing of, the Systems and the Solar Assets related thereto, (iii) sales of ITCs, environmental attributes and Capacity Attributes and (iv) activities related or incidental to the foregoing (including those contemplated by the Transaction Documents or the Material Project Documents). No Relevant Party has any outstanding Indebtedness or other material liabilities other than as permitted under the Transaction Documents and the Material Project Documents. No Relevant Party is bound by any material contract other than Operative Documents to which it is a party.
(Y)EEA Financial Institution. Neither the Borrower nor any Borrower Subsidiary is an EEA Financial Institution.
(Z)Structure Representations.
(i)Capital Structure. (a) The Equity Interests of each Relevant Party have been duly authorized and validly issued and, except as otherwise provided for in such Relevant Party’s Organizational Documents, are fully paid and non-assessable. There is no existing option, warrant, call, right, commitment or other agreement to which any Relevant Party is a party requiring, and there is no membership interest, partnership interest, or other Equity Interest of any Relevant Party outstanding which upon conversion or exchange would require, the issuance by such Relevant Party of any additional membership interests, partnership interests or other Equity Interests of such Relevant Party or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest, a partnership interest or other Equity Interest of such Relevant Party (other than any Purchase Option or other buyout right set forth in a Tax Equity Opco LLC Agreement).
(a)All of the Equity Interests owned by each Relevant Party are set forth on Schedule XVII, and all such Equity Interests owned by such Relevant Party have been validly issued and are fully paid and are owned free and clear of all Liens except those created under the Transaction Documents. Schedule XVII sets forth the name and jurisdiction of the Depositor and each of the Relevant Parties.
(b)The only holder of Equity Interests in the Borrower is the Depositor and there are no outstanding obligations of the Borrower to repurchase, redeem, or otherwise acquire any membership or other equity interests in the Borrower or to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower. The Borrower is authorized to issue and has issued only one class of membership interests.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(AA)Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
(BB)    Borrowing Base. Each of the Solar Assets in the Borrowing Base Pool is an Eligible Solar Asset.
(CC)    Anti-Corruption Laws and Sanctions. The Sponsor has (x) policies and procedures in place to ensure compliance by the Borrower, its Subsidiaries and any consolidated Affiliates, and their respective directors, officers, employees and agents with Anti-Corruption Laws and (y) procedures in place to ensure compliance by the Borrower, its Subsidiaries and any consolidated Affiliates, and their respective directors, officers, employees and agents with Sanctions. None of (a) the Borrower or its consolidated Affiliates, Subsidiaries, if any, directors, officers or employees, or (b) to the knowledge of the Borrower, any Person acting on their behalf, is a Sanctioned Person or is in violation of Anti-Corruption Laws or Sanctions. None of the Borrower or any of its Subsidiaries, if any, or consolidated Affiliates will, directly or indirectly use the Advances proceeds or the proceeds of any other transaction contemplated by this Agreement or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person (i) to fund or facilitate any activities or business of or with any Sanctioned Person or in any Sanctioned Country; (ii) to fund or facilitate any activities of or business in any Sanctioned Country in violation of Sanctions or (iii) in any manner that would result in violation of Anti-Corruption Laws or Sanctions by any Person participating in the transactions contemplated hereby, whether as lender, borrower, servicer, guarantor, agent or otherwise. The Borrower represents that neither it nor any of its Subsidiaries, if any, or its consolidated Affiliates has engaged in or intends to engage in any deals or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.
(DD)    Anti-Money Laundering Laws. The Borrower’s operations and the operations of its Subsidiaries, if any, and consolidated Affiliates are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including without limitation, Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving it or any of its Subsidiaries, if any, and consolidated Affiliates with respect to Anti-Money Laundering Laws is pending or, to its knowledge, threatened.
(EE)    Eligible Asset. Each Advance is an “eligible asset” as defined in Rule 3a-7 of the 1940 Act.
(FF)    FEOC. No Person (other than a Lender) has a direct or indirect interest in or, an arrangement with, a Financed Fund that could result in any disallowance or recapture of all or a portion of ITCs generated by a Solar Asset owned by such Financed Fund pursuant to the FEOC Rules. For the avoidance of doubt the foregoing shall include, without limitation, a disallowance or a recapture resulting from (a) any contractual arrangement between a Person and such Financed Fund pursuant to which any payments are made by such Financed Fund to such Person (or a related party), (b) any “material assistance” (as defined in Section 7701(a)(52) of the Internal Revenue Code) received by such Financed Fund from any Person or (c) a determination by a Governmental Authority that such Financed Fund is a Prohibited Foreign Entity, in each case, to the extent such disallowance or recapture of such ITCs would have a FEOC Net Cash Flow Reduction.
(GG)    ITC Insurance Policies. With respect to (i) any Tax Credit Sale Contracts included in the calculation of Contracted ITC Value as of any date of determination, Sponsor and

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

its Affiliates maintain ITC Insurance Policies in the amounts required under such Tax Credit Sale Contracts as of such date of determination and (ii)(a) any Uncontracted ITC Value included in the ITC Value Borrowing Base and (b) any [***] included in the calculation of Contracted ITC Value for which ITC Insurance Policies are not required thereunder, in each case, as of any date of determination, Sponsor and its Affiliates have, as of such date of determination, sufficient remaining limit of liability under ITC Insurance Policies.
Article V

Covenants
Section 5.1.Affirmative Covenants. The Borrower covenants and agrees that, until all Obligations (other than contingent obligations not then due) hereunder have been paid in full and the Commitments have been terminated:
(A)Reporting Requirements. The Borrower will furnish (or cause to be furnished) to the Administrative Agent for delivery to each Lender:
(i)within (a) one hundred fifty (150) days after the close of each fiscal year of Sponsor (beginning with the fiscal year ending December 31, 2021), the unqualified audited financial statements for such fiscal year that include the consolidated balance sheet of Sponsor and its consolidated subsidiaries as of the end of such fiscal year, the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case, setting forth comparative figures for the preceding fiscal year, and, beginning with the fiscal year ending December 31, 2021, the consolidated financial statements of the Borrower and the Borrower Subsidiaries as of the end of such fiscal year presented as a schedule to the financial statements of Sponsor as “Other Financial Information,” and in each case prepared in accordance with GAAP and audited by a Nationally Recognized Accounting Firm selected by Sponsor and (b) sixty (60) days after the end of each of its first three fiscal quarters, the unaudited consolidated balance sheets and income statements for such fiscal quarter on a year-to-date basis for Sponsor and its consolidated subsidiaries; provided, that the obligation of the Borrower to furnish the financial statements of the Sponsor pursuant to this clause (i) shall be satisfied so long as any such financial statements comply with the requirements of, and are provided no later than, as required by and in any manner permitted by the Securities and Exchange Commission and applicable Law and listing rules;
(ii)at any time that Sponsor is, or is an Affiliate of, the Transaction Manager, within one hundred fifty (150) days after the end of each of its fiscal years (beginning with the fiscal year ending December 31, 2021), the Accountant’s Reports pursuant to the Transaction Management Agreement to the Administrative Agent, each in form and substance satisfactory to the Administrative Agent;
(iii)as soon as possible, and in any event within five (5) Business Days, after the Borrower or any of its ERISA Affiliates knows or has reason to know that an ERISA Event has occurred, deliver to the Lenders a certificate of a Responsible Officer of the Borrower setting forth the details of such ERISA Event, the action that the Borrower or the ERISA Affiliate proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation;

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(iv)to the extent any such notice has not been separately provided by a Transaction Party other than the Borrower, (a) promptly, and in any event within five (5) Business Days, after a Responsible Officer of any Transaction Party obtains Knowledge thereof, notice of the occurrence of any event that constitutes an Event of Default, a Potential Default or an Early Amortization Event, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (b) promptly, and in any event within five (5) Business Days after a Responsible Officer of any Transaction Party obtains Knowledge thereof, notice of any other material development concerning any litigation, governmental or regulatory proceeding (including Environmental Law) or labor matter (including ERISA Event) pending or threatened in writing against the Borrower;
(v)promptly, and in any event within five (5) Business Days, after a Responsible Officer of any Transaction Party obtains Knowledge thereof, notice that a Solar Asset is a Defective Solar Asset;
(vi)to the extent any such notice has not been separately provided by a Transaction Party other than the Borrower, promptly, and in any event within five (5) Business Days, after receipt thereof by any Transaction Party, copies of all material notices, requests, and other documents (excluding regular periodic reports) delivered or received by the Borrower under or in connection with any Transaction Document;
(vii)to the extent any such notice has not been separately provided by a Transaction Party other than the Borrower, promptly, and in any event within five (5) Business Days, after receipt thereof by any Transaction Party, copies of all notices and other documents delivered or received by the Borrower with respect to any tax Liens on Solar Assets held by a Loan Party or Tax Equity Opco (either individually or in the aggregate); and
(viii)together with the delivery of each Borrowing Base Certificate, an updated Schedule XV and an updated Schedule XVI, in each case, to reflect the acquisition or disposition of Solar Assets by a Tax Equity Fund or a Wholly-Owned Subsidiary since the last such delivery;
(ix)upon the Sponsor becoming a borrower under any Sunrun Credit Facility that includes a financial covenant of the type described in clause (iii) of the definition of “Financial Covenant”, a notice setting forth the amount of the required Quarter-End Liquidity set forth in such credit facility and any other related material terms; and
(x)promptly, and in any event within five (5) Business Days, after a Responsible Officer of any Transaction Party obtains Knowledge thereof, notice of the occurrence of any of the following events that could reasonably be expected to result in any disallowance or recapture of all or a portion of the ITCs generated by the Solar Assets owned by a Financed Fund pursuant to the FEOC Rules: (a) any contractual arrangement between a Person and a Financed Fund pursuant to which any payments are made by such Financed Fund to such Person (or a related party), (b) any Financed Fund receives “material assistance” (as defined in Section 7701(a)(52) of the Internal Revenue Code) from any Person or (c) a notice from a Governmental Authority asserting that the Sponsor is a Prohibited Foreign Entity, in the case of each of clauses (a) and (b), to the extent such disallowance or recapture of such ITC would have a FEOC Net Cash Flow Reduction).

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Documents required to be delivered pursuant to Section 5.1(A)(i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender, each Funding Agent and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent, any Funding Agent or Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Funding Agent or Lender and (ii) the Borrower shall notify the Administrative Agent, each Funding Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Funding Agent or Lender for delivery, and each Funding Agent or Lender, as applicable, shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
(B)Other Notices. Promptly, upon acquiring notice or giving notice, as the case may be, or obtaining Knowledge thereof, give written notice to the Administrative Agent and each Lender of:
(i)any filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation, Environmental Claim, investigation or proceeding, whether at law or in equity by or before any Governmental Authority or any other material written notice from a Governmental Authority, in each case, with respect to any Transaction Party or Tax Equity Opco, any Transaction Document or any Material Project Document, except to the extent that such action, suit, litigation, Environmental Claim, investigation, proceeding or notice would not reasonably be expected to have a Material Adverse Effect;
(ii)any dispute or disputes between a Transaction Party or Tax Equity Opco, on the one hand, and any Person, on the other hand, which could reasonably be expected to have a Material Adverse Effect and that involve (i) claims against such Transaction Party or Tax Equity Opco, (ii) injunctive or declaratory relief, or (iii) revocation, material modification, or suspension of any applicable Permit or imposition of additional material conditions with respect thereto;
(iii)the occurrence of any event or circumstance which has, or could reasonably be expected to have, a Material Adverse Effect; and
(iv)(x) the occurrence of, or notice given or received by a Transaction Party or a Tax Equity Opco of, any event of default or termination in respect of any breach, default or claim (including any breach of a Tax Credit Purchaser’s obligation to purchase ITCs under the related Tax Credit Sale Contract) under a Material Project Document, (y) the occurrence of, or notice given or received by a Transaction Party or a Tax Equity Opco in respect of, any breach, default or claim under any Other Project Document that could reasonably be expected to have a Material Adverse Effect and (z) the occurrence of any Limited Step-Up Event.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(C)Reports; Other Information. Except, in the case of clause (i), (iii) and (v), to the extent prohibited by Applicable Law, the Borrower will furnish to the Administrative Agent for delivery to each Lender:
(i)promptly after receipt thereof, copies of any material documents and reports related to the Tax Equity Funds or the Wholly-Owned Subsidiaries furnished to the Borrower or a Managing Member by a Governmental Authority or by any counterparty to a Material Project Document, or furnished by the Borrower to such Governmental Authority or such counterparty;
(ii)promptly after receipt thereof, a copy of any “management letter” received by the Borrower, any Managing Member or in respect of any Tax Equity Fund from its independent accounts and management’s response thereto;
(iii)promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Transaction Party or Tax Equity Opco, or compliance with the terms of any Transaction Document or Material Project Document, as the Administrative Agent or any Lender may reasonably request through the Administrative Agent;
(iv)no later than five (5) Business Days after (A) the date forty-five (45) days after the end of each calendar quarter and (B) the end of each calendar quarter, Sponsor’s current form Customer Agreements;
(v)(A) at least once per calendar year but no less than once every fifteen months, an Independent Engineering Report in a substantially similar form, and regarding substantially similar substance, as the Independent Engineering Report provided to the Administrative Agent in accordance with Section 3.1(P), and (B) promptly, to the extent a Transaction Party or Tax Equity Opco has obtained an additional Independent Engineering Report, such report;
(vi)as promptly as practicable (but in no event later than 10 Business Days following receipt or delivery thereof), copies of all material notices, documents or reports received or sent by the Borrower, any other Relevant Party, the Sponsor or any Affiliate thereof pursuant to any Project Document, which shall include any project purchase and sale confirmation notice, bill of sale and notices, documents or reports in relation to (A) any call, withdrawal or put option, (B) the achievement of any flip or cash reversion dates under any applicable LLC Agreement, (C) true-up requirements (including any interim and final true-ups or other updates to the financial model in respect of any Tax Equity Opco as delivered to the applicable Tax Equity Investor), (D) the transfer of membership interests, (E) claims against the Sponsor or any Relevant Party under any indemnity, (F) the threatened or actual removal of any Managing Member as a managing member, (G) final true-up or tracking models delivered to the Tax Equity Investor in respect of any Tax Equity Opco;
(vii)as promptly as practicable, copies of any notices relating to any Holdco Event of Default provided to or by the Holdco Borrower from or to the Holdco Administrative Agent pursuant to the Holdco Credit Agreement; and
(viii)(A) prior to the designation by the Transaction Manager of a Financed Fund as an ITC Designated Financed Fund, a copy of the “Appraisal” (as defined in the applicable Master Purchase Agreement) delivered to such Financed Fund pursuant to the

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

related Master Purchase Agreement and (B) promptly after receipt by any ITC Designated Financed Fund, a copy of the most recent “Appraisal” delivered to such Financed Fund pursuant to the related Master Purchase Agreement.
(D)Quarterly Transaction Manager Reporting. The Borrower shall enforce the provisions of the Transaction Management Agreement which require the Transaction Manager to furnish, in each case to the Administrative Agent, each Funding Agent and the Paying Agent, the Quarterly Transaction Manager Report on each Determination Date pursuant to and in accordance with the terms of the Transaction Management Agreement.
(E)Tax Equity Fund Annual Reporting Packages. The Borrower shall deliver (or shall cause to be delivered) to the Administrative Agent for further distribution to each Lender, no later than ten (10) Business Days following the date of delivery to any Tax Equity Investor, duplicate copies of any annual reporting package required to be delivered to any Tax Equity Investor with respect to a Tax Equity Fund pursuant to the Tax Equity Fund’s Material Project Documents.
(F)Borrowing Base Certificate. The Borrower shall deliver a fully executed and complete Borrowing Base Certificate to the Administrative Agent, each Funding Agent and each Lender (a) in respect of a Borrowing Base Calculation Date that is a Borrowing Date, upon delivery of each Notice of Borrowing in accordance with, or such later date as provided in, Section 2.4(A), (b) in respect of a Borrowing Base Calculation Date that is a Payment Date, on the related Determination Date, (c) in respect of a Borrowing Base Calculation Date that is related to a Takeout Transaction, two Business Days prior to the consummation of such Takeout Transaction and (d) within 5 Business Days of the date on which a Managing Member receives notice or has Knowledge of a Limited Step-Up Event.
(G)UCC Matters; Protection and Perfection of Security Interests. The Borrower agrees to notify the Administrative Agent in writing of any change (i) in any Loan Party’s or any Tax Equity Opco’s legal name, (ii) in any Loan Party’s or any Tax Equity Opco’s identity or type of organization or corporate structure, or (iii) in the jurisdiction of any Loan Party’s or any Tax Equity Opco’s organization, in each case, within ten (10) Business Days of such change. The Borrower agrees that from time to time, at its sole cost and expense, it will promptly execute and deliver all further instruments and documents, and take all further action necessary or reasonably required by the Administrative Agent (a) to complete all assignments under the applicable Contribution Agreements, (b) to perfect, protect or more fully evidence the Collateral Agent’s security interest in the Collateral, or (c) to enable the Administrative Agent and the Collateral Agent to exercise or enforce any of its rights hereunder, under the Collateral Documents or under any other Transaction Document. Without limiting the Borrower’s obligation to do so, the Borrower hereby irrevocably authorizes the filing of such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or reasonably required by the Administrative Agent to perfect the Collateral Agent’s interest in the Collateral. The Borrower hereby authorizes the Administrative Agent and the Collateral Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, naming the Depositor, the Borrower or the applicable Borrower Subsidiary as debtor, relative to all or any of the Collateral now existing or hereafter arising without the signature of the Depositor, the Borrower or the applicable Borrower Subsidiary where permitted by law. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement. Notwithstanding anything in this Section 5.1(G) to the contrary, the Collateral Agent shall not be responsible for the filing of

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

financing or continuation statements, or amendments thereto or assignments thereof, or for the monitoring of any such instruments or notices.
(H)Access to Certain Documentation and Information Regarding the Solar Assets. The Borrower shall permit and shall cause each other Transaction Party and Tax Equity Opco to permit the Administrative Agent and each Lender or its duly authorized representatives or independent contractors, upon reasonable advance notice to such Transaction Party or Tax Equity Opco, (i) access to documentation that such Transaction Party or Tax Equity Opco may possess regarding the Solar Assets and the Tax Equity Funds, (ii) to visit such Transaction Party or Tax Equity Opco and to discuss their respective affairs, finances and accounts (as they relate to their respective obligations under this Agreement and the other Transaction Documents) with such Transaction Party or Tax Equity Opco, their respective officers, and independent accountants (subject to such accountants’ customary policies and procedures), and (iii) to examine the books of account and records of such Transaction Party or Tax Equity Opco as they relate to the Solar Assets and the Tax Equity Funds, to make copies thereof or extracts therefrom, in each case, at such reasonable times and during regular business hours of such Transaction Party or Tax Equity Opco. The frequency of the granting of such access, such visits and such examinations, and the party to bear the expense thereof, shall be governed by the provisions of Section 7.17 with respect to the reviews of the Loan Parties’ and Tax Equity Opcos’ business operations described in such Section 7.17. The Administrative Agent and each Lender shall and shall cause their representatives or independent contractors to use commercially reasonable efforts to avoid interruption of the normal business operations of the Loan Parties or Tax Equity Opcos, as applicable. Notwithstanding anything to the contrary in this Section 5.1(H), (i) none of the Loan Parties or Tax Equity Opcos will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement, or (z) is subject to attorney-client or similar privilege or constitutes attorney work product, and (ii) each Transaction Party or Tax Equity Opco shall have the opportunity to participate in any discussions with such Transaction Party’s or Tax Equity Opco’s independent accountants.
(I)Existence and Rights; Compliance with Laws. The Borrower shall preserve and keep in full force and effect each Relevant Party’s (x) limited liability company existence and (y) any material rights, permits, patents, franchises, licenses and qualifications, except (with respect to clause (y) only) to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The Borrower shall comply, and cause its directors (acting in their capacity as such), officers, and employees, and each other Relevant Party and their directors (acting in their capacity as such), officers, and employees to, comply with all applicable Laws, including Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions, consumer protection laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property and maintain in place all permits, licenses, approvals and qualifications required for each of them to conduct its business activities, except (other than with respect to Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions) to the extent such non-compliance or failures to maintain as would not be reasonably expected to have a Material Adverse Effect.
(J)Preservation of Rights; Further Assurance.
(a)(i) Maintain in full force and effect, preserve, protect and defend the material rights of each Loan Party and Tax Equity Opco and (ii) take all actions necessary

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

to prevent termination or cancellation (except as required by the Operative Documents) by, and enforce against, other parties the material terms of each Material Project Document of the applicable Tax Equity Fund, including enforcement of any claims with respect thereto, except in each case to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Preserve and maintain the security interests granted under the Collateral Documents and undertake all actions that are necessary or appropriate to (a) maintain the Collateral Agent’s security interest in the Collateral in full force and effect at all times (including the priority thereof), (b) preserve and protect the Collateral and (c) protect and enforce the Borrower’s rights and title and the rights of the Collateral Agent and the other Secured Parties to the Collateral, including the making or delivery of all filings and recordations, the payment of all fees and other charges and the issuance of supplemental documentation.
(c)From time to time as reasonably requested by the Administrative Agent, execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any financing statement, continuation statement, certificate of title or estoppel certificate) as are necessary or appropriate to carry out the interest and purposes of the Transaction Documents or necessary to maintain the Collateral Agent’s perfected security interest in the Collateral to the extent and in the priority required pursuant to the Collateral Documents.
(K)Books and Records. The Borrower shall maintain, and cause (if it is an Affiliate of the Borrower) the Transaction Manager to maintain, proper and complete financial and accounting books and records. The Borrower shall maintain or shall cause to be maintained (i) with respect to Solar Assets held by any Borrower Subsidiary or Tax Equity Opco, accounts and records as to each Solar Asset that are proper, complete, accurate and sufficiently detailed so as to permit (x) the reader thereof to know as of the most recently ended calendar month the status of each Solar Asset including payments made and payments owing (and whether or not such payments are past due), and (y) reconciliation of payments on each Solar Asset held by a Wholly-Owned Subsidiary and the amounts from time to time deposited in respect thereof in the Wholly-Owned Subsidiary Operating Account or the Revenue Account and (ii) with respect to the Borrower Subsidiaries and Tax Equity Funds, accounts and records as to the Borrower Subsidiaries and Tax Equity Funds that are proper, complete, accurate and sufficiently detailed so as to permit (x) the reader thereof to know as of the most recently ended calendar quarter the status of the Borrower Subsidiaries and Tax Equity Funds, including payments made and payments owing (and whether or not such payments are past due) and (y) the amounts from time to time deposited in respect of the Borrower Subsidiary Distributions in the Revenue Account.
(L)Taxes.
(i)The Borrower shall pay, or cause to be paid, when due all Taxes imposed upon any Relevant Party or any of its properties, and provide evidence of such payment to the Administrative Agent if requested; provided, that no Relevant Party shall be required to pay any such Tax that is being contested in good faith by proper actions diligently conducted if (i) they have maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a Tax that has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(ii)The Borrower and each Borrower Subsidiary (other than as otherwise agreed with the Administrative Agent) shall at all times be classified as disregarded entities for U.S. federal income tax purposes.
(M)Maintenance of Properties. The Borrower shall ensure that each Relevant Party’s material properties and equipment used or useful in each of their business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.
(N)ERISA. The Borrower shall deliver to the Administrative Agent such certifications or other evidence from time to time prior to the repayment of all Obligations and the termination of all Commitments, as requested by the Administrative Agent in its sole discretion, that (i) no Relevant Party is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a plan within the meaning of Section 4975 of the Internal Revenue Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA or a “church plan” within the meaning of Section 3(33) of ERISA, (ii) no Relevant Party is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans or church plans, and (iii)  assets of the Borrower do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.
(O)Use of Proceeds. The proceeds of the Advances shall be used only as permitted under Section 2.3. No part of the proceeds of the Advances shall be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System or in violation of Sanctions.
(P)Collections; Names. In the event that the Borrower or any Affiliated Entity thereof receives any Collections owing to any Wholly-Owned Subsidiary, the Borrower shall hold, or cause such Affiliated Entity to hold, all such Collections in trust for the benefit of the Secured Parties and deposit, or cause such Affiliated Entity to deposit, such Collections into the Revenue Account or the applicable Wholly-Owned Subsidiary Operating Account, as soon as practicable, but in no event later than (x) with respect to Collections that are Non-Recurring Payments or PBI Payments, five (5) Business Days after its receipt thereof and (y) with respect to all other Collections, two (2) Business Days after its receipt thereof.
(Q)Insurance. The Borrower shall (i) maintain or cause to be maintained, at its own expense, insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrower as of the Closing Date as set forth in Exhibit B of the Transaction Management Agreement or as is customary, reasonable and prudent in light of the size and nature of the Borrower’s business as of any date after the Closing Date, (ii) cause each Managing Member and each Wholly-Owned Subsidiary to maintain the property insurance required to be maintained under the related Material Project Documents and (iii) with respect to any Tax Equity Funds that are ITC Cash Sweep Funds, maintain or cause to be maintained the related ITC Insurance Policies in accordance with the terms thereof and require that either the related Managing Member or the related Tax Equity Opco is listed as the loss payee thereunder (unless (x) the applicable Tax Equity Opco LLC Agreement requires the applicable Tax Equity Investor to be named as the loss payee or (y) an applicable Tax Credit Sale Contract requires the applicable Tax Credit Purchaser

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to be named as loss payee). The Borrower shall be deemed to have complied with clauses (i) and (ii) of this provision if one of its Affiliates has such policy coverage and, by the terms of any such policies, the coverage afforded thereunder extends to the Borrower, the Depositor and the Sponsor. Upon the request of the Administrative Agent at any time subsequent to the Closing Date, the Borrower shall cause to be delivered to the Administrative Agent, a certification evidencing the Borrower’s and the Sponsor’s coverage under any such policies described in clauses (i) and (ii).
(R)Maintenance of Independent Manager. The Borrower shall maintain at least one individual to serve as an independent manager (the “Independent Manager”) of the Borrower, which individual meets the definition set forth in the Borrower’s LLC Agreement on the Closing Date.
(S)The Contribution Agreements. The Borrower shall make such reasonable requests for information and reports or for action under the Contribution Agreements to the applicable Loan Parties as the Administrative Agent may reasonably request to the extent that the Borrower is entitled to do the same thereunder.
(T)Acquisitions from Depositor and the Borrower. With respect to (i) each Borrower Subsidiary the ownership of which is acquired by the Borrower from the Depositor, (ii) each Solar Asset the ownership of which is acquired by the Borrower from the Depositor and (iii) each Solar Asset which is a acquired by a Wholly-Owned Subsidiary from the Borrower, each of the Borrower and such Borrower Subsidiary shall (i) acquire such ownership pursuant to and in accordance with the terms of the Contribution Agreements, (ii) take all action necessary to perfect, protect and more fully evidence such ownership, including (a) filing and maintaining effective financing statements (Form UCC-1) naming, with respect to each Borrower Subsidiary acquired by the Borrower, the Depositor as debtor, the Borrower as assignor/secured party and the Collateral Agent as secured party, and naming, with respect to Solar Assets acquired by a Wholly-Owned Subsidiary, the Depositor as debtor, the Borrower as assignor/secured party, such Wholly-Owned Subsidiary as second assignor/secured party and the Collateral Agent, as secured party, in each case, in all necessary filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (b) executing or causing to be executed such other instruments or notices as may be necessary or reasonably requested by the Administrative Agent, and (iii) take all additional action that the Administrative Agent may reasonably request, in each case to perfect, protect and more fully evidence the respective interests of the parties to this Agreement.
(U)Maintenance of Separate Existence. The Borrower shall take, and shall cause each Borrower Subsidiary to take, all reasonable steps to continue its identity as separate legal entity and to make it apparent to third Persons that it is an entity with assets and liabilities distinct from those of the Affiliated Entities or any other Person, and that it is not a division of any of the Affiliated Entities or any other Person. In that regard the Borrower shall and shall cause each Borrower Subsidiary to:
(i)maintain its assets in a manner which facilitates their identification and segregation from those of any of the other Affiliated Entities;
(ii)conduct all intercompany transactions with the other Affiliated Entities on terms which the Borrower reasonably believes to be on an arm’s length basis;
(iii)not guarantee any obligation of any of the other Affiliated Entities, nor have any of its obligations guaranteed by any other Affiliated Entity (other than a

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Borrower Subsidiary’s guarantee under the Transaction Documents and, for the avoidance of doubt, the Performance Guarantor’s obligations under the Holdco Performance Guaranty and the Performance Guaranty) or hold itself out as responsible for the debts of any other Affiliated Entity or for the decisions or actions with respect to the business and affairs of any other Affiliated Entity;
(iv)except as expressly otherwise permitted hereunder or contemplated under any of the other Transaction Documents, not permit the commingling or pooling of its funds or other assets with the assets of any other Affiliated Entity;
(v)maintain separate deposit and other bank accounts to which no other Affiliated Entity has any access;
(vi)compensate (either directly or through reimbursement of its allocable share of any shared expenses) all employees, consultants and agents, and Affiliated Entities, to the extent applicable, for services provided to the Borrower by such employees, consultants and agents or Affiliated Entities, in each case, either directly from such Borrower’s own funds or indirectly through documented capital contributions from the Sponsor, the Depositor or any other direct or indirect parent of the Borrower;
(vii)pay for its own account, directly from such Borrower’s own funds or indirectly through documented capital contributions from Sponsor, Depositor or any other direct or indirect parent of the Borrower, for accounting and payroll services, rent, lease and other expenses (or its allocable share of any such amounts provided by one or more other Affiliated Entity) and not have such operating expenses (or the Borrower’s allocable share thereof) paid by any of the Affiliated Entities; provided, that the Sponsor or another Affiliated Entity shall be permitted to pay the initial organizational expenses of the Borrower;
(viii)conduct its business (whether in writing or orally) solely in its own name through its duly authorized officers, employees and agents, including any Servicer; and
(ix)otherwise practice and adhere to corporate formalities such as complying with its organizational documents and member and manager resolutions, the holding of regularly scheduled meetings of members and managers, and maintaining complete and correct books and records and minutes of meetings and other proceedings of its members and managers.
Nothing otherwise expressly permitted or contemplated by any provision in any Transaction Document shall be prohibited by this Section 5.1(U).
(V)Updates to Account Schedule. Schedule VIII attached hereto shall be updated by the Borrower and delivered to the Administrative Agent immediately to reflect any changes as to which the notice and other requirements specified in Section 5.2(K) have been satisfied.
(W)Deposits into the Paying Agent Accounts.
(i)The Borrower shall direct, or cause to be directed, all Borrower Subsidiary Distributions (other than Borrower Subsidiary Distributions constituting Excluded Revenue) to the Revenue Account at least once per calendar quarter. The Borrower shall direct, or cause to be directed, all amounts on deposit in a Wholly-Owned Subsidiary

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Operating Account in excess of the Retention Amount to be swept to the Revenue Account at least once every 5 Business Days.
(ii)The Borrower shall not, and shall not permit any Borrower Subsidiary or Tax Equity Opco to, deposit or otherwise credit (or cause to be deposited or credited), or consent to or fail to object to any such deposit or credit of, cash or cash proceeds into the Revenue Account, other than Borrower Subsidiary Distributions, Collections, payments by the Depositor pursuant to the Depositor Contribution Agreement or capital contributions or payments or by the Sponsor (including pursuant to the Performance Guaranty); provided, that the inadvertent depositing of funds into the Revenue Account or a Wholly-Owned Subsidiary Operating Account shall not constitute a breach of this provision.
(X)Hedging. The Borrower shall at all times satisfy the Hedge Requirements.
(Y)Update to Solar Assets. The Borrower shall notify the Transaction Manager and the Administrative Agent in writing of any System achieving PTO and additions or deletions to the Schedule of Solar Assets, no later than each Borrowing Date and each Payment Date (which in the case of the update delivered on any Payment Date shall be prepared as of a date no earlier than the last day of the related Collection Period).
(Z)[Reserved].
(AA)Amendments; Other Agreements. Promptly after the execution and delivery thereof, the Borrower shall furnish the Administrative Agent with copies of (i) all material waivers, amendments, supplements or modifications of any Material Project Document and, subject to any applicable Laws and within four (4) Business Days of the execution and delivery thereof, any amendment, supplement or modification thereto and (ii) all waivers, amendments, supplements or modifications of any Other Project Documents and any additional material contracts or agreements to which the Borrower becomes a party after the Closing Date, in the case of this clause (ii), to the extent such waivers, amendments, supplements or modifications would reasonably be expected to have a Material Adverse Effect.
(BB)    Data Room. The Borrower shall maintain an electronic data room for which the Administrative Agent, the Funding Agents and the Lenders shall have access and to which the Borrower shall upload any documents required to be delivered by a Loan Party or the Transaction Manager under the Transaction Documents and any other material documents related to the Transaction Documents or Tax Equity Funds. Any documents required to be "delivered" pursuant the Transaction Documents shall be deemed to have been "delivered" if posted to such data room.
(CC)    Borrower Subsidiaries and Tax Equity Opcos. So long as any of the Advances remain outstanding, the Borrower agrees, as the owner of the 100% of the Equity Interests of each Borrower Subsidiary, that it will:
(i)cause each Managing Member (A) to cause the related Tax Equity Opco to make all Borrower Subsidiary Distributions with respect to such Managing Member directly to the Revenue Account and (B) to deliver to the Paying Agent for deposit into the Revenue Account any Borrower Subsidiary Distributions received by such Managing Member;

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(ii)cause each Borrower Subsidiary to comply with the provisions of the related Operative Documents and not to take any action that would cause such Borrower Subsidiary to violate the provisions of such Operative Documents;
(iii)cause each Borrower Subsidiary to maintain all licenses and permits required to carry on its business as now conducted and in accordance with the related Operative Documents, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect;
(iv)not permit or consent to the admission of any new member of such Borrower Subsidiary other than a successor independent member in accordance with the provisions of its LLC Agreement;
(v)not make any amendment to the related Operative Documents of such Borrower Subsidiary that could reasonably be expected to have a Material Adverse Effect;
(vi)so long as a Managing Member is the managing member of a Tax Equity Opco, cause or permit such Managing Member to cause the related Tax Equity Opco to (A) comply with the provisions of the related Project Documents and (B) not take any action that would violate the provisions of such Project Documents;
(vii)cause each Managing Member with respect to an ITC Cash Sweep Fund (A) to comply with and enforce the provisions of the related ITC Insurance Policy, if any and (B) not to consent to any amendment to the related ITC Insurance Policy to the extent relating to an ITC Cash Sweep Fund, if any, to the extent that such amendment could reasonably be expected to have a Material Adverse Effect;
(viii)so long as a Managing Member is the managing member of a Tax Equity Opco that is an ITC Cash Sweep Fund, cause such Tax Equity Opco to comply with and enforce the provisions of the related ITC Insurance Policy, if any;
(ix)so long as a Managing Member is the managing member of a Tax Equity Opco that is a Tax Credit Purchaser Breach Sweep Fund, cause such Tax Equity Opco to take all commercially reasonable efforts to enforce the provisions of the related Tax Credit Sale Contract and, if the related Tax Credit Purchaser breaches its obligation to purchase ITCs thereunder and such breach is continuing, to use commercially reasonable efforts to enter a replacement Tax Credit Sale Contract as soon as reasonably practicable;
(x)so long as a Managing Member is the managing member of a Tax Equity Opco that has entered into a Tax Credit Sale Contract, cause such Managing Member to cause the related Tax Equity Opco not to consent to the termination of such Tax Credit Sale Contract if it is a Performing Tax Credit Sale Contract unless approved by the Super-Majority Lenders;
(xi)so long as a Managing Member is the managing member of a Tax Equity Opco, cause such Managing Member to cause the related Tax Equity Opco to maintain all licenses and permits required to carry on its business as now conducted and in accordance with the provisions of the related Project Documents, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect;

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(xii)not permit a Managing Member to consent to the admission of any new member of the related Tax Equity Opco other than in connection with (i) an exercise of the related Purchase Option or any other buyout right set forth in a Tax Equity Opco LLC Agreement or (ii) a transfer by the related Tax Equity Investor of its interests in the related Tax Equity Opco in accordance with the terms of the Tax Equity Opco LLC Agreement;
(xiii)cause each Managing Member to not consent to or approve any amendment to the related Material Project Documents that could reasonably be expected to have a Material Adverse Effect; and
(xiv)cause each Managing Member to not consent to or approve any termination or removal of the related Servicer, unless approved by the Super-Majority Lenders.
(DD)    Liquidated Damages. The Borrower shall promptly enforce all obligations of the Depositor and the Performance Guarantor to pay Liquidated Damages with respect to Defective Solar Assets under the terms of the Depositor Contribution Agreement and the Performance Guaranty, respectively, and shall cause all proceeds thereof to be remitted to or otherwise deposited into the Revenue Account.
(EE)    Beneficial Owner Certification. Promptly following any request therefor, Borrower shall provide such information and documentation with respect to the Loan Parties as may be reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable Anti-Money Laundering Laws.
(FF)    Wholly-Owned Subsidiaries. Upon (x) the purchase by a Managing Member from a Tax Equity Fund of the outstanding “class A” membership interests of a Tax Equity Opco or any membership interests held by a Tax Equity Investor in such Tax Equity Opco (whether pursuant to Purchase Option, Withdrawal Option or other similar mechanism) or (y) the termination of a Master Lease Agreement with respect to a Tax Equity Opco, the Borrower shall, and shall cause the applicable Managing Member and Tax Equity Opco to:
(i)establish a Wholly-Owned Subsidiary Operating Account with respect to the such Tax Equity Opco which has become a Wholly-Owned Subsidiary and enter into an Account Control Agreement with respect thereto;
(ii)direct the Host Customers with respect to such Wholly-Owned Subsidiary to make all payments directly to the applicable Wholly-Owned Subsidiary Operating Account;
(iii)cause such Wholly-Owned Subsidiary to enter into an Accession Agreement; and
(iv)amend each related Services Agreement such that the fees payable thereunder are payable solely out of the proceeds available therefor pursuant to Section 2.7(B) hereof.
(GG)    ITC Insurance Policy. To the extent any proceeds of an ITC Insurance Policy are paid to a Tax Equity Opco, the Borrower shall cause the applicable Managing Member to apply such proceeds as required pursuant to the related Tax Equity Opco LLC Agreement or any

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related Tax Credit Sale Contract, as applicable. To the extent any proceeds of an ITC Insurance Policy are paid to a Managing Member or are paid to a Tax Equity Opco and distributable to a Managing Member, the Borrower shall cause such Managing Member to deposit such amounts into the Revenue Account in an amount equal to the lesser of (x) the amount of any ITC Loss Indemnity paid to the related Tax Equity Investor or the Tax Credit Purchaser as a result of a Limited Step-Up Event and (y) the amount of such proceeds, and otherwise distribute any remaining amounts to or at the direction of the Borrower.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Section 5.2.Negative Covenants. The Borrower covenants and agrees that, until all Obligations (other than contingent obligations not then due) hereunder have been paid in full and the Commitments have been terminated, Borrower will not:
(A)Business Activities. Conduct, or permit any Borrower Subsidiary to conduct, any business other than:
(i)(x) the acquisition, ownership and financing of Permitted Subsidiaries, (y) the acquisition, construction, installation, lease, ownership of, and sale of energy from, and the operation, management, maintenance and financing of, the Systems and the Solar Assets related thereto, and (z) activities related or incidental to the foregoing (including those contemplated by the Transaction Documents or the Material Project Documents);
(ii)the conveyance from time to time (a) of Host Customer Purchased Asset to the applicable Host Customer, (b) of Cancelled Solar Assets to the applicable Seller, (c) of Defective Solar Assets to Depositor to the extent Liquidated Damages have been paid therefor pursuant to the terms of the Depositor Contribution Agreement or the Performance Guaranty, (d) of SRECs (including pursuant to Permitted SREC Contracts) and any other Excluded Collateral to Sponsor or its Affiliates, and (e) of ITCs (including pursuant to Tax Credit Sale Contracts and spot sales of ITCs); provided, that no Borrower Subsidiary or Tax Equity Opco shall enter into a Tax Credit Sale Contract unless at the time of the execution thereof such Tax Credit Sale Contract is a Permitted Tax Credit Sale Contract;
(iii)the conveyance by the Borrower or a Borrower Subsidiary from time to time of any interest in a Borrower Subsidiary and/or Solar Assets in connection with a Takeout Transaction or to a Borrower Subsidiary pursuant to a Borrower Contribution Agreement;
(iv)sales, transfers and other dispositions of Capacity Attribute and Ancillary Services pursuant to Excluded Ancillary/Capacity Contracts;
(v)the execution and delivery by the Borrower and any Borrower Subsidiary from time to time of purchase and distribution agreements, related to the sale of securities (including interests in a Borrower Subsidiary) or Solar Assets by the Borrower or any of its Affiliates in connection with a Takeout Transaction;
(vi)the performance by the Borrower and each Borrower Subsidiary of all of its obligations and the exercise of its rights under the aforementioned agreements and under this Agreement, the other Transaction Documents, the Material Project Documents and any documentation related thereto;
(vii)the preparation, execution and delivery of any and all other documents and agreements as may be required in connection with the performance of the activities of the Sponsor, the Borrower and each Borrower Subsidiary; and
(viii)to engage in any lawful act or activity and to exercise any powers permitted under the Delaware Limited Liability Company Act that are reasonably related, incidental, necessary, or advisable to accomplish the foregoing.
Notwithstanding the foregoing, after the Closing Date and at any time on or prior to the earlier of (a) the Maturity Date and (b) the date on which all Obligations (other than contingent

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obligations not then due) of the Borrower hereunder have been paid in full and the Commitments have been terminated, the Borrower shall not, and shall not permit any Borrower Subsidiary or Tax Equity Opco to, without the prior written consent of the Administrative Agent, (1) purchase or otherwise acquire any Solar Assets or interests therein or the Equity Interests in Borrower Subsidiaries or interests therein, except for acquisitions made in accordance with (or as expressly permitted by) the Transaction Documents and the Material Project Documents or (2) establish or acquire any Subsidiary other than Permitted Subsidiaries.
(B)Sales, Liens, Etc. Except as permitted hereunder (including Takeout Transactions and transfers permitted pursuant to Section 5.2(A)) (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to any portion of the Collateral, or upon or with respect to the Revenue Account or any other account owned by or in the name of the Borrower or any Borrower Subsidiary to which any Collections are sent, or assign any right to receive income in respect thereof, (ii) permit any Borrower Subsidiary take any of the actions described in clause (i), or (iii) create or suffer to exist, or allow any Borrower Subsidiary to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, to secure or provide for the payment of any Indebtedness of any Person or for any other reason (in each case, except to the extent such property or income constitutes Excluded Collateral); provided that notwithstanding anything to the contrary herein, this Section 5.2(B) shall not prohibit any Lien that constitutes a Permitted Lien.
(C)Indebtedness. Incur or assume, or permit any Relevant Party to incur or assume, any Indebtedness, except Permitted Indebtedness.
(D)Loans and Advances. Make, or permit any Relevant Party to originate any loans or make any advances to any Person. For the avoidance of doubt, notes issued by the Sponsor or any Borrower Subsidiary to a Tax Equity Opco representing its obligation to make capital contributions in accordance with the applicable Project Documents shall not violate this provision.
(E)Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any interest in the Borrower, or purchase, redeem or otherwise acquire for value any interest in the Borrower held by any Affiliated Entities or any rights or options to acquire any such interest, except:
(i)distributions of cash by the Borrower in accordance with Section 2.7(B) and (C);
(ii)distributions of the proceeds of any Advances (net of any required deposits to the Reserve Accounts);
(iii)so long as no Potential Default, Event of Default, or Early Amortization Event has occurred or would result therefrom, during the Availability Period, transfers, dividends or other distributions of Transferable Solar Assets and the related Solar Assets to the Depositor;
(iv)transfers, dividends or other distributions of Excluded Collateral; and
(v)distributions of (i) any Solar Asset, Managing Member, Wholly-Owned Subsidiary or Tax Equity Opco in connection with any Takeout Transaction, or (ii) the

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proceeds of any Takeout Transaction other than the portion thereof required to be deposited into the Takeout Transaction Account.
(F)Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person (or permit any Borrower Subsidiary or Tax Equity Opco to consummate any such transaction), except in connection with (i) the acquisition or sale of Collateral and similar property pursuant to the Contribution Agreements or pursuant to a Takeout Transaction or an acquisition or sale where all the Advances associated with such Collateral and related Obligations have been paid in full with all accrued but unpaid interest thereon and any related Liquidation Fees, if any, and (ii) in the case of any Borrower Subsidiary or Tax Equity Opco, to the extent any such merger, consolidation, conveyance, transfer, lease or disposition, is effected with or to the Borrower or any other Borrower Subsidiary or Tax Equity Opco.
(G)Fundamental Changes. Liquidate or dissolve, or sell or lease or otherwise transfer or dispose of, all or any substantial part of its or any Borrower Subsidiary’s or Tax Equity Opco’s property, assets or business, or combine, merge or consolidate with or into any other entity (in each case, whether in one transaction or a series of transactions) other than in accordance with a Takeout Transaction or a transaction permitted under Section 5.2(F) above.
(H)Investments. Make any investment of capital (other than Permitted Investments) in any Person, other than any Permitted Subsidiary, either by purchase of stock or securities, contributions to capital, property transfer or otherwise or acquire or agree to acquire by any manner any business of any Person other than a Borrower Subsidiary or Tax Equity Opco.
(I)Change in Organizational Documents. Amend, modify or otherwise change, or permit any Borrower Subsidiary, in any material respect to amend, modify or otherwise change, any of the terms or provisions in its organizational documents as in effect on the date hereof without the consent of the Administrative Agent and the Super-Majority Lenders.
(J)Transactions with Affiliates. Enter into, or be a party to, or permit any Borrower Subsidiary or any Tax Equity Opco to enter into, or be a party to, any transaction with any of its Affiliates, except (i) the Transaction Documents and the transactions contemplated thereby or any conveyance agreement entered into in connection with a Takeout Transaction, (ii) the Project Documents and any transactions contemplated thereby, (iii) Permitted SREC Contracts and (iii) any other transactions (including the lease of office space or computer equipment or software by the Borrower from an Affiliate and the sharing of employees and employee resources and benefits) (a) in the ordinary course of business or as otherwise permitted hereunder, (b) pursuant to the reasonable requirements and purposes of the Borrower’s business, (c) upon fair and reasonable terms (and, to the extent material, pursuant to written agreements) that are consistent with market terms for any such transaction, or (d) permitted by Sections 5.2(B), (C), (E) or (F).
(K)Addition, Termination or Substitution of Accounts. Add, terminate or substitute, or permit any Borrower Subsidiary to add, terminate or substitute, or consent to the addition, termination or substitution of a Paying Agent Account or Wholly-Owned Subsidiary Operating Account unless, (x) the Administrative Agent shall have consented thereto after having received at least thirty (30) days’ prior written notice thereof, which consent shall not be unreasonably withheld, and (y) prior to directing any Host Customer or PBI Obligor related to a Wholly-Owned Subsidiary to remit Host Customer Payments or PBI Payments, as applicable, thereto, all actions requested by the Administrative Agent to protect and perfect the interest of the Secured

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Parties in the Collections in respect of the affected Solar Assets have been taken; provided that a Wholly-Owned Subsidiary Operating Account may be established in connection with the acquisition by the Borrower of membership interests therein or in connection with a Tax Equity Opco becoming a Wholly-Owned Subsidiary so long as an Account Control Agreement is executed in connection with such establishment.
(L)Collections. (i) Deposit, or permit any Wholly-Owned Subsidiary to deposit, at any time Collections received by it into any bank account other than its Wholly-Owned Subsidiary Operating Account or the Revenue Account; provided that the inadvertent depositing of funds into any other account shall not constitute a breach of this provision so long as the Borrower or the applicable Borrower Subsidiary transfers such funds to the Revenue Account or applicable Wholly-Owned Subsidiary Operating Account no later than the (x) with respect Collections that constitute Non-Recurring Payments or PBI Payments, fifth (5th) Business Day after its receipt thereof and (y) with respect to all other Collections, second (2nd) Business Days after its receipt thereof, or (ii) deposit, or permit any Managing Member to deposit, at any time Borrower Subsidiary Distributions (other than Borrower Subsidiary Distributions constituting Excluded Collateral) into any bank account other than the Revenue Account.
(M)Borrower Membership Interests. Issue Equity Interests in the Borrower to any Person other than the Depositor.
(N)Name and Jurisdiction; Fiscal Year. Change its name, its jurisdiction of organization, accounting policies (except as permitted or required by GAAP) or its fiscal year without the Administrative Agent’s prior written consent.
(O)Amendments to Policies. Except as required by Applicable Law, revise or modify or permit the Sponsor or any affiliate thereof to revise or modify its Customer Collection Policy, Credit Underwriting Policy or Service Transfer Policy in such a manner as would be reasonably expected to have a material adverse effect on the Lenders without the prior written consent of the Super-Majority Lenders. To the extent the Customer Collection Policy, Credit Underwriting Policy or Service Transfer Policy is required to be revised or modified by any Applicable Law, the Borrower shall provide the Administrative Agent and the Lenders with the correspondence, if any, from the applicable Governmental Authority requiring such revisions or modifications promptly upon receipt thereof and copies of such revised policies within five (5) Business Days of when such policies are revised or modified.
(P)Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower shall not, nor shall the Borrower’s Subsidiaries, if any, or consolidated Affiliates, request any Advance, or, directly or indirectly use, the proceeds of any Advance or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (iii) to fund or facilitate any activities or business in any Sanctioned Country in violation of Sanctions, (iv) in any manner that would result in the violation of any Sanctions applicable to any Person participating in the transactions contemplated hereby, and (v) in any manner that would result in the violation of any Anti-Money Laundering Laws applicable to any Person participating in the transactions contemplated hereby.

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Article VI

Events of Default
Section 6.1.Events of Default. The occurrence of any of the following specified events shall constitute an event of default under this Agreement (each, an “Event of Default”):
(A)Non-Payment. (i) The Borrower shall fail to make any required payment of principal (including any payment required to be made to cure a Borrowing Base Deficiency) when due hereunder and such failure shall continue unremedied for three (3) Business Days after the day such payment is due, (ii) the Borrower shall fail to make any required payment of interest when due hereunder and such failure shall continue unremedied for three (3) Business Days after the day such payment is due, (iii) the Borrower shall fail to pay the Aggregate Outstanding Advances made to the Borrower on the Maturity Date, or (iv) the Borrower shall fail to make any required payment on any other Obligation when due hereunder or under any other Transaction Document and such failure under this subclause (iv) shall continue unremedied for five (5) Business Days after the earlier of (a) written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender or (b) the date upon which a Responsible Officer of the Borrower obtained Knowledge of such failure.
(B)Representations. Any representation or warranty made or deemed made by any Transaction Party herein or in any other Transaction Document (after giving effect to any qualification as to materiality set forth therein, if any, and excluding any representation or warranty that could or does give rise to a Solar Asset being a Defective Solar Asset so long as Depositor or the Performance Guarantor (as applicable) duly complies with its obligations under Section 8 of the Depositor Contribution Agreement or Section 2 of the Performance Guaranty, respectively, pertaining to such Defective Solar Asset) shall fail to have been accurate in any material respect when made and, to the extent such failure can be cured, such failure shall continue unremedied for a period of thirty (30) calendar days; provided that, an Event of Default under this clause (B) shall not arise solely as a result of a misrepresentation with respect whether a Solar Asset is an Eligible Solar Asset or is included in the Borrowing Base Pool (including any such misrepresentation under Section 4.1BB)) (it being understood that, other than any rights that may accrue to Indemnitees under Section 10.5 in respect of any such misrepresentation, neither the Administrative Agent nor the Lenders shall have any remedies with respect to any such misrepresentation).
(C)Covenants. Any Loan Party or the Transaction Manager shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Transaction Document, which, for covenants under Section 5.1 only, has not been cured within thirty (30) days from the earlier of the date of receipt by such Loan Party or the Transaction Manager, as the case may be, of written notice from the Administrative Agent of such failure, or Knowledge thereof; provided that, for covenants under Section 5.1, if (i) such failure is not cured within such cure period, (ii) such failure is susceptible to cure and (iii) such Loan Party or the Transaction Manager, as applicable, commences cure of such failure within such 30-day period

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and thereafter diligently seeks to remedy the failure, then such cure period shall be extended to sixty (60) days.
(D)Validity of Transaction Documents. Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent, the Collateral Agent or any Lender or upon the occurrence of the termination date of the Credit Agreement after all Obligations have been paid in full, shall cease to be in full force and effect, or any Transaction Party shall contest in writing the validity or enforceability of any provision of any Transaction Document, or any Transaction Party shall deny in writing that it has any or further liability or obligation under any Transaction Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or any Transaction Party shall purport in writing to revoke or rescind any Transaction Document.
(E)Insolvency Event. An Insolvency Event shall occur with respect to any Transaction Party or any Tax Equity Opco.
(F)Liquidated Damages. The Depositor or the Performance Guarantor, as applicable, shall fail to pay any Liquidated Damages with respect to a Defective Solar Asset when due in accordance with the terms of the Depositor Contribution Agreement or the Performance Guaranty, as applicable.
(G)Breach of Performance Guaranty. Any failure by Sponsor to perform under the Performance Guaranty (other than a failure to pay Liquidated Damages covered in clause (F) above or breach of the Financial Covenant) after giving effect to any cure periods therein.
(H)ERISA Event. Either (i) any ERISA Event shall have occurred that could result in a Material Adverse Effect or (ii) the Borrower is or becomes or the assets of the Borrower are or become “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which are subject to Title I of ERISA, Section 4975 of the Internal Revenue Code, or, by reason of any investment in the Borrower by any governmental plan or church plan, as the case may be, any other federal, state, or local provision similar to Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
(I)Security Interest. The Collateral Agent, for the benefit of the Secured Parties, ceases to have a first priority perfected security interest in the Collateral except to the extent expressly permitted hereunder or under the other Transaction Documents.
(J)Judgments. There shall remain in force, undischarged, unsatisfied, and unstayed for more than thirty (30) consecutive days, any final non-appealable judgment against the Borrower or any Borrower Subsidiary in excess of $100,000 over and above the amount of insurance coverage available from a financially sound insurer that has not denied coverage.
(K)1940 Act. Any Relevant Party becomes, or becomes controlled by, an entity required to register as an “investment company” under the 1940 Act.

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(L)Evidence of Insurance. The Borrower shall have failed to deliver to the Administrative Agent a certification evidencing coverage under the insurance policies referred to in Section 5.1(Q) within five (5) Business Days of the Closing Date.
(M)Hedging. (i) Failure of the Borrower to maintain Hedge Agreements satisfying the Hedge Requirements and such failure continues for five (5) Business Days or (ii) any Hedge Counterparty ceases to be a Qualifying Hedge Counterparty and such Hedge Counterparty is not replaced with a Qualifying Hedge Counterparty within ten (10) Business Days.
(N)Borrower Change of Control. The occurrence of a Borrower Change of Control.
(O)Cross Default. The occurrence of an event of default and acceleration of any indebtedness of the Borrower or any Borrower Subsidiary in excess of $1,000,000.
(P)Tax Equity Transaction Documents. Any Relevant Party shall (i) fail to observe or perform any of its material obligations or breach any representation, warranty, term or condition of the Material Project Documents applicable to it or (ii) fail to observe or perform any of its obligations or otherwise breach any representation, warranty, term or condition of the Other Project Documents applicable to it the effect of which failure or breach could reasonably be expected to have a Material Adverse Effect, in each case, which failure or breach has not been cured (to the extent such breach can be cured and the Relevant Party is diligently pursuing such cure) within thirty (30) days from the earlier of the date of receipt by such Relevant Party of written notice from the Administrative Agent of such failure, or Knowledge thereof.
Section 6.2.Remedies. If any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Super-Majority Lenders, by written notice to the Borrower and the Lenders, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower in any manner permitted under applicable law:
(A)declare the Commitments terminated, whereupon the Commitment of each Lender and such obligations shall forthwith terminate immediately without any other notice of any kind;
(B)declare the principal of and any accrued interest in respect of the Advances and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that, upon the occurrence of an Insolvency Event with respect to the Borrower, the principal of and any accrued interest in respect of the Advances and all other Obligations owing hereunder shall be immediately due and payable without any notice to the Borrower or Lenders;
(C)prohibit distributions from the Paying Agent Accounts, or the Wholly-Owned Subsidiary Operating Accounts to the Borrower or any Affiliate thereof;

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(D)if the Transaction Manager is an Affiliate of the Sponsor, replace the Transaction Manager with a Successor Transaction Manager in accordance with the Transaction Management Agreement; and/or
(E)direct the Collateral Agent to foreclose on and liquidate the Collateral and pursue all other remedies available under the Collateral Documents.
Section 6.3.Sale of Collateral. (A) The power to effect any sale of any portion of the Collateral upon the occurrence and during the continuance of an Event of Default pursuant to this Article VI and the Collateral Documents shall not be exhausted by any one or more sales as to any portion of the Collateral remaining unsold, but shall continue unimpaired until all Obligations (other than contingent obligations not then due) hereunder have been paid in full or, if such Obligations have not been paid full, until all Collateral shall have been sold. The Administrative Agent acting on its own or through an agent, may from time to time postpone any sale by public announcement made at the time and place of such sale.
(B)Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent  shall, upon the written direction of the Administrative Agent (acting at the written request of the Super-Majority Lenders), by written notice to the Borrower and the Lenders sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit (including pursuant to a “credit sale” to a Lender or an assignee thereof) or for future delivery, and upon such other terms as the Collateral Agent (acting upon the written direction of Super-Majority Lenders) may require.
Article VII

The Administrative Agent and Funding Agents
Section 7.1.Appointment; Nature of Relationship. The Administrative Agent is appointed by the Funding Agents and the Lenders (and by each Hedge Counterparty by execution of a Hedge Counterparty Joinder, if applicable) as the Administrative Agent hereunder and under each other Transaction Document, and each of the Funding Agents and the Lenders and each Hedge Counterparty irrevocably authorizes the Administrative Agent to act as the contractual representative of such Funding Agent and such Lender and such Hedge Counterparty with the rights and duties expressly set forth herein and in the other Transaction Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article VII. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Funding Agent or Lender or any Hedge Counterparty by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Funding Agents, the Lenders and each Hedge Counterparty with only those duties as are expressly set forth in this Agreement and the other Transaction Documents. In its capacity as the Funding Agents’, the Lenders’ and each Hedge Counterparty’s contractual representative, the Administrative Agent (A) does not assume any fiduciary duties to any of the Funding Agents, the Lenders or any Hedge Counterparty, (B) is a “representative” of the

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Funding Agents, the Lenders and each Hedge Counterparty within the meaning of Section 9-102 of the UCC as in effect in the State of New York, and (C) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Transaction Documents. Each of the Funding Agents, the Lenders and each Hedge Counterparty agree to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Funding Agent, each Lender and each Hedge Counterparty waives.
Section 7.2.Powers. The Administrative Agent shall have and may exercise such powers under the Transaction Documents as are specifically delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Funding Agents, the Lenders or to any Hedge Counterparty, or any obligation to the Funding Agents, the Lenders or any Hedge Counterparty to take any action hereunder or under any of the other Transaction Documents except any action specifically provided by the Transaction Documents required to be taken by the Administrative Agent.
Section 7.3.General Immunity; Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Funding Agents, the Lenders, or any Hedge Counterparty for any action taken or omitted to be taken by it or them hereunder or under any other Transaction Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Person. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(A)shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default, an Event of Default, or an Early Amortization Event has occurred and is continuing;
(B)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(C)shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any

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information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and
(D)shall be deemed not to have knowledge of any Potential Default, Event of Default, or Early Amortization Event unless and until notice describing such is given to the Administrative Agent by the Borrower, a Funding Agent, or a Lender.
Section 7.4.No Responsibility for Advances, Creditworthiness, Collateral, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (A) any statement, warranty or representation made in connection with any Transaction Document or any borrowing hereunder, (B) the performance or observance of any of the covenants or agreements of any obligor under any Transaction Document, (C) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Administrative Agent, (D) the existence or possible existence of any Potential Default or Event of Default, or (E) the validity, effectiveness or genuineness of any Transaction Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Funding Agent, any Lender or any Hedge Counterparty for any recitals, statements, representations or warranties herein or in any of the other Transaction Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectability, or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of their respective Affiliates.
Section 7.5.Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Transaction Document in accordance with written instructions signed by the Majority Lenders or the Super-Majority Lenders, as applicable, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Loan Notes. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Transaction Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
Section 7.6.Employment of Agents and Counsel; Delegation of Duties. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Transaction Document by or through employees, agents, and attorneys-in-fact. The Administrative Agent and any such employees, agents, and attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VII shall apply to any such employees, agents, and attorneys-in-fact and to the Related Parties of the Administrative Agent and any such employees, agents, and attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any employees, agents, and attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative

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Agent acted with gross negligence or willful misconduct in the selection of such employees, agents, and attorneys-in-fact. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Funding Agents, the Lenders or any Hedge Counterparty and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Transaction Document.
Section 7.7.Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for any Transaction Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 7.8.The Administrative Agent’s Reimbursement and Indemnification. The Committed Lenders agree to reimburse and indemnify (on a pro rata basis based on the Lender Group Percentages) the Administrative Agent (A) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Transaction Documents, (B) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Transaction Documents, and (C) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Transaction Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent.

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Section 7.9.Rights as a Lender. With respect to its Commitment and Advances made by it and the Loan Notes (if any) issued to it, in its capacity as a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Transaction Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders,” as applicable, shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Transaction Document, with the Borrower or any of its Affiliates in which such Person is not prohibited hereby from engaging with any other Person.
Section 7.10.Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.
Section 7.11.Resignation and Removal of Administrative Agent; Successor Administrative Agent.
(A)The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Funding Agents, each Hedge Counterparty, the Custodian, the Collateral Agent and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the exiting Administrative Agent’s giving notice of resignation, then the exiting Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent (but only if such successor is reasonably acceptable to the Majority Lenders) or petition a court of competent jurisdiction to appoint a successor Administrative Agent; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. No such resignation shall become effective until a successor has been appointed in accordance with this Section 7.11(A) (“Resignation Effective Date”).
(B)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor. No such removal shall become effective until a successor has been appointed in accordance with this Section 7.11(B) (“Removal Effective Date”).

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(C)So long as no Early Amortization Event or Event of Default shall have occurred and be continuing, the right of the Majority Lenders to appoint a successor Administrative Agent (or to consent to the appointment of a successor Administrative Agent by the exiting Administrative Agent) pursuant to this Section 7.11 shall be subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that such right of consent shall expire if the Borrower has not consented to a proposed replacement within 30 days of the first day that a proposed replacement is proposed by the Majority Lenders or the exiting Administrative Agent as the case may be.
(D)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.17(G) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents (if not already discharged therefrom as provided above in this Section 7.11). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Transaction Documents, the provisions of this Article VII and Sections 10.5 and 10.6 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Transaction Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
Section 7.12.Transaction Documents; Further Assurances. Each Committed Lender, each Funding Agent and each Hedge Counterparty authorizes the Administrative Agent to enter into each of the Transaction Documents to which it is a party and each Lender, each Funding Agent and each Hedge Counterparty authorizes the Administrative Agent to take all action contemplated by such documents in its capacity as Administrative Agent. Each Lender, each Funding Agent and each Hedge Counterparty agrees that no Lender, no Funding Agent and no Hedge Counterparty, respectively, shall have the right individually to seek to realize upon the security granted by any Transaction Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders, the Funding Agents and each Hedge Counterparty upon the terms of the Transaction Documents.
Section 7.13.Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Transaction Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or

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otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel) and all other amounts due the Lenders and the Administrative Agent under Sections 2.5, 10.5 and 10.6 allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5, 10.5 and 10.6.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Transaction Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in clauses (i) through (iv) of Section 10.2 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition

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vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 7.14.Collateral and Guaranty Matters. Without limiting the provisions of Section 7.13, each of the Lenders, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (a) to cause the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under any Transaction Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Counterparty shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Transaction Document, (iii) that constitutes “Excluded Collateral,” or (iv) if approved, authorized or ratified in writing in accordance with Section 10.2; and (b) if the Partial Release Conditions are satisfied, release any Borrower Subsidiary from its obligations under the Guaranty, Pledge and Security Agreement (and to release any Lien on any property of such Borrower Subsidiary or on the Equity Interests of such Borrower Subsidiary granted to or held by the Administrative Agent and/or Collateral Agent under any Transaction Document) if such party ceases to be a Borrower Subsidiary as a result of a Takeout Transaction or if such Person otherwise ceases to be a Borrower Subsidiary as a result of a transaction permitted under the Transaction Documents.
Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to cause the Collateral Agent to release its interest in particular types or items of property or to release any Borrower Subsidiary from its obligations under the Guaranty, Pledge and Security Agreement pursuant to this Section 7.14. In each case as specified in this Section 7.14, the Administrative Agent will, at the Borrower’s expense, cause the Collateral Agent to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to release such Borrower Subsidiary from its obligations under the Guaranty, Pledge and Security Agreement in each case in accordance with the terms of the Transaction Documents and this Section 7.14.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 7.15.Hedge Agreements. No Hedge Counterparty that obtains the benefits of any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Transaction Document or otherwise in respect of the Collateral (including the release

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or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Transaction Documents. Notwithstanding any other provision of this Article VII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Counterparty, as the case may be.
Section 7.16.Certain ERISA Matters.
(A)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Transaction Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(B)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Transaction

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Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Document or any documents related hereto or thereto).
Section 7.17.Collateral Review. (A) No later than the initial Payment Date (the "Initial Collateral Review") and not more than one (1) time during any given twelve (12) month period so long as no Event of Default has occurred and is continuing, the Administrative Agent, each Lender and/or its designated agent may (at the expense of the Borrower), upon reasonable notice, perform (i) reviews of each Transaction Party’s and Tax Equity Opco’s business operations in accordance with (and subject to the limitations of) Section 5.1(H) and (ii) audits of the Collateral, the scope of which shall be determined by the Administrative Agent and each Lender in its reasonable discretion; provided, that the Administrative Agent shall consult with the Borrower regarding the costs and expenses of such field audits and examinations and appraisals.
(B)At any time during which an Event of Default has occurred and is continuing, the Administrative Agent, each Lender or its designated agent may, in its sole discretion regarding frequency (at the expense of the Borrower), upon reasonable notice, perform (i) reviews of each Transaction Party’s and Tax Equity Opco’s business operations in accordance with (and subject to the limitations of) Section 5.1(H) and (ii) audits or any other review of the Collateral, the scope of which shall be determined by the Administrative Agent or each Lender in its reasonable discretion.
(C)     To the extent the Initial Collateral Review produces findings described in any of clauses (i) or (ii) of the definition of “Initial Collateral Review Remediation Period”, the Borrower shall take all necessary action to remedy the circumstances that caused such adverse findings or reconcile the discrepancies produced by the Initial Collateral Review within thirty (30) days of the delivery of any related report and in connection therewith deliver a revised Borrowing Base Certificate (agreed to by the Administrative Agent) to the Administrative Agent, the Funding Agents and the Paying Agent. During such 30-day period, the Discounted Solar Asset Balances initially calculated by the Borrower with respect to the Solar Assets subject to the Initial Collateral Review shall remain in effect.

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Section 7.18.Funding Agent Appointment; Nature of Relationship. To the extent a Lender Group shall have a Conduit Lender and a Committed Lender, such Lenders shall, and any other Lenders otherwise may, appoint a Funding Agent for such Lender Group or a Lender Group may appoint a Funding Agent for such Lender Group and such Funding Agent shall be their agent hereunder, and such Lenders irrevocably authorize such Funding Agent to act as the contractual representative of such Lenders with the rights and duties expressly set forth herein and in the other Transaction Documents. The Borrower, the Administrative Agent, the Collateral Agent, the Paying Agent and each Lender hereby agrees that (i) for the avoidance of doubt, the Funding Agent for any Lender Group shall be entitled to exercise any voting or consent rights of the Lenders in its Lender Group hereunder and under the other Transaction Documents on behalf of such Lenders individually and without the consent of any Person and (ii) to the extent that any provision hereunder or under the other Transaction Documents requires the Borrower, the Administrative Agent, the Collateral Agent or the Paying Agent to provide any notices or information to the Lenders, such Person shall also provide such notices and information to the related Funding Agent, if any. Each Funding Agent agrees to act as such contractual representative upon the express conditions contained in this Article VII. Notwithstanding the use of the defined term “Funding Agent,” it is expressly understood and agreed that no Funding Agent shall have any fiduciary responsibilities to any Lender by reason of this Agreement and that each Funding Agent is merely acting as the representative of the Lenders in its Lender Group with only those duties as are expressly set forth in this Agreement and the other Transaction Documents. In its capacity as the related Lenders’ contractual representative, each Funding Agent (A) does not assume any fiduciary duties to any of the Lenders, (B) is a “representative” of the Lenders in its Lender Group within the meaning of Section 9-102 of the UCC as in effect in the State of New York and (C) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Transaction Documents. Each of the Lenders agrees to assert no claim against their Funding Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.
Section 7.19.Funding Agent Powers. Each Funding Agent shall have and may exercise such powers under the Transaction Documents as are specifically delegated to such Funding Agent by the terms thereof, together with such powers as are reasonably incidental thereto. No Funding Agent shall have any implied duties or fiduciary duties to the Lenders in its Lender Group, or any obligation to such Lenders to take any action hereunder or under any of the other Transaction Documents except any action specifically provided by the Transaction Documents required to be taken by such Funding Agent.
Section 7.20.Funding Agent General Immunity. Neither any Funding Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Transaction Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from (A) the gross negligence or willful misconduct of such Person or (B) breach of contract by such Person with respect to the Transaction Documents.
Section 7.21.Funding Agent Responsibility for Advances, Creditworthiness, Collateral, Recitals, Etc. Neither any Funding Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (A) any statement, warranty or representation made in connection with any Transaction Document or any borrowing hereunder, (B) the performance or observance of any of the covenants or agreements of any obligor under any Transaction Document, (C) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Funding Agents, (D) the

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existence or possible existence of any Potential Default, Event of Default, or Early Amortization Event, or (E) the validity, effectiveness or genuineness of any Transaction Document or any other instrument or writing furnished in connection therewith. No Funding Agent shall be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Transaction Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectability, or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of their respective Affiliates.
Section 7.22.Funding Agent Action on Instructions of Lenders. Each Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Transaction Document in accordance with written instructions signed by each of the Lenders in its Lender Group, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of such Lenders. Each Funding Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Transaction Document unless it shall first be indemnified to its satisfaction by the Lenders in its Lender Group pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
Section 7.23.Funding Agent Employment of Agents and Counsel. Each Funding Agent may execute any of its duties as a Funding Agent hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders in its Lender Group, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each Funding Agent, at the expense of the Committed Lenders in the related Lender Group, shall be entitled to advice of counsel concerning the contractual arrangement between such Funding Agent and the Lenders in its Lender Group and all matters pertaining to such Funding Agent’s duties hereunder and under any other Transaction Document.
Section 7.24.Funding Agent Reliance on Documents; Counsel. Each Funding Agent shall be entitled to rely upon any Loan Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by such Funding Agent, which counsel may be employees of such Funding Agent.
Section 7.25.Funding Agent’s Reimbursement and Indemnification. The Committed Lenders in each Lender Group agree to reimburse and indemnify (on a pro rata basis based upon the applicable Lender Group Percentages) the Funding Agent in their Lender Group (A) for any amounts not reimbursed by the Borrower for which such Funding Agent is entitled to reimbursement by the Borrower under the Transaction Documents, (B) for any other expenses incurred by such Funding Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Transaction Documents, and (C) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Funding Agent in any way relating to or arising out of the Transaction Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Funding Agent.

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Section 7.26.Funding Agent Rights as a Lender. With respect to its Commitment and Advances made by it and the Loan Notes (if any) issued to it, in its capacity as a Lender, each Funding Agent shall have the same rights and powers hereunder and under any other Transaction Document as any Lender and may exercise the same as though it were not a Funding Agent, and the term “Lender” or “Lenders,” as applicable, shall, unless the context otherwise indicates, include such Funding Agent in its individual capacity. Each Funding Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Transaction Document, with the Borrower or any of its Affiliates in which such Person is not prohibited hereby from engaging with any other Person.
Section 7.27.Funding Agent Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon its Funding Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents. Each Lender also acknowledges that it will, independently and without reliance upon its Funding Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.
Section 7.28.Funding Agent Successor Funding Agent. Any Funding Agent may resign at any time by giving written notice thereof to the Lenders in its Lender Group, the Administrative Agent and the Borrower, and such Funding Agent may be removed at any time for cause by written notice received by the Lenders in its Lender Group. Upon any such resignation or removal, the Lenders in a Lender Group shall have the right, in consultation with the Borrower, to appoint a successor Funding Agent. If no successor Funding Agent shall have been so appointed by such Lenders and shall have accepted such appointment within thirty (30) days after the exiting Funding Agent’s giving notice of resignation or receipt of notice of removal, then the exiting Funding Agent may appoint, on behalf of the Lenders in its Lender Group, a successor Funding Agent (but only if such successor is reasonably acceptable to each such Lender) or petition a court of competent jurisdiction to appoint a successor Funding Agent. Upon the acceptance of any appointment as a Funding Agent hereunder by a successor Funding Agent, such successor Funding Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Funding Agent, and the exiting Funding Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents. After any exiting Funding Agent’s resignation hereunder as Funding Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Funding Agent hereunder and under the other Transaction Documents. Notwithstanding any provision in this Section 7.24 to the contrary, any Funding Agent that has provided notice of its resignation or has been provided notice of its removal shall be required to serve as Funding Agent until its successor has assumed such role.
Section 7.29.Funding Agent Transaction Documents; Further Assurances. Each Lender authorizes the Funding Agent in its Lender Group to enter into each of the Transaction Documents to which it is a party and each Lender authorizes the Funding Agent in its Lender Group to take all action contemplated by such documents in its capacity as Funding Agent.

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Section 7.30.Acknowledgment of Collateral Documents. The Administrative Agent acknowledges the execution and delivery by the Collateral Agent on the Closing Date of the Guaranty, Pledge and Security Agreement and the Depositor Pledge Agreement.
Article VIII

Management of Borrower
Section 8.1.Transaction Management Agreement. (A) The Transaction Management Agreement, duly executed counterparts of which have been delivered to the Administrative Agent, sets forth the covenants and obligations of the Transaction Manager with respect to the Collateral and other matters addressed in the Transaction Management Agreement, and reference is hereby made to the Transaction Management Agreement for a detailed statement of said covenants and obligations of the Transaction Manager thereunder. The Borrower agrees that the Administrative Agent, in its name or (to the extent required by law) in the name of the Borrower, may (but is not, unless so directed and indemnified by the Majority Lenders, required to) enforce all rights of the Borrower under the Transaction Management Agreement for and on behalf of the Lenders whether or not an Event of Default has occurred and is continuing.
(B)Promptly following a request from the Administrative Agent (acting at the direction of the Majority Lenders to do so), the Borrower shall take all such lawful action as the Administrative Agent may request to compel or secure the performance and observance by the Transaction Manager of each of its obligations to the Borrower and with respect to the Solar Assets under or in connection with the Transaction Management Agreement, in accordance with the terms thereof, and in effecting such request shall exercise any and all rights, remedies, powers and privileges lawfully available to the Borrower under or in connection with the Transaction Management Agreement to the extent and in the manner directed by the Administrative Agent, including the transmission of notices of default on the part of the Transaction Manager thereunder and the institution of legal or administrative actions or proceedings to compel or secure performance by the Transaction Manager of each of its obligations under the Transaction Management Agreement.
(C)The Borrower shall not waive any default by the Transaction Manager under the Transaction Management Agreement without the written consent of the Administrative Agent (which shall be given at the written direction of the Majority Lenders).
(D)The Administrative Agent does not assume any duty or obligation of the Borrower under the Transaction Management Agreement, and the rights given to the Administrative Agent thereunder are subject to the provisions of Article VII.
(E)With respect to the Transaction Manager’s obligations under Section 4.3 of the Transaction Management Agreement, the Administrative Agent shall not have any responsibility to the Borrower, any Borrower Subsidiary, the Transaction Manager or any party hereunder to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of an independent accountant by the Transaction Manager; provided that the Administrative Agent shall be authorized, upon receipt of written direction from the Transaction Manager directing the Administrative Agent, to execute any acknowledgment or other agreement with the independent accountant required for the Administrative Agent to receive any of the reports or instructions provided for herein, which acknowledgment or agreement may include, among other things, (i) acknowledgement that the Transaction Manager has agreed that the procedures to be performed by the independent accountant are sufficient for the Borrower’s purposes, (ii) acknowledgment that the Administrative Agent has agreed that the procedures to

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be performed by an independent accountant are sufficient for the Administrative Agent’s purposes and that the Administrative Agent’s purposes is limited solely to receipt of the report, (iii) releases by the Administrative Agent (on behalf of itself and the Lenders) of claims against the independent accountant and acknowledgement of other limitations of liability in favor of the independent accountant, and (iv) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of independent accountants (including to the Lenders). Notwithstanding the foregoing, in no event shall the Administrative Agent be required to execute any agreement in respect of the independent accountant that the Administrative Agent determines adversely affects it in its individual capacity or which is in a form that is not reasonably acceptable to the Administrative Agent.
Section 8.2.Accounts.
(A)Establishment. The Borrower has established and shall maintain or cause to be maintained:
(i)for the benefit of the Secured Parties, in the name of the Borrower, by the Paying Agent, a segregated non-interest bearing account (such account, as more fully described on Schedule VIII attached hereto, the “Revenue Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Borrower and the Secured Parties;
(ii)for the benefit of the Secured Parties, in the name of the Borrower, by the Paying Agent, a segregated non-interest bearing account (such account, as more fully described on Schedule VIII attached hereto, being the “Supplemental Reserve Account”), bearing a designation clearly indicating that the funds deposited therein as described below are held for the benefit of the Borrower and the Secured Parties;
(iii)for the benefit of the Secured Parties, in the name of the Borrower, by the Paying Agent, a segregated non-interest bearing account (such account, as more fully described on Schedule VIII attached hereto, being the “Liquidity Reserve Account”), bearing a designation clearly indicating that the funds deposited therein as described below are held for the benefit of the Borrower and the Secured Parties;
(iv)for the benefit of the Secured Parties, in the name of the Borrower, by the Paying Agent, a segregated non-interest bearing account (such account, as more fully described on Schedule VIII attached hereto, being the “ITC Insurance Proceeds Account”), bearing a designation clearly indicating that the funds deposited therein as described below are held for the benefit of the Borrower and the Secured Parties;
(v)for the benefit of the Secured Parties, in the name of the Borrower, by the Paying Agent, a segregated non-interest bearing account (such account, as more fully described on Schedule VIII attached hereto, being the “Takeout Transaction Account”), bearing a designation clearly indicating that the funds deposited therein as described below are held for the benefit of the Borrower and the Secured Parties;
(vi)for the benefit of the Secured Parties, in the name of the Borrower, by the Paying Agent, a segregated non-interest bearing account (such account, as more fully described on Schedule VIII attached hereto, being the “Post-PTO Account”), bearing a designation clearly indicating that the funds deposited therein as described below are held for the benefit of the Borrower and the Secured Parties; and

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(vii)for the benefit of the Secured Parties, in the name of the Borrower, by the Paying Agent, a segregated non-interest bearing account (such account, as more fully described on Schedule VIII attached hereto, being the “Funding Account” and together with the Revenue Account, the Supplemental Reserve Account, the Liquidity Reserve Account, the ITC Insurance Proceeds Account, the Takeout Transaction Account and the Post-PTO Account, each a “Paying Agent Account” and collectively the “Paying Agent Accounts”), bearing a designation clearly indicating that the funds deposited therein as described below are held for the benefit of the Borrower and the Secured Parties.
(B)Deposits and Withdrawals from the Revenue Account. Deposits into, and withdrawals from, the Revenue Account shall be made in the following manner:
(i)The Borrower shall, and shall cause each Transaction Party to, deposit into the Revenue Account the following:
(a)all Borrower Subsidiary Distributions;
(b)payments by the Depositor pursuant to the Depositor Contribution Agreement and payments by the Sponsor pursuant to the Performance Guaranty;
(c)all proceeds of Ordinary Course Settlement Payments and Hedge Termination Payments (other than Hedge Termination Payments included in Net Proceeds);
(d)if applicable, such funds in the other Paying Agent Accounts as are required to be transferred to the Revenue Account pursuant to this Agreement and such funds in the Wholly-Owned Subsidiary Operating Account as are required to be transferred to the Revenue Account pursuant to this Agreement; and
(e)any other income or other amount that is received by or on behalf of the Borrower and/or any Borrower Subsidiary (other than any Excluded Revenue and any other amounts the application of which is specifically provided for in the Transaction Documents) that is not required to be deposited in or credited to another Paying Agent Account or into a Wholly-Owned Subsidiary Operating Account, or applied directly to the Obligations, in accordance with this Agreement; provided that:
(1)an amount up to the Retention Amount may be retained in each Wholly-Owned Subsidiary Operating Account;
(2)amounts in any Wholly-Owned Subsidiary Operating Account may be debited by the related Servicer from time to time to (x) pay Account Bank fees and charges (not otherwise payable out of the Retention Amount), (y) to pay amounts due under production guaranties (not otherwise debited under the related Host Customer’s bill) and/or (z) to pay promotional credits granted to Host Customers (not otherwise debited under the related Host Customer’s bill); and
(3)unless an Event of Default has occurred and is continuing, concurrently with the termination of any Wholly-Owned Subsidiary Operating Account in accordance herewith, the Borrower may (with the consent of the Administrative Agent) direct an amount on deposit in such

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Account no greater than the applicable Retention Amount to be distributed to an account specified by the Borrower.
(ii)If any of the amounts described in clause (i) required to be deposited with the Paying Agent in accordance with the terms of this Agreement are received by any Transaction Party, the Borrower shall cause such Transaction Party to hold such payments in trust for the Collateral Agent and shall remit such amounts to the Paying Agent within (x) with respect to amounts that constitute Non-Recurring Payments or PBI Payments, five (5) Business Days after its receipt thereof and (y) with respect to all other amounts, two (2) Business Days after its receipt thereof, in each case for deposit in the Revenue Account, in the form received, with any necessary endorsements.
(iii)In the event the Paying Agent receives monies without adequate instruction with respect to the proper Paying Agent Account into which such monies are to be deposited, the Paying Agent shall deposit such monies into the Revenue Account. The Borrower shall, within five (5) Business Days after the receipt of notice from the Paying Agent of such receipt, deliver to the Paying Agent a duly executed and completed certificate specifying the proper Paying Agent Account(s) into which such monies are to be deposited. Absent receipt by the Paying Agent from the Borrower of a duly executed and completed certificate instructing the Paying Agent as to the appropriate transfer of funds among Paying Agent Accounts to give effect thereto, such monies shall remain in the Revenue Account and be otherwise subject to the provisions of this Section 8.2(B).
(iv)The Paying Agent shall make withdrawals from the Revenue Account only in accordance with Section 2.7(B) and clause (v) below.
(v)So long as the ITC Transfer Proceeds Release Conditions are satisfied (it being understood that the Paying Agent shall have no obligation to confirm satisfaction thereof), the Paying Agent shall (in accordance with the instructions of the Transaction Manager) transfer amounts constituting ITC Transfer Proceeds on deposit in the Revenue Account at the direction of the Transaction Manager (such amount, as specified in the instructions provided by the Transaction Manager, the “ITC Transfer Proceeds Release Amount”).
(C)Deposits and Withdrawals from the Liquidity Reserve Account. Deposits into, and withdrawals from, the Liquidity Reserve Account shall, subject to Section 2.7(D), be made in the following manner:
(i)On each Borrowing Date, the Borrower shall by delivery of a portion of the proceeds of the Advances made on such Borrowing Date to the Paying Agent for deposit into the Liquidity Reserve Account, cause the amount on deposit in the Liquidity Reserve Account to equal the Liquidity Reserve Account Required Balance (giving effect to all Advances made on such Borrowing Date). In addition, funds shall be deposited into the Liquidity Reserve Account pursuant to and accordance with Section 2.7(B) until the amounts on deposit therein shall equal the Liquidity Reserve Account Required Balance.
(ii)On any Payment Date when Distributable Revenue is insufficient to pay the amounts then due and owing at clauses (i) through (iv) of Section 2.7(B) (after giving effect to any transfer made pursuant to Section 8.2(G)), the Paying Agent shall (in accordance with the related Quarterly Transaction Manager Report) withdraw funds from the Liquidity Reserve Account and deposit an amount equal to the lesser of such

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insufficiency and the amount on deposit in the Liquidity Reserve Account to the Revenue Account to be used as Distributable Revenue for such Payment Date. The Paying Agent shall promptly notify the Administrative Agent and the Collateral Agent if, at any time, there are insufficient funds on deposit in the Liquidity Reserve Account to make the payments required by this clause (ii).
(iii)So long as no Event of Default has occurred and is continuing or would result therefrom, if on any Payment Date or the date on which a Takeout Transaction is consummated, funds on deposit in the Liquidity Reserve Account are in excess of the Liquidity Reserve Account Required Balance, the Paying Agent shall (in accordance with the related Quarterly Transaction Manager Report or in a report delivered in connection with such Takeout Transaction) transfer such amounts at the direction of the Borrower.
(iv)On the earliest to occur of (a) the Maturity Date, (b) an Early Amortization Event and (c) the date on which the outstanding balance of the Advances is reduced to zero, the Paying Agent shall withdraw all amounts on deposit in the Liquidity Reserve Account and deposit such amounts into the Revenue Account, as directed by the Administrative Agent.
Notwithstanding anything in this Section 8.2(C) to the contrary, in lieu of or in substitution for moneys otherwise required to be deposited to the Liquidity Reserve Account, the Borrower (or the Transaction Manager on behalf of the Borrower) may deliver or cause to be delivered to the Paying Agent a Letter of Credit; provided that any deposit into the Liquidity Reserve Account required to be made by the Borrower (or the Transaction Manager on behalf of the Borrower) after the replacement of amounts on deposit in the Liquidity Reserve Account with a Letter of Credit shall be made by the Borrower (or the Transaction Manager on behalf of the Borrower) by way of cash deposits to the Liquidity Reserve Account as provided in Section 2.7(B) or otherwise, or pursuant to the Borrower’s (or the Transaction Manager’s on behalf of the Borrower) causing an increase in the Letter of Credit or the delivery to the Paying Agent of an additional Letter of Credit.
If at any time a Letter of Credit is held by the Paying Agent as an asset of the Liquidity Reserve Account, and if any withdrawals from the Liquidity Reserve Account will be required under this Section 8.2(C) or otherwise, the Administrative Agent (or the Borrower with the written consent of the Administrative Agent) shall, no later than three (3) Business Days prior to the applicable Payment Date or payment date, direct the Paying Agent in writing to draw on the Letter of Credit, which direction shall provide the required draw amount. The Administrative Agent (or the Borrower with the written consent of the Administrative Agent) shall direct the Paying Agent to submit the drawing documents to the applicable Eligible Letter of Credit Bank no later than 5:00 P.M. (New York City time) on the second (2nd) Business Day after the Paying Agent receives such direction. Upon the receipt of the proceeds of any such drawing, the Paying Agent shall deposit such proceeds into the Liquidity Reserve Account. Any (A) references in the Transaction Documents to amounts on deposit in the Liquidity Reserve Account or amounts in or credited to the Liquidity Reserve Account shall include or be deemed to include the aggregate available amount of the Letters of Credit delivered to the Paying Agent pursuant to this Section 8.2(C), and (B) Letter of Credit delivered by the Borrower (or the Transaction Manager on behalf of the Borrower) to the Paying Agent pursuant to this Section 8.2(C) shall be held as an asset of

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the Liquidity Reserve Account and valued for purposes of determining the amount on deposit in the Liquidity Reserve Account at the amount as of any date then available to be drawn on such Letter of Credit.
If at any time a Letter of Credit is held by the Paying Agent as an asset of the Liquidity Reserve Account, then: (i) if the Letter of Credit is scheduled to expire by its terms and ten (10) days prior to the scheduled expiration date such Letter of Credit has not been extended or replaced, then the Borrower (or the Transaction Manager on behalf of the Borrower) or the Administrative Agent shall on such tenth (10th) day prior to the scheduled expiration date notify the Paying Agent in writing of such failure to extend or replace the Letter of Credit, and the Paying Agent shall, submit the drawing documents delivered to it by the Borrower (or the Transaction Manager on behalf of the Borrower) or the Administrative Agent to the Eligible Letter of Credit Bank no later than 5:00 P.M. (New York City time) on the second (2nd) Business Day prior to the scheduled expiration date and draw the full amount of such Letter of Credit and deposit the proceeds of such drawing into the Liquidity Reserve Account, and (ii) if the Borrower (or the Transaction Manager on behalf of the Borrower) or the Administrative Agent notifies the Paying Agent in writing that the financial institution issuing the Letter of Credit ceases to be an Eligible Letter of Credit Bank or a Responsible Officer of the Paying Agent otherwise receives written notice that the financial institution issuing the Letter of Credit ceases to be an Eligible Letter of Credit Bank, then the Paying Agent shall, no later than the second (2nd) Business Day after receipt of any such written notice by a Responsible Officer of the Paying Agent submit the drawing documents delivered to it by the Borrower (or the Transaction Manager on behalf of the Borrower) or the Administrative Agent to draw the full amount of such Letter of Credit and deposit the proceeds of such drawing into the Liquidity Reserve Account.
If at any time a Letter of Credit is held by the Paying Agent as an asset of the Liquidity Reserve Account, the stated amount of the Letter of Credit may be reduced from time to time, to the extent of any reduction in the dollar amount of the Liquidity Reserve Account Required Balance. Upon receipt by the Paying Agent of the Quarterly Transaction Manager Report or a report prepared by Borrower in connection with the consummation of a Takeout Transaction that shows a reduction in the Liquidity Reserve Account Required Balance, then the Borrower (or the Transaction Manager on behalf of the Borrower) or the Administrative Agent shall, prior to the related Payment Date or concurrently with the consummation of such Takeout Transaction, direct the Paying Agent to send the Eligible Letter of Credit Bank a letter in the form provided in the Letter of Credit to reduce the stated amount of the Letter of Credit. The Borrower (or the Transaction Manager on behalf of the Borrower) or the Administrative Agent shall ensure that the letter submitted shall provide for the reduction to be effective as of the close of business on the related Payment Date or the date of the consummation of such Takeout Transaction. The reduction shall be in the amount shown on the Quarterly Transaction Manager Report or such other report as the Liquidity Reserve Account “reductions” and the remaining stated amount of the Letter of Credit shall be equal to the Liquidity Reserve Account Required Balance “ending required amount” as shown on the Quarterly Transaction Manager Report or such other report.

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Any drawing on the Letter of Credit may be reimbursed by the Borrower only from amounts remitted to the Borrower pursuant to Section 2.7(B)(xiii).
Notwithstanding the foregoing or any other provision to the contrary in this Agreement or any other Transaction Document, in no event shall the Paying Agent be required to report, track, calculate or monitor the value, available amount or any other information regarding any Letter of Credit for any party hereto or beneficiary of or under the Liquidity Reserve Account, except as expressly required pursuant to this Section 8.2(C).
(D)Deposits and Withdrawals from the Supplemental Reserve Account. Deposits into, and withdrawals from, the Supplemental Reserve Account shall, subject to Section 2.7(D), be made in the following manner:
(i)On each Borrowing Date, the Borrower shall deliver to the Paying Agent for deposit into the Supplemental Reserve Account, a portion of the Advances equal to the related Supplemental Reserve Account Deposit for such Borrowing Date.
(ii)On each Payment Date, the related Supplemental Reserve Account Deposit shall be deposited into the Supplemental Reserve Account pursuant to and accordance with Section 2.7(B).
(iii)So long as no Event of Default has occurred and is continuing, the Transaction Manager may (no more than once per calendar month and by delivery of an officer's certificate) direct the Paying Agent to the transfer amounts on deposit in the Supplemental Reserve Account to pay the following amounts in the following order of priority:
(a)to the Maintenance Services Provider or the Operator, as applicable, for the reimbursement of the cost (inclusive of labor costs) of the replacement of any Inverter or energy storage device that no longer has the benefit of a manufacturer warranty and for which the Maintenance Services Provider is not obligated under the related Maintenance Services Agreement or the Operator is not obligated under the related MOMA, as applicable, to cover the replacement costs of such Inverter or energy storage device (or if so obligated, fails to pay such costs); and
(b)to the ITC Insurance Proceeds Account, the amount of the difference, if any, between (a) the amount of an ITC Loss Indemnity minus (b) the sum of the amount of proceeds of the related ITC Insurance Policy received by the loss payee under such ITC Insurance Policy with respect to such ITC Loss Indemnity.
(iv)On the earliest to occur of (a) the Maturity Date, (b) an Early Amortization Event and (c) the date on which the outstanding balance of the Advances is reduced to zero, the Paying Agent shall withdraw all amounts on deposit in the Supplemental Reserve Account and deposit such amounts into the Revenue Account, as directed by the Administrative Agent.
(v)So long as no Event of Default has occurred and is continuing or would result therefrom, if on any Payment Date or the date on which a Takeout Transaction is consummated funds on deposit in the Supplemental Reserve Account are in excess of the

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Supplemental Reserve Account Required Balance (after giving effect to all other distributions and disbursements and all releases and withdrawals on such Payment Date), the Transaction Manager may (by delivery of the Quarterly Transaction Manager Report or in a report delivered in connection with such Takeout Transaction) direct the Paying Agent to transfer to such account as the Borrower may direct an amount equal to the difference between (i) the aggregate total amount of all funds on deposit in the Supplemental Reserve Account and (ii) the Supplemental Reserve Account Required Balance, as set forth in the related Quarterly Transaction Manager Report or in a report delivered in connection with such Takeout Transaction.
Notwithstanding anything in this Section 8.2(D) to the contrary, in lieu of or in substitution for moneys otherwise required to be deposited to the Supplemental Reserve Account, the Borrower (or the Transaction Manager on behalf of the Borrower) may deliver or cause to be delivered to the Paying Agent a Letter of Credit; provided that any deposit into the Supplemental Reserve Account required to be made by the Borrower (or the Transaction Manager on behalf of the Borrower) after the replacement of amounts on deposit in the Supplemental Reserve Account with a Letter of Credit shall be made by the Borrower (or the Transaction Manager on behalf of the Borrower) by way of cash deposits to the Supplemental Reserve Account as provided in Section 2.7(B) or otherwise, or pursuant to the Borrower’s (or the Transaction Manager’s on behalf of the Borrower) causing an increase in the Letter of Credit or the delivery to the Paying Agent of an additional Letter of Credit.
If at any time a Letter of Credit is held by the Paying Agent as an asset of the Supplemental Reserve Account, and if any withdrawals from the Supplemental Reserve Account will be required under this Section 8.2(D) or otherwise, the Administrative Agent (or the Borrower with the written consent of the Administrative Agent) shall, no later than three (3) Business Days prior to the applicable Payment Date or payment date, direct the Paying Agent in writing to draw on the Letter of Credit, which direction shall provide the required draw amount. The Administrative Agent (or the Borrower with the written consent of the Administrative Agent) shall direct the Paying Agent to submit the drawing documents to the applicable Eligible Letter of Credit Bank no later than 5:00 P.M. (New York City time) on the second (2nd) Business Day after the Paying Agent receives such direction. Upon the receipt of the proceeds of any such drawing, the Paying Agent shall deposit such proceeds into the Supplemental Reserve Account. Any (A) references in the Transaction Documents to amounts on deposit in the Supplemental Reserve Account or amounts in or credited to the Supplemental Reserve Account shall include or be deemed to include the aggregate available amount of the Letters of Credit delivered to the Paying Agent pursuant to this Section 8.2(D), and (B) Letter of Credit delivered by the Borrower (or the Transaction Manager on behalf of the Borrower) to the Paying Agent pursuant to this Section 8.2(D) shall be held as an asset of the Supplemental Reserve Account and valued for purposes of determining the amount on deposit in the Supplemental Reserve Account at the amount as of any date then available to be drawn on such Letter of Credit.
If at any time a Letter of Credit is held by the Paying Agent as an asset of the Supplemental Reserve Account, then (i) if the Letter of Credit is scheduled to expire by its terms and ten (10) days prior to the scheduled expiration date such Letter of Credit has not been

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extended or replaced, then the Borrower (or the Transaction Manager on behalf of the Borrower) or the Administrative Agent shall on such tenth (10th) day prior to the scheduled expiration date notify the Paying Agent in writing of such failure to extend or replace the Letter of Credit, and the Paying Agent shall, submit the drawing documents delivered to it by the Borrower (or the Transaction Manager on behalf of the Borrower) to the Eligible Letter of Credit Bank no later than 5:00 P.M. (New York City time) on the second (2nd) Business Day prior to the scheduled expiration date and draw the full amount of such Letter of Credit and deposit the proceeds of such drawing into the Supplemental Reserve Account, and (ii) if the Borrower (or the Transaction Manager on behalf of the Borrower) or the Administrative Agent notifies the Paying Agent in writing that the financial institution issuing the Letter of Credit ceases to be an Eligible Letter of Credit Bank or a Responsible Officer of the Paying Agent otherwise receives written notice that the financial institution issuing the Letter of Credit ceases to be an Eligible Letter of Credit Bank, then the Paying Agent shall, no later than the second (2nd) Business Day after receipt of any such written notice by a Responsible Officer of the Paying Agent submit the drawing documents delivered to it by the Borrower (or the Transaction Manager on behalf of the Borrower) or the Administrative Agent to draw the full amount of such Letter of Credit and deposit the proceeds of such drawing into the Supplemental Reserve Account.
If at any time a Letter of Credit is held by the Paying Agent as an asset of the Supplemental Reserve Account, the stated amount of the Letter of Credit may be reduced from time to time, to the extent of any reduction in the dollar amount of the Supplemental Reserve Account Required Balance. Upon receipt by the Paying Agent of the Quarterly Transaction Manager Report or a report prepared by the Borrower in connection with the consummation of a Takeout Transaction, if such Quarterly Transaction Manager Report or such other report shows a reduction in the Supplemental Reserve Account Required Balance, then the Borrower (or the Transaction Manager on behalf of the Borrower) or the Administrative Agent shall, prior to the related Payment Date or concurrently with the consummation of a Takeout Transaction, direct the Paying Agent to send the Eligible Letter of Credit Bank a letter in the form provided in the Letter of Credit to reduce the stated amount of the Letter of Credit. The Borrower (or the Transaction Manager on behalf of the Borrower) or the Administrative Agent shall ensure that the letter submitted shall provide for the reduction to be effective as of the close of business on the related Payment Dated or the date of the consummation of such Takeout Transaction. The reduction shall be in the amount shown on the Quarterly Transaction Manager Report or such other report as the Supplemental Reserve Account “reductions” and the remaining stated amount of the Letter of Credit shall be equal to the Supplemental Reserve Account Required Balance “ending required amount” as shown on the Quarterly Transaction Manager Report or such other report. Any drawing on the Letter of Credit may be reimbursed by the Borrower only from amounts remitted to the Borrower pursuant to Section 2.7(B)(xiii).
Notwithstanding the foregoing or any other provision to the contrary in this Agreement or any other Transaction Document, in no event shall the Paying Agent be required to report, track, calculate or monitor the value, available amount or any other information regarding any Letter of Credit for any party hereto or beneficiary of or under the Supplemental Reserve Account, except as expressly required pursuant to this Section 8.2(D).

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(E)Deposits and Withdrawals from the ITC Insurance Proceeds Account. Deposits into, and withdrawals from, the ITC Insurance Proceeds Account shall, subject to Section 2.7(D), be made in the following manner:
(i)The Borrower shall deposit, or cause to be deposited, in the ITC Insurance Proceeds Account, all ITC Insurance Policy Proceeds.
(ii)Upon deposit into the ITC Insurance Proceeds Account of any ITC Insurance Policy Proceeds, the Paying Agent shall, upon written instruction from the Transaction Manager (a) pay all applicable amounts on deposit in the ITC Insurance Proceeds Account (x) to the related Tax Equity Opco for distribution by such Tax Equity Opco to its members in accordance with the terms of the applicable Tax Equity Opco LLC Agreement, (y) directly to the applicable Tax Equity Investor or Tax Credit Purchaser in the amount of the related ITC Loss Indemnity due to such Person or (z) to the Tax Equity Opco to pay the taxes owed so as to resolve such ITC Loss Indemnity and (b) once the applicable ITC Loss Indemnity has been paid in full, the Paying Agent shall, upon written instruction from the Transaction Manager (x) deposit into the Revenue Account for distribution pursuant to Section 2.7(B) an amount of any remaining ITC Insurance Policy Proceeds equal to the lesser of (1) such remaining amount and (2) the aggregate amounts paid to the related Tax Equity Investor or Tax Credit Purchaser in respect of such ITC Loss Indemnity as a result of a Limited Step-Up Event and (y) pay any remaining amounts after giving effect to clause (x) at the direction of the Borrower.
(F)Deposits and Withdrawals from Takeout Transaction Account.
(i)The Borrower shall make deposits into the Takeout Transaction Account in accordance with Section 2.8(B).
(ii)The Paying Agent shall make withdrawals from the Takeout Transaction Account only in accordance with Section 2.7(C).
(G)Deposits and Withdrawals from the Post-PTO Reserve Account. Deposits into, and withdrawals from, the Post-PTO Reserve Account shall, subject to Section 2.7(D), be made in the following manner:
(i)On each Borrowing Date, the Borrower shall by delivery of a portion of the proceeds of the Advances made on such Borrowing Date to the Paying Agent for deposit into the Post-PTO Reserve Account, cause the amount on deposit in the Post-PTO Reserve Account to equal the Post-PTO Reserve Account Required Balance. In addition, funds shall be deposited into the Post-PTO Reserve Account pursuant to and accordance with Section 2.7(B) until the amounts on deposit therein shall equal the Post-PTO Reserve Account Required Balance.
(ii)On any Payment Date when Distributable Revenue is insufficient to pay the amounts then due and owing at clauses (i) through (iv) of Section 2.7(B), the Paying Agent shall (in accordance with the related Quarterly Transaction Manager Report) withdraw funds from the Post-PTO Reserve Account and deposit an amount equal to the lesser of such insufficiency and the amount on deposit in the Post-PTO Reserve Account to the Revenue Account to be used as Distributable Revenue for such Payment Date. The Paying Agent shall promptly notify the Administrative Agent and the Collateral Agent if, at any time, there are insufficient funds on deposit in the Post-PTO Reserve Account to make the payments required by this clause (ii).

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(iii)So long as no Event of Default has occurred and is continuing or would result therefrom, if on any Payment Date or the date on which a Takeout Transaction is consummated, funds on deposit in the Post-PTO Reserve Account are in excess of the Post-PTO Reserve Account Required Balance, the Paying Agent shall (in accordance with the related Quarterly Transaction Manager Report or in a report delivered in connection with such Takeout Transaction) transfer such amounts at the direction of the Borrower.
(iv)On the earliest to occur of (a) the Maturity Date, (b) an Early Amortization Event and (c) the date on which the outstanding balance of the Advances is reduced to zero, the Paying Agent shall withdraw all amounts on deposit in the Post-PTO Reserve Account and deposit such amounts into the Revenue Account, as directed by the Administrative Agent.
(H)Deposits and Withdrawals from the Funding Account. Deposits and withdrawals from the Funding Account shall be made in accordance with Section 2.4(C).
(I)Paying Agent Account Control. (i) Each Paying Agent Account shall be established and at all times maintained by the Paying Agent with an Eligible Institution which shall act as a “securities intermediary” (as defined in Section 8-102 of the UCC) and a “bank” (as defined in Section 9-102 of the UCC) hereunder (in such capacities, the “Securities Intermediary”) with respect to each Paying Agent Account. The Paying Agent hereby confirms that, as of the Closing Date it is the Securities Intermediary and the account numbers of each of the Paying Agent Accounts are as described on Schedule VIII attached hereto.
    (ii)    Each Paying Agent Account shall be a “securities account” as defined in Section 8-501 of the UCC and shall be maintained by the Paying Agent as a securities intermediary for and in the name of the Borrower, subject to the lien of the Administrative Agent, for the benefit of the Secured Parties.  The Paying Agent shall treat the Collateral Agent as the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of all “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC) credited to the Paying Agent Accounts.
    (iii)    The Paying Agent hereby confirms and agrees that:
    (a)    the Paying Agent shall not change the name or account number of any Paying Agent Account without the prior written consent of the Administrative Agent, the Collateral Agent (acting at the written direction of the Administrative Agent) and the Borrower;
    (b)    all securities or other property underlying any financial assets (as hereinafter defined) credited to a Paying Agent Account shall be registered in the name of the Paying Agent, indorsed to the Paying Agent or indorsed in blank or credited to another securities account maintained in the name of the Paying Agent, and in no case will any financial asset credited to a Paying Agent Account be registered in the name of the Borrower or any other Person, payable to the Borrower or specially indorsed to the Borrower or any other Person, except to the

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extent the foregoing have been specially indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank;
    (c)    all property transferred or delivered to the Paying Agent pursuant to this Agreement will be credited to the appropriate Paying Agent Account in accordance with the terms of this Agreement;
    (d)    each Paying Agent Account is an account to which financial assets are or may be credited, and the Paying Agent shall, subject to the terms of this Agreement, treat each of the Borrower and the Transaction Manager as entitled to exercise the rights that comprise any financial asset credited to each such Paying Agent Account; and
    (e)    notwithstanding the intent of the parties hereto, to the extent that any Paying Agent Account shall be determined to constitute a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC, such Paying Agent Account shall be subject to the exclusive control of the Collateral Agent, for the benefit of the Secured Parties, and the Paying Agent will comply with instructions originated by the Collateral Agent (acting at the written direction of the Administrative Agent) directing disposition of the funds in such Paying Agent Account, without further consent by the Borrower or the Transaction Manager; provided that, notwithstanding the foregoing, the Collateral Agent hereby authorizes the Paying Agent to honor withdrawal, payment, transfer or other instructions directing disposition of the funds in the Revenue Account received from the Borrower or the Transaction Manager, on its behalf, pursuant to Section 2.7 or this Section 8.2.
    (iv)    The Paying Agent hereby agrees that each item of property (including any investment property, financial asset, security, instrument or cash) credited to any Paying Agent Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.
    (v)    If at any time the Paying Agent shall receive an “entitlement order” (as defined in Section 8-102(a)(8) of the UCC) (an “Entitlement Order”) from the Collateral Agent (i.e., an order directing a transfer or redemption of any financial asset in any Paying Agent Account), or any “instruction” (within the meaning of Section 9-104 of the UCC), originated by the Collateral Agent, the Paying Agent shall comply with such Entitlement Order or instruction without further consent by the Borrower, the Transaction Manager or any other Person. Neither the Transaction Manager nor the Borrower shall make any withdrawals from any Paying Agent Account, except pursuant to Section 2.7 or this Section 8.2.
    (vi)    In the event that the Paying Agent has or subsequently obtains by agreement, by operation of law or otherwise a security interest in any Paying Agent Account or any financial assets, funds, cash or other property credited thereto or any

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security entitlement with respect thereto, the Paying Agent hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent, for the benefit of the Secured Parties. Notwithstanding the preceding sentence, the financial assets, funds, cash or other property credited to any Paying Agent Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Collateral Agent, for the benefit of the Secured Parties (except that the Paying Agent may set-off (i) all amounts due to the Paying Agent in its capacity as securities intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Paying Agent Accounts, and (ii) the face amount of any checks that have been credited to the Paying Agent Accounts but are subsequently returned unpaid because of uncollected or insufficient funds).
    (vii)    Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the “bank’s jurisdiction” (within the meaning of Section 9-304 of the UCC) and the “security intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC).
    (viii)    If, at any time, the Paying Agent resigns, is removed hereunder or ceases to meet the eligibility requirements of an Eligible Institution, the Transaction Manager, for the benefit of the Collateral Agent and the Lenders, shall within thirty (30) days establish a new Revenue Account, Supplemental Reserve Account, Liquidity Reserve Account, ITC Insurance Proceeds Account, Takeout Transaction Account, Post-PTO Reserve Account and Funding Account meeting the conditions specified above with an Eligible Institution reasonably acceptable to the Administrative Agent and transfer any cash and/or any investments held therein or with respect thereto to such new Revenue Account, Supplemental Reserve Account, Liquidity Reserve Account, ITC Insurance Proceeds Account, Takeout Transaction Account, Post-PTO Reserve Account or Funding Account, as applicable. From the date such new Revenue Account, Supplemental Reserve Account, Liquidity Reserve Account, ITC Insurance Proceeds Account, Takeout Transaction Account, Post-PTO Reserve Account or Funding Account is established, it shall be the “Revenue Account,” “Supplemental Reserve Account,” “Liquidity Reserve Account,” “ITC Insurance Proceeds Account,” “Takeout Transaction Account,” “Post-PTO Reserve Account,” or “Funding Account” hereunder, as applicable.
(J)Permitted Investments. Prior to an Event of Default, the Transaction Manager (and after an Event of Default, the Administrative Agent) may direct each banking institution at which the Revenue Account, the Liquidity Reserve Account, Supplemental Reserve Account, Post-PTO Reserve Account or Takeout Transaction Account shall be established, in writing, to invest the funds held in such accounts in one or more Permitted Investments. Absent such written direction, such funds shall remain uninvested. All investments of funds on deposit in the Revenue Account, the Liquidity Reserve Account, Supplemental Reserve Account, Post-PTO Reserve Account or Takeout Transaction Account shall be uninvested so that such funds will be available on the Business Day immediately preceding the date on which the funds are to be disbursed from such account, unless otherwise expressly set forth herein. All interest derived from such Permitted Investments shall be deemed to be “investment proceeds” and shall be deposited into such account to be distributed in accordance with the requirements hereof. The taxpayer identification number associated with the Revenue Account, the Liquidity Reserve

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Account, Supplemental Reserve Account, Post-PTO Reserve Account and Takeout Transaction Account shall be that of the Borrower, and the Borrower shall report for federal, state and local income tax purposes the income, if any, earned on funds in such accounts. Funds on deposit in the ITC Insurance Proceeds Account and the Funding Account shall not be invested.
(K)Exercise of Purchase Options. Notwithstanding anything to the contrary contained herein, the Sponsor or any Affiliate thereof (other than the Borrower or any Subsidiary thereof) may fund the exercise of a Purchase Option by paying such amount directly to the applicable Tax Equity Investor and no such amount shall be required to be actually contributed to the Borrower or any Subsidiary thereof or deposited into any Paying Agent Account (it being understood that such direct payment is constructively, and shall be treated for accounting purposes as, a capital contribution to the applicable Managing Member through the Depositor and the Borrower).
Section 8.3.Sharing.
(A)Except as excluded in Section 8.3(B), if any Secured Party (other than the Administrative Agent or the Collateral Agent) shall obtain any amount (whether (i) by way of voluntary or involuntary payment, (ii) by virtue of an exercise of any right of set-off, banker’s lien or counterclaim, (iii) as proceeds of any insurance policy covering any properties or assets of the Borrower or any other Transaction Party, (iv) from proceeds of liquidation or dissolution of the Borrower or any other Transaction Party or distribution of its assets among their respective creditors (however such liquidation, dissolution or distribution may occur), (v) as payment following the acceleration of any Obligation, (vi) from any realization on Collateral, (vii) by virtue of the application of any provision of any of the Transaction Documents (other than this Agreement) or (viii) in any other manner) in respect of any Obligations owed to such Secured Party under any Transaction Document (other than any amount distributed pursuant to and in accordance with the express terms of the Transaction Documents), such Secured Party shall forthwith notify the Collateral Agent thereof and shall promptly, and in any event within five (5) Business Days of its so obtaining the same, pay such amount (less any reasonable costs and expenses incurred by such Secured Party in obtaining such amount) to the Collateral Agent for the account of the Secured Parties, to be shared pro rata to the Secured Parties based on the amounts owing to each Secured Party.
(B)Notwithstanding any other provision of this Agreement or any other Transaction Document to the contrary (x) the Liquidity Reserve Account and the Post-PTO Reserve Account shall only be for the benefit of the Lenders and (y) no Secured Party shall have any obligation to share:
(i)any amounts subject to payment netting or close-out netting permitted pursuant to a Hedge Agreement;
(ii)any payment made by any Person to such Secured Party pursuant to a contract of participation or assignment or any other arrangement by which a direct or indirect interest of such Secured Party under the Transaction Document is transferred (other than any such contract or other arrangement entered into with the Borrower or any Affiliate thereof);
(iii)any amounts received or deemed received by a Secured Party in respect of any Obligation owed to it from separate insurance, credit default swap protection or other similar protection against loss arranged by such Secured Party for its own account in

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respect of any such Obligation (which amounts shall be for the sole benefit of such Secured Party); or
(iv)any payment made pursuant to and in accordance with the express terms of this Agreement.
Section 8.4.Adjustments. If the Transaction Manager makes a mistake with respect to the amount of any Collection or payment and deposits, pays or causes to be deposited or paid, an amount that is less than or more than the actual amount thereof, the Transaction Manager shall appropriately adjust the amounts subsequently deposited into the applicable account or paid out to reflect such mistake for the date of such adjustment. Any Eligible Solar Asset in respect of which a dishonored check is received shall be deemed not to have been paid.
Section 8.5.Erroneous Payments.
(A)If the Administrative Agent or the Paying Agent notifies a Lender or other Secured Party, or any Person who has received funds on behalf of a Lender or other Secured Party (any such Lender, other Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent or the Paying Agent, as applicable, has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (B)) that any funds received by such Payment Recipient from the Administrative Agent, the Paying Agent or any of their respective Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent or the Paying Agent, as applicable, and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent or the Paying Agent, as applicable, and such Lender or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent or the Paying Agent, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent or the Paying Agent, as applicable, in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent or the Paying Agent to any Payment Recipient under this clause (A) shall be conclusive, absent manifest error.
(B)Without limiting immediately preceding clause (A), each Lender, each other Secured Party, or any Person who has received funds on behalf of a Lender or other Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent or the Paying Agent (or any of their respective Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Borrower, the Administrative Agent or the Paying Agent (or any of their respective Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Borrower, the Administrative Agent or the Paying Agent (or any of their

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respective Affiliates), or (z) that such Lender or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(a) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent or the Paying Agent to the contrary) or (b) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent and the Paying Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent and the Paying Agent pursuant to this Section 8.5(B).
(C)Each Lender and each other Secured Party hereby authorizes the Administrative Agent and the Paying Agent to set off, net and apply any and all amounts at any time owing to such Lender or other Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent or the Paying Agent to such Lender or other Secured Party from any source, against any amount due to the Administrative Agent or the Paying Agent, as applicable, under immediately preceding clause (A) or under the indemnification provisions of this Agreement.
(D)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent or the Paying Agent, as applicable, for any reason, after demand therefor by the Administrative Agent or the Paying Agent, as applicable, in accordance with immediately preceding clause (A), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Advance”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Advance, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Loan Notes evidencing such Advances to the Borrower or the Administrative Agent, as applicable, (ii) the Administrative Agent, as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent, as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt

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of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or other Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”); provided that the Transaction Parties’ Obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment.
(E)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Transaction Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent or the Paying Agent from the Borrower or any other Transaction Party for the purpose of making such Erroneous Payment; provided that this Section 8.5 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Transaction Parties relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.
(F)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent or the Paying Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(G)Each party’s obligations, agreements and waivers under this Section 8.5 shall survive the resignation or replacement of the Administrative Agent or the Paying Agent, as applicable, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.
(H)Notwithstanding anything in this Section 8.5 to the contrary, the Paying Agent shall have no obligations or liabilities with respect to determining any Erroneous Payments or enforcing the return of, or any other remedies related to, any Erroneous Payments. The Paying Agent shall make payments to any Funding Agent or other Secured Party in accordance with the Quarterly Transaction Manager Report or such other written direction as is provided to the Paying Agent in accordance with the terms of this Agreement.

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Article IX

The Paying Agent and the Collateral Agent
Section 9.1.Appointment. The Administrative Agent, the Funding Agents and the Lenders (and each Hedge Counterparty by execution of a Hedge Counterparty Joinder, if applicable) hereby appoint Computershare as the Paying Agent and the Collateral Agent and Computershare accepts such appointments subject to the terms of this Agreement. The Collateral Agent is hereby irrevocably appointed and authorized to act as the agent of the Administrative Agent, each Funding Agent, each Lender and each Hedge Counterparty for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In its capacity as the Administrative Agent’s, the Funding Agents’, the Lenders’ and each Hedge Counterparty’s contractual representative, the Collateral Agent is a “representative” of the Administrative Agent, the Funding Agents, the Lenders and each Hedge Counterparty within the meaning of Section 9-102 of the UCC as in effect in the State of New York. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.4(K) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the written direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.5 and 10.6, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Transaction Documents) as if set forth in full herein with respect thereto.
Section 9.2.Representations and Warranties. Computershare represents to the other parties hereto as follows:
    (A)    Organization; Corporate Powers. Computershare is a national banking association, duly organized and validly existing under the laws of the United States, and has all requisite power and authority to conduct its business, to own its property and to execute, deliver and perform all of its obligations under this Agreement, and no license, permit, consent or approval, is required to be obtained, effective or given by the Paying Agent or the Collateral Agent to enable it to perform its obligations hereunder.
    (B)    Authority. The execution, delivery and performance by Computershare of this Agreement and each other Transaction Document to which it is a party have been duly authorized by all necessary action on the part of Computershare.
    (C)    Enforcement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of Computershare, enforceable against Computershare in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether such enforcement is sought at equity or at law.
    (D)    No Conflict. Computershare is not in violation of any law, rule, or regulation governing the banking or trust powers of the Computershare applicable to it or any indenture, lease, loan or other agreement to which the Computershare is a party or by

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which it or its assets may be bound or affected, except for such laws, rules or regulations or indentures, leases, loans or other agreements the violation of which would not have a material adverse effect on the Computershare’s abilities to perform its obligations in accordance with the terms of this Agreement or and any other Transaction Document to which it is a party.
Section 9.3.Limitation of Liability of the Computershare. Notwithstanding anything contained herein to the contrary, this Agreement has been executed by Computershare, not in its individual capacity, but solely as the Paying Agent and as the Collateral Agent, and in no event shall Computershare have any liability for the representations, warranties, covenants, agreements or other obligations of the other parties hereto or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the party responsible therefor.
Section 9.4.Certain Matters Affecting the Paying Agent and the Collateral Agent. Notwithstanding anything herein to the contrary:
    (A)    The Paying Agent and the Collateral Agent each undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. Neither the Paying Agent nor the Collateral Agent shall have any duties or responsibilities except those expressly set forth in this Agreement or the other Transaction Documents to which they are a party.
    (B)    Neither the Paying Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, obligations or covenants regardless of whether an Event of Default has occurred and is continuing.
    (C)    Neither the Paying Agent nor the Collateral Agent shall be liable for any action taken or any error of judgment made in good faith by an officer or officers of the Paying Agent or the Collateral Agent, as applicable, unless it shall be conclusively determined by the final judgment of a court of competent jurisdiction not subject to appeal or review that the Paying Agent or the Collateral Agent, as applicable, was grossly negligent or acted with willful misconduct in ascertaining the pertinent facts.
    (D)    Neither the Paying Agent nor the Collateral Agent shall be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction given or certificate or other document delivered to the Paying Agent or the Collateral Agent under this Agreement or any other Transaction Document.
    (E)    None of the provisions of this Agreement or any other Transaction Document shall require the Paying Agent or the Collateral Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

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    (F)    The Paying Agent and the Collateral Agent may each conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties, and shall be under no obligation to inquire as to the adequacy, content, accuracy or sufficiency of any such information or be under any obligation to make any calculation (or re-calculation), certification, or verification in respect of any such information and shall not be liable for any loss that may be occasioned thereby. The Paying Agent and the Collateral Agent may each also, but shall not be required to, rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.
    (G)    Whenever in the administration of the provisions of this Agreement or any other Transaction Document the Paying Agent or the Collateral Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter may, in the absence of gross negligence, willful misconduct or bad faith on the part of the Paying Agent or the Collateral Agent, as applicable, be deemed to be conclusively proved and established by a certificate delivered to the Paying Agent or the Collateral Agent, as applicable, hereunder, and such certificate, in the absence of gross negligence, willful misconduct or bad faith on the part of the Paying Agent or the Collateral Agent, as applicable, shall be full warrant to the Paying Agent or the Collateral Agent, as applicable, for any action taken, suffered or omitted by it under the provisions of this Agreement or any other Transaction Document.
    (H)    The Paying Agent and the Collateral Agent, at the expense of the Borrower, may each consult with counsel, and the advice or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel; provided however that such costs of counsel are reasonable and documented. Before the Paying Agent or the Collateral Agent acts or refrains from acting hereunder, it may require and shall be entitled to receive an officer’s certificate and/or an opinion of counsel, the costs of which (including the Paying Agent's and the Collateral Agent's reasonable and documented attorney's fees and expenses) shall be paid by the party requesting that the Paying Agent or Collateral Agent act or refrain from acting. Neither the Paying Agent nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on such officer’s certificate or opinion of counsel.
    (I)    Neither the Paying Agent nor the Collateral Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, entitlement order, approval or other paper or document.
    (J)    Except as provided expressly in Section 8.2(J) hereof, the Paying Agent shall have no obligation to invest and reinvest any cash held in any of the accounts

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hereunder in the absence of a timely and specific written investment direction pursuant to the terms of this Agreement. In no event shall the Paying Agent be liable for the selection of investments or for investment losses incurred thereon. The Paying Agent shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of another party to timely provide a written investment direction pursuant to the terms of this Agreement. Investments in any Permitted Investments are not obligations or recommendations of, or endorsed or guaranteed by, the Paying Agent or its Affiliates. The Paying Agent and its Affiliates may provide various services for Permitted Investments and may be paid fees for such services. Each party hereto understands and agrees that proceeds of the sale of investments of the funds in any account maintained with the Paying Agent will be deposited by the Paying Agent into the applicable accounts on the Business Day on which the Paying Agent receives appropriate instructions hereunder, if such instructions received by the Paying Agent prior to the deadline for same day sale of such investments. If the Paying Agent receives such instructions after the applicable deadline for the sale of such investments, such proceeds will be deposited by the Paying Agent into the applicable account on the next succeeding Business Day. The parties hereto agree that notifications after the completion of purchases and sales of investments shall not be provided by the Paying Agent hereunder, and the Paying Agent shall make available, upon request and in lieu of notifications, periodic account statements that reflect such investment activity. No statement shall be made available if no investment activity has occurred during such period.
    (K)    Each of the Paying Agent and the Collateral Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, affiliates, custodians or nominees appointed with due care, and shall not be responsible for any action or omission on the part of any agent, attorney, custodian or nominee so appointed.
    (L)    Any corporation or entity into which the Paying Agent or the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Paying Agent shall be a party, or any corporation or entity succeeding to the business of the Paying Agent or the Collateral Agent shall be the successor of the Paying Agent or the Collateral Agent, as applicable, hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.
    (M)    In no event shall the Paying Agent or the Collateral Agent be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Paying Agent or the Collateral Agent has been advised of such loss or damage and regardless of the form of action.

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    (N)    In no event shall the Paying Agent or the Collateral Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Paying Agent’s or the Collateral Agent's control, including a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign), disease, epidemic or pandemic, quarantine, national emergency, utility failure, malware or ransomware attack, which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any other Transaction Document or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Paying Agent’s or the Collateral Agent's control whether or not of the same class or kind as specified above. The Paying Agent and Collateral Agent further agree that they shall give prompt notice (including a reasonable description of such force majeure event) to the other related parties hereto upon the Paying Agent and Collateral Agent having notice or knowledge of such force majeure event and use its best efforts to resume performance as promptly as practicable under the circumstances.
    (O)    Knowledge of the Paying Agent or the Collateral Agent shall not be attributed or imputed to any affiliate, line of business, or other division of Computershare Trust Company, National Association (and vice versa).
    (P)    The right of the Paying Agent or the Collateral Agent to perform any permissive or discretionary act enumerated in this Agreement or any other Transaction Document shall not be construed as a duty.
    (Q)    Absent gross negligence, bad faith or willful misconduct (in each case as conclusively determined by a court of competent jurisdiction pursuant to a final order or verdict not subject to appeal) on the part of Computershare in acting in each of its capacities under this Agreement and the related Transaction Documents shall not constitute impermissible self-dealing or a conflict of interest, and the parties hereto hereby waive any conflict of interest presented by such service. Computershare may act as agent for, provide banking, custodial, collateral agency, verification and other services to, and generally engage in any kind of business, with others to the same extent as if Computershare were not a party hereto. Nothing in this Agreement or any other Transaction Document shall in any way be deemed to restrict the right of Computershare to perform such services for any other person or entity, and the performance of such services for others will not, in and of itself, be deemed to violate or give rise to any duty

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or obligation to any party hereto not specifically undertaken by Computershare hereunder or under any other Transaction Document.
    (R)    Neither the Paying Agent nor the Collateral Agent shall be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement or any other Transaction Document other than for the Paying Agent’s or the Collateral Agent's compensation.
    (S)    Neither the Paying Agent nor the Collateral Agent shall be deemed to have notice or knowledge of, or be required to act based on, any event or information (including any Event of Default, Early Amortization Event or any other default and including the sending of any notice) unless a Responsible Officer of the Paying Agent or the Collateral Agent has actual knowledge or shall have received written notice thereof. In the absence of such actual knowledge or receipt of such notice, the Paying Agent and the Collateral Agent may conclusively assume that none of such events have occurred and the Paying Agent and the Collateral Agent shall not have any obligation or duty to determine whether any Event of Default, Early Amortization Event or any other default has occurred. The delivery or availability of reports or other documents to the Paying Agent and the Collateral Agent (including publicly available reports or documents) shall not constitute actual or constructive knowledge or notice of information contained in or determinable from those reports or documents, except for such information provided to be delivered under this Agreement to the Paying Agent or the Collateral Agent and which the Paying Agent or the Collateral Agent is contractually obligated to review; and knowledge or information acquired by any Responsible Officer of the Paying Agent or the Collateral Agent in any of their respective capacities hereunder or under any other document related to this transaction, provided that the foregoing shall not relieve the Person acting as Paying Agent or as Collateral Agent, as applicable, from its obligations to perform or responsibility for the manner of performance of its duties in a separate capacity under the Transaction Documents.
    (T)     Except as otherwise provided in this Article IX:
        (i)    except as expressly required pursuant to the terms of this Agreement, neither the Paying Agent nor the Collateral Agent shall be required to make any initial or periodic examination of any documents or records for the purpose of establishing the presence or absence of defects, the compliance by the Borrower or any other Person with its representations and warranties or for any other purpose except as expressly required pursuant to the terms of this Agreement;
        (ii)    whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Paying Agent or the Collateral Agent shall be subject to the provisions of this Article IX;

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        (iii)    neither the Paying Agent nor the Collateral Agent shall have any liability with respect to the acts or omissions of any other Person, and may assume compliance by each of the other parties to the Transaction Documents with their obligations thereunder unless a Responsible Officer of the Paying Agent or the Collateral Agent, as applicable, is notified of any such noncompliance in writing;
        (iv)    under no circumstances shall the Paying Agent or the Collateral Agent be personally liable for any representation, warranty, covenant, obligation or indebtedness of any other party to the Transaction Documents;
        (v)    neither the Paying Agent nor the Collateral Agent shall be held responsible or liable for or in respect of, and makes no representation or warranty with respect to (A) any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement, continuation statement or amendments to a financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof, or (B) the existence, genuineness, value or protection of any collateral, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents or for the monitoring, creation, maintenance, enforceability, existence, status, validity, priority or perfection of any security interest, lien or collateral or the performance of any collateral; and
        (vi)    neither the Paying Agent nor the Collateral Agent shall be required to take any action hereunder if it shall have reasonably determined, or shall have been advised by its counsel, that such action is likely to result in liability on the part of the Paying Agent or the Collateral Agent, as applicable, or is contrary to the terms hereof or any other Transaction Document to which it is a party or is not in accordance with applicable laws.
    (U)    It is expressly understood and agreed by the parties hereto that neither the Paying Agent nor the Collateral Agent (i) has provided nor will it provide in the future, any advice, counsel or opinion regarding the tax, financial, investment, securities law or insurance implications and consequences of the consummation, funding and ongoing administration of this Agreement and the matters contemplated herein, including, but not limited to, income, gift and estate tax issues, and the initial and ongoing selection and monitoring of financing arrangements, (ii) has made any investigation as to the accuracy of any representations, warranties or other obligations of any other party to this Agreement or the other Transaction Documents or any other document or instrument and shall not have any liability in connection therewith and (iii) has prepared or verified, or shall be responsible or liable for, any information, disclosure or other statement in any disclosure or offering document delivered in connection with this Agreement or the other Transaction Documents.
    (V)    The recitals contained herein shall not be taken as the statements of the Paying Agent or the Collateral Agent, and neither the Paying Agent nor the Collateral

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Agent shall assume any responsibility for their correctness. Neither the Paying Agent nor the Collateral Agent makes any representation regarding the validity, sufficiency or enforceability of this Agreement or the other Transaction Documents or as to the perfection or priority of any security interest therein, except as expressly set forth in Section 9.2(C).
    (W)    In the event that (i) the Paying Agent or the Collateral Agent is unsure as to the application or interpretation of any provision of this Agreement or any other Transaction Document, (ii) this Agreement is silent or is incomplete as to the course of action that the Paying Agent or the Collateral Agent is required or permitted to take with respect to a particular set of facts, or (iii) more than one methodology can be used to make any determination or calculation to be performed by the Paying Agent or the Collateral Agent hereunder, then the Paying Agent or the Collateral Agent, as applicable, may give written notice to the Administrative Agent (with a copy to each Lender) requesting written instruction and, to the extent that the Paying Agent or the Collateral Agent acts or refrains from acting in good faith in accordance with any such written instruction, neither the Paying Agent nor the Collateral Agent shall be personally liable to any Person. If the Paying Agent or the Collateral Agent shall not have received such written instruction within ten (10) calendar days of delivery of notice to the Administrative Agent (or within such shorter period of time as may reasonably be specified in such notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking any action, and shall have no liability to any Person for such action or inaction.
    (X)    Neither the Paying Agent nor the Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Transaction Document or to institute, conduct or defend any litigation hereunder or thereunder or in relation hereto or thereto at the request, order or direction of any of any Person, unless such Person with the requisite authority shall have offered to the Paying Agent or the Collateral Agent, as applicable, security or indemnity satisfactory to the Paying Agent or the Collateral Agent, as applicable, against the costs, expenses and liabilities (including the reasonable and documented fees and expenses of the Paying Agent's or the Collateral Agent's, as applicable, counsel and agents) which may be incurred therein or thereby.
    (Y)    Neither the Paying Agent nor the Collateral Agent shall have any duty (i) to maintain or monitor any insurance or (ii) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.
    (Z)    Notwithstanding anything to the contrary in this Agreement, neither the Paying Agent nor the Collateral Agent shall be required to take any action that is not in accordance with applicable law.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

    (AA)    Nothing in this Agreement gives rise to any right, expectation, or other entitlement on the part of any Person to inspect, examine, access, or visit any data center or other secure facility or system of the Paying Agent or Collateral Agent.
    (BB)    The rights, benefits, protections, immunities and indemnities afforded the Paying Agent and the Collateral Agent hereunder shall extend to the Paying Agent and the Collateral Agent (in any of their capacities) under any other Transaction Document or related agreement as though set forth therein in their entirety mutatis mutandis.
Section 9.5.Indemnification. The Borrower agrees to reimburse and indemnify, defend and hold harmless the Paying Agent and the Collateral Agent, in their individual and representative capacities, and its officers, directors, agents and employees (collectively, the “Computershare Indemnified Parties”) against any and all fees, costs, damages, losses, suits, claims, judgments, liabilities, obligations, penalties, actions, expenses (including the reasonable and documented fees and expenses of counsel and court costs) or disbursements of any kind and nature whatsoever, regardless of the merit, which may be imposed on, incurred by or demanded, claimed or asserted against any of them in any way directly or indirectly relating to or arising out of or in connection with this Agreement or any other Transaction Document or any other document delivered in connection herewith or therewith or the transactions contemplated hereby or thereby, or the enforcement of any of the terms hereof or thereof or of any such other documents, including in connection with any enforcement (including any action, claim or suit brought) by any Computershare Indemnified Party of its rights hereunder or thereunder (including rights to indemnification), provided, that the Borrower shall not be liable for any of the foregoing to the extent arising from the gross negligence, willful misconduct or bad faith of the Paying Agent or the Collateral Agent, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review. The provisions of this Section 9.5 shall survive the discharge, termination or assignment of this Agreement or any related agreement or the earlier of the resignation or removal of the Paying Agent or the Collateral Agent, as applicable. This Section 9.5 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax Proceeding. The Computershare Indemnified Parties’ reasonable and documented expenses are intended as expenses of administration.
Section 9.6.Successor Paying Agent/Collateral Agent. Each of the Paying Agent and the Collateral Agent may individually resign at any time by giving at least thirty (30) days’ prior written notice thereof to the other parties hereto; provided, that no such resignation shall become effective until a successor Paying Agent or successor Collateral Agent, as applicable, that is satisfactory to the Administrative Agent and, to the extent no Event of Default or Amortization Event has occurred and is continuing, the Borrower, has been appointed hereunder. Each of the Paying Agent and the Collateral Agent may be removed at any time for cause by at least thirty (30) days’ prior written notice received by the Paying Agent or the Collateral Agent, as applicable, from the Administrative Agent. Upon any such resignation or removal, the Administrative Agent shall have the right to appoint a successor Paying Agent or successor Collateral Agent, as applicable, that is satisfactory to the Borrower (unless an Event of Default or Amortization Event has occurred and is continuing). If no successor Paying Agent or successor Collateral Agent, as applicable, shall have been so appointed and shall have accepted such appointment within thirty (30) days after the exiting Paying Agent’s or exiting Collateral Agent's, as applicable, giving notice of resignation or receipt of notice of removal, then the exiting Paying Agent or exiting Collateral Agent, as applicable, may, at the sole expense (including all fees, costs and expenses (including attorneys’ reasonable and documented fees and expenses) incurred in connection with such petition) of the Borrower, petition a court of

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competent jurisdiction to appoint a successor Paying Agent or successor Collateral Agent, as applicable. Upon the acceptance of any appointment as the Paying Agent hereunder by a successor Paying Agent, such successor Paying Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Paying Agent, and the exiting Paying Agent shall be discharged from its duties and obligations hereunder. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Collateral Agent, and the exiting Collateral Agent shall be discharged from its duties and obligations hereunder. After any exiting Paying Agent’s or any exiting Collateral Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Paying Agent or as the Collateral Agent, as applicable, hereunder. If the Paying Agent or the Collateral Agent consolidates with, merges or converts into, or transfers or sells all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall be the successor Paying Agent or the successor Collateral Agent, as applicable.
Article X

Miscellaneous
Section 10.1.Survival. All representations and warranties made by the Borrower herein and all indemnification obligations of the Borrower hereunder shall survive, and shall continue in full force and effect, after the making and the repayment of the Advances hereunder and the termination of this Agreement.
Section 10.2.Amendments, Etc. No amendment to or waiver of any provision of any Transaction Document (other than a Hedge Agreement), nor consent to any departure therefrom by the parties hereto, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and acknowledged by the Administrative Agent and each Funding Agent; provided further, no such amendment or waiver shall:
(i)extend the Scheduled Commitment Termination Date, reduce the amount of or extend the maturity of any Advance or reduce the rate or extend the time of payment of interest thereon, or reduce or alter the timing or priority of any other amount payable to any Lender hereunder, including amending or modifying any of the definitions related to such terms, in each case without the consent of the Lenders affected thereby; provided that this Section 10.2(i) shall not apply to any matter governed by Section 2.11(C);
(ii)amend, modify or waive any provision of this Section 10.2, reduce the percentage specified in the definition of the Majority Lenders or Super-Majority Lenders, or otherwise modify any provision of any Transaction Document (other than a Hedge Agreement) specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, in each case without the written consent of all Lenders;
(iii)amend, modify or waive any provision of Section 3.2, Section 3.4 or Section 3.5, in each case without the written consent of the Super-Majority Lenders

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(other than any waiver of any timing requirements under Section 3.4 (including any such requirement arising as result of a timing requirement set forth in any defined term used in Section 3.4));
(iv)amend, modify or waive any provision of Sections 7.18 through Section 7.29 hereof without the written consent of all Funding Agents;
(v)affect the rights or duties of the Administrative Agent, the Paying Agent, the Collateral Agent, the Custodian, Transaction Manager or the Transaction Transition Manager under this Agreement without the written consent of the Administrative Agent, the Paying Agent, the Collateral Agent, the Custodian, Transaction Manager or the Transaction Transition Manager, respectively;
(vi)amend, modify or waive any provision of Article II or any other provision hereof in a manner that would alter the pro rata sharing of payments required thereunder, without the written consent of each Lender adversely affected thereby;
(vii)change or otherwise modify the eligibility criteria set forth in the Transaction Documents relating to Eligible Solar Assets, Eligible Tax Equity Structures, or Target Qualifying Tax Equity Funds, in each case, without the written consent of the Super-Majority Lenders;
(viii)amend or modify any provision of Article VI;
(ix)waive any Event of Default under Article VI with respect to any breach of any representation, warranty or covenant without the requisite number of Lenders that would be required to amend the provision which was breached;
(x)modify fees payable by the Borrower or any Relevant Party without the consent of the Super-Majority Lenders;
(xi)amend the definitions of “Approved Existing Tax Equity Fund”, “Availability Period”, “Borrowing Base Calculation Date”, “Collateral”, “Competitor”, “Custodian File”, “DSCR”, “Early Amortization Event”, “Excess Concentration Amount”, “Excluded Covenant”, “PFE FEOC Opinion”, “Material Assistance FEOC Opinion”, “Financial Covenant”, “Hedge Requirements”, “Independent Engineering Report”, “Contracted ITC Value”, “ITC Value Borrowing Base”, “Materially Adverse Cash Sweep Provisions”, “Material Adverse Effect”, “Material Project Documents”, “Minimum Payoff Amount”, “Partial Release Conditions”, “Solar Asset Portfolio Value”, “Solar Asset Portfolio Borrowing Base”, “Solar Asset Portfolio Value (Non-Reduced Advance Rate)”, [***], “Supplemental Reserve Account Deposit”, “Supplemental Reserve Account Required Balance”, “Takeout Transaction”, “Target Fund”, “Target Fund Approvals”, “Target Non-Qualifying Tax Equity Fund”, “Target Qualifying Tax Equity Fund”, “Target Tax Equity Opco”, “Target Wholly-Owned Subsidiary”, “Tax Equity Required Consent”, “Uncontracted ITC Value”, or any of the component definitions of any thereof in a manner that would have the effect of increasing the Borrowing Base in any material respect without the written consent of the Super-Majority

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Lenders, except for any amendment to any such definition to (x) correct any scrivener error(s) or (y) clarify the meaning of any such definition;
(xii)amend the definitions of “Adjusted Borrowing Base”, “Borrowing Base”, “Eligible Solar Asset”, “Liquidity Reserve Account Required Balance”, “Post-PTO Reserve Account Required Balance”, or any of the component definitions of any thereof in a manner that would have the effect of increasing the Borrowing Base or the Adjusted Borrowing Base, as applicable, in any material respect without the written consent of all Lenders, except for any amendment to any such definition to (x) correct any scrivener error(s) or (y) clarify the meaning of any such definition;
(xiii)amend the definition of Commitment or Exhibit E hereto without the consent of the Lender whose Commitment would be impacted thereby (it being understood that reductions of Commitments pursuant to Section 2.6(A) and increases in Commitments pursuant to Section 2.6(B) shall be governed by such Sections);
(xiv)release or subordinate all or any material portion of the Collateral, or any Relevant Party from its obligations under the Collateral Documents or any membership interests without the written consent of each Lender, in each case, other than in connection with a disposition permitted hereunder; or
(xv)effect an amendment pursuant to Section 10.29 or otherwise amend or waive compliance with paragraph 25 of Schedule II, in each case, without the consent of the Super-Majority Lenders.
No amendment of any term or provision of Section 2.21 or otherwise impacting the rights, obligations or liabilities of the Green Coordination Agent under any Transaction Document shall be effective without the written consent of the Green Coordination Agent.

The Borrower agrees to provide notice to each party hereto of any amendments to or waivers of any provision of this Agreement; provided that the Borrower shall provide the Conduit Lender with prompt written notice of any amendment to any provision of this Agreement, prior to such amendment becoming effective.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the maturity date of any of its Advances may not be extended, the rate of interest on any of its Advances may not be reduced and the principal amount of any of its Advances may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

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Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Transaction Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. In addition, the Lenders hereby consent to the incorporation from time to time on and after the Closing Date of specific provisions not materially adverse to the Lenders into the Guaranty, Pledge and Security Agreement with respect to a particular Tax Equity Fund to the extent agreed by the Collateral Agent and the applicable Managing Member with respect to such Tax Equity Fund in the applicable Accession Agreement to the Guaranty, Pledge and Security Agreement.
Notwithstanding any provision herein to the contrary, any Lender may request the parties to this Agreement to enter into an amendment to this Agreement for the purpose of sub-dividing the Advances and the Commitments of such Lender(s) into separate tranches and each party hereto shall consider such request in good faith; provided, that any such amendment shall be at the expense of the directing Lender(s) and none of the Borrower, the Administrative Agent, the Collateral Agent, the Paying Agent or any other Lender shall be required to enter into such amendment if any such party, after considering such request in good faith, determines in its sole discretion that such subdivision could have an adverse effect on it, including (i) with respect to the Borrower, an adverse effect on the economics of the equity of the Borrower and (ii) on the payments, economics or obligations of any such party. Upon such request by a Lender and unless the Borrower, after having considered such request in good faith, has determined in its sole discretion that any such subdivision would have an adverse effect on it, the Borrower shall cooperate with such Lender and any intended assignee (if any) thereof, as may be reasonably requested by such Lender, to effect such subdivision, including through the issuance of replacement Loan Notes having terms (including changes to advance rates or margin) as may be reasonably requested by such Lender.
Section 10.3.Notices, Etc. All notices and other communications provided for hereunder shall be in writing and mailed or delivered by courier or facsimile: (A) if to the Borrower, at its address at Sunrun Luna Portfolio 2021, LLC c/o Sunrun Inc., 225 Bush Street, Suite 1400, San Francisco, CA 94104, Attention: General Counsel; (B) if to the Administrative Agent, Atlas Securitized Products Holdings, L.P., 230 Park Avenue, Suite 800, New York, NY 10169, Attention: ATLAS SP Partners – Warehouse Financing, email address: [***]; (C) if to the Collateral Agent or the Paying Agent, Computershare Trust Company, N.A., 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: Computershare Corporate Trust – Asset-Backed Administration, email address: [***]; and (D) in the case of any party, at such address or other address as shall be designated by such party in a written notice to each of the other parties hereto. Notwithstanding the foregoing, each Quarterly Transaction Manager Report described in Section 5.1(D) and the Borrowing Base Certificate described in Section 5.1(F) may be delivered by electronic mail; provided, that such electronic mail is sent by a Responsible Officer and each such Quarterly Transaction Manager Report or the Borrowing Base Certificate is accompanied by an electronic reproduction of the signature of a Responsible Officer of the Borrower. All such notices and communications shall be effective, upon receipt, provided, that notice by facsimile or email shall be effective upon electronic or telephonic confirmation of receipt from the recipient.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

The Administrative Agent, the Collateral Agent, and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.4.No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under the Loan Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 10.5.Indemnification.
(A)    Indemnification. The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Green Coordination Agent, the Funding Agents, the Lenders, the Paying Agent and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses (including reasonable fees and expenses of counsel and court costs), including in connection with any enforcement (including any action, suit or claim brought by an Indemnitee) of the Borrower’s indemnification obligations hereunder, to which such Indemnitee may become subject arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding” (including any Proceedings under environmental laws)) relating to the Transaction Documents or any other agreement, document, instrument or transaction related thereto, the use of proceeds of any Advance, and the transactions contemplated hereby, regardless of whether any Indemnitee is a party thereto and whether or not such Proceedings are brought by the Borrower, its equity holders, affiliates, creditors or any other third party, and to reimburse each Indemnitee upon written demand therefor (together with reasonable back-up documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing of one law firm to all such Indemnitees, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnitee taken as a whole (and, if reasonably necessary, of one local counsel and/or one regulatory counsel in any material relevant jurisdiction); provided, that the foregoing indemnity and reimbursement obligation will not, as to any Indemnitee, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of, material breach of the Transaction Documents by, such Indemnitee (other than Computershare in any of its capacities under the Transaction Documents) or any of its affiliates or controlling persons or any of the officers, directors, employees, advisors or agents of any of the foregoing or

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(ii) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by such Indemnitee against another Indemnitee or (B) any settlement entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed). This Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax Proceeding. The provisions of this Section 10.5 shall survive the discharge, termination or assignment of this Agreement or any related agreement or the earlier of the resignation or removal of the Administrative Agent, the Funding Agents, the Collateral Agent or the Paying Agent, as applicable. Notwithstanding anything to the contrary in this Section 10.5, the provisions of this Section shall be applied without prejudice to, and the provisions shall not have the effect of diminishing, the rights of the Paying Agent, the Collateral Agent and any Computershare Indemnified Parties under Section 9.5 of this Agreement or any other provision of any Transaction Document providing for the indemnification of any such Persons.
(B)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) of this Section 10.5 or Section 10.6 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Funding Agents, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Funding Agents, or any Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Aggregate Commitment of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Lender Group Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, or each Funding Agent, in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent, or any Funding Agent, in connection with such capacity. The obligations of the Lenders under this clause (B) are subject to the provisions of Section 2.13(C).
(C)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of the parties hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto or any other Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof; provided, however, that the limitations set forth in this clause (C) shall not be applicable with respect to any and all losses, liabilities, claims, damages or expenses (including reasonable fees and expenses of counsel and court costs) suffered by an Indemnitee resulting from damages awarded to any third party. No Indemnitee referred to in clause (A) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

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(D)    Payments. All amounts due and payable under this Section 10.5 shall be payable not later than ten Business Days after receipt of a demand therefor; provided, however, that the applicable Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.5.
(E)    Survival. The agreements and the indemnity provisions set forth in this Section 10.5 shall survive the resignation of the Administrative Agent, the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
Section 10.6.Costs, Expenses and Taxes. The Borrower agrees to pay all reasonable and documented costs and expenses in connection with the preparation, execution, delivery, filing, recording, administration, modification, amendment or waiver of this Agreement, the Loan Notes and the other documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Green Coordination Agent, the Collateral Agent and the Paying Agent with respect thereto and including any costs incurred by a Conduit Lender related to its Commercial Paper rating agency; provided, that the Administrative Agent shall promptly consult with Borrower in the event the fees and out-of-pocket expenses of counsel for the Administrative Agent, the Green Coordination Agent and the Collateral Agent incurred in connection with the addition of (i) any Target Qualifying Tax Equity Fund exceed or are anticipated to exceed $25,000 or (ii) any Target Wholly-Owned Subsidiary exceed or are anticipated to exceed $5,000. The Borrower further agrees to pay on demand all costs and expenses, if any (including reasonable and documented counsel fees and expenses) (A) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Loan Notes and the other documents to be delivered hereunder and (B) incurred by the Administrative Agent or the Collateral Agent in connection with the transactions described herein and in the other Transaction Documents (including any increase pursuant to Section 2.6), or any potential Takeout Transaction, including in any case reasonable and documented counsel fees and expenses in connection with the enforcement of rights under this Section 10.6. Without limiting the foregoing, the Borrower acknowledges and agrees that the Administrative Agent or its counsel may at any time after an Event of Default shall have occurred and be continuing, engage professional consultants selected by the Administrative Agent to conduct additional due diligence with respect to the transactions contemplated hereby, including (A) review and independently assess the existing methodology employed by the Borrower in allocating Collections with respect to the Collateral, assess the reasonableness of the methodology for the equitable allocation of those Collections and make any recommendations to amend the methodology, if appropriate, (B) review the financial forecasts submitted by the Borrower to the Administrative Agent and assess the reasonableness and feasibility of those forecasts and make any recommendations based on that review, if appropriate, and (C) verify the asset base of the Borrower and the Borrower’s valuation of its assets, as well as certain matters related thereto. The reasonable and documented fees and expenses of such professional consultants, in accordance with the provisions of this Section 10.6, shall be at the sole cost and expense of the Borrower. In addition, the Borrower shall pay any and all Other Taxes and agrees to save the Administrative Agent, the Green Coordination Agent, the Collateral Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Other Taxes.
Section 10.7.Right of Set-off; Ratable Payments; Relations Among Lenders. (A) Upon the occurrence and during the continuance of any Event of Default, and subject to the prior payment of Obligations owed to the parties to the Transaction Documents, each of the Administrative Agent and the Lenders are hereby authorized at any time and from time to time,

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to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to the Administrative Agent or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Loan Notes, whether or not the Administrative Agent or such Lenders shall have made any demand under this Agreement or the Loan Notes and although such obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and the Lenders under this Section 10.7(A) are in addition to other rights and remedies (including other rights of set-off) which the Administrative Agent and the Lenders may have.
(B)If any Lender, whether by setoff or otherwise, has payment made to it upon its Advances in a greater proportion than that received by any other Lender, such other Lender agrees, promptly upon demand, to purchase a portion of the Advances held by the Lenders so that after such purchase each Lender will hold its ratable share of Advances. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon written demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
(C)Except with respect to the exercise of set-off rights of any Lender in accordance with Section 10.7(A), the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral or Transaction Document, without the prior written consent of the other Lenders or, as may be provided in this Agreement or the other Transaction Documents, at the direction of the Administrative Agent.
(D)The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.
Section 10.8.Binding Effect; Assignment.
(A)(A)    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Collateral Agent, the Paying Agent and the Administrative Agent and each Lender, and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders, and any assignment by the Borrower in violation of this Section 10.8 shall be null and void. Notwithstanding anything to the contrary in this Section 10.8, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights and obligations under this Agreement and any Loan Note to a Federal Reserve Bank and each Conduit Lender may assign its rights and obligations under this Agreement to a Program Support Provider; provided, that no such assignment or pledge shall release the transferor Lender from its obligations hereunder. Each Lender may assign to one or more Eligible Assignees all or any part or portion of its rights and obligations hereunder (including its Commitment, its Loan Notes or its Advances) or may grant participations to one or more banks or other entities in all or any part or portion of its rights hereunder to an entity that is not a “specified foreign entity” (as defined in Secti

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

on 7701(a)(51)(B) of the Internal Revenue Code); provided, that each such assignment (A) shall be made pursuant to an Assignment and Assumption, (B) shall be made either (i) to a Permitted Assignee or (ii) to any other Person that is acceptable to the Administrative Agent in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed) unless an Event of Default or Early Amortization Event shall have occurred and be continuing, (C) shall require the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) if made during the Availability Period (it being understood that the Borrower shall be deemed to have acted reasonably in withholding, conditioning or delaying any proposed assignment to a Competitor during the Availability Period) unless such assignment is to a Lender, an Affiliate of a Lender or Approved Fund or an Event of Default or Early Amortization Event shall have occurred and be continuing; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (D) with respect to any assignment by a Lender in the Atlas Lender Group, such assignment shall require the consent of the Funding Agent within such Lender Group. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.
(B)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Lender Group Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(C)     Upon, and to the extent of, any assignment (unless otherwise stated therein) made by any Lender hereunder, the assignee or purchaser of such assignment shall be a Lender hereunder for all purposes of this Agreement and shall have all the rights, benefits and obligations (including the obligation to provide documentation pursuant to Section 2.17(G)) of a Lender hereunder. Each Funding Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register (the “Register”) for the recordation of the names and addresses of the Lenders in its Lender Group, the outstanding principal amounts (and accrued interest) of the Advances owing to each Lender in its Lender Group pursuant to the terms hereof from time to time and any assignment of such outstanding Advances. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(D)     Any Lender may, without the consent of the Borrower, sell participation interests in its Advances and obligations hereunder to an entity that is not “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code) (each such recipient of a participation a “Participant”); provided, so long as no Event of Default has occurred and is continuing, the Borrower's consent shall be required for a Lender to sell participation interests in its Advances and obligations hereunder to a Competitor; provided, further, that after giving effect to the sale of such participation, such Lender’s obligations hereunder and rights to consent to any waiver hereunder or amendment hereof shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, all amounts payable to such Lender hereunder and all rights to consent to any waiver hereunder or amendment hereof shall be determined as if such Lender had not sold such participation interest, and the Borrower and the Administrative Agent and the other parties hereto shall continue to deal solely and directly with such Lender and not be obligated to deal with such Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the outstanding principal amounts (and accrued interest) of each Participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, none of the Administrative Agent, the Collateral Agent or the Paying Agent shall have responsibility for maintaining a Participant Register. Each recipient of a participation shall, to the fullest extent permitted by law, have the same rights, benefits and obligations (including the obligation to provide documentation pursuant to Section 2.17(G)) hereunder with respect to the rights and benefits so participated as it would have if it were a Lender hereunder, except that no Participant shall be entitled to receive any greater payment under Sections 2.12 or 2.17 than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(E)     Notwithstanding any other provision of this Agreement to the contrary, (i) a Lender may pledge as collateral, or grant a security interest in, all or any portion of its rights in, to and under this Agreement to a security trustee in connection with the funding by such Lender of Advances without the consent of the Borrower; provided that no such pledge or grant shall release such Lender from its obligations under this Agreement and (ii) a Conduit Lender may at any time, without any requirement to obtain the consent of the Administrative Agent or the Borrower, pledge or grant a security interest in all or any portion of its rights (including rights to payment of capital and yield) under this Agreement to a collateral agent or trustee for its commercial paper program.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Section 10.9.Governing Law. This Agreement, and any dispute, suit, action or proceeding, whether in contract, tort or otherwise and whether at law or in equity, relating to or arising out of this Agreement or the transactions contemplated hereby, shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.
Section 10.10.Jurisdiction. Any suit, action or proceeding, whether in contract, tort or otherwise and whether at law or in equity, with respect to this Agreement may be brought in the courts of the State of New York (New York County) or of the United States for the Southern District of New York, and by execution and delivery of this Agreement, each of the parties hereto consents, for itself and in respect of its property, to the exclusive jurisdiction of those courts. Each of the parties hereto irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, or any legal process with respect to itself or any of its property, which it may now or hereafter have to the bringing of any suit, action or proceeding, whether in contract, tort or otherwise and whether at law or in equity, in such jurisdiction in respect of this Agreement or any document related hereto. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.
Section 10.11.Waiver of Jury Trial. All parties hereunder hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in any action, proceeding, claim or counterclaim, whether in contract, tort or otherwise and whether at law or in equity, in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the parties in connection herewith or therewith. All parties acknowledge and agree that they have received full and significant consideration for this provision and that this provision is a material inducement for all parties to enter into this Agreement.
Section 10.12.Section Headings. All section headings are inserted for convenience of reference only and shall not affect any construction or interpretation of this Agreement.
Section 10.13.Tax Characterization. The parties hereto intend for the transactions effected hereunder to constitute a financing transaction for U.S. federal income tax purposes.
Section 10.14.[Reserved].
Section 10.15.Limitations on Liability. None of the members, managers, general or limited partners, officers, employees, agents, shareholders, directors, Affiliates or holders of limited liability company interests of or in the Borrower shall be under any liability to the Administrative Agent or the Lenders, respectively, any of their successors or assigns, or any other Person for any action taken or for refraining from the taking of any action in such capacities or otherwise pursuant to this Agreement or for any obligation or covenant under this Agreement, it being understood that this Agreement and the obligations created hereunder shall be, to the fullest extent permitted under applicable law, with respect to the Borrower, solely the limited liability company obligations of the Borrower. The Borrower and any member, manager, partner, officer, employee, agent, shareholder, director, Affiliate or holder of a limited liability company interest of or in the Borrower may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than the Borrower) respecting any matters arising hereunder.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Section 10.16.Confidentiality. (A) Except as otherwise provided herein, the fees payable by the Transaction Parties (including such information set forth in any engagement letter, term sheet or proposal prior to the Closing Date that contains fees similar in nature to those in the Transaction Documents) (collectively, “Confidential Information”) are confidential. Each of the Borrower, the Green Coordination Agent, the Collateral Agent and the Paying Agent agree:
(i)    to keep all Confidential Information confidential and to disclose Confidential Information only to those Affiliates, officers, employees, agents, accountants, equity holders, legal counsel and other representatives of the Borrower, the Collateral Agent and the Paying Agent or their respective Affiliates (collectively, “Representatives”) who have a need to know such Confidential Information for the purpose of assisting in the negotiation, completion and administration of this Facility;
(ii)    to use the Confidential Information only in connection with the Facility and not for any other purpose; and
(iii)    to maintain and keep in force procedures reasonably designed to cause its Representatives to comply with these provisions and to be responsible for any failure of any Representative to follow those procedures.
The provisions of this section 10.16(A) shall not apply to Confidential Information that (a) has been approved for release by written authorization of the appropriate party, (b) is or hereafter becomes (through a source other than the Borrower, the Collateral Agent, the Paying Agent or their respective Affiliates or Representatives) generally available to the public and shall not prohibit the disclosure of Confidential Information to the extent required by applicable Law or by any Governmental Authority (including pursuant to a court of competent jurisdiction pursuant to a subpoena or valid court order or to its regulators and/or any authorized government agency in connection with any audit or regulatory examination) or to the extent necessary in connection with the enforcement of any Transaction Document or (c) that is required to be disclosed by Applicable Law so long as such disclosure of Confidential Information is limited to the portions of such Confidential Information that are required to be disclosed by Applicable Law.
(B)Each Lender, each Funding Agent, the Administrative Agent and the Green Coordination Agent agrees to maintain the confidentiality of all nonpublic information with respect to the parties herein or any other matters furnished or delivered to it pursuant to or in connection with this Agreement or any other Transaction Document; provided, that such information may be disclosed (i) to such party’s Affiliates or such party’s or its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively “Lender Representatives”), in each case, who have a need to know such information for the purpose of assisting in the negotiation, completion and administration of the Facility and on a confidential basis, (ii) to any assignee of or participant in, or any prospective assignee of or participant in, the Facility or any of its rights or obligations under this Agreement, in each case on a confidential basis, (iii) to any financing source, insurer or insurance broker, dealer, hedge counterparty, service provider or other similar party in connection with financing, insurance or risk management activities related to the Facility, (iv) to any rating agency (including by means of a password protected internet website maintained in connection with

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Rule 17g-5), (v) to the extent required by applicable Law or required or requested by any Governmental Authority, self-regulatory authority, regulator or supervisory authority having jurisdiction over such party and (vi) to the extent necessary in connection with the enforcement of any Transaction Document.
The provisions of this Section 10.16 shall not apply to information that (i) is or hereafter becomes (through a source other than the applicable Lender, Funding Agent or the Administrative Agent, the Green Coordination Agent or any Lender Representative associated with such party) generally available to the public, (ii) was rightfully known to the applicable Lender, applicable Funding Agent, the Administrative Agent or the Green Coordination Agent or any Lender Representative or was rightfully in their possession prior to the date of its disclosure pursuant to this Agreement, (iii) becomes available to the applicable Lender, applicable Funding Agent, or the Administrative Agent or the Green Coordination Agent or any Lender Representative from a third party unless to their knowledge such third party disclosed such information in breach of an obligation of confidentiality to the applicable Lender, applicable Funding Agent, or the Administrative Agent, the Green Coordination Agent or any Lender Representative, (iv) has been approved for release by written authorization of the parties whose information is proposed to be disclosed, or (v) has been independently developed or acquired by any Lender, any Funding Agent, the Administrative Agent or the Green Coordination Agent or any Lender Representative without violating this Agreement. The provisions of this Section 10.16 shall not prohibit any Lender, any Funding Agent, the Administrative Agent or the Green Coordination Agent from filing with or making available to any judicial, governmental or regulatory agency or providing to any Person with standing any information or other documents with respect to the Facility as may be required by applicable Law or requested by such judicial, governmental or regulatory agency.
Section 10.17.Limited Recourse. All amounts payable by the Borrower on or in respect of the Obligations shall constitute limited recourse obligations of the Borrower secured by, and payable solely from and to the extent of, the Collateral; provided that (A) the foregoing shall not limit in any manner the ability of the Administrative Agent or any other Lender to seek specific performance of any Obligation (other than the payment of a monetary obligation in excess of the amount payable solely from the Collateral), (B) the provisions of this Section 10.17 shall not limit the right of any Person to name the Borrower as party defendant in any action, suit or in the exercise of any other remedy under this Agreement or the other Transaction Documents, and (C) when any portion of the Collateral is transferred as permitted under this Agreement, the security interest in and Lien on such Collateral shall automatically be released, and the Lenders under this Agreement will no longer have any security interest in, lien on, or claim against such Collateral.
Section 10.18.Customer Identification - USA Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as the same may be amended from time to time, and corresponding provisions of future laws, the “Patriot Act”), and the Administrative Agent’s and each Lender’s policies and practices, the Administrative Agent and the Lenders are required to obtain, verify and record certain information and documentation that identifies the Borrower and, which information includes the name and address of the Borrower and such other information that will allow the Administrative Agent or such Lender to identify the Borrower in accordance with the Patriot Act.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Section 10.19.Paying Agent Compliance with Applicable Anti-Terrorism and Anti-Money Laundering Regulations. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, but not limited to those relating to funding of terrorist activities and money laundering, each of the Paying Agent and Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Paying Agent or Collateral Agent. Accordingly, each of the parties agrees to provide to the Paying Agent and the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Paying Agent and the Collateral Agent to comply with such laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, but not limited to those relating to funding of terrorist activities and money laundering.
Section 10.20.Non-Petition. Each party hereto hereby covenants and agrees that it will not institute against or join any other Person in instituting against the Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or of any state of the United States or of any other jurisdiction prior to the date which is one year and one day after the payment in full of all outstanding indebtedness of the Conduit Lender. The agreements set forth in this Section 10.20 and the parties’ respective obligations under this Section 10.20 shall survive the termination of this Agreement.
Section 10.21.No Recourse. (A) Notwithstanding anything to the contrary contained in this Agreement, the parties hereto hereby acknowledge and agree that all transactions with a Conduit Lender hereunder shall be without recourse of any kind to such Conduit Lender. A Conduit Lender shall have no liability or obligation hereunder unless and until such Conduit Lender has received such amounts pursuant to this Agreement. In addition, the parties hereto hereby agree that (i) a Conduit Lender shall have no obligation to pay the parties hereto any amounts constituting fees, reimbursement for expenses or indemnities (collectively, “Expense Claims”) and such Expense Claims shall not constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code or similar laws of another jurisdiction) against such Conduit Lender, unless or until such Conduit Lender has received amounts sufficient to pay such Expense Claims pursuant to this Agreement and such amounts are not required to pay the outstanding indebtedness of such Conduit Lender and (ii) no recourse shall be sought or had for the obligations of a Conduit Lender hereunder against any Affiliate, director, officer, shareholders, manager or agent of such Conduit Lender. Each party hereto waives any right of set-off it may have or to which it may be entitled under this Agreement and the other Transaction Documents with respect to each Conduit Lender and its assets.
(B)Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Lender shall, nor shall any Conduit Lender be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Lender could issue Commercial Paper Notes to refinance all of its outstanding Commercial Paper Notes (assuming such outstanding Commercial Paper Notes matured at such time) in accordance with the program documents governing its securitization program or (y) all of such Conduit Lender’s Commercial Paper Notes are paid in full. Any amount which any Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the United States Bankruptcy Code) against or obligation of such Conduit Lender for any such insufficiency unless and until such Conduit Lender satisfies the provisions of clauses (i) and (ii) above.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(C)The agreements set forth in this Section 10.21 and the parties’ respective obligations under this Section 10.21 shall survive the termination of this Agreement.
Section 10.22.Schedules XV and XVI. Notwithstanding anything to the contrary contained herein, Schedules XV and XVI may be provided and updated by the Borrower by emailing copies thereof to the Administrative Agent in electronic format using an excel spreadsheet.
Section 10.23.Additional Custodian Provisions. The parties hereto acknowledge that the Custodian shall not be required to act as a “commodity pool operator” as defined in the Commodity Exchange Act, as amended, or be required to undertake regulatory filings related to this Agreement in connection therewith.
Section 10.24.[Reserved].
Section 10.25.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower, and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; (ii) (A) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; and (iii) the Administrative Agent, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.26.Electronic Execution of Assignments and Certain other Documents. This Agreement shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings and authentication of Certificates when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.
Section 10.27.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(A)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(B)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.28.Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limiting of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 10.29.Unapproved Bonus Credits. The Borrower may at any time request that the Lenders review (i) the guidance (and any future guidance) published by the IRS and the U.S. Department of the Treasury with respect to the ability to claim an Unapproved Bonus Credit, (ii) the Sponsor’s plan to adhere to such guidance, (iii) any third party diligence reports with respect to the qualification of Solar Assets for such Unapproved Bonus Credit prepared (at the Borrower’s expense) by an Independent Service Provider, a Nationally Recognized Accounting Firm and/or any other third-parties reasonably satisfactory to the Administrative Agent and (iv) any other due diligence materials reasonably requested by the Administrative Agent related thereto, including materials prepared for the benefit of a Tax Equity Investor. Subject to Section 10.2(xv) hereof, the Borrower may request that paragraph 25 of Schedule II be amended to permit the final true-up models with respect to a Tax Equity Fund to reflect Unapproved Bonus Credits in respect of Solar Assets that qualify for such Unapproved Bonus Credits. The Lenders agree to use commercially reasonable efforts to amend this Agreement in accordance with any request by the Borrower pursuant to the immediately preceding sentence.
[Signature Pages Follow]

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
Sunrun Luna Portfolio 2021, as Borrower
By: Sunrun Luna Depositor 2021, LLC
Its: Sole Member

By: Sunrun Luna Holdco 2021, LLC
Its: Sole Member

By: Sunrun Inc.
Its: Sole Member

By:    __/s/ Danny Abajian___________________
Name: Danny Abajian
Title: Chief Financial Officer

Signature Page to Project Luna Credit Agreement

Atlas Securitized Products Holdings, L.P.,
as Administrative Agent
By:    Atlas Securitized Products Advisors GP, LLC, its general partner

By:    __/s/ Jeffrey Traola____________________
Name: Jeffrey Traola
Title: Director

Signature Page to Project Luna Credit Agreement

Computershare Trust Company, National Association,
not in its individual capacity but solely as Collateral Agent and Paying Agent

By:    __/s/ Jennifer Westberg ________________
Name: Jennifer Westberg
Title: Vice President

Signature Page to Project Luna Credit Agreement

ATLAS Securitized Products Funding 1, L.P.,
as a Committed Lender
By: AASP Management, LP,
its investment manager

By:    _/s/ William B. Kuesel_________________
Name: William B. Kuesel
Title: Vice President and AGM General Counsel, Americas

Signature Page to Project Luna Credit Agreement

Bank of America, N.A.,
as a Committed Lender

By:    _/s/ John Semrai_________________
Name: John Semrai
Title: Managing Director

Signature Page to Project Luna Credit Agreement

Truist Bank,
as a Committed Lender

By:    _/s/ Tyler McMullen___________________
Name: Tyler McMullen
Title: Vice President

Signature Page to Project Luna Credit Agreement

Royal Bank of Canada,
as a Committed Lender

By:    _/s/ Kevin P. Wilson_______________
Name: Kevin P. Wilson
Title: Authorized Signatory

By:    _/s/_ Lisa Wang__________________
Name: Lisa Wang
Title: Authorized Signatory

Signature Page to Project Luna Credit Agreement

Keybank National Association,
as a Committed Lender

By:    _/s/ Saad Rahali__________________
Name: Saad Rahali
Title: Senior Vice President
Signature Page to Project Luna Credit Agreement

Citibank, N.A.,
as a Committed Lender and Funding Agent

By:    _/s/ Steven Vierengel ________________
Name: Steven Vierengel
Title: Authorized Signatory

CAFCO, LLC.,
as a Conduit Lender
By: Citibank, N.A., as attorney-in-fact

By:    _/s/ Linda Moses__________________
Name: Linda Moses
Title: Authorized Signatory

CHARTA, LLC.,
as a Conduit Lender
By: Citibank, N.A., as attorney-in-fact

By:    _/s/ Linda Moses__________________
Name: Linda Moses
Title: Authorized Signatory

Signature Page to Project Luna Credit Agreement

CIESCO, LLC.,
as a Conduit Lender
By: Citibank, N.A., as attorney-in-fact

By:    _/s/ Linda Moses__________________
Name: Linda Moses
Title: Authorized Signatory

Signature Page to Project Luna Credit Agreement

CRC FUNDING, LLC.,
as a Conduit Lender
By: Citibank, N.A., as attorney-in-fact

By:    _/s/ Linda Moses__________________
Name: Linda Moses
Title: Authorized Signatory

Signature Page to Project Luna Credit Agreement

MUFG Bank, Ltd.,
as a Committed Lender and a Funding Agent

By:    __/s/ Yezdan Badrakhan________________
Name: Yezdan Badrakhan
Title: Managing Director

Victory Receivables Corporation,
as a Conduit Lender

By:    __/s/ Kevin J. Corrigan________________
Name: Kevin J. Corrigan
Title: Vice President

Signature Page to Project Luna Credit Agreement

Morgan Stanley Bank, N.A.,
as a Committed Lender

By:    __/s/ Ricardo Rivera Saad_____________
Name: Ricardo Rivera Saad
Title: Authorized Signatory

Signature Page to Project Luna Credit Agreement

FIRST-CITIZENS BANK & TRUST COMPANY,
as a Committed Lender

By:    _/s/ Shail Patel___________________
Name: Shail Patel
Title: Vice President

Signature Page to Project Luna Credit Agreement

ING Capital LLC,
as a Committed Lender and Green Coordination Agent

By:    _/s/ Darrel Ho___________________
Name: Darrel Ho
Title: Director

By:    _/s/ Sven Wellock___________________
Name: Sven Wellock
Title: Managing Director

Signature Page to Project Luna Credit Agreement

Schedule I
Solar Asset Representations
With respect to any Solar Asset, as of the related Transfer Date and each Borrowing Base Calculation Date:
1.Accuracy of Schedule of Solar Assets. All information with respect to such Solar Asset set forth on the most recent Schedule of Solar Assets and the Advance Model is complete, accurate, true and correct in all material respects.
2.Customer Agreement. The Customer Agreement relating to such Solar Asset is an Approved Customer Agreement.
3.Modifications to Customer Agreement. The related Customer Agreement has not been amended, waived, extended, or modified in any material respect except (i) for change orders made in the ordinary course of business or (ii) in compliance with the Customer Collections Policy (including pursuant to a Payment Facilitation Agreement) or Service Transfer Policy.
4.Customer Agreement. The related Customer Agreement:
a.by its terms, constitutes the legal, valid, binding, and enforceable obligations of the related Host Customer, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
b.is, by its terms, an absolute and unconditional obligation of the related Host Customer to (a) pay for electricity generated and delivered or that will be generated and delivered by the related PV System to such Host Customer or (b) to make scheduled lease payments, in each case, after the related System is placed in service, and the payment obligations under the related Customer Agreement do not provide for offset for any reason under such Customer Agreement;
c.except for Customer Agreements in respect of Prepaid Projects, provides that the Host Customer thereunder is required to make periodic Host Customer Payments, which are due and payable on a monthly basis, during the term of such Customer Agreement;
d.provides that the related Host Customer is obligated per the terms of the related Customer Agreement to make payments in U.S. Dollars to the owner of such Customer Agreement or its designee;
e.provides, in the case of power purchase agreements, that the Host Customer is required to pay for all energy produced by the related PV System;

f.except for Customer Agreements in respect of Prepaid Projects, provides, in the case of lease agreements, that the Host Customer is required to pay the applicable monthly payment specified in the Customer Agreement;
g.is not cancelable after installation of the related System;
h.except for Customer Agreements in respect of Prepaid Projects, is prepayable only with a prepayment amount equal to an amount determined by discounting all projected Host Customer Payments remaining after such date of determination at a discount rate that is no greater than [***]%;
i.is governed by the laws of the state or where the System is installed (or, if the System is installed in Puerto Rico, governed by the laws of Puerto Rico) and is not subject to any laws which made unlawful the sale, transfer or assignment of the related Customer Agreement under the Transaction Documents or Project Documents, as applicable;
j.by its terms, is assignable without consent of the Host Customer or any other Person, or, to the extent any consent is required for such assignment, such consent has been obtained subject to the terms and conditions thereof;
k.was, at the time of origination by the related Seller, entered into with a Host Customer that satisfied the related Seller’s then applicable Customer Underwriting Policy; and
l.does not have a remaining initial term that exceeds [***].
5.Legal Compliance. The origination of the related Customer Agreement and installation of the related Systems was in compliance in all material respects with Applicable Law, in the case of the Customer Agreement, at the time or origination and, in the case of the System, at the time of installation.
6.No Defaults or Terminations. Such Solar Asset is not a Defaulted Solar Asset (or, with respect to the related Transfer Date only, the related Host Customer is not more than [***] past due on any portion of a contractual payment due under the related Customer Agreement), a Cancelled Solar Asset or a Terminated Solar Asset.
7.System and Customer Agreement Status. As of the related Transfer Date, the related System has not been turned off due to a Host Customer delinquency. The related System has not been purchased by the related Host Customer.
8.Full Force and Effect. The related Customer Agreement is in full force and effect in accordance with its respective terms with respect to the applicable Tax Equity Opco or the Wholly-Owned Subsidiary, and to the Borrower’s Knowledge, as of the related Transfer Date, with respect to the related Host Customer. The related Tax Equity Opco or Wholly-Owned Subsidiary, as applicable is not in material breach under such

Customer Agreement. The related Host Customer has not rescinded, cancelled or otherwise terminated such Customer Agreement.
9.Ordinary Course of Business. The related Customer Agreement relates to the sale of power from or the leasing of a System originated in the ordinary course of business of the related Seller.
10.System. The related System was properly delivered to and installed by related Seller or an Approved Installer for the related Host Customer in good repair, without defects and in satisfactory order. The related Host Customer has accepted the related System, and such Host Customer has not notified the Approved Installer or any Affiliate thereof of any existing defects therein which will not be addressed in accordance with its or the Seller’s standard policies and operating procedures. Either (i) the Solar Photovoltaic Panels, Inverters and batteries (if any) with respect to the related System were manufactured by an Approved Supplier or (ii) the inclusion of the related Solar Asset as an Eligible Solar Asset will not result in the aggregate Securitization Share of DSAB attributable to Eligible Solar Assets whose related Systems utilize any Solar Photovoltaic Panels, Inverters or batteries that were not manufactured by an Approved Supplier (as defined in Exhibit J to the Credit Agreement) exceeding [***] ([***]%) of the Securitization Share of ADSAB of all Eligible Solar Assets. The System is located in a state of the United States or Puerto Rico, in each case, which is covered in an Independent Engineering Report.
11.Insurance. If the related System is owned by a Tax Equity Opco, it is insured in compliance with the related Project Documents, and if the related System is owned by a Wholly-Owned Subsidiary, it is insured under insurance policies in respect of amounts, coverage and monitoring compliance thereof are consistent with insurance consultant recommendations based on probable maximum loss projections and with the Sunrun’s historic loss experience, taking into account what is commercially reasonable and available in the market on commercially reasonable terms. All foregoing required insurance is in full force and effect.
12.Warranties. As of the related Transfer Date, to Borrower’s Knowledge, all manufacturer warranties relating to the related Customer Agreement and the related System are in full force and effect (other than with respect to those manufacturer warranties that are no longer being honored by the relevant manufacturer with respect to all customers generally).
13.True Lease. The related Customer Agreement in the form of a Customer Lease Agreement is a “true” lease, as defined in Article 2-A of the UCC.
14.Ownership and Liens. The related System is owned by the related Tax Equity Opco or Wholly-Owned Subsidiary, as applicable, and the related Customer Agreement has been assigned to the related Tax Equity Opco, the Inverted Lease Tenant or Wholly-Owned Subsidiary, as applicable, in each case free and clear of Liens other than Permitted Liens.

15.Notices of Ownership. If the related PV System is located in California, a NOISEPC has been filed with respect to such PV System pursuant to and in compliance with Cal. Pub. Util. Code §§ 2868-2869. With respect to the related System, either (i) the Sponsor utilizes a multiple listing service monitoring platform to monitor potential upcoming changes to the ownership of the real property underlying the System or (ii) a precautionary fixture filing on a form UCC-1 has been filed with respect to such System in the applicable real property records concerning third-party ownership of the System.
16.PTO. The design, engineering, construction and installation of the related System has been completed and either (1) such System has achieved PTO, or (2) no more than [***] have passed since the installation of such System was completed. For Systems that have obtained PTO, all licenses, permits, and governmental approvals as may be reasonably necessary to perform under the related Customer Agreement have been duly obtained.
17.No Condemnation. As of the related Transfer Date, (i) no condemnation is pending or threatened in writing, with respect to the related System, or any portion thereof material to the ownership or operation of the related System, and (ii) no unrepaired casualty exists with respect to the related System or any portion thereof material to the ownership or operation of the System or, if applicable, the sale of electricity therefrom.
18.No Unpaid Fees. There are no unpaid fees owed by any Relevant Party to third parties relating to the origination of the related Customer Agreement or the design or installation of such System other than, if such Solar Asset is owned by a Tax Equity Opco, fees payable to Approved Installers that will be paid in the ordinary course and as required by the Project Documents.
19.Custodian Files. The related Customer Agreement and any amendments or modifications have been converted into an electronic form (an “Electronic Copy”) and any original Customer Agreement and any amendments or modifications thereto have been destroyed in compliance with the Sponsor’s document storage policies. To the extent, such Solar Asset is owned by a Tax Equity Fund, an Electronic Copy is being maintained by the related Servicer on behalf of such Tax Equity Fund. The Borrower has delivered the Custodian File required to be delivered pursuant to Section 3 of the Custodial Agreement with respect to such Solar Asset. The Custodian has delivered:
a.the certification required to be delivered under Section 4(a) of the Custodial Agreement with respect to such Solar Asset;
b.the certification required to be delivered under Section 4(b) of the Custodial Agreement with respect to such Solar Asset and such Solar Asset is not listed as an exception or such exception has been cleared, unless (i) no more than 60 days have passed since the Closing Date if such Solar Asset was owned by the Initial Tax Equity Fund on the Closing Date or (ii) no more than 30 days have passed from the applicable Borrowing Date with respect to any Custodian File delivered after the Closing Date; and

c.if the related System had not achieved PTO as of the date on which the original Custodian File was delivered to the Custodian and 230 or more days have passed since the installation of the related System was completed, an on-hand report pursuant to Section 4(c) of the Custodial Agreement showing that the Custodian has received Electronic Copies of documents evidencing the related PTO of the related System.
20.Covered Assets. Such Solar Asset is covered by (x) either (a) a Maintenance Services Agreement and an Administrative Services Agreement or (b) a MOMA, in each case with the related Servicer which is obligated to provide certain maintenance and administrative services associated with such Solar Asset and (y) a Backup Servicing Agreement (which, in respect of any Financed Fund other than any Seasoned Tax Equity Opco, must include a (i) Master Backup O&M Services Agreement and Master Backup Administrative Services Agreement or (ii) Master Combined Backup Servicing Agreement).
21.Transfers to Tax Equity Opco or Wholly-Owned Subsidiary. Such Solar Asset was either (a) owned by the related Tax Equity Opco or a Wholly-Owned Subsidiary as of the applicable Transfer Date with respect thereto or (b) was acquired after the related Transfer Date (x) by the related Tax Equity Opco pursuant to the relevant Project Documents or (y) by the related Wholly-Owned Subsidiary pursuant to the Contribution Agreements. All conditions to the purchase of such Solar Asset by the related Tax Equity Opco or Wholly-Owned Subsidiary under the Project Documents or the Contribution Agreements (as the case may be) were satisfied as of the related Transfer Date for such Solar Assets (or for which any failures to satisfy such conditions have since been remedied).
22.PBI Payments.
a.All applications, forms and other filings required to be submitted in connection with the procurement of PBI Payments have been properly made in all material respects under applicable law, rules and regulations and the related PBI Obligor has provided a written reservation approval (which may be in the form of electronic mail from the related PBI Obligor) for the payment of PBI Payments.
b.All conditions to the payment of PBI Payments by the related PBI Obligor (including but not limited to the size of the PV Systems, final site visits, provision of data, installation of metering, proof of project completion, production data and execution and delivery of final forms and related agreements (each, a "Performance Based Incentive Agreement")) have been satisfied or approved, as applicable, and the PBI Obligor's payment obligation is an absolute and unconditional obligation of the PBI Obligor that is not subject to offset for any reason.
c.Copies of all PBI Documents, including any Performance Based Incentive Agreement, for PBI Payments are maintained by a Servicer on behalf of the related Financed Fund and copies thereof shall have been delivered to the Custodian in accordance with the Custodial Agreement.
d.The rights to receive PBI Payments and the rights to enforce collection of the PBI Payments under the related PBI Documents are enforceable by the applicable Financed Fund (or by an agent for such Financed Fund), and either any consent required in connection with such enforcement is not to be unreasonably withheld or the requirement for such consent is not enforceable under applicable law (including, if applicable, Sections 9-406 and 9-408 of the UCC). The PBI Payments are not subject to any law, rule or regulation that would make unlawful the sale, transfer, pledge or assignment of any rights to the PBI Payments. The related Financed Fund has full legal and equitable title to such rights, free and clear of any Liens and encumbrances.
e.If a Performance Based Incentive Agreement is required by the laws, rules or regulations governing the obligations of the PBI Obligor to pay the PBI Payments, such Performance Based Incentive Agreement is, to the Knowledge of the Depositor, the legal valid and binding payment obligation of the PBI Obligor, enforceable against such PBI Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally, and except as such enforceability may be limited by general principles of equity (whether considered at law or in equity).

Schedule II
Tax Equity Representations (Transfer Date and each Borrowing Base Calculation Date)
With respect to any Tax Equity Fund, as of the related Transfer Date for such Tax Equity Fund and each Borrowing Base Calculation Date which includes a Solar Asset from such Tax Equity Fund:
1.Managing Member as Special Purpose Bankruptcy Remote Vehicle. The related Managing Member (i) is a special purpose limited liability company that is disregarded for federal income tax purposes and has been duly formed in accordance with and, is in good standing under, the laws of its jurisdiction of formation, (ii) owns no assets other than (x) its Equity Interests in one Tax Equity Opco as set forth on Schedule XI of the Credit Agreement, (y) its contractual rights arising from the Project Documents related to such Tax Equity Structure and (z) related assets. The LLC Agreement for the related Managing Member (1) contains customary separateness covenants and (2) prohibits, without the prior written consent of its independent members or managers (x) the incurrence or assumption of indebtedness other than indebtedness incurred under or expressly permitted by the Operative Documents, (y) the consolidation, merger, disposition of assets other than pursuant to or as permitted by the Operative Documents or (z) the institution of any bankruptcy or insolvency proceedings in respect of the related Managing Member.
2.Borrower Sole Member of Related Managing Member; Managing Member Membership Interests. Other than any independent member, the Borrower is the sole member of the related Managing Member and has good and valid legal and beneficial title to all of the membership interests (other than any membership interests of an independent member) issued thereby free and clear of all Liens other than Permitted Liens. All of such issued and outstanding membership interests have been duly authorized and validly issued and are owned of record and beneficially by the Borrower and were not issued in violation of any preemptive right. There are no voting agreements or other similar agreements with respect to such membership interests. There are no outstanding options, warrants or rights for conversion into or acquisition, purchase or transfer of any of the membership interests in the related Managing Member.
3.Managing Member Ownership of Tax Equity Opco; Tax Equity Opco Membership Interests. The related Managing Member has full legal and equitable title to all of the membership interests in the related Tax Equity Opco, other than membership interests of a Tax Equity Investor, a Class C Member or an independent member. All of such issued and outstanding membership interests have been duly authorized and validly issued and are owned of record and beneficially by the Managing Member and were not issued in violation of any preemptive right. There are no voting agreements or other similar agreements with respect to such membership interests. Other than a Purchase Option or buy-out rights of the related Managing Member or the related Tax Equity Investor, there are no outstanding options, warrants or rights for conversion into or acquisition, purchase or transfer of any of the membership interests in the related Tax Equity Opco (other than rights in connection with the exercise of remedies pursuant to a Transaction Document or a security interest in the Equity Interests of a Class C Member and/or its assets).
4.No Other Business. Neither the related Managing Member nor the related Tax Equity Opco has conducted any business other than the business contemplated by the Project Documents applicable to such Managing Member and such Tax Equity Opco.
5.Tax Equity Opco Assets. The related Tax Equity Opco owns no material assets other than the Systems and the contractual rights and other assets related thereto.
6.No Tax or Governmental Charge. The transfer, assignment and the pledge of the interests in the related Managing Member and their interests in the related Tax Equity Opco, Inverted Lease Lessor pursuant to a Contribution Agreement or the Guaranty, Pledge and Security Agreement is not subject to and will not result in any tax, fee or governmental charge payable by any transferor or the Borrower to any federal, state or local government except as paid. No tax or governmental charge is owed in connection with the sale to the Borrower of the related Managing Member except as paid.
7.Advances. The incurrence by the Borrower of the indebtedness pursuant to the Credit Agreement does not violate the Project Documents with respect to such Tax Equity Structure.
8.Managing Member Authority. The related Managing Member had the requisite power and authority to enter into the applicable Material Project Documents to which it is a party and authority to perform its obligations thereunder.
9.No Material Agreements other than Material Project Documents. The related Managing Member is not a party to any material agreement other than the Transaction Documents and the Material Project Documents listed on Schedule VII to the Credit Agreement.
10.Managing Member and Tax Equity Opco Debt. Neither the related Managing Member nor the related Tax Equity Opco has incurred any debt or other obligations or liabilities in violation of the Credit Agreement or the Material Project Documents.
11.Assignability of Tax Equity Opco Interests. The indirect transfer of the related Managing Member’s ownership interests in the related Tax Equity Opco to the Borrower is permitted in accordance with the applicable Project Documents and the granting of a security interest in such Managing Member’s ownership interests in the related Tax Equity Opco in each case as contemplated by the Transaction Documents is permitted, without the consent of any Person or, to the extent any consent is required for such assignment, such consent has been obtained subject to the terms and conditions thereof. The foreclosure by the Collateral Agent on such Managing Member’s ownership interests in the related Tax Equity Opco, subject to the terms and conditions set forth in the applicable Tax Equity Opco LLC Agreement, is permitted.

12.Inverted Lease. If the Tax Equity Structure with respect to such Tax Equity Fund is an Inverted Lease Structure, the related System has been leased to the applicable Inverted Lease Tenant pursuant to the related Master Lease Agreement and the related Master Lease Agreement satisfies each of the following criteria:
a.the related Inverted Lease Tenant is obligated per the terms of the related Master Lease Agreement to make payments in U.S. dollars to the Borrower or its designee,
b.the related Master Lease Agreement is by its terms an absolute and unconditional obligation of the related Inverted Lease Tenant to pay rent as required thereunder and such payment obligations do not provide for offset for any reason, including non-payment by Host Customers in respect of Solar Assets or the non-payment or non-performance by the related Tax Equity Opco of its obligations under the related Master Lease Agreement; and
c.the related Master Lease Agreement has not been satisfied, subordinated or rescinded, and no lawsuit is pending by or against the applicable Inverted Lease Lessor or the applicable Lessee with respect to the Master Lease Agreement.
13.Legal, Valid and Binding. Each related Material Project Document is the legal, valid, and binding obligation of the Sponsor or Affiliate thereof that is a party thereto, the related Managing Member, the related Tax Equity Opco and related Inverted Lease Tenant that is a party thereto, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
14.Full Force and Effect. The related Tax Equity Opco LLC Agreement is in full force and effect. No breach, default or event of default by (x) the related Managing Member under the related Tax Equity Opco LLC Agreement, (y) the Sponsor under the related Tax Equity Fund Guaranty (if any) or (z) the Sponsor or Servicer that is a party thereto under any other related Material Project Document, except in either case to the extent that such breach, default or event of default could not reasonably be expected to have a Material Adverse Effect.
15.Tax Equity Structure Characteristics. Each of the Tax Equity Structure Characteristics is true and correct with respect to such Tax Equity Fund.
16.ITC Insurance Policy. If such Tax Equity Fund is an ITC Cash Sweep Fund, an ITC Insurance Policy is in full force and effect in accordance with its terms.
17.Material Project Documents. None of the related Material Project Documents have been amended or modified since the effective date of such Material Project Document other than as set forth in Schedule XIII unless copies have been provided to the Administrative

Agent and, if required under the Credit Agreement, have been approved by the Majority Lenders.
18.No Loans. As of the related Transfer Date, no loan to the related Tax Equity Opco required or permitted to be made under the related LLC Agreement of such Tax Equity Opco has been made and remains outstanding, except loans required to be made under such LLC Agreement that are set forth on Schedule X of the Credit Agreement.
19.Removal of Managing Member. Neither the related Managing Member nor any Affiliate of the Borrower serving as a managing member of Tax Equity Opco has been removed as managing member under the related Tax Equity Opco LLC Agreement nor has such Managing Member or any such Affiliate given or received notice of an action, claim or threat of removal. As of the related Transfer Date, no event has occurred under the related Tax Equity Opco LLC Agreement that would allow the related Tax Equity Investor or another member to remove, or give notice of removal, of such Managing Member or any Affiliate of the Borrower serving as a managing member of such Tax Equity Opco.
20.Material Actions Against Tax Equity Fund or Managing Member. As of the related Transfer Date, there are no actions, suits, proceedings, claims or disputes pending or, to the Knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Tax Equity Fund, the related Managing Member or against either of their properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
21.Preferred Return Payments. As of the related Transfer Date, all preferred return payments required to be made on or prior to such date (giving effect to any grace periods) pursuant to the related Tax Equity Opco LLC Agreement have been made.
22.Tax Basis. As of the related Transfer Date for such Tax Equity Fund, no notice or action challenging the tax structure, tax basis validity, tax characterization or tax-related legal compliance of such Tax Equity Fund or the tax benefits associated with such Tax Equity Fund is ongoing or has been resolved in a manner materially adverse to such Tax Equity Fund or the related Managing Member, or the Borrower, the related Tax Equity Investor or any related Tax Credit Purchaser.
23.Contingent Indemnification. As of the related Transfer Date, no claim with respect to contingent indemnification obligations of (i) the related Managing Member under the related Tax Equity Opco LLC Agreement or (ii) the related Inverted Lease Lessor under the related Master Lease Agreement has been asserted and remains outstanding.
24.Cash Sweep Event. As of the related Transfer Date, no event or circumstance occurred and is continuing that has resulted or could reasonably be expected to result in or trigger any limitation, reduction, suspension or other restriction on distributions to the related Managing Member, which limitation, reduction, suspension or other restriction is set forth in the applicable Tax Equity Fund operating agreement(s) or other Material Project Document.
25.ITC Percentage. The final true-up model with respect to such Tax Equity Fund delivered to the related Tax Equity Investor pursuant to the applicable Tax Equity Opco LLC Agreement may not reflect an Unapproved Bonus Credit.

Schedule III
Tax Equity Representations (Initial Borrowing Date)
With respect to any Tax Equity Fund as to the first Borrowing Date on which a Solar Asset held by such Tax Equity Fund is included in the Borrowing Base Pool:
1.Material Project Documents. All of the Material Project Documents with respect to such Tax Equity Fund that are in effect on such date are set forth on Schedule XIII and true, complete and correct copies of all such Material Project Documents have been delivered to the Administrative Agent.
2.No Loans. No loan to the related Tax Equity Opco required or permitted to be made under the LLC Agreement of the Tax Equity Opco has been made and remains outstanding, except loans required to be made under such LLC Agreement that are set forth on Schedule X of the Credit Agreement.
3.Removal of Managing Member. No event has occurred under the related Tax Equity Opco LLC Agreement that would allow the related Tax Equity Investor or another member to remove, or give notice of removal, of the related Managing Member or any Affiliate of the Borrower serving as a managing member of such Tax Equity Opco.
4.Material Actions Against Tax Equity Fund or Managing Member. There are no actions, suits, proceedings, claims or disputes pending or, to the Knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Tax Equity Fund, the related Managing Member or against either of their properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.Preferred Return Payments. All preferred return payments required to be made on or prior to such date (giving effect to any grace periods) pursuant to the related Tax Equity Opco LLC Agreement have been made.
6.Managing Member or Tax Equity Opco Outstanding Payment Due. Neither the related Managing Member nor the related Tax Equity Opco is in breach or default under or with respect to any contractual obligation for or with respect to any outstanding amount or amounts payable under such contractual obligation that equals or exceeds $[***] individually or $[***] in the aggregate.
7.Tax Credit Sale Contracts. If the Tax Equity Fund and/or its Managing Member is party to a Tax Credit Sale Contract, each such Tax Credit Sale Contract that has not been terminated or expired (including as a result of the commitments of the related Tax Credit Purchaser having been fully utilized) is a Permitted Tax Credit Sale Contract and the related Tax Credit Purchaser(s) are not in default of their purchase obligations thereunder.

III-1

Schedule IV
Partnership Flip Structure Characteristics
The following are characteristics of a “Partnership Flip Structure” for purposes of the Agreement:
1.Borrower or an Affiliate shall have formed a limited liability company (the “Tax Equity Fund”) that has been formed for the sole purpose of owning Systems that have been leased to or are producing power for sale to host customers.
2.The Tax Equity Opco LLC Agreement provides that the Tax Equity Fund will make no election to be treated other than as a partnership for federal tax purposes.
3.The Tax Equity Opco LLC Agreement provides for two classes of limited liability company interests – for purposes of this Schedule IV, “Class A Units” and “Class B Units”; provided that the Tax Equity Opco LLC Agreement may have a Class C Member and Class C Membership Interests.
4.The tax equity investor (the “Investor”) owns the Class A Units (as holder thereof, the “Class A Member”), a wholly owned subsidiary of the Borrower owns the Class B Units (as holder thereof, the “Class B Member”) and a direct or indirect wholly owned subsidiary of Sunrun owns the Class C Membership Interests, if any. The Class A Member, the Class B Member and the Class C Member are collectively referred to herein as the “Members.”
5.Class B Member has been appointed as the initial managing member or manager of the Tax Equity Fund (in such capacity, the “Manager”).
6.Manager is solely responsible for the management of the Systems and the Tax Equity Fund subject to certain customary approval rights of the Class A Member. The Tax Equity Fund shall be prohibited from incurring any indebtedness above a limit specified in the Tax Equity Fund operating agreement without the Class A Member’s consent and from incurring or granting or suffering to exist any liens on its assets other than such liens in the ordinary course of such business that are customarily permitted without the Class A Member’s consent.
7.The Tax Equity Opco LLC Agreement provides a standard of care that requires the Manager to manage the Tax Equity Fund in accordance with prudent industry standards or to at all times act in good faith and in the best interests of the Tax Equity Fund.
8.The Tax Equity Fund has acquired each System pursuant to a Master Purchase Agreement. Each System was acquired prior to it receiving PTO.
9.Cash available for distribution to the Members will be distributed at least quarterly (or annually with respect to certain items) in accordance with an agreed upon priority,
IV-1

subject to customary exceptions (including end of year true-up and curative flip allocations).
10.The Tax Equity Opco LLC Agreement may not be amended without the written consent of each Member.
11.The Class B Member’s indemnification obligations do not encompass structural federal income tax risk (other than in respect of ITC basis risk, FEOC risk or adder risk) or any indemnification with respect to the performance of the Solar Assets. Any obligation of the Class B Member to indemnify any Person is guaranteed by Sunrun or Vivint Solar.
12.Except in the case of a Pre-Tax Tax Equity Fund, the Tax Equity Opco LLC Agreement identifies fixed tax assumptions regarding the treatment of the Tax Equity Fund as a partnership, tax ownership of the Systems, depreciation, allocations of income and loss, and economic substance and, subject to customary exceptions, requires that the investor’s return be calculated in accordance with the fixed tax assumptions and that tax returns be prepared in accordance with the fixed tax assumptions.
13.The Tax Equity Opco LLC Agreement does not contain a Withdrawal Option.
IV-2

Schedule V
Inverted Lease Structure Characteristics
The following are characteristics of an “Inverted Lease Structure” for purposes of the Agreement:
1.Borrower or an Affiliate has formed a limited liability company solely for the purpose of owning Systems that have been leased to or are producing power for sale to host customers (such entity, the “Lessor”).
2.One or more tax equity investors (the “Investor”) or an Affiliate has formed a limited liability company solely for the purpose of leasing the Systems from the Lessor, taking assignment of the Customer Agreements for the Systems and managing the Systems (the “Lessee”).
3.The operating agreement of the Lessor provides that such entity will be disregarded for federal income tax purposes.
4.The Investor directly or indirectly owns all of the equity interests in the Lessee (the “Lessee Member”).
5.The Managing Member, a wholly-owned subsidiary of the Borrower owns all of the equity interests of the Lessor.
6.The Managing Member has been appointed as the initial managing member of the Lessor and is solely responsible for the management of the Lessor.
7.An Affiliate of the Sponsor (the “Lessee Provider”) has been appointed as the initial maintenance services provider for the Lessee.
8.Lessee Provider is solely responsible for the management of the Systems and the Lessee subject to certain customary approval rights of the Lessee Member. The Lessor and the Lessee are prohibited from incurring any indebtedness above a limit specified in the Lessor’s operating agreement or the Lessee’s operating agreement, as applicable, without the Lessee Member’s consent and from incurring or granting or suffering to exist any liens on its assets other than ordinary course liens that are customarily permitted.
9.Both the Lessor’s operating agreement and the Lessee’s operating agreement provide a standard of care that requires the Managing Member and the Lessee Provider to manage the Lessor and Lessee, respectively, in accordance with prudent industry standards or to at all times act in good faith and in the best interests of the Lessor and Lessee, as applicable. Lessee is responsible for payment of all state and local sales, use and transfer taxes on rent, for collection of any such taxes on Host Customer Payments in respect of the related Solar Assets and for payment of property taxes to the extent not borne by the related Host Customer.
V-1

10.The Lessor has acquired each System pursuant to an agreement with the Seller or an Affiliate thereof. Each System was acquired prior to it receiving PTO. Lessee has leased each System from Lessor pursuant to a Master Lease Agreement. A portion of the rent or power payments paid to the Lessee by the Host Customers is used to pay rent to the Lessor under the Master Lease Agreement.
11.None of the Material Project Documents (other than the Lessee’s operating agreement) may be amended without the written consent of Lessor.
12.Cash available for distribution from the Lessor to the Managing Member will be distributed at least quarterly (or annually with respect to certain items) in accordance with the agreed upon priority in the Tax Equity Fund’s Material Project Documents.
13.All non-contingent rent will be paid by the Lessee to the Lessor as an operating expense ahead of any distributions to Lessee Member.
14.Neither the Lessor’s nor any Affiliate’s indemnification obligations encompass structural federal income tax risk (other than in respect of ITC basis risk).
15.Lessor has recourse to Sunrun or Vivint Solar for any obligations to indemnify the Lessee.
16.Lessor has a first priority perfected security interest in all of the Customer Agreements, the cash flows therefrom, and any account in which such cash flows are first deposited.
17.Ownership of each Customer Agreement automatically reverts to the Lessor immediately upon termination of the Master Lease Agreement.
18.The Master Lease Agreement obligates the Lessee to, at its own cost and expense, keep all Systems in good repair, good operating condition, appearance and working order.
19.The Lessee is obligated to pay the applicable termination value payment in accordance with the termination of such Master Lease Agreement with respect to any System.
20.The Master Lease Agreement is a “true lease” as defined in Article 2A of the UCC.
21.The Lessee is party to each Customer Agreement in respect of each System owned by the related Lessor and leased to such Lessee and each Lessee is entitled to receive the payments made by the related Host Customer under such Customer Agreement.

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Schedule VI
Wholly-Owned Subsidiary Representations (Transfer Date and each Borrowing Base Calculation Date)
With respect to any Wholly-Owned Subsidiary, as of the related Transfer Date of such Wholly-Owned Subsidiary and each Borrowing Base Calculation Date:
1.Special Purpose Bankruptcy Remote Vehicle. Such Wholly-Owned Subsidiary (i) is a special purpose limited liability company that is disregarded for federal income tax purposes and has been duly formed in accordance with and, is in good standing under, the laws of its jurisdiction of formation, and (ii) owns no assets other than Systems, the contractual rights and other assets related thereto. The LLC Agreement for such Wholly-Owned Subsidiary (1) contains customary separateness covenants, and (2) prohibits, without the prior written consent of its independent members or managers (x) the incurrence or assumption of indebtedness other than indebtedness incurred under or expressly permitted by the Transaction Documents, (y) the consolidation, merger, disposition of assets other than pursuant to or as permitted by the Transaction Documents, or (z) the institution of any bankruptcy or insolvency proceedings in respect of the Wholly-Owned Subsidiary.
2.Borrower Sole Member. Other than any independent member, the Borrower is the sole member of such Wholly-Owned Subsidiary and has good and valid legal and beneficial title to all of the membership interests (other than any membership interests of an independent member) issued thereby free and clear of all Liens other than Permitted Liens. All of such issued and outstanding membership interests have been duly authorized and validly issued and are owned of record and beneficially by the Borrower and were not issued in violation of any preemptive right. There are no voting agreements or other similar agreements with respect to such membership interests. There are no outstanding options, warrants or rights for conversion into or acquisition, purchase or transfer of any of the membership interests in such Wholly-Owned Subsidiary.
3.No Other Business. Such Wholly-Owned Subsidiary has not conducted any business other than the business contemplated by the Project Documents applicable to such Wholly-Owned Subsidiary (or in the case of a Tax Equity Opco that became a Wholly-Owned Subsidiary, the Project Documents with respect to such Tax Equity Opco).
4.No Tax or Governmental Charge. The transfer, assignment and the pledge of the membership interests in such Wholly-Owned Subsidiary by the Borrower pursuant to the Guaranty, Pledge and Security Agreement is not subject to and will not result in any tax, fee or governmental charge payable by the Borrower to any federal, state or local government except as paid. No tax of governmental charge is owed in connection with the sale to the Borrower of such Wholly-Owned Subsidiary except as paid.
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5.Advances. The incurrence by the Borrower of the indebtedness pursuant to the Credit Agreement does not violate the Project Documents with respect to such Wholly-Owned Subsidiary.
6.Authority. Such Wholly-Owned Subsidiary had the requisite power and authority to enter into the applicable Material Project Documents to which it is a party and authority to perform its obligations thereunder.
7.No Material Agreements. Such Wholly-Owned Subsidiary is not a party to any material agreement other than the Transaction Documents and the Material Project Documents with respect to such Wholly-Owned Subsidiary listed on Schedule XIII to the Credit Agreement.
8.Indebtedness. Such Wholly-Owned Subsidiary has not incurred any indebtedness or other obligations or liabilities in violation of the Credit Agreement.
9.Legal, Valid and Binding. Each related Material Project Document is the legal, valid, and binding obligation of such Wholly-Owned Subsidiary or Affiliate thereof that is a party thereto, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
10.Full Force and Effect. The related LLC Agreement is in full force and effect and no breach, default or event of default has occurred and is continuing under such LLC Agreement.
11.Material Project Documents. None of the related Material Project Documents with respect to such Wholly-Owned Subsidiary have been amended or modified since the effective date of such Material Project Document other than as set forth in Schedule XIII to the Credit Agreement unless copies have been provided to the Administrative Agent and if required under the Credit Agreement, have been approved by the Lenders.
12.Material Actions. On the related Transfer Date, there are no actions, suits, proceedings, claims or disputes pending or, to the Borrower’s Knowledge, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Wholly-Owned Subsidiary or against its properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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Schedule VII
Wholly-Owned Subsidiary Representations (Initial Borrowing Date)
With respect to any Wholly-Owned Subsidiary (other than a Wholly-Owned Subsidiary that was initially a Financed Fund as defined in clause (ii) of the definition thereof) as to the first Borrowing Date on which a Solar Asset held by such Wholly-Owned Subsidiary is included in the Borrowing Base Pool:
1.Material Project Documents. All of the Material Project Documents with respect to such Wholly-Owned Subsidiary that are in effect on such date are set forth on Schedule XIII of the Credit Agreement and true, complete and correct copies of all such Material Project Documents have been delivered to the Administrative Agent.
2.Material Actions. There are no actions, suits, proceedings, claims or disputes pending or, to the Borrower’s Knowledge, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Wholly-Owned Subsidiary or against its properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
3.Outstanding Payment Due. Such Wholly-Owned Subsidiary is not in breach or default under or with respect to any contractual obligation for or with respect to any outstanding amount or amounts payable under such contractual obligation that equals or exceeds $[***] individually or $[***] in the aggregate.

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Exhibit A
Defined Terms
“1940 Act” means the Investment Company Act of 1940, as amended.
“Accession Agreement” means a Security Agreement Supplement in the form of Exhibit I to the Guaranty, Pledge and Security Agreement.
“Account Bank” means, with respect to any Wholly-Owned Subsidiary Operating Account, the bank at which such Wholly-Owned Subsidiary Operating Account is maintained.
“Account Control Agreement” means, with respect to a Wholly-Owned Subsidiary, an account control agreement among the Collateral Agent, the applicable Wholly-Owned Subsidiary and the applicable Account Bank establishing control (as defined in the UCC) with respect to the applicable Wholly-Owned Subsidiary Operating Account (it being understood that any such account control agreement will grant exclusive control on a springing basis).
“Accountant’s Reports” means the Independent Service Provider’s Report (as defined in the Transaction Management Agreement).
“Acquisition Certificate” means a certificate substantially in the form of Exhibit M.
“Adjusted Borrowing Base” means, as of any applicable Borrowing Base Calculation Date, the sum of (i) the Borrowing Base as of such date and (ii) the amount of ITC Transfer Proceeds on deposit in the Revenue Account as of such date after giving effect to any distributions on such date.
“Adjusted Borrowing Base Deficiency” means, as of any applicable Borrowing Base Calculation Date, that the aggregate outstanding principal amount of all Advances as of such date exceeds the lesser of (i) the amount of the Aggregate Commitment in effect as of such date and (ii) the Adjusted Borrowing Base as of such date (as such Adjusted Borrowing Base is set forth in the applicable Borrowing Base Certificate delivered with respect to such Borrowing Base Calculation Date).
“Adjusted Contracted ITC Purchase Price” means, with respect to any Committed Tax Credit Sale Contract, an amount equal to the product of (i) the gross purchase price thereunder, (ii)(a) with respect to a Tax Credit Sale Contract, other than any [***], [***] and (b) with respect to a [***], [***] and (iii) the lesser of (a) 1.00 and (b) a fraction (x) the numerator of which is [***] and (y) the denominator of which is the weighted average gross purchase price under all Committed Tax Credit Sale Contracts entered into solely by ITC Designated Financed Funds (such weighted average determined based on the number of ITCs remaining to be sold thereunder).
“Adjusted Interest Distribution Amount” means, in respect of any Payment Date, the Interest Distribution Amounts as of such Payment Date less the component thereof attributable to clause (ii) of the definition of Borrowing Base.
“Adjusted Uncontracted ITC Purchase Price” means, with respect to any Committed Tax Credit Sale Contract, an amount equal to the product of (i) the gross purchase price thereunder and (ii)[***].

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof.
“Administrative Services Agreement” means, with respect to a Tax Equity Opco, the administrative services agreement between such Tax Equity Opco and the Administrative Services Provider whereby the Administrative Services Provider is responsible for providing (i) billing, collecting and enforcing Customer Agreements, (ii) remote monitoring of Systems and (iii) other routine administrative responsibilities for such Tax Equity Opco. An Administrative Services Agreement shall not include a MOMA.
“Administrative Services Provider” means Vivint Solar Provider, LLC, a Delaware limited liability company.
“Advance” has the meaning set forth in Section 2.2.
“Advance Model” means a model in respect of all Tax Equity Funds and the Wholly-Owned Subsidiaries in the form of Exhibit C (which Exhibit C may be updated from time to time with the addition of new Tax Equity Funds or Solar Assets in accordance with this Agreement), forecasting the Net Cash Flows to each Managing Member related to each Tax Equity Fund (including in the case of a Partnership Flip Structure, before and after the expected “Flip Date” and in the case of an Inverted Lease Structure, before and after the expiration of the Master Lease Agreement) and to each Wholly-Owned Subsidiary, and all items necessary to calculate the Borrowing Base (including Scheduled Host Customer Payments, Scheduled PBI Payments, Allocated Services Provider Fees, Scheduled Tax Equity Investor Distributions and the ITC Value Borrowing Base and related components thereof), in each case: (i) calculated in accordance with and adjusted for the Assumptions, (ii) excluding Excluded Revenues, (iii) accounting for the applicable System Information and (iv) with respect to each Tax Equity Fund and each Wholly-Owned Subsidiary financed pursuant to this Agreement on and after the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, the Lenders and the Borrower.  For the avoidance of doubt, each Advance Model will be updated as of the date such Advance Model is delivered (A) to reflect any modifications required due to changes in System Information, (B) to remove any Solar Assets that are not Eligible Solar Assets, (C) to reflect changes to the expected Tax Equity Investor Distributions, as reflected in the most recent tracking models delivered to the Tax Equity Investors under the Tax Equity Opco LLC Agreements and (D) to reflect changes to the expected Borrower Subsidiary Distributions as a result of a Tax Equity Opco entering into a Committed Tax Credit Sale Contract or due to a Tax Credit Sale Contract no longer qualifying as a Committed Tax Credit Sale Contract. In addition, if any Tax Equity Fund is party to a Non-Performing Breach Sweep Tax Credit Sale Contract, the Advance Model shall be updated as of the date each such Advance Model is delivered, without duplication of any update pursuant to clause (C) of the preceding sentence, to reflect changes to the expected Tax Equity Investor Distributions assuming the occurrence of a Limited Step-Up Event arising from the breach by the Tax Credit Purchaser party to such Non-Performing Breach Sweep Tax Credit Sale Contract (irrespective, in the case of a Non-Performing Breach Sweep Tax Credit Sale Contract described in clause (i) thereof that such Tax Credit Purchaser may be performing its purchase obligations under such Non-Performing Breach Sweep Tax Credit Sale Contract). For the avoidance of doubt, for purposes of an update to the Advance Model resulting from a Non-Performing Breach Sweep Tax Credit Sale Contract as provided above, (i) the Advance Model shall take into account the commitments of all Tax Credit Purchasers under all Tax Credit Sale Contracts to which the related Tax Equity Fund is a party and (ii) the Advance Model may be further re-updated (x) to take into account the actual past performance of a Tax Credit Purchaser under the applicable Non-Performing Breach Sweep Tax Credit Sale Contract, (y) if thereafter the applicable Tax Equity Fund enters into any Tax

Credit Sale Contracts or (z) to account for of any true-up payments made by the applicable Managing Member.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Party” has the meaning set forth in Section 2.12(B).
“Affiliate” means, with respect to any Person, any other Person that (i) directly or indirectly controls, is controlled by, or is under direct or indirect common control with such Person or (ii) is an officer or director of such Person, and in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to (a) vote 50% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners of such other Person, or (b) direct or cause the direction of the management and policies of such other Person whether by contract or otherwise.
“Affiliated Entity” means any of the Sponsor, the Transaction Manager (if the Transaction Manager is an Affiliate of the Borrower), any Borrower Subsidiary, the Sellers, the Servicers and any of their respective direct or indirect Subsidiaries and/or Affiliates, whether now existing or hereafter created, organized or acquired.
“Aggregate Commitment” means, on any date of determination, the sum of the Commitments then in effect. The Aggregate Commitment as of the Tenth Amendment Effective Date is equal to $ 2,700,000,000.
“Aggregate Discounted Solar Asset Balance” means, as of any date of determination, an amount equal to the sum of the Discounted Solar Asset Balances for all Solar Assets which are Eligible Solar Assets owned by a Wholly-Owned Subsidiary or a Tax Equity Opco as of such date of determination.
“Aggregate Outstanding Advances” means, as of any date of determination, the sum of the aggregate principal balance of all Advances outstanding as of such date of determination.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Allocated Services Provider Fees” means for a Solar Asset with respect to each calendar month in the Initial Term of the related Customer Agreement, the product of (1) 1/12 and (2) the Allocated Services Provider Fee Base Rate for such Solar Asset.
“Allocated Services Provider Fee Base Rate” shall be, for any Solar Asset, an amount equal to the sum of (i) $[***], (ii) [***] per DC kW of installed nameplate capacity of the related PV System, if any, included in such Solar Asset and (iii) $[***] for each battery in respect of an Energy Storage System included in such Solar Asset and, in each case, on each January Determination Date commencing in January 2027 shall be increased by 3.00%.

“Allocation Reporting Letter” means a letter, as required under Section 2.21(e), provided by the Borrower for the purpose of reporting on the actual use of proceeds in accordance with the ‘Reporting’ component of the Green Loan Principles, substantially in the form of Exhibit P.

“Amortization Period” means the period commencing at the end of the Availability Period (which may end and the Availability Period may re-start in certain circumstances when an Early Amortization Event is cured in accordance with the definition thereof).
“Amortization Period Margin” means (i) with respect to any Advance (or portion thereof) actually funded by an Approved Commercial Paper Rate Conduit Lender through the issuance of Commercial Paper, for any Interest Accrual Period (or portion thereof) occurring during an Amortization Period when an Event of Default is not continuing, 3.35% per annum, and (ii) for all other Advances (or portions thereof), for any Interest Accrual Period (or portion thereof) occurring during an Amortization Period when an Event of Default is not continuing, 3.65% per annum.
“A.M. Best” means A. M. Best Company, Inc. and any successor rating agency.
“Ancillary Customer Agreements” means in respect of each Solar Asset, all agreements and documents, if any, ancillary to the Customer Agreement associated with such Solar Asset, which are entered into by the Sponsor, the Developer or any Affiliate thereof with a Host Customer in connection therewith.
“Ancillary Services” means any product or right generated or created by, associated with or appurtenant to (a) the energy generated or released by a System or (b) the Capacity Attributes of a System, but excluding SRECs, Capacity Attributes energy generated by a System. By way of example, “Ancillary Services” may include scheduling, system control and dispatch, reactive supply and voltage control, regulation and frequency response, energy imbalance and operating reserves.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Sponsor, the Borrower or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended and the UK Bribery Act of 2010.
“Anti-Money Laundering Laws” means, collectively, Title 18 U.S. Code section 1956 and 1957, the Bank Secrecy Act of 1970, otherwise known as the Currency and Foreign Transactions Reporting Act, as amended, the applicable money laundering statutes of all jurisdictions where the Borrower, the Sponsor or any of their respective Subsidiaries conduct business, the rules and regulations thereunder, and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency having jurisdiction over the Borrower, Sponsor or any of their respective Subsidiaries, and any international anti-money laundering guidelines, principles or procedures issued by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, and any Executive Order, directive, or regulation pursuant to the authority or to the enforcement of any of the foregoing, or any orders or licenses issued thereunder.
“Applicable Law” means all applicable laws of any Governmental Authority, including laws relating to consumer leasing and protection and any ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules and regulations of any federal, regional, state, county, municipal or other Governmental Authority.
“Applicable Margin” means, with respect to any day occurring: (i) during the Availability Period, the Availability Period Margin, (ii) during an Amortization Period if no Event of Default is continuing, the Amortization Period Margin and (iii) while an Event of Default shall have occurred and is continuing, 4.65% per annum; provided that if the Cost of Funds Rate is determined by reference to clause (b) of the definition of Base Rate, the percentages set forth in clauses (i), (ii) and (iii) above shall be reduced by 1.00%.
“Approved Backup Administrative Servicer” means SunStrong or another party approved by the Super-Majority Lenders.
“Approved Backup O&M Servicer” means SunStrong or another party approved by the Super-Majority Lenders.
“Approved Commercial Paper Rate Conduit Lender” means any Conduit Lender in a Lender Group for which MUFG Bank Ltd. or Citibank, N.A. or any of their respective affiliates is the Funding Agent.
“Approved Customer Agreement” means any Customer Agreement substantially in one of the forms attached hereto as Exhibit G and each other form approved by the Administrative Agent (acting at the direction of the Super-Majority Lenders) in its reasonable discretion; provided that a Customer Agreement may deviate from any such form so long as such deviation would not reasonably be expected to be materially adverse to the interests of the Lenders.
“Approved Existing Tax Equity Fund” means each of the Tax Equity Funds related to the following Tax Equity Opcos: (i) [***], a Delaware limited liability company, (ii) [***], a Delaware limited liability company, (iii) [***], a Delaware limited liability company, (iv) [***], a Delaware limited liability company, (v) [***], (vi) [***], a Delaware limited liability company and (vii) [***], a Delaware limited liability company.
“Approved Fund” shall mean (a) Atlas, (b) an Affiliate of Atlas or (c) an entity Atlas or an Affiliate of Atlas (x) administers, advises, sub-advises, services or manages and (y) over which Atlas or such Affiliate has decision making authority.
“Approved Installer” means a third party installer that has been approved by the applicable Seller in accordance with its policies and procedures, which policies and procedures include a vetting process to ensure that such installer (i) is capable of installing a System in a manner comparable to the Sellers, (ii) is licensed and (iii) will comply with all Applicable Laws.

“Approved Supplier” means a supplier listed on Exhibit J and such other suppliers as consented to by the Administrative Agent so long as the related equipment is opined on favorably in an Independent Engineering Report. Exhibit J shall be deemed to be updated upon the Administrative Agent providing such consent.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.8(A)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form (including electronic documentation generated by use of an electronic platform) either (i) approved by the Administrative Agent or (ii) with respect to transfers within a Lender Group, approved by the related Funding Agent.
“Assumed FEOC Cash Sweep” means, with respect to any Financed Fund, an assumption that distributions to a Managing Member will be reduced, limited, suspended or otherwise restricted as a result of the triggering of the applicable FEOC Cash Sweep Provisions, if any, in the related Material Project Documents, regardless of whether or not such distributions have actually been reduced, limited, suspended or otherwise restricted.
“Assumed ITC Tax Equity Fund” means a Tax Equity Fund where the calculation of the related Tax Equity Investor’s internal rate of return pursuant to the related Tax Equity Opco’s LLC Agreement is not dependent on (and scheduled cash distributions to the related Managing Member are not affected by) whether or not ITCs are sold or the amount received by the Tax Equity Fund in relation to such ITC sales.
“Assuming Lender” has the meaning set forth in Section 2.6(B)(ii)(1).
“Assumption Agreement” has the meaning set forth in Section 2.6(B)(ii)(2)(b).
“Assumptions” means the assumptions that (i) no Solar Asset becomes a Defaulted Solar Asset, Terminated Solar Asset or Defective Solar Asset and there are no voluntary prepayments with respect to any Solar Asset, (ii) with respect to a Solar Asset consisting of a PV System, the production of such PV System will degrade at rate of [***]% per annum, (iii) Pre-PTO Solar Assets will achieve PTO in accordance with the PTO Assumptions and (iv) no Purchase Option or lease termination option is exercised.
“Atlas” shall mean Atlas Securitized Products Holdings, L.P.
“Atlas Lender Group” shall mean Atlas Securitized Products Funding 1, L.P, together with its successors and assigns in its capacity as Lender and Atlas Securitized Products Administration, LP, together with its successors and assigns in its capacity as Funding Agent.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Accrual Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Accrual Period” pursuant to Section 2.11(C)(iv).
“Availability Period” means the period from the Closing Date until the Commitment Termination Date.
“Availability Period Margin” means (i) with respect to any Advance (or portion thereof) actually funded by an Approved Commercial Paper Rate Conduit Lender through the issuance of Commercial Paper, for any Interest Accrual Period (or portion thereof) (including any Advance funded by a Conduit Lender not through the issuance of Commercial Paper) occurring during the Availability Period, 2.35% per annum, and (ii) for all other Advances (or portion thereof), for any Interest Accrual Period (or portion thereof) occurring during the Availability Period, 2.65% per annum. For the avoidance of doubt, if an Approved Commercial Paper Rate Conduit Lender makes an assignment of its Advances to a non-Conduit Lender within its Lender Group, the Availability Period Margin with respect to such Advances shall be determined in accordance with clause (ii) of the immediately preceding sentence.
“Backup Servicer” means the applicable backup servicer under a Backup Servicing Agreement.
“Backup Servicing Agreement” means (i) with respect to any Seasoned Tax Equity Opco, the Computershare Master Backup Servicing Agreement and (ii) with respect to any Financed Fund, (x) the Master Backup O&M Services Agreement and the Master Backup Administrative Services Agreement or (y) the Master Combined Backup Servicing Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the U.S. Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the prime rate of interest quoted by The Wall Street Journal as in effect for such date; provided, that if the Federal Funds Rate determined herein would be less than zero percent (0.00%), such rate shall be deemed zero percent (0.00%) for purposes of this Agreement; provided, further, that if the “prime rate” determined herein would be less than one percent (1.00%), such rate shall be deemed one percent (1.00%) for purposes of this Agreement.

“Base Rate Advance” means an Advance that bears interest at a rate based on the Base Rate.
“Basel III” means Basel III: A global regulatory framework for more resilient banks and banking systems prepared by the Basel Committee on Banking Supervision, and all national implementations thereof.
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(C).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(i)in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event”, the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(ii)in the case of clause (iii) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (iii) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (i) or (ii) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
    “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(i)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(ii)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(iii)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.11(C) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.11(C).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” has the meaning assigned to the term "affiliate" in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Borrower” has the meaning set forth in the introductory paragraph hereof.
“Borrower Change of Control” means, the occurrence of one or more of the following events:
(i)    100% of the issued and outstanding Equity Interests in the Depositor or the Borrower shall cease to be owned directly or indirectly by (x) the Sponsor (other than as a result of a Permitted Change of Control) or (y) following a Permitted Change of Control, by an Eligible Foreclosure Transferee;
(ii)    the Borrower shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests in a Borrower Subsidiary (other than as a result of a Takeout Transaction); or
(iii)    a Managing Member fails to own 100% of the class of Equity Interests in the related Tax Equity Opco owned as of the date the Managing Member became subject to the Guaranty, Pledge and Security Agreement.

“Borrower Contribution Agreement” means each Contribution Agreement between the Borrower and a Wholly-Owned Subsidiary entered into from time to time in form and substance reasonably satisfactory to the Administrative Agent.
“Borrower Subsidiary” means a Managing Member or a Wholly-Owned Subsidiary, as the context requires.
“Borrower Subsidiary Distributions” means all distributions and payments in any form made, or due to be made, to the Borrower in connection with its ownership interest in the Borrower Subsidiaries (other than Excluded Collateral), including any ITC Transfer Proceeds (other than Excluded ITC Transfer Proceeds) distributed or to be distributed to a Managing Member.
“Borrowing Base” means, as of any Borrowing Base Calculation Date, the sum of the (i) Solar Asset Portfolio Borrowing Base and (ii) ITC Value Borrowing Base, in each case, as of such date.
“Borrowing Base Calculation Date” means (i) each Payment Date, (ii) each Borrowing Date, (iii) the date on which a Takeout Transaction consummated, and (iv) with respect to any other Borrowing Base Certificate delivered hereunder, the date such Borrowing Base Certificate is required to be delivered.
“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1 attached hereto.
“Borrowing Base Deficiency” has the meaning set forth in Section 2.9.
“Borrowing Base Pool” means, as of any date of determination, the pool of all Solar Assets included in the determination of the Borrowing Base for purposes of calculating the Borrowing Base as reflected in the most recently delivered Borrowing Base Certificate.
“Borrowing Date” means any Business Day on which an Advance is made at the request of the Borrower in accordance with provisions of this Agreement (including the Closing Date).
“Borrower FEOC Cash Sweep Determination” means a reasonable determination by the Borrower that new guidance published by the Internal Revenue Service that is related to (a) clause (ii) of the FEOC Rules or (b) an entity constituting a Prohibited Foreign Entity, as applicable, could not result in the triggering of the FEOC Cash Sweep Provisions and a FEOC Net Cash Flow Reduction, which determination is agreed with by the Administrative Agent.
“Breach Sweep Tax Credit Sale Contract” has the meaning set forth in the definition of Tax Credit Purchaser Breach Sweep Fund.
“Breakage Costs” means, with respect to a failure by the Borrower, for any reason, to borrow any proposed Advance on the date specified in the applicable Notice of Borrowing (including as a result of the Borrower’s failure to satisfy any conditions precedent to such borrowing) after providing such Notice of Borrowing therefor, the resulting loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits, actually sustained by the any Lender; provided, however, that such Lender shall use commercially reasonable efforts to minimize such loss or expense and shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in New York, New York, San Francisco, California, St. Paul, Minnesota or the state where the Administrative Agent’s principal office is located; provided that, with respect to any matters related to SOFR Advances or any other matters related to the administration of Term SOFR, each applicable reference to a “Business Day” shall also be deemed to refer to a “U.S. Government Securities Business Day.”
“Cancelled Solar Asset” means a Solar Asset for which related System is transferred by the related Tax Equity Opco to the related Seller pursuant to the applicable Project Documents.
“Capacity Attributes” means any and all current or future defined capacity characteristics, certificates, tags, credits or accounting constructs, howsoever entitled, including any accounting construct counted toward any resource adequacy requirements, attributed to or associated with a System or any unit of generating or distribution capacity of a System.
“Carrying Cost” means, as of any date of determination, the sum of (i) the Current Swap Rate as of such date of determination, and (ii) 2.65% per annum.
“Cash Sweep Fund” means a Tax Equity Fund which is (i) an ITC Cash Sweep Fund not subject to an ITC Insurance Policy or (ii) a Tax Credit Purchaser Breach Sweep Fund where the related Tax Credit Purchaser is not a Qualifying Tax Credit Purchaser.
“CBA” has the meaning set forth in the definition of “Term SOFR Administrator.”
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any Governmental Rule, any change in any Governmental Rule or in the administration, interpretation, implementation or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or (ii) the making or issuance of any request or directive (whether or not having the force of law) of any Governmental Authority; provided, that, for the avoidance of doubt and notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and any Borrower Subsidiary by the Administrative Agent or any Lender in substantially the same manner as applied generally to other similarly situated borrowers after consideration of factors as the Administrative Agent or Lender then reasonably determines to be relevant.
“Closing Date” means April 20, 2021.
“Class B Member” has the meaning set forth in Schedule IV.
“Class C Member” means the holder of Class C Membership Interests.
“Class C Membership Interests” means membership interests owned by a direct or indirect wholly owned subsidiary of Sunrun the rights of which limited membership interests are limited to distributions of proceeds of sales of ITCs under Tax Credit Sale Contracts, no more than 1% of other distributable cash, rights to enforce Tax Credit Sale Contracts on behalf of the related Tax Equity Opco and other ancillary rights related thereto, including the right to consent to amendments to the Tax Equity Opco LLC Agreement.
“Collateral” means (i) all assets of the Borrower, including, the Equity Interests of each Borrower Subsidiary, (ii) all assets of each Borrower Subsidiary, including the Equity Interests of each Tax Equity Opco owned or acquired by a Borrower Subsidiary and all assets of each Wholly-Owned Subsidiary (including a Tax Equity Opco that becomes a Wholly-Owned Subsidiary upon the exercise of the related Purchase Option or Withdrawal Option or, in the case of an Inverted Lease, the termination of the related Master Lease Agreement under the terms of a Tax Equity Opco LLC Agreement or Master Lease Agreement), (iii) the Equity Interests of the Borrower owned by the Depositor, (iv) the Paying Agent Accounts and Wholly-Owned Subsidiary Operating Accounts, and (v) any and all property now owned or hereafter acquired upon which a Lien is or is purported to be created by any Collateral Document, in each case, except for assets or property constituting Excluded Collateral.
“Collateral Agent” has the meaning set forth in the Preamble.
“Collateral Agent Fee” means, for each Payment Date (in accordance with and subject to Section 2.7(B)), a fee paid to the Collateral Agent as part of the Paying Agent Fee.
“Collateral Documents” means the Guaranty, Pledge and Security Agreement, the Depositor Pledge Agreement, each Account Control Agreement, each consent, each control agreement and any other security documents, financing statements and other documentation filed or recorded in connection with the foregoing.
“Collection Period” means, with respect to a Payment Date, the calendar quarter ending on the last day of the month preceding the month in which such Payment Date occurs; provided that with respect to the first Payment Date, the Collection Period will be the period from and including the Closing Date to the end of the month preceding the month in which such Payment Date occurs.
“Collections” means:

(i)     with respect to any Solar Asset owned by a Wholly-Owned Subsidiary, all Host Customer Payments and PBI Payments, and other cash proceeds thereof including insurance proceeds with respect to any Solar Asset that has suffered an Event of Loss and has become a Terminated Solar Asset; and
(ii)     without duplication of clause (i), with respect to the Equity Interests in Borrower Subsidiaries, the Borrower Subsidiary Distributions and other cash proceeds thereof.
Without limiting the foregoing, “Collections” shall include any amounts payable to the Borrower (x) with respect to the Borrower Subsidiaries, (y) under any Hedge Agreement entered into in connection with this Agreement or (z) in connection with the disposition of any Collateral. Collections shall not include any Excluded Collateral or proceeds from a Takeout Transaction.
“Commercial Paper” means commercial paper, money market notes and other promissory notes and senior indebtedness issued by or on behalf of a Conduit Lender.
“Commercial Paper Notes” shall mean, with respect to any Conduit Lender, the commercial paper notes issued from time to time by such Conduit Lender.
“Commercial Paper Rate” means, with respect to each Conduit Lender for any day during any Interest Accrual Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Conduit Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of the Commercial Paper Notes issued by such Conduit Lender during such period that are allocated on a fair and equitable basis, in whole or in part, by their respective Funding Agent (on behalf of such Conduit Lender), which rates shall reflect and give effect to (in each case, to the extent such costs are allocated, in whole or in part, to such Conduit Lender by the related Funding Agent (on behalf of such Conduit Lender) (a) the commissions of placement agents and dealers in respect of such Conduit Lender, and (b) any other costs, fees and expenses associated with the funding or maintenance of the applicable Advances by such Conduit Lender, including any liquidity support, credit enhancement, government sponsored funding programs (including the Federal Reserve Bank’s Commercial Paper Funding Facility), or any other borrowings by such Conduit Lender including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the Commercial Paper market; provided, however, if any component of such rate is a discount rate, in calculating the Commercial Paper Rate, the respective Funding Agent for such Conduit Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.
“Commitment” means the obligation of a Committed Lender to fund an Advance, as set forth on Exhibit E attached hereto.
“Commitment Date” has the meaning set forth in Section 2.6(B)(ii)(1).
“Commitment Increase” has the meaning set forth in Section 2.6(B)(ii).

“Commitment Increase Date” has the meaning set forth in Section 2.6(B)(ii).
“Committed Lender” means each Person designated as a Committed Lender on Exhibit E hereto or each financial institution identified as such that may become a party hereto.
“Committed Tax Credit Sale Contract” means, as of any date of determination, any Tax Credit Sale Contract (i) which is a Permitted Tax Credit Sale Contract which is in full force and effect as of such date, (ii) for which the related Tax Credit Purchaser is a Qualifying Tax Credit Purchaser, (iii) pursuant to which the related Tax Credit Purchaser has a commitment to purchase ITCs from a Tax Equity Opco prior to October 30, 2030, subject only to the conditions precedent set forth in the related Tax Credit Sale Contract, (iv) for which the conditions precedent to the Tax Credit Purchaser’s commitment to purchase ITCs from the Tax Equity Opco are capable of being satisfied in the ordinary course and (v) there is remaining commitment thereunder.
“Commitment Termination Date” means the earliest to occur of (i) the Scheduled Commitment Termination Date, (ii) the occurrence of an Early Amortization Event (subject to the proviso set forth in the definition thereof pursuant to which an Availability Period re-starts) and (iii) the date of any voluntary termination of the facility by the Borrower.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1 et seq.), as amended from time to time, and any successor statute.
“Competitor” means (i) each Person listed on Schedule XVIII and (ii) any other Person that is in the business of developing, owning, installing, constructing or operating solar equipment and providing solar electricity from such solar equipment to residential customers located in jurisdictions where Sunrun or any Subsidiary are then doing business, primarily through power purchase agreements, customer service or lease agreements or capital loan products and not through direct sales of solar panels or any Affiliate of such a Person, but shall not include any back-up servicer (including U.S. Bank, National Association and Computershare), or any Person engaged in the business of making passive ownership or tax equity investments in such solar equipment and associated businesses so long as such Person has in place procedures to prevent the distribution of confidential information that is prohibited under this Agreement, in each case identified by the Borrower after the Closing Date in writing to the Administrative Agent and the Lenders and not rejected by the Administrative Agent or any Lender within five (5) Business Days of receipt thereof (such acceptance or rejection to be made in the Administrative Agent's and each Lender's commercially reasonable discretion).
“Computershare” means Computershare Trust Company, National Association.
“Computershare Master Backup Servicing Agreement” means that certain Master Backup Servicing Agreement, dated as of November 30, 2018, by and among the Operator, Computershare and certain Tax Equity Funds or Wholly-Owned Subsidiaries pursuant to certain addenda thereto.
“Conduit Lender” means each financial institution identified as such on Exhibit E that may become a party hereto.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement,

any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Accrual Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12(A) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contracted ITC Value” means, as of any date of determination, an amount equal to the sum of each ITC Designated Financed Fund Contracted ITC Value as of such date of determination.
“Contribution Agreements” means, collectively, the Depositor Contribution Agreement and the Borrower Contribution Agreements, if any.
“Conveyed Property” means the “Conveyed Property” as defined in the Depositor Contribution Agreement.
“Core Components” means core components of the Green Loan Principles, including ‘Use of Proceeds’, ‘Process for Project Evaluation and Selection’, ‘Management of Proceeds’ and ‘Reporting’, each as more specifically described in the Green Loan Principles.

“Cost of Funds Rate” means (i) with respect to any Advance (or portion thereof) actually funded by an Approved Commercial Paper Rate Conduit Lender through the issuance of Commercial Paper, for any Interest Accrual Period (or portion thereof) when no Event of Default is continuing, interest accrued on such Advances during such Interest Accrual Period (or portion thereof) at such Conduit Lender’s Commercial Paper Rate for such Interest Accrual Period (or portion thereof) and (ii) for any other Advance (or portion thereof), for any Interest Accrual Period (or portion thereof), a rate per annum equal to the Benchmark for such Interest Accrual Period or, to the extent rendered applicable by operation of Section 2.11, the Base Rate with respect to any portion of such Interest Accrual Period.
“Covered Entity” means any of the following: (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 10.28 hereof.
(A)“Credit Reporting Agency” means TransUnion, Equifax, or Experian.
(B)“Credit Underwriting Policy” means the credit underwriting policy furnished by the Sponsor to the Administrative Agent on or prior to the Closing Date as amended from time to time subject to Section 5.2(O).
“Current Swap Rate” means, as of any date of determination, the then current weighted average of the fixed interest rates under the interest rate swap agreements then in effect in accordance with the Hedge Requirements.
“Custodial Agreement” means the Custodial Agreement, dated as of the Closing Date, by and among the Custodian, the Borrower, the Transaction Manager, the Sponsor, the Collateral Agent and the Administrative Agent.
“Custodial Fee” means a fee payable by the Borrower to the Custodian as set forth in the Custodial Fee Letter.
“Custodial Fee Letter” means that certain Schedule of Fees with respect to the Custodian, dated as of March 11, 2021, and acknowledged by the Sponsor as of March 29, 2021.
“Custodian” means Computershare, as successor to Wells Fargo, in its capacity as the provider of services under the Custodial Agreement and/or any other Person or entity performing similar services for the Borrower which has been approved in writing by the Administrative Agent.
“Custodian File” means the file pertaining to each Solar Asset containing (i) a fully executed Electronic Copy of the related Customer Agreement, including any amendments thereto (including Electronic Copies of any related Payment Facilitation Agreement), (ii) a fully executed Electronic Copy of the related PBI Documents, if any, or, for any PBI Payments not evidenced by a signed agreement, evidence of the application, reservation and procurement of such PBI Payment, (iii) Electronic Copies of documents evidencing the related PTO of the related System, if any, (iv) a fully executed Electronic Copy of the related Master Turnkey Installation Agreement or the related Permits to operate the related Systems, as applicable, and (v) Electronic Copies of any other documents reasonably required by the Borrower, from time to time to be kept on file, relating to such Solar Asset or the related Host Customer.
“Customer Agreement” means a Customer Lease Agreement or a Power Purchase Agreement, as the context requires, together with any related Ancillary Customer Agreements, including any related Payment Facilitation Agreements.

“Customer Collection Policy” means the customer collection policy furnished by the Sponsor to the Administrative Agent on or prior to the Closing Date as amended from time to time subject to Section 5.2(O).
“Customer Deposits” means all amounts paid by a Host Customer on or about execution of the related Customer Agreement.
“Customer Prepayments” means all amounts prepaid by Host Customers pursuant to the related Customer Agreement or on or about commencement of construction of the applicable System or the achievement of PTO with respect thereto, exclusive of Customer Deposits.
“Customer Lease Agreement” means an agreement between the owner of a System and a Host Customer whereby the Host Customer leases a System from such owner for fixed or escalating monthly payments.
“Data Tape File” means a data tape file containing the information with respect to the Borrowing Base Pool as contained in the data tape file provided by the Loan Parties to the Administrative Agent during due diligence and on the Closing Date. Each data tape file shall identify Systems that are Defaulted Solar Assets.
“Dated ITC Eligible Solar Asset” means any ITC Eligible Solar Asset (i) for which [***] have elapsed since such ITC Eligible Solar Asset achieved PTO or (ii) as of any date of determination after [***] of a calendar year, such ITC Eligible Solar Asset achieved PTO in a prior calendar year.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulted Solar Asset” means, with respect to a Solar Asset, if the related Host Customer is more than [***] past due on any portion of a contractual payment due under the related Customer Agreement.
“Defaulting Lender” means, subject to Section 2.19(C), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has (i) had an Insolvency Event occur with respect to it, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(C)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, and each other Lender promptly following such determination.
“Defective Solar Asset” has the meaning set forth in the Depositor Contribution Agreement or the Performance Guaranty, as applicable.
“Deployment Percentage” means, with respect to each Tax Equity Fund, the percentage of the Tax Equity Investor’s total tax equity commitment to such Tax Equity Fund that has been funded by the Tax Equity Investor and utilized to purchase Solar Assets.
“Depositor” means Sunrun Luna Depositor 2021, LLC, a Delaware limited liability company.
“Depositor Pledge Agreement” means the Pledge and Security Agreement, dated as of the date hereof, by the Depositor in favor of the Collateral Agent.
“Depositor Contribution Agreement” means the Contribution Agreement, dated as of the Closing Date, between the Depositor and the Borrower.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Determination Date” means the 5th Business Day preceding a Payment Date.
“Developer” means Vivint Solar Developer, LLC, a Delaware limited liability company.
“Discount Rate” means (i) as of the Closing Date, 6.00% and (ii) as of any other date of determination, the greater of (a) 6.00% per annum and (b) the sum of (x) the Carrying Cost as of such date of determination and (y) [***].
[***]
“Discounted Solar Asset Balance” means, with respect to any Solar Asset as of any date of determination, an amount equal to (i) the Discounted Solar Asset Revenue, minus (ii) the Discounted Solar Asset Expenses, in each case as of such date of determination and for such Solar Asset; provided, that any Solar Asset that is a Defective Solar Asset, Defaulted Solar Asset, Cancelled Solar Asset or Terminated Solar Asset shall be deemed to have a Discounted Solar Asset Balance equal to $0. Prepaid Projects may have a negative Discounted Solar Asset Balance.
“Discounted Solar Asset Expenses” means, with respect to any Solar Asset as of any date of determination, the present value of the Allocated Services Provider Fees for such Solar Asset on or after such date of determination, based on discounting such Allocated Services Provider Fees to such date of determination at an annual rate equal to the Discount Rate.
“Discounted Solar Asset Revenue” means, with respect to any Solar Asset as of any date of determination, the sum of the present value of (A) the Scheduled Host Customer Payments for such Solar Asset on or after such date of determination plus (B) the Scheduled PBI Payments for such Solar Asset on and after such date of determination, in each case, based on discounting such Scheduled Host Customer Payments and Scheduled PBI Payments to such date of determination at an annual rate equal to the Discount Rate.
“Distributable Cash” shall, for each Tax Equity Fund, mean “Distributable Cash” or “Available Cash” or similar term, as applicable, in each case, as set forth in the related Tax Equity Opco LLC Agreement.
“Distributable Revenue” has the meaning set forth in Section 2.7(B).
“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means the lawful currency of the United States.
“DSCR” means, as of any Payment Date, the ratio of:
(i)(a) the aggregate Borrower Subsidiary Distributions (other than any portion of Borrower Subsidiary Distributions constituting ITC Transfer Proceeds) in respect of the Collection Period ending on the Quarterly Date preceding such Payment Date (excluding the portion of any amounts paid by the related Host Customer that represent the prepayment or buyout of cash flows expected to be received during subsequent Collection Periods and any amounts paid by the related Host Customer in respect of sales, use or property taxes), minus (b) the sum of the Collateral Agent Fee, the Custodial Fee, the Paying Agent Fee, the Transaction Manager Fee, the Transaction Transition Manager Fee and all amounts owed to the Servicers or Backup Servicers with respect to any Wholly-Owned Subsidiary under the applicable Servicing Agreements or Backup Servicing Agreements, in each case, to the extent paid in accordance with Section 2.7(B)(i), in each case payable on such Payment Date, divided by
(ii)the aggregate Total Post-PTO Debt Service for such Payment Date.
    If a Takeout Transaction occurs during the Interest Accrual Period related to such Payment Date, for purposes of calculating the DSCR for such Payment Date, the amount set forth in clause (i) shall be calculated without regard to any Tax Equity Funds or Wholly-Owned Subsidiaries that were the subject of such Takeout Transaction during such Interest Accrual Period.
“DSCR Threshold” means with respect to any date on which the DSCR is measured (i) if the weighted average daily Carrying Costs during the related Interest Accrual Period is less than [***]%, 1.30, (ii) if the weighted average daily Carrying Costs during the related Interest Accrual Period is equal to or greater than [***]% but less than [***]%, 1.15 and (iii) if the weighted average daily Carrying Costs during the related Interest Accrual Period is equal to or greater than [***]%, 1.10.
“Early Amortization Event” means the occurrence of the any of the following events:
(i)on any Payment Date, the Solar Asset Payment Ratio is less than 85.0% for the three consecutive calendar months preceding such Payment Date;
(ii)on any Payment Date, the DSCR is less than or equal to the applicable DSCR Threshold for such Payment Date and the immediately preceding Payment Date;
(iii)the Financial Covenant is not satisfied;
(iv)an Event of Default has occurred and is continuing;
(v)the Sponsor (or its applicable Affiliate) has been removed as Servicer under a Services Agreement;
(vi)a Transaction Manager Termination Event has occurred and is continuing;
(vii)a Sponsor Change of Control has occurred; or
(viii)a Permitted Change of Control has occurred;
provided, that an Early Amortization Event shall terminate (with the Availability Period and the Maturity Date being restored to the respective period and date in effect prior to giving effect to the occurrence of the Early Amortization Event), with respect to an Early Amortization Event of the type described in:

(i)clause (i) above, on the Payment Date on which the Solar Asset Payment Ratio is equal to or greater than 85.0% for the three (3) consecutive calendar months preceding such Payment Date,
(ii)clause (ii) above, on the Payment Date on which the DSCR is equal to or greater than the DSCR Threshold for such Payment Date,
(iii)clause (iii) above, on the date the Financial Covenant has been satisfied,
(iv)clause (iv) above, on the date on which the applicable Event of Default has been cured or waived; provided, that the Super-Majority Lenders shall have also separately waived the Early Amortization Event in clause (iv),
(v)clause (v) above, on the earlier of (x) the date on which the Borrower has delivered a Borrowing Base Certificate removing the Solar Assets with respect to the affected Tax Equity Fund or Wholly-Owned Subsidiary from the Borrowing Base Pool and made any related payments required to be made pursuant to Section 2.9(A) in connection therewith or (y) the date of the appointment of a replacement Servicer approved by the Super-Majority Lenders.
(vi)clause (vi) above, on the date the applicable Transaction Manager Termination Event has been cured,
(vii)clause (vii) above, on the date the Super-Majority Lenders expressly consent to such Sponsor Change of Control not being an Early Amortization Event, and
(viii)clause (viii) above, on the date the Super-Majority Lenders consent to such Permitted Change of Control not being an Early Amortization Event.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” means the electronic form into which Sponsor or an Affiliate, in the ordinary course of its business and in compliance with its document storage policy, originates in an electronic form or converts into an electronic form all Customer Agreements, Payment Facilitation Agreements, PBI Documents, Interconnection Agreements, Net Metering

Agreements, documents evidencing the related PTO of the related System, in each case, if any, and any other documents reasonably required by the Borrower, from time to time to be kept on file, relating to such Solar Asset or the related Host Customer.
“Eligible Assignee” means any Person that is (i) a commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended) or otherwise has a tangible net worth not less than [***] ($[***]) and (ii) not a “specified foreign entity” (as defined in Section 7701(a)(51)(B) of the Internal Revenue Code).
“Eligible Foreclosure Transferee” means the Holdco Collateral Agent, one or more Holdco Lenders or a limited purpose entity wholly owned and controlled by one or more Holdco Lenders or the Holdco Collateral Agent on behalf of the Holdco Lenders.
“Eligible Green Project” means a project in alignment with the indicative category of ‘Renewable Energy’ or ‘Energy Efficiency’ under the ‘Use of Proceeds’ component of the Core Components. For the avoidance of doubt, each Solar Asset is deemed to be an Eligible Green Project.

“Eligible Institution” means a commercial bank or trust company having capital and surplus of not less than $100,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks; provided that a commercial bank which does not satisfy the requirements set forth above shall nonetheless be deemed to be an Eligible Institution for purposes of holding any deposit account or any other account so long as such commercial bank is a federally or state chartered depository institution subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. §9.10(b) and such account is maintained as a segregated trust account by such bank.
“Eligible Letter of Credit Bank” means a financial institution having total assets in excess of $500,000,000 and with a long term rating of at least "A-" by S&P and “A3” by Moody’s and a short term rating of at least “A-1” by S&P and “P-1 (Prime-1)” by Moody’s.
“Eligible Solar Asset” means, as of any date of determination, any Solar Asset:
(i)    for which all of the applicable criteria specified in Schedule I were satisfied as of such date of determination;
(ii)    to the extent such Solar Asset is owned by a Tax Equity Fund, for which all of the applicable criteria set forth in Schedule II are satisfied with respect to such Tax Equity Fund as of such date of determination;
(iii)    to the extent such Solar Asset is owned by a Tax Equity Fund and such date of determination is the first Borrowing Date on which such Solar Asset is to be included in the Borrowing Base Pool, for which all of the applicable criteria set forth in Schedule III are true and correct with respect to such Tax Equity Fund as of such date of determination;

(iv)     to the extent such Solar Asset is owned by the Wholly-Owned Subsidiary, for which all of the applicable criteria set forth in Schedule VI are satisfied as of such date of determination; and
(v)     to the extent such Solar Asset is owned by the Wholly-Owned Subsidiary and such date of determination is the first Borrowing Date on which such Solar Asset is to be included in the Borrowing Base Pool, for which all of the applicable criteria set forth in Schedule VII are satisfied as of such date of determination.
“Eligible Tax Equity Structure” means a (i) Partnership Flip Structure or Inverted Lease Structure as to which the Borrower can make the applicable Tax Equity Representations and (ii) any other tax equity structure approved by the Super-Majority Lenders.
“Energy Storage System” means, with respect to a Solar Asset, an energy storage system, including batteries and related equipment. An Energy Storage System (i) does not include a PV System and (ii) is the subject of a separate Customer Lease Agreement.
“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages, penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Environmental Law or any Permit issued under any such Environmental Law (hereafter, “Hazard Claims”), including (a) any and all Hazard Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Hazard Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release of Hazardous Materials or arising from injury to health, safety or the environment.
“Environmental Law” means any and all federal, State, regional and local statutes, laws (including common law), regulations, ordinances, judgments, orders, codes or injunctions pertaining to the environment, human health or safety (as affected by exposure to Hazardous Materials), or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”), and the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), and any similar or analogous state and local statutes or regulations promulgated thereunder, and legally binding decisional law of any Governmental Authority, as each of the foregoing may be amended or supplemented from time to time in the future, in each case to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.
“Equity Interests” means shares of capital stock, partnership interests, limited liability company interests or membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant, commitment, preemptive rights or agreements of any kind (including any members’ or voting agreements) entitling the holder thereof to purchase or otherwise acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Borrower, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.
“ERISA Event” means (i) that a Reportable Event has occurred with respect to any Single-Employer Plan; (ii) the institution of any steps by the Borrower or any ERISA Affiliate, the Pension Benefit Guaranty Corporation or any other Person to terminate any Single-Employer Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Single-Employer Plan; (iii) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan or written notification of the Borrower or any ERISA Affiliate concerning the imposition of withdrawal liability; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code in connection with any Plan; (v) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) with respect to a Single-Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (vii) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Single-Employer Plan; (viii) a determination that a Single-Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA); (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan or written notification that a Multi-Employer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); or (x) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any of the foregoing.
“Erroneous Payment” has the meaning assigned to it in Section 8.5(A).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.5(D).
“Erroneous Payment Impacted Advance” has the meaning assigned to it in Section 8.5(D).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.5(D).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.5(D).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EU Risk Retention Side Letter” means that certain letter, dated as of the Closing Date, by Sunrun and the Borrower to the Administrative Agent and Deutsche Bank AG, New York Branch.
“Event of Default” has the meaning set forth in Section 6.1.
“Event of Loss” means, with respect to (i) a System that such System is damaged or destroyed by fire, theft or other casualty and such System has become inoperable because of such event, (ii) a PV System that such PV System is shut down and not producing electricity for any reason other than customer delinquency or (iii) an Energy Storage System that such Energy Storage System is shut down and either is not storing or releasing electricity for any reason other than customer delinquency, except to the extent, in the case of (ii) and (iii), (1) the applicable Host Customer is being billed under its Customer Agreement (without amendment due to such shutdown) during such shut down or (2) the related Solar Asset is a Pre-PTO Solar Asset.
“Excess Capital Contributions” means, with respect to a Tax Equity Opco, all capital contributions to such Tax Equity Opco that (a) were made for the purpose of such Tax Equity Opco to acquire Solar Assets and (b) are permitted to be distributed to the related Managing Member; provided, that such capital contributions shall only be considered Excess Capital Contributions to the extent such capital contributions remain after (x) the “Final True-Up Date” in the applicable Tax Equity Opco LLC Agreement and (y) all amounts payable to (i) the Seller under the Master Purchase Agreement with respect to such Solar Asset and (ii) the installer under the Master Turnkey Installation Agreement with respect to such Solar Asset, have been paid.
“Excess Concentration Amount” means, as of any date of determination, [***].
“Excess Concentration Percentage” means, as of any date of determination, the Excess Concentration Amount divided by the Securitization Share of ADSAB, in each case, as of such date of determination.
“Excess Concentration Percentage ([***])” means, as of any date of determination, the Excess Concentration Amount calculated in accordance clause (x) of the definition thereof, divided by the Securitization Share of ADSAB, in each case, as of such date of determination.

“Excluded Ancillary/Capacity Contract” means [***].
“Excluded Collateral” means [***].
“Excluded ITC Transfer Proceeds” means ITC Transfer Proceeds distributable to a Managing Member from an ITC Excluded Financed Fund.
“Excluded Revenues” means any proceeds of Excluded Collateral.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance pursuant to a Law in effect on the date on which (a) such Lender acquires such interest in the Advance or (b) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.17(G) and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Expected Amortization Profile” means, as of any date of determination, the expected amortization schedule of the Advances set forth in the Advance Model.
“Expense Claim” has the meaning set forth in Section 10.21.
“Facility” means this Agreement together with all other Transaction Documents.
“Failure” has the meaning set forth in Section 2.21(f).
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreements between the United States and another country which modify the provisions of the foregoing.
“Fee Letter” means, individually and collectively, each fee letter between the Borrower and one or more Lenders.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day

next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“FEOC Cash Sweep Provisions” means, for any Tax Equity Structure, provisions in the related Material Project Documents that reduce, limit, suspend or otherwise restrict distributions to the related Managing Member that are related to any losses or liabilities pursuant to the FEOC Rules.
“FEOC Net Cash Flow Reduction” means a reasonable likelihood that Net Cash Flows included in the calculation of the Borrowing Base will be reduced, after giving effect to a recalculation of the Borrowing Base and the Advance Model to reflect the triggering of the FEOC Cash Sweep Provisions with respect to each applicable Financed Fund that contains FEOC Cash Sweep Provisions and the reduction of any related Borrowing Base Deficiency to zero.
“FEOC Rules” means any limitation, disallowance or recapture of ITCs generated by a Financed Fund (i) pursuant to Sections 48E(b)(6), 48E(c)(3), 48E(d)(6), 50(a)(4) or 6418(g)(5) of the Internal Revenue Code (including, for the avoidance of doubt, any rules, regulations or guidance promulgated thereunder) or (ii) as a result of the associated Solar Asset having received “material assistance” from a Prohibited Foreign Entity (as defined in Section 7701(a)(52) of the Internal Revenue Code).
“FEOC System” means a System which begins construction after December 31, 2025 (within the meaning of IRS Notice 2025-42) for purposes of Section 48E(b)(6) of the Internal Revenue Code.
“FICO Score” means, with respect to any Host Customer (other than [***]), a score based on the credit risk rating system established and maintained by the Fair Isaac Corporation from any Credit Reporting Agency.
“Financed Fund” means (i) any Wholly-Owned Subsidiary or (ii) any Tax Equity Opco financed hereunder.
“Financed Fund ADSAB” means, as of any date of determination with respect to any Financed Fund, an amount equal to the sum of the Discounted Solar Asset Balance for all Solar Assets which are Eligible Solar Assets owned by such Financed Fund as of such date of determination.
“Financed Fund Securitization Share of ADSAB” means, as of any date of determination, with respect to any Financed Fund, the Financed Fund ADSAB for such Financed Fund as of such date of determination, minus the Financed Fund Tax Equity Investor Share of ADSAB with respect to such Financed Fund, as of such date of determination.

“Financed Fund Tax Equity Investor Share of ADSAB” means, as of any date of determination, with respect to any Financed Fund, the greater of (i) the present value of the remaining and unpaid stream of Scheduled Tax Equity Investor Distributions with respect to such Financed Fund on or after such date of determination, based on discounting such Scheduled Tax Equity Investor Distributions to such date of determination at an annual rate equal to the Discount Rate and (ii) $0.
“Financial Covenant” means [***].
“Fitch” means Fitch, Inc., or any successor rating agency.
“Fixed Date ATE” has the meaning set forth in the definition of Fixed Date ATE Hedge Agreement.
“Fixed Date ATE Hedge Agreement” means any Hedge Agreement that contains an additional termination date based on the occurrence of a fixed date that occurs prior to the Scheduled Maturity Date (such additional termination event a “Fixed Date ATE”).
“Flex Agreement” means a Customer Agreement pursuant to which the Host Customer pays a minimum payment and a variable payment based on the Host Customer’s consumption of energy.
“Floor” means a rate of interest equal to 0.00%.
“Funding Account” has the meaning set forth in Section 8.2(A)(vii).
“Funding Agent” means a Person appointed as a Funding Agent for a Lender Group pursuant to Section 7.18.
“GAAP” means generally accepted accounting principles as are in effect from time to time and applied on a consistent basis (except for changes in application in which the Borrower’s independent certified public accountants and the Administrative Agent reasonably agree) both as to classification of items and amounts.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy requirement or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing having the force of law by, any Governmental Authority, whether now or hereafter in effect.

“Green Coordination Agent” means ING Capital LLC, together with its successors and assigns in such capacity, appointed by the Borrower hereunder to facilitate voluntary alignment by the Borrower with the Core Components in connection with this Agreement.
“Green Loan” has the meaning given to such term in Section 2.21.

“Green Loan Principles” means the “Green Loan Principles”, issued in February 2023 as amended from time to time, by the Loan Market Association (LMA), the Loan Syndications and Trading Association (LSTA) and the Asia Pacific Loan Market Association (APLMA), and the Guidance on Green Loan Principles issued in February 2023 by the LMA, LSTA and APLMA, as amended from time to time.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation.
“Guaranty, Pledge and Security Agreement” means the Guaranty, Pledge and Security Agreement, dated as of the Closing Date, by and among the Borrower, the Collateral Agent and the other grantors described therein.
“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, electromagnetic radio frequency or microwave emissions, that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.
“Hedge Agreement” means, collectively, (i) the related ISDA Master Agreement, the related Schedule to the ISDA Master Agreement, and the related confirmation or (ii) a long form confirmation, in each case in form and substance reasonably acceptable to the Administrative Agent.
“Hedge Counterparty” means the counterparty under a Hedge Agreement.
“Hedge Counterparty Joinder” means that certain accession agreement executed by a Hedge Counterparty and acknowledged by the Collateral Agent in the form attached to the Guaranty, Pledge and Security Agreement.

“Hedge Requirements” means the requirement that, at all times after the fifth Business Day following each Borrowing Date, Borrower shall have entered into one or more interest rate swap or cap agreements with a Qualifying Hedge Counterparty with an amortizing notional balance schedule, which, after giving effect to such interest rate swap or cap agreement, will cause not greater than 110.0% and not less than (a) during the Availability Period, 95.0% and (b) thereafter, 80.0%, in each case, as a percentage of the aggregate Expected Amortization Profile of all outstanding Advances (excluding any portion thereof attributable to clause (ii) of the definition of Borrowing Base) to be hedged to a fixed interest rate, with [***].
“Hedge Termination Payment” means any amount payable by the Borrower or a Hedge Counterparty in connection with an early termination (whether as a result of the occurrence of an event of default or other termination event) of any Hedge Agreement in accordance with the terms thereof and this Agreement; provided that, for the avoidance of doubt, “Hedge Termination Payments” shall not include any Ordinary Course Settlement Payments due under any such Hedge Agreement except any Ordinary Course Settlement Payments due as a part of such termination payment.
“Holdco Administrative Agent” shall have the meaning set forth in the definition of Holdco Credit Agreement.
“Holdco Borrower” means Sunrun Luna Holdco 2021, LLC, a Delaware limited liability company.”
“Holdco Borrowing Date” shall have the meaning ascribed to the term “Borrowing Date” in the Holdco Credit Agreement.
“Holdco Collateral Agent” shall have the meaning set forth in the definition of Holdco Credit Agreement.
“Holdco Credit Agreement” means that certain Credit Agreement, dated as of March 23, 2022, by and among the Holdco Borrower, the Holdco Lenders and the funding agents party thereto from time to time, Atlas Securitized Products Holdings, L.P., as administrative agent (in such capacity, together with any successors and assigns in such capacity, the “Holdco Administrative Agent”), and Computershare Trust Company, N.A., as collateral agent (in such capacity, together with any successors and assigns in such capacity, the “Holdco Collateral Agent”) and as paying agent (in such capacity, together with any successors and assigns in such capacity, the “Holdco Paying Agent”), as may be amended or modified from time to time.
“Holdco Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Holdco Credit Agreement.
“Holdco Lender” means a lender under the Holdco Credit Agreement.”
“Holdco Minimum Payoff Amount” shall have the meaning ascribed to the term “Minimum Payoff Amount” in the Holdco Credit Agreement, as notified to the Administrative

Agent by the Holdco Administrative Agent (each such notice, a “Holdco Minimum Payoff Amount Notice”).
“Holdco Minimum Payoff Amount Notice” shall have the meaning set forth in the definition of Holdco Minimum Payoff Amount.
“Holdco Paying Agent” shall have the meaning set forth in the definition of Holdco Credit Agreement.
“Holdco Performance Guaranty” shall have the meaning ascribed to the term “Performance Guaranty” in the Holdco Credit Agreement.
“Holdco Pledge Agreement” means that certain Pledge Agreement, dated as of March 23, 2022, by Sunrun Luna Pledgor 2021, LLC, a Delaware limited liability company, in favor of the Holdco Collateral Agent, as may be amended or modified from time to time.
“Holdco Security Agreement” means that certain Pledge and Security Agreement, dated as of March 23, 2022, by the Holdco Borrower in favor of the Holdco Collateral Agent, as may be amended or modified from time to time.
“Holdco Transaction Management Agreement” means that certain Transaction Management Agreement, dated as of March 23, 2022, by and among the Holdco Borrower, the Holdco Transaction Manager and the Holdco Administrative Agent, as may be amended or modified from time to time.
“Holdco Transaction Manager” means Sunrun Inc., in its capacity as transaction manager under the Holdco Transaction Management Agreement.
“Host Customer” means the residential customer or [***] under a Customer Agreement.
“Host Customer Payments” means, with respect to a Solar Asset, all payments due from the related Host Customer under or in respect of the related Customer Agreement, including any amounts payable by such Host Customer that are attributable to sales, use or property taxes.
“Host Customer Purchased Asset” means a Solar Asset for which the related Host Customer has exercised its option, if any, to purchase the related System prior to the expiration of the term of the related Customer Agreement.
“Impact Reporting Letter” means a letter, as required on a best efforts basis under Section 2.21(e), provided by the Borrower for the purpose of reporting on the expected impact to be achieved by the use of proceeds in accordance with the ‘Reporting’ component of the Green Loan Principles, substantially in the form of Exhibit O.

“Increasing Lender” has the meaning set forth in Section 2.6(B).
“Indebtedness” means as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect,

absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility; (iv) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device (other than in connection with this Agreement); (v) obligations of such Person to pay the deferred purchase price of property or services; (vi) obligations of such Person as lessee under leases which have been or should be in accordance with GAAP recorded as capital leases; (vii) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, and whether structured as a borrowing, sale and leaseback or a sale of assets for accounting purposes; (viii) any guaranty or endorsement of, or responsibility for, any Indebtedness of the types described in this definition; (ix) liabilities secured by any Lien on property owned or acquired, whether or not such a liability shall have been assumed (other than any Permitted Liens); or (x) unvested pension obligations.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Indemnitees” has the meaning set forth in Section 10.5.
“Independent Accountants” means a nationally recognized firm of public accountants selected by the Transaction Manager; provided, that such firm is independent with respect to the Transaction Manager within the meaning of the Securities Act of 1933, as amended.
“Independent Engineer” means (i) [***], (ii) [***], (iii) [***] or (iv) any other reputable, qualified engineering firm with substantial experience in the residential solar industry that is not an Affiliate of the Borrower or the Sponsor and has been approved by the Super-Majority Lenders.
“Independent Engineering Report” means a report relating to the Solar Assets (or subset thereof) owned by a Wholly-Owned Subsidiary or included in a Tax Equity Fund, prepared by the Independent Engineer, in form and substance reasonably acceptable to the Administrative Agent.
“Independent Manager” has the meaning set forth in Section 5.1(R).
“Independent Service Provider” means (i) any Independent Accountants or (ii) any independent (within the meaning of the Securities Act of 1933, as amended) third-party provider of accounting, financial analysis and reporting services that is not an Independent Accountant but that, in the reasonable judgment of the Transaction Manager, is qualified to prepare the relevant portions of the Accountant's Report. For the avoidance of doubt, Protiviti, Inc. shall constitute an Independent Service Provider.

“Ineligible Solar Asset” means, as of any date of determination, a Solar Asset that does not meet the applicable requirements for an Eligible Solar Asset as of such date of determination.
“Initial Collateral Review” has the meaning set forth in Section 7.17(A).
“Initial Collateral Review Remediation Period” means the period (if any) commencing on the date on which the Initial Collateral Review produces findings (i)(a) that would cause the aggregate Discounted Solar Asset Balances with respect to the Solar Assets as calculated by the Borrower and subject to such to such Initial Collateral Review to [***], (b) the Discounted Solar Asset Balance with respect any single Solar Asset as calculated by the Borrower and subject to such to such Initial Collateral Review to [***], (c) the average FICO Score with respect to the Host Customers associated with Solar Assets subject to such Initial Collateral Review to [***] or (d) the FICO Score with respect to any Host Customer associated with a Solar Asset subject to such Initial Collateral Review to [***] or (ii) that constitute any other materially adverse deviations (as determined by the Administrative Agent in its reasonable discretion), and ending on the date on which the Borrower makes any mandatory prepayment pursuant to Section 2.9(A) in connection with its delivery of a revised Borrowing Base Certificate pursuant to Section 7.17(C).
“Initial ITC Insurance Policies” means (i) that certain Tax Insurance Policy, issued by [***], as underwriter, and the insurers named therein, dated as of June 21, 2018, (ii) that certain Tax Insurance Policy, issued by [***], as underwriter, and the insurers named therein, dated as of April 27, 2018, (iii) that certain Tax Insurance Policy, issued by [***], as underwriter, and the insurers named therein, dated as of January 21, 2021 and (iv) any excess insurance policies that name any of the foregoing policies as a “Followed Policy”.
“Initial Solar Asset” means each Solar Asset listed on the Schedule of Solar Assets as of the Closing Date.
“Initial Tax Equity Fund” means the tax equity fund listed on Schedule XI to this Agreement as of the Closing Date and acquired by the Borrower on such date pursuant to the Depositor Contribution Agreement.
“Initial Term” means, with respect to a Solar Asset consisting of (i) a PV System, the initial scheduled term of the associated Customer Agreement; provided that such initial scheduled term shall end no later than the 25th anniversary of the date such PV System achieves PTO and (ii) an Energy Storage System, the initial scheduled term of the associated Customer Agreement; provided that such initial scheduled term shall end no later than [***].
“Insolvency Event” means, with respect to any Person:
(i)    the commencement of: (a) a voluntary case by such Person under the Bankruptcy Code or (b) the seeking of relief by such Person under other Debtor Relief Laws in any jurisdiction outside of the United States;

(ii)    the commencement of an involuntary case against such Person under the Bankruptcy Code (or other Debtor Relief Laws) and the petition is not controverted or dismissed within sixty (60) days after commencement of the case;
(iii)    a custodian (as defined in the Bankruptcy Code) (or equal term under any other Debtor Relief Law) is appointed for, or takes charge of, all or substantially all of the property of such Person;
(iv)    such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other Debtor Relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;
(v)    such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;
(vi)    any order of relief or other order approving any such case or proceeding referred to in clauses (i) or (ii) above is entered;
(vii)    such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or
(viii)    such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.
“Insurance Proceeds” means, any funds, moneys or other net proceeds received by the Borrower, any Borrower Subsidiary or any Tax Equity Opco as the payee in connection with the physical loss or damage to a System, including lost revenues through business interruption insurance, or any other incident.
“Interconnection Agreement” means, with respect to a PV System, a contractual obligation between a utility and a Host Customer that allows the Host Customer to interconnect such PV System to the utility electrical grid.
“Interest Accrual Period” means for each Payment Date, the period from and including the immediately preceding Payment Date to but excluding such Payment Date except that the Interest Accrual Period for the initial Payment Date shall be the actual number of days from and including the Closing Date to, but excluding, the initial Payment Date; provided, however, that with respect to any application of amounts pursuant to Section 2.7(B) on a Business Day other than a Payment Date, the “Interest Accrual Period” means the period from and including the immediately preceding Payment Date to but excluding such Business Day.

“Interest Distribution Amount” means, with respect to any Interest Accrual Period, an amount equal to the sum of the following calculated for each day during such Interest Accrual Period : the product of (a) the Aggregate Outstanding Advances on such day multiplied by (b) the sum of the (x) the Cost of Funds Rate in effect for the Interest Accrual Period in which such day occurs (or, in the case of the Base Rate or the Commercial Paper Rate, in effect on such day during such Interest Accrual Period) and (y) the Applicable Margin in effect for such day multiplied by (c) a fraction the numerator of which is 1 and the denominator which is 360 (or, if the Cost of Funds Rate in effect for such Advances during such Interest Accrual Period (or portion thereof) is determined by reference to the Base Rate or a Commercial Paper Rate (other than with respect to CAFCO, LLC, CHARTA, LLC, CIESCO, LLC and CRC Funding, LLC), the denominator shall be 365 or 366, as applicable for the calendar year in which such Interest Accrual Period (or portion thereof) occurs).
“Interest Rate Derivatives Definitions” means the 2021 Interest Rate Derivatives Definitions published by International Swaps and Derivatives, Inc.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, or any successor statute.
“Inverted Lease Lessor” means a bankruptcy remote special purpose entity that is an Affiliate of the Sponsor and owns the Systems related to each Solar Asset related to such Inverted Lease Structure and that is the lessor entitled to receive rent payments under the Master Lease Agreement from the related Inverted Lease Tenant related to such Inverted Lease Structure.
“Inverted Lease Structure” means a tax equity structure that conforms to the Inverted Lease Structure Characteristics and in which (i) a Seller sells or otherwise transfers Solar Assets to the Inverted Lease Lessor and (ii) such Inverted Lease Lessor then leases the Systems related to such Solar Assets to the Inverted Lease Tenant pursuant to a Master Lease Agreement.
“Inverted Lease Structure Characteristics” means the criteria set forth on Schedule V hereto.
“Inverted Lease Tenant” means a Tax Equity Investor or a subsidiary thereof that leases a pool of Systems related to Solar Assets from an Inverted Lease Lessor and is the party (via assignment) to each Customer Agreement.
“Inverter” means, with respect to a PV System, the necessary device required to convert the variable direct electrical current (DC) output from a Solar Photovoltaic Panel into a utility frequency alternating electrical current (AC) that can be used by a Host Customer’s home or property, or that can be fed back into a utility electrical grid pursuant to an Interconnection Agreement.
“ITC” means the investment tax credit under Section 48 or Section 48E of the Internal Revenue Code.

“ITC Cash Sweep Fund” means a Tax Equity Fund whose Project Documents reduce, limit, suspend or otherwise restrict distributions to the Managing Member (other than in respect of Excluded Collateral) following the occurrence of an indemnity claim or non–payment of such an indemnity claim, in each case, in respect a failure of one or more Solar Assets to qualify for all or a portion of the ITCs claimed by such Tax Equity Fund (including a Tax Equity Fund that has entered into one or more Tax Credit Sale Contracts for which an indemnity is provided to the related Tax Credit Purchaser in respect a failure of one or more Solar Assets to qualify for all or a portion of the ITCs claimed by such Tax Equity Fund and sold to such Tax Credit Purchaser).
“ITC Designated Financed Fund” means a Financed Fund designated as such by the Transaction Manager in writing to the Administrative Agent and that has a MOMA that includes the Operator providing services related to (a) providing the Managing Member of such Financed Fund all information and documentation reasonably requested by the related Tax Equity Investor Member, Tax Credit Purchaser and the Internal Revenue Service, as applicable, (b) making any filings necessary to effectuate a sale of ITCs pursuant to a Tax Credit Sale Contract and (c) completing any pre-filing registration requirements in connection with a Tax Credit Sale Contract.
“ITC Designated Financed Fund Contracted ITC Price” means, with respect to an ITC Designated Financed Fund as of any date of determination, the weighted average Adjusted Contracted ITC Purchase Price under all Committed Tax Credit Sale Contracts to which such ITC Designated Financed Fund is a party (such weighted average being determined based on the number of ITCs remaining to be sold thereunder) as of such date of determination.
“ITC Designated Financed Fund Contracted ITC Value” means, with respect to each ITC Designated Financed Fund as of any date of determination, an amount equal to the product of (i) the Nominal Value of Contracted ITCs with respect to such ITC Designated Financed Fund as of such date of determination, (ii) the related ITC Designated Financed Fund Contracted ITC Price for such ITC Designated Financed Fund and (iii) the related ITC Transfer Proceeds Allocated Percentage.
“ITC Designated Financed Fund Uncontracted ITC Value” means, with respect to each ITC Designated Financed Fund as of any date of determination, an amount equal to the product of (i) the Nominal Value of Uncontracted ITCs of such ITC Designated Financed Fund as of such date of determination, (ii) the Uncontracted ITC Price as of such date of determination, and (iii) the related ITC Transfer Proceeds Allocated Percentage.
“ITC Eligible Solar Asset” means, as of any date of determination, any Eligible Solar Asset owned by an ITC Designated Financed Fund as of such date of determination as to which (i) the ITCs have not been sold pursuant to a Tax Credit Sale Contract and (ii) not more than fifteen (15) months have elapsed since the related System was installed.
“ITC Excluded Financed Fund” means a Financed Fund other than an ITC Designated Financed Fund.

“ITC Insurance Policy” means (i) the Initial ITC Insurance Policies and (ii) any other insurance policy in form and substance reasonably acceptable to the Administrative Agent and each of the excess insurance policies that reference any such insurance policy as the “Followed Policy” therein.
“ITC Insurance Policy Proceeds” means any proceeds from an ITC Insurance Policy for which the Borrower or a Managing Member is a loss payee upon receipt thereof.
“ITC Insurance Proceeds Account” has the meaning set forth in Section 8.2(A)(iv).
“ITC Loss Indemnity” means, for a Tax Equity Fund, an indemnity from the Sponsor, Vivint Solar and/or the related Managing Member in favor of the related Tax Equity Investor or Tax Credit Purchaser for the loss of ITCs to the extent such loss results from certain events or breaches of representations, warranties or covenants specified in the applicable Project Documents.
“ITC Sale Condition” means the entry by Financed Funds into Tax Credit Sale Contracts with commitments for the sale of ITCs (i) under Section 48E of the Internal Revenue Code and (ii) generated by Solar Assets in the calendar year 2026, in an aggregate amount equal to at least [***].
“ITC Transfer Proceeds” means proceeds from any sale, transfer or other disposition of ITCs made by a Tax Equity Opco and any damages recovered from a Tax Credit Purchaser in connection with a breach of its obligations under a Tax Credit Sale Contract.
“ITC Transfer Proceeds Allocated Percentage” means (i) with respect to any Tax Equity Opco, a percentage equal to the related Managing Member’s distributive share of the ITC Transfer Proceeds with respect thereto in accordance with the applicable Tax Equity Opco LLCA and (ii) with respect to any Wholly-Owned Subsidiary, 100%.
“ITC Transfer Proceeds Release Amount” has the meaning set forth in Section 8.2(B)(v).
“ITC Transfer Proceeds Release Conditions” means (i) no Event of Default has occurred and is continuing, (ii) after giving effect to the transfer of the related ITC Transfer Proceeds Release Amount, no Adjusted Borrowing Base Deficiency is in effect and the amount constituting ITC Transfer Proceeds remaining on deposit in the Revenue Account is sufficient to pay the component of the Interest Distribution Amounts (calculated, for purposes of this clause (ii)) assuming all Interest Distribution Amounts are calculated in accordance with clause (ii) of the definition of Cost of Funds Rate) due and payable on the next succeeding Payment Date attributable to clause (ii) of the definition of Borrowing Base and (iii) delivery by the Transaction Manager to the Administrative Agent, the Lenders and the Paying Agent of a Borrowing Base Certificate showing that no Adjusted Borrowing Base Deficiency exists after giving effect to such transfer of the related ITC Transfer Proceeds Release Amount and certifying that the conditions set forth in clause (ii) have been satisfied.
“ITC Value Borrowing Base” means, as of any Borrowing Base Calculation Date, an amount equal to the sum of the Contracted ITC Value and the Uncontracted ITC Value, in each case, as of such Borrowing Base Calculation Date; provided, that:
(a) unless clause (b) is applicable, (i) the Uncontracted ITC Value shall be reduced to the extent necessary to ensure that the Uncontracted ITC Value does not exceed [***]% of the

Borrowing Base as of such Borrowing Base Calculation Date; and (ii) the amount otherwise determined pursuant to this definition shall be reduced to the extent necessary to ensure that the ITC Value Borrowing Base does not exceed [***]% of the Borrowing Base as of such Borrowing Base Calculation Date; and
(b) from and after [***] and subject to (A) receipt of the approval of the Super-Majority Lenders and (B) [***] no longer holding any of the Advances or Commitments as of such Borrowing Base Calculation Date, (i) the Uncontracted ITC Value shall be reduced to the extent necessary to ensure that the Uncontracted ITC Value does not exceed [***]% (or, if the ITC Sale Condition has been satisfied, [***]%) of the Borrowing Base as of such Borrowing Base Calculation Date; (ii) the amount otherwise determined pursuant to this definition shall be reduced to the extent necessary to ensure that the sum of (x) the Contracted ITC Value attributable to [***] and (y) the Uncontracted ITC Value, does not in the aggregate exceed [***]% of the Borrowing Base as of such Borrowing Base Calculation Date; and (iii) the amount otherwise determined pursuant to this definition shall be reduced to the extent necessary to ensure that the ITC Value Borrowing Base does not exceed [***]% of the Borrowing Base as of such Borrowing Base Calculation Date.
“Knowledge” means (a) as to any natural Person, the actual awareness of the fact, event or circumstance at issue, receipt of notification by proper delivery of such fact, event or circumstance, and with respect to any Person that is an officer, director or employee of the Sponsor or an Affiliate thereof, such knowledge that would reasonably be expected to be known by such Person after reasonable inquiry, and the reasonable and diligent exercise of such Person’s duties pursuant to any relevant policy of the Sponsor or an Affiliate and customary or typical solar finance industry practices (with respect to prudent institutional participants) and (b) as to any Person that is not a natural Person, the actual awareness of the fact, event or circumstance at issue by a Responsible Officer of such Person (or with respect to the Sponsor or an Affiliate thereof, an officer-level (or more senior employee)) or receipt, by a Responsible Officer of such Person (or with respect to the Sponsor or an Affiliate thereof, an officer-level (or more senior employee)), of notification by proper delivery of such fact, event or circumstance and, with respect to any such officer-level (or more senior employee) such knowledge that would reasonably be expected to be known by such employee after reasonable inquiry, and the reasonable and diligent exercise of such Person’s duties pursuant to any relevant policy of the Sponsor or an Affiliate and customary or typical solar finance industry practices (with respect to prudent institutional participants).
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, guideline, judgment, injunction, writ, decree or award of any Governmental Authority.
“Lender Group” means a group consisting of a Funding Agent, one or more Committed Lenders and, if applicable, one or more Conduit Lenders. A Lender Group that includes a Conduit Lender shall also include the related Program Support Provider.
“Lender Group Percentage” means, for any Lender Group, the percentage equivalent of a fraction (expressed out to nine decimal places), the numerator of which is, with respect to each Lender Group, the Commitment of all Committed Lenders in such Lender Group, and the denominator of which is the Aggregate Commitment.

“Lender Representative” has the meaning set forth in Section 10.16(B).
“Lending Office” means, as to any Lender, the office or offices of such Lender identified as such by such Lender from time to time to the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Lenders” has the meaning set forth in the introductory paragraph hereof.
“Letter of Credit” means any letter of credit issued by an Eligible Letter of Credit Bank and provided by the Borrower to the Paying Agent in lieu of or in substitution for moneys otherwise required to be deposited in the Liquidity Reserve Account or the Supplemental Reserve Account, as applicable, which Letter of Credit is to be held as an asset of the Liquidity Reserve Account or the Supplemental Reserve Account, as applicable, and which satisfies each of the following criteria: (i) the related account party of which is not the Borrower, (ii) is issued for the benefit of the Paying Agent, (iii) has a stated expiration date of at least 180 days from the date of determination (taking into account any automatic renewal rights), (iv) is payable in Dollars in immediately available funds to the Paying Agent upon the delivery of a draw certificate duly executed by the Paying Agent stating that (A) such draw is required pursuant to Section 8.2(C) or (D), as applicable, or (B) the issuing bank ceased to be an Eligible Letter of Credit Bank and the Letter of Credit has not been extended or replaced with a Letter of Credit issued by an Eligible Letter of Credit Bank within ten (10) Business Days such issuing bank ceasing to be an Eligible Letter of Credit Bank, (v) the funds of any draw request submitted by the Paying Agent in accordance with Sections 8.2(C) and (D) will be made available in cash no later than two (2) Business Days after the Paying Agent submits the applicable drawing documents to the related Eligible Letter of Credit Bank, and (vi) that has been reviewed by the Administrative Agent and otherwise contains terms and conditions that are acceptable to the Administrative Agent. For purposes of determining the amount on deposit in the Liquidity Reserve Account or the Supplemental Reserve Account, as applicable, the Letter of Credit shall be valued at the amount as of any date then available to be drawn under such Letter of Credit.
“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Limited Step-Up Event” means events set forth in a Tax Equity Opco’s LLC Agreement that reduce, limit, suspend or otherwise restrict distributions to the related Managing Member.
“Liquidated Damages” means for any Defective Solar Asset, as of any date of determination, its Securitization Share of DSAB immediately prior to becoming a Defective Solar Asset.

“Liquidation Fee” means for any Interest Accrual Period for which a reduction of the principal balance of the relevant Advance is made for any reason on any day other than the last day of such Interest Accrual Period, the present value (calculating using a discount rate of the Benchmark for a tenor from the date of such reduction to the end of such Interest Accrual Period) of the amount, if any, by which (A) the additional interest (calculated without taking into account any Liquidation Fee or any shortened duration of such Interest Accrual Period and disregarding Applicable Margin) which would have accrued during the portion of such Interest Accrual Period for which the cost of funding had been established prior to such reduction of the principal balance on the portion of the principal balance so reduced, exceeds (B) the income, if any, received by the Conduit Lender or the Committed Lender which holds such Advance from the investment of the proceeds of such reductions of principal balance for the portion of such Interest Accrual Period for which the cost of funding had been established prior to such reduction of the principal balance; provided that no Liquidation Fee shall be payable with respect to the repayment of all or any portion of any Advance made since the Payment Date immediately preceding such repayment if the applicable Cost of Funds Rate for such Advance is greater than the Cost of Funds Rate that would have been applicable to any such Advance if the Interest Accrual Period for such Advance corresponded to the period from the date of the Advance to, but excluding, the next Payment Date. A statement as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the affected Conduit Lender or the Committed Lender to the Borrower and shall be prima facie evidence of the matters to which it relates for the purpose of any litigation or arbitration proceedings, absent manifest error or fraud.
“Liquidity Reserve Account” has the meaning set forth in Section 8.2(A)(iii).
“Liquidity Reserve Account Required Balance” means (i) as of the Closing Date, [***] and (ii) as of any other date, an amount equal to [***].
“LLC Agreement” means, as the context requires, (i) the limited liability company agreement of the Borrower, (ii) the limited liability company agreement of a Borrower Subsidiary or (iii) the limited liability company agreement of a Tax Equity Opco.
“Loan Note” means each Loan Note of the Borrower in the form of Exhibit D attached hereto, payable to the order of a Funding Agent for the benefit of the Lenders in such Funding Agent’s Lender Group, in the aggregate face amount of up to such Lender Group’s Commitment, evidencing the aggregate indebtedness of the Borrower to the Lenders in such Funding Agent’s Lender Group, as the same be amended, restated, supplemented or otherwise modified from time to time.
“Loan Party” means any of the Depositor, the Borrower and each Borrower Subsidiary.
“Maintenance Services Agreement” means, with respect to a Tax Equity Fund or a Wholly-Owned Subsidiary, the maintenance services agreement between such Wholly-Owned Subsidiary or the related Tax Equity Opco or Inverted Lease Tenant, as applicable, and the Maintenance Services Provider whereby the Maintenance Services Provider is responsible for providing the operations and maintenance services with respect to the Solar Assets owned by such Tax Equity Fund or such Wholly-Owned Subsidiary, as applicable, and maintaining required insurance. A Maintenance Services Agreement shall not include a MOMA.
“Maintenance Services Provider” means Vivint Solar Provider, LLC, a Delaware limited liability company.
“Majority Lenders” means, subject to Section 2.19(A), at least two Lenders (or all Lenders if there is only one Lender) representing more than 50% of the Commitments. For the purposes of determining the number of Lenders in the foregoing sentence, Affiliates of a Lender shall constitute the same Lender.
“Managing Member” means a bankruptcy remote, special purpose vehicle and wholly-owned subsidiary of the Borrower that (a) with respect to a Partnership Flip Structure, has a direct Equity Interest in the Partnership in such Partnership Flip Structure and (b) with respect to each Inverted Lease Structure, has a direct Equity Interest in the related Inverted Lease Lessor. The Managing Members are listed on Schedule XII, as such may be updated from time to time in accordance with the terms hereof.
“Manufacturer Warranty” means any warranty given by a manufacturer of a System relating to such System or any part or component thereof.
“Margin Stock” has the meaning set forth in Regulation U.
“Master Backup Administrative Services Agreement” means (i) the SunStrong Master Backup Servicing Agreement and (ii) any other backup servicing agreement to which a Tax Equity Fund or a Wholly-Owned Subsidiary is a party with an Approved Backup Administrative Servicer providing for backup services similar to those provided under the agreement described in clause (i) that is approved by the Administrative Agent in its reasonable discretion and acting in the best interests of Lenders.
“Master Backup O&M Services Agreement” means (i) the SunStrong Master Backup Servicing Agreement and (ii) any other backup servicing agreement to which a Tax Equity Fund or a Wholly-Owned Subsidiary is a party with an Approved Backup O&M Servicer providing for backup services similar to those provided under the agreement described in clause (i) that is approved by the Administrative Agent in its reasonable discretion and acting in the best interests of Lenders.
“Master Combined Backup Servicing Agreement” means (i) the SunStrong Master Backup Servicing Agreement and (ii) any other backup servicing agreement with an Approved Backup Administrative Servicer or Approved Backup O&M Servicer to which a Tax Equity Fund or a Wholly-Owned Subsidiary is a party pursuant to certain addenda thereto providing for backup maintenance and administrative services similar to those provided under the agreement described in clause (i) that is approved by the Administrative Agent in its reasonable discretion and acting in the best interests of Lenders.
“Master Lease Agreement” means, with respect to an Inverted Lease Structure, the master lease agreement between the related Inverted Lease Lessor and Inverted Lease Tenant, pursuant to which such Inverted Lease Lessor leases the Solar Assets owned by it to such Inverted Lease Tenant.

“Master Purchase Agreement” means, with respect to any Tax Equity Opco, a master purchase or similar agreement between a Seller and such Tax Equity Opco pursuant to which Systems and related assets are sold by such Seller to such Tax Equity Opco.
“Master Turnkey Installation Agreement” means an agreement with a third-party solar installation contractor pursuant to which each System was designed, permitted, constructed, installed and tested either by the applicable Seller or such third-party solar installation contractor.
“Material Adverse Effect” means a material adverse effect on any of the following: (i) the business, property, assets, liabilities (actual or contingent), operations or financial condition of the Depositor and the Relevant Parties, taken as a whole (it being understood that such an event or circumstance with respect to a single Relevant Party may be sufficient give rise to a Material Adverse Effect under this clause (i)), (ii) the ability of any Transaction Party to perform its respective obligations under the Transaction Documents (including the obligation to pay interest or principal due and payable), (iii) the priority or enforceability of any liens granted in favor of the Administrative Agent pursuant to the Transaction Documents, (iv) the value or condition (financial or otherwise) of the Collateral taken as a whole or (v) the rights and remedies available to the Lenders, the Administrative Agent or the Collateral Agent under the Transaction Documents.
“Material Assistance FEOC Opinion” means a written “should” level opinion of counsel to the Sponsor or a Financed Fund that such Financed Fund (other than a Financed Fund as to which no Solar Assets will be placed in service after December 31, 2025) or FEOC System owned thereby has not received material assistance in violation of clause (ii) of the FEOC Rules. For the avoidance of doubt, the first Material Assistance FEOC Opinion was delivered on the Tenth Amendment Effective Date.
“Material Assistance FEOC Opinion Requirements” means the requirement for the Borrower to deliver a copy of a Material Assistance FEOC Opinion, on a non-reliance basis, in form and substance reasonably satisfactory to the Administrative Agent and the Super-Majority Lenders (i) by the first Borrowing Date in any calendar year as to the status of each FEOC System placed in service during the prior calendar year and (ii) unless there has been a Borrower FEOC Cash Sweep Determination, if forty-five (45) days have elapsed since new guidance was published by the Internal Revenue Service that is related to clause (ii) of the FEOC Rules; provided that in the case of this clause (ii), the Borrower may instead deliver a copy of a bring-down opinion confirming that the most recent Material Assistance FEOC Opinion is not adversely affected by such new guidance.
“Material Project Documents” means (i) with respect to a Tax Equity Fund, (a) the related Master Purchase Agreement, (b) the related Tax Equity Opco’s LLC Agreement, (c) if such Tax Equity Fund is an Inverted Lease Structure, the related Master Lease Agreement, (d) the related Services Agreements, (e) the related Backup Servicing Agreement and the related Backup Servicing Agreement addendum related to such Tax Equity Fund, (e) the related Tax Equity Fund Guaranty, (f) the related Tax Credit Sale Contract, if any, and (g) such other documents set forth in Schedule XIII hereto (as well as any successor, substitute or replacement documents therefor) and (ii) with respect to a Wholly-Owned Subsidiary (a) the related Services Agreements, (b) the related Backup Servicing Agreement and the related Backup Servicing Agreement addendum related to such Tax Equity Fund, (c) the Account Control Agreement covering the related Wholly-Owned Subsidiary Operating Account and (d) such other documents set forth in Schedule XIII hereto (as well as any successor, substitute or replacement documents therefor). The Material Project Documents for each Tax Equity Fund and each Wholly-Owned Subsidiary are set forth in Schedule XIII hereto.
“Materially Adverse Cash Sweep Provisions” means, for any Tax Equity Structure, (a) provisions in the related Material Project Documents that reduce, limit, suspend or otherwise restrict distributions to the related Managing Member (other than in respect of Excluded Collateral but including in respect of any indemnification obligations of the Managing Member (in such capacity or as Class B Member) that are not customary) that are materially more adverse to such Managing Member than those contained in the Project Documents of an Approved Existing Tax Equity Fund; provided, that Materially Adverse Cash Sweep Provisions pursuant to this clause (a) shall not include any provisions that reduce, limit, suspend or otherwise restrict distributions to the Managing Member (i) following the occurrence of an indemnity claim or non–payment of such an indemnity claim, in each case, in respect a failure of one or more Solar Assets to qualify for ITCs (other than the percentage of distributions that may be so reduced, limited, suspended or otherwise restricted that is materially more adverse to such Managing Member than those contained in the Project Documents of an Approved Existing Tax Equity Fund), or (ii) as a result of a breach by the related Tax Credit Purchaser of its obligation to purchase ITCs under the related Tax Credit Sale Contract so long as the related Tax Credit Purchaser is a Qualifying Tax Credit Purchaser and (b) any Materially Adverse FEOC Cash Sweep Provisions; provided, that Materially Adverse Cash Sweep Provisions pursuant to this clause (b) shall not include FEOC Cash Sweep Provisions that can be triggered by the Sponsor or a Financed Fund being a Prohibited Foreign Entity (except to the extent that (x) a Financed Fund is a Prohibited Foreign Entity as a result of the status of the related Tax Equity Investor or (y) any such FEOC Cash Sweep Provisions constitute Materially Adverse FEOC Cash Sweep Provisions under clause (a) of the definition thereof).
“Materially Adverse FEOC Cash Sweep Provisions” means (a) for any Tax Equity Structure, provisions in the related Material Project Documents that reduce, limit, suspend or otherwise restrict distributions to the related Managing Member (other than in respect of Excluded Collateral) following the occurrence of an indemnity claim or non–payment of such an indemnity claim, in each case, in respect of a failure of one or more Solar Assets to qualify for ITCs or disallowance or recapture of ITCs as a result of a violation of the FEOC Rules, in a percentage that is greater than the sweep percentage for indemnity claims set forth in an Approved Existing Tax Equity Fund, unless Sunrun has obtained insurance with respect to the FEOC Rules risk satisfactory to the Administrative Agent and the Super-Majority Lenders or (b) FEOC Cash Sweep Provisions that may be triggered by a Tax Equity Investor or a Tax Credit Purchaser being a Prohibited Foreign Entity.
“Material Assistance FEOC Cash Sweep Provisions” means FEOC Cash Sweep Provisions that may be triggered by a Financed Fund’s or FEOC System’s receipt of “material assistance” (as defined in Section 7701(a)(52) of the Internal Revenue Code) from any Person.
“Maturity Date” means the earliest to occur of (i) the Scheduled Maturity Date, (ii) the date occurring twelve (12) months after the end of the Availability Period that has not re-started, (iii) the occurrence of an Event of Default and declaration of all amounts due in accordance with Section 6.2(B) and (iv) the date of any voluntary termination of the Facility by the Borrower; provided that the Maturity Date may be extended in accordance with Section 2.16.
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“Minimum Payoff Amount” means, with respect to a Takeout Transaction, an amount equal to the sum of:
(i)    an amount equal to the excess (if positive) of (x) the aggregate principal amount of the Advances outstanding as of the date of such Takeout Transaction over (y) the Borrowing Base calculated after giving effect to such Takeout Transaction (the “Required Advance Repayment Amount”);
(ii)    any accrued interest with respect to the amount of principal of Advances being prepaid in connection with such Takeout Transaction;
(iii)    any fees due and payable to any Lender or the Administrative Agent with respect to such Takeout Transaction;
(iv)    any amounts payable pursuant to Section 2.12(A) in connection with such Takeout Transaction;
(v)    any outstanding expenses (including reasonable and documented expenses of counsel), fees or indemnity amounts accrued in accordance with the Transaction Documents; and
(vi)    any Hedge Termination Payments that the Borrower is required to pay in connection with any partial terminations of any Hedge Agreements in connection with such Takeout Transaction (including in order to remain in compliance with the Hedge Requirements after giving effect to such Takeout Transaction);
provided that if such Takeout Transaction is being undertaken to cure an Event of Default, then the Minimum Payoff Amount shall include such additional proceeds as are necessary to cure such Event of Default.
“MOMA” means, with respect to a Tax Equity Fund or a Wholly-Owned Subsidiary, the master operation, maintenance and administration agreement, between such Wholly-Owned Subsidiary or the related Tax Equity Opco or Inverted Lease Tenant, as applicable, and the Operator whereby the Operator is responsible for (i) providing the operations and maintenance services with respect to the Solar Assets owned by such Tax Equity Fund or such Wholly-Owned Subsidiary, as applicable, and maintaining required insurance and (ii) providing the billing, collecting and enforcing Customer Agreements, remote monitoring of Systems and other routine administrative responsibilities for such Tax Equity Fund or such Wholly-Owned Subsidiary.
“Moody’s” means Moody’s Investors Service, Inc., or any successor rating agency.
“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a Single Employer Plan, to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
“Nationally Recognized Accounting Firm” means (A) PricewaterhouseCoopers LLP, Ernst & Young LLP, KPMG LLC, Deloitte LLP and any successors to any such firm and (B) any other public accounting firm designated by the Sponsor and approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed; provided, that for purposes of the Accountant’s Reports, “Nationally Recognized Accounting Firm” shall be deemed to include any Independent Accountant.
“Net Cash Flow” means an amount equal to the aggregate forecasted distributions paid or payable (i) in the case of each Tax Equity Fund, to its related Managing Member on account of its respective interest in such Tax Equity Fund as set forth in the Advance Model (provided, the forecasted distributions shall only include contracted cash flows attributable to the Initial Term of the applicable Customer Agreement and ITC Transfer Proceeds expected to be received from Tax Credit Purchasers under Committed Tax Credit Sale Contracts) and (ii) in the case of Wholly-Owned Subsidiaries, to the Borrower on account of its interest therein, as set forth in the Advance Model (provided, the forecasted distributions shall only include contracted cash flows attributable to the Initial Term of the applicable Customer Agreement). For purposes of calculating Net Cash Flows, payments under Customer Agreements for the period from and after the Initial Term for the applicable Solar Asset shall be disregarded.
“Net Metering Agreement” means, with respect to a PV System, as applicable, a contractual or other obligation between a utility and a Host Customer (and, in some cases, the owner of the related PV System) that allows the Host Customer to offset its regular utility electricity purchases by receiving a bill credit at a specified rate for energy generated by such PV System that is exported to the utility electrical grid and not consumed by the Host Customer on its property. A Net Metering Agreement may be embedded or acknowledged in an Interconnection Agreement.
“Net Proceeds” means with respect to any Takeout Transaction the proceeds of such Takeout Transaction (including any Hedge Agreement termination payments received by the Borrower in connection with such Takeout Transaction) net of reasonable fees, taxes, commissions, premiums and expenses incurred by the Borrower in connection with such Takeout Transaction (including any Hedge Agreement termination payments paid by the Borrower in connection with such Takeout Transaction).
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“Nominal Value of Contracted ITCs” means, with respect to any ITC Designated Financed Fund as of any date of determination, the sum of the amount calculated for each ITC Eligible Solar Asset owned by such ITC Designated Financed Fund as of such date of determination and eligible for sale under a Committed Tax Credit Sale Contract to which such ITC Designated Financed Fund is a party as of such date of determination, equal to the product of:
(i)    the Purchase Price of such ITC Eligible Solar Asset; and
(ii)    the applicable ITC percentage of such ITC Eligible Solar Assets under Section 48 or Section 48E of the Internal Revenue Code.
“Nominal Value of Uncontracted ITCs” means, with respect to any ITC Designated Financed Fund as of any date of determination, an amount equal to (i) the sum of the amount calculated for each ITC Eligible Solar Asset owned by such ITC Designated Financed Fund as of such date of determination (other than Dated ITC Eligible Solar Assets), equal to the product of the (x) Purchase Price of such ITC Eligible Solar Asset and (y) applicable ITC percentage under Section 48 or Section 48E of the Internal Revenue Code, minus (ii) the Nominal Value of Contracted ITCs for such Financed Fund as of such date of determination.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance herewith and (ii) otherwise has been approved by Lenders in the aggregate representing more than 66.7% of the Commitments as of the applicable date of determination.
“Non-Performing Breach Sweep Tax Credit Sale Contract” means a Breach Sweep Tax Credit Sale Contract (i) where (x) the related Tax Credit Purchaser has ceased to be a Qualifying Tax Credit Purchaser and has remaining unused commitments thereunder, (y) such Tax Credit Purchaser is performing its purchase obligations under such Breach Sweep Tax Credit Sale Contract and (z) six (6) months have elapsed since such cessation or (ii) where the related Tax Credit Purchaser is not performing its purchase obligations under such Breach Sweep Tax Credit Sale Contract and such non-performance (x) has caused a Limited Step-Up Event to occur under the related Tax Equity Opco LLC Agreement or (y) such non-performance has continued unremedied for three (3) months.
“Non-Recurring Payment” means Host Customer Payments that are made via credit card, ACH or check to a general account of the Sponsor.
“Notice of Borrowing” has the meaning set forth in Section 2.4.
“Obligations” means and include, with respect to each applicable Transaction Party, all loans, advances, debts, liabilities, obligations, covenants and duties owing by such Person to the Administrative Agent, the Collateral Agent, the Custodian, the Paying Agent, the Transaction Manager, the Transaction Transition Manager, any Hedge Counterparty or any Lender of any kind or nature, present or future, arising under this Agreement, the Loan Notes, the Collateral Documents, any of the other Transaction Documents or any other instruments, documents or agreements executed and/or delivered in connection with any of the foregoing, whether or not for the payment of money, whether arising by reason of an extension of credit, the issuance of a letter of credit, a loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising. The term includes the principal amount of all Advances, together with interest, charges, expenses, fees, attorneys’ and paralegals’ fees and expenses, any other sums chargeable to such Transaction Party (as applicable) under this Agreement or any other Transaction Document pursuant to which it arose, including Erroneous Payment Subrogation Rights.
“OFAC” has the meaning set forth in Section 4.1(T).
“Operative Documents” means the Transaction Documents, the Organizational Documents (including the LLC Agreements) of the Relevant Parties and the Project Documents.
“Operator” means Sunrun.
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Solar Asset or Transaction Document).
“Other Project Documents” means, with respect to each Tax Equity Fund or a Wholly-Owned Subsidiary, the Customer Agreements and all other material contracts relating to Solar Assets in such Tax Equity Fund or such Wholly-Owned Subsidiary.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12(G)).
“Ordinary Course Settlement Payments” means all regularly scheduled payments due under any Hedge Agreement from time to time, calculated in accordance with the terms of such Hedge Agreement, but excluding, for the avoidance of doubt, any Hedge Termination Payments due and payable under such Hedge Agreement.

“Partial Release Conditions” means, with respect to a Borrower Subsidiary or any assets of a Borrower Subsidiary, (i) an amount equal to the sum of the Minimum Payoff Amount and the Holdco Minimum Payoff Amount has been deposited into the Takeout Transaction Account, as evidenced by (x) with respect to the Holdco Minimum Payoff Amount, the related Holdco Minimum Payoff Amount Notice and (y) with respect to the Minimum Payoff Amount, a Borrowing Base Certificate delivered by the Borrower to Administrative Agent giving pro forma effect to such prepayments or additions, (ii) no Potential Default or Event of Default has occurred and is continuing, (iii) the amount on deposit in the Liquidity Reserve Account shall not be less than the Liquidity Reserve Account Required Balance, (iv) the amount on deposit in the Post-PTO Reserve Account shall not be less than the Post-PTO Reserve Account Required Balance, (v) the related Supplemental Reserve Account Deposit shall have been deposited into the Supplemental Reserve Account, taking into account the application of the Net Proceeds of the Takeout Transaction on the date of the consummation of such Takeout Transaction, and (vi) the Borrower and Borrower Subsidiaries have executed and delivered to the Administrative Agent instruments, certificates, and agreements required by the Transaction Documents and/or reasonably requested by the Administrative Agent in connection with the release of such assets, the prepayment of principal and payment of interest, and the release of a Borrower Subsidiary or Solar Assets, as applicable.
“Participant” has the meaning set forth in Section 10.8.
“Participant Register” has the meaning set forth in Section 10.8.
“Partnership” means a limited liability company owned by a Tax Equity Investor and Managing Member and that owns a specific pool of Solar Assets. Each Partnership is listed on Schedule XI, as such Schedule may be updated from time to time in accordance with the terms hereof.
“Partnership Flip Structure” means a tax equity structure that conforms to the characteristics set forth in Partnership Flip Structure Characteristics and in which (i) a Seller or an Affiliate thereof sells or otherwise transfers Solar Assets to a limited liability company owned by a Tax Equity Investor and a Managing Member and (ii) the terms of the Equity Interests in such limited liability company (including with respect to distributions) change (or “flip”) upon the satisfaction of specified conditions in the Organizational Documents of such limited liability company (including the receipt by the Tax Equity Investor(s) that have made an investment in the Equity Interests in such company of a targeted rate of return on such investment or the occurrence of a specified date). For the avoidance of doubt, a Partnership Flip Structure may include a Pre-Tax Tax Equity Fund.
“Partnership Flip Structure Characteristics” means the criteria set forth on Schedule IV hereto.
“Parts” means components of a System.
“Patriot Act” has the meaning set forth in Section 10.18.

“Paying Agent” has the meaning set forth in the Preamble.
“Paying Agent Accounts” has the meaning set forth in Section 8.2(A)(vii).
“Paying Agent Fee” means, for each Payment Date (in accordance with and subject to Section 2.7(B)), an amount equal to [***].
“Payment Date” means the last day of the calendar month immediately following each Quarterly Date, or, if such day is not a Business Day, the next succeeding Business Day, commencing on August 2, 2021.
“Payment Facilitation Agreement” means each modification, waiver or amendment agreement (including a replacement Customer Agreement) entered into by the related Servicer in accordance with the related Services Agreement and which meets the following criteria: (i) it is entered into for a commercially reasonable purpose in an arm’s-length transaction on market terms and in accordance with Prudent Industry Standards; (ii) in the reasonable judgment of the applicable Servicer, it is in the best interest of the Borrower and the Lenders and does not adversely impact the value of such Solar Asset relative to the value of such Solar Asset had such Payment Facilitation Agreement not been completed; and (iii) the related Solar Asset is a Defaulted Solar Asset or, in the judgment of the such Servicer, the Host Customer related to such Solar Asset could reasonably be expected to stop making the Host Customer Payments due under the related Customer Agreement but for such Payment Facilitation Agreement.
“Payment Recipient” has the meaning assigned to it in Section 8.5(A).
“PBI Documents” means with respect to a PV System located in the [***], [***] or [***], (i) all applications, forms and other filings required to be submitted to a PBI Obligor in connection with the performance based incentive program maintained by such PBI Obligor and the procurement of PBI Payments, and (ii) all approvals, agreements and other writings evidencing (a) that all conditions to the payment of PBI Payments by the PBI Obligor have been met, (b) that the PBI Obligor is obligated to pay PBI Payments and (c) the rate and timing of such PBI Payments.
“PBI Liquidated Damages” means any liquidated damages due and payable to a PBI Obligor in respect of a Solar Asset.
“PBI Payments” means all payments due by the related PBI Obligor under or in respect of such PBI Documents.
“PBI Obligor" means a utility or federal, state or local Governmental Authority that maintains or administers (or has appointed an administrator to administrate) a renewable energy program designed to incentivize the installation of PV Systems and use of solar generated electricity that has approved and is obligated to make PBI Payments to the owner of the related PV System.
“Performance Guarantor” means, in such capacity, the Sponsor.

“Performance Guaranty” means the Limited Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor, in favor of the Borrower and the Administrative Agent.
“Performing Tax Credit Sale Contract” means any Tax Credit Sale Contract other than a Tax Credit Sale Contract with respect to which the related Tax Credit Purchaser has breached its obligations to purchase ITCs and either (i) such failure has continued for sixty (60) days or (ii) one or more replacement Permitted Tax Credit Sale Contracts are entered into with respect to such ITCs.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permits” means, as the context shall require, (i) with respect to any System, the applicable permits, franchises, leases, orders, licenses, notices, certifications, approvals, exemptions, qualifications, rights or authorizations from or registration, notice or filing with any Governmental Authority required to operate such System or (ii) any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.
“Permitted Assignee” means (a) a Lender, any of its Affiliates or any Approved Fund, (b) any Person managed by a Lender or any of its Affiliates, and (c) any Program Support Provider for any Conduit Lender, an Affiliate of any Program Support Provider, or any commercial paper conduit administered, sponsored or managed by a Lender or to which a Committed Lender provides liquidity support, an Affiliate of a Lender or an Affiliate of an entity that administers or manages a Lender or with respect to which the related Program Support Provider of such commercial paper conduit is a Lender.
“Permitted Change of Control” means the occurrence of any foreclosure (or transfer in lieu of a foreclosure) by the Holdco Collateral Agent in accordance with the Holdco Credit Agreement, the Holdco Pledge Agreement or the Holdco Security Agreement that results in 100% of the Equity Interests in the Depositor or the Borrower being directly or indirectly wholly-owned, beneficially and of record, by one or more Eligible Foreclosure Transferees.
“Permitted Indebtedness” means (i) Indebtedness under the Transaction Documents, and (ii) to the extent constituting Indebtedness, reimbursement obligations of the Borrower in connection with the payment of expenses incurred in the ordinary course of business in connection with the financing, management, operation or maintenance of the Solar Assets or the Transaction Documents.
“Permitted Investments” means any of the following investments denominated and payable solely in United States dollars: (i) readily marketable debt securities issued by, or the full and timely payment of which is guaranteed by the full faith and credit of, the federal government of the United States of America; (ii) insured demand deposits, time deposits and certificates of deposit of any commercial bank rated at least A-1 by S&P and at least P-1 by Moody’s; (iii) no load money market funds rated in the highest ratings category by each of S&P and Moody’s

(without the “r” symbol attached to any such rating by S&P); and (iv) commercial paper of any corporation incorporated under the laws of the United States or any political subdivision thereof; provided, that such commercial paper is rated at least A-1 by S&P and at least P-1 by Moody’s (without the “r” symbol attached to any such rating by S&P).
“Permitted Liens” means (a) Liens imposed by any Governmental Authority for Taxes not yet due or being contested in good faith and by appropriate proceedings and in respect of which (i) appropriate reserves acceptable to the Administrative Agent have been established in accordance with GAAP, (ii) enforcement of the contested Tax is effectively stayed for the entire duration of such contest and (iii) any Tax determined to be due, together with any interest or penalties thereon, is promptly paid after resolution of such conflict; (b) Liens arising out of judgments or awards that do not otherwise constitute an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which appropriate reserves have been established in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance, in each case, as acceptable to the Administrative Agent; (c) Liens created under the Transaction Documents; (d) Liens arising as a matter of Law, (e) Liens of the type permitted (without requiring any amendment, consent, waiver, or vote by any member of a Tax Equity Fund, including any Tax Equity Investor, under the terms and conditions of the Project Documents and Other Project Documents unless such amendment, consent or waiver is approved in accordance with the terms hereof) under the Project Documents and (f) protective liens in ITCs in favor of any Tax Credit Purchaser pursuant to a Tax Credit Sale Contract.
“Permitted SREC Contract” mean any contract for the sale of SRECS (including any spot sale of SRECs) entered into by a Tax Equity Opco or a Wholly-Owned Subsidiary; provided that (i) the SRECs sold under such Permitted SREC Contract shall be limited to the SRECs actually produced by the PV Systems owned by such Person, (ii) the SRECs sold under such Permitted SREC Contract shall be subject to an irrevocable transfer (or other equivalent transfer) in favor of the counterparty thereto, (iii) such Permitted SREC Contract shall not include any liquidated damages provisions or provisions for the posting of collateral or other security, (iv) the recourse of the applicable counterparty to such Person shall be expressly limited to the SRECs sold under such Permitted SREC Contract and the proceeds thereof, (v) other than in respect of any spot sale of SRECs entered into in the ordinary course of business, any Permitted SREC Contract entered into after the date of this Agreement shall include a covenant from the applicable counterparty thereto not to petition for the bankruptcy of such Person and (vi) other than in respect of any spot sale of SRECs entered into in the ordinary course of business, no Potential Default or Event of Default has occurred and is continuing at the time such Permitted SREC Contract is entered into.
“Permitted Subsidiary” means each Borrower Subsidiary and each Tax Equity Opco.
“Permitted Tax Credit Purchaser Sweep” means the reduction, limitation, suspension or other restriction on distributions to a Managing Member following the occurrence of an indemnity claim or non–payment of such an indemnity claim under a Tax Credit Sale Contract, in each case, in respect of a failure (i) of one or more Solar Assets owned by the related Tax

Equity Fund to qualify for ITCs, so long as the related Tax Equity Fund is subject to an ITC Insurance Policy, or (ii) of the related Tax Equity Opco to apply Recapture Proceeds to the payment of Recapture Amounts owing to the related Tax Credit Purchaser, in the cases of both clauses (i) and (ii), so long as (x) Sunrun provides an indemnity in favor of the related Tax Credit Purchaser for such amounts in the related Tax Credit Sale Contract and (y) the reduction, limitation, suspension or other restriction on distributions to a Managing Member are subject to the cash sweep caps (and aggregated with all other cash sweeps for purposes of determining whether such caps are met) set forth in the related Tax Equity Opco LLC Agreement.
“Permitted Tax Credit Sale Contract” means a Tax Credit Sale Contract that either (a) meets all of the following characteristics: (i) other than for the payment of Recapture Amounts out of Recapture Proceeds and the right of the related Tax Credit Purchaser to set-off purchase price payable by such related Tax Equity Opco against amounts owed to such Tax Credit Purchaser thereunder, the related Tax Credit Purchaser has no recourse to such Tax Equity Opco or its property for any breach of representation, warranty or covenant of any party to such Tax Credit Sale Contract or otherwise, (ii) other than from the proceeds of a Permitted Tax Credit Purchaser Sweep, the Tax Credit Purchaser has no recourse to the related Class B Member or its property for any breach of representation, warranty or covenant of any party to such Tax Credit Sale Contract or otherwise, and (iii) if the related Tax Equity Opco is a Tax Credit Purchaser Breach Sweep Fund, the related Tax Credit Purchaser is a Qualifying Tax Credit Purchaser, and (iv) except in the case of an Assumed ITC Tax Equity Fund or a Sunrun Tax Credit Sale Contract, the Tax Credit Purchaser agrees to purchase the subject ITCs at a fixed price and does not have a right to terminate such Tax Credit Sale Contract for convenience or as a result of changes in market prices for ITCs or (b) is approved by 100% of the Lenders.
“Person” means any individual, corporation (including a business trust), partnership, limited liability company, joint-stock company, trust, unincorporated organization or association, joint venture, government or political subdivision or agency thereof, or any other entity.
“PFE FEOC Opinion” means a written “should” level opinion of counsel to the Sponsor and addressed solely to the Sponsor or a Financed Fund that Sunrun and, other than to the extent relating to the status of the related Tax Equity Investor or any lender with an interest in the Borrower, each Financed Fund (other than a Financed Fund as to which no Solar Assets will be placed in service after December 31, 2025) are not Prohibited Foreign Entities. For the avoidance of doubt, the first PFE FEOC Opinion was delivered on the Tenth Amendment Effective Date.
“PFE FEOC Opinion Requirements” means the requirement for the Borrower to deliver a copy of a PFE FEOC Opinion, on a non-reliance basis, in form and substance reasonably satisfactory to the Administrative Agent and the Super-Majority Lenders (i) by the first Borrowing Date in a calendar year as to the status of Sunrun and each Financed Fund as of December 31 of the prior calendar year and (ii) unless there has been a Borrower FEOC Cash Sweep Determination, if forty-five (45) days have elapsed since new guidance was published by the Internal Revenue Service that is related to an entity constituting a Prohibited Foreign Entity; provided that in the case of this clause (ii), the Borrower may instead deliver a copy of a bring-down opinion confirming that the most recent PFE FEOC Opinion is not adversely affected by such new guidance.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Borrower or any Affiliate may have any liability.
“Post-PTO Borrowing Percentage” means, as of each Post-PTO Borrowing Percentage Calculation Date and as determined in the Borrowing Base Certificate, the fraction expressed as a percentage the numerator of which is the Borrowing Base of all Eligible Solar Assets that are not Pre-Cash Flow Solar Assets and the denominator of which is the Borrowing Base, in each case, as of such Post-PTO Borrowing Percentage Calculation Date.
“Post-PTO Borrowing Percentage Calculation Date” means, with respect to each Collection Period, (i) the first day of such Collection Period, or, if the first day of such Collection Period is not a Borrowing Base Calculation Date, the most recent Borrowing Base Calculation Date immediately preceding such day, (ii) each Borrowing Base Calculation Date during such Collection Period, and (iii) if forty-five (45) days have elapsed since the last Borrowing Base Calculation Date during such Collection Period, the forty-fifth (45th) day following such last Borrowing Base Calculation Date (for the avoidance of doubt, this clause (iii) shall not impose any additional reporting requirements on the Borrower other than those already set forth in the Transaction Documents).
“Post-PTO Reserve Account” has the meaning set forth in Section 8.2(A)(vi).
“Post-PTO Reserve Account Required Balance” means, as of any Borrowing Base Calculation Date for Eligible Solar Assets the PTO Date of which has occurred within the two-month period prior to such Borrowing Base Calculation Date, the aggregate initial one month Scheduled Host Customer Payments for such Eligible Solar Assets.
“Potential Default” means any occurrence or event that, with notice, passage of time or both, would constitute an Event of Default.
“Power Purchase Agreement” means an agreement between the owner of the PV System and a Host Customer whereby the Host Customer agrees to purchase all of the power generated by the relevant PV System.
“Pre-Cash Flow Solar Asset” means (i) a Pre-PTO Solar Asset or (ii) a Solar Asset that has achieved PTO and less than two months have elapsed since such achievement.
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“Prepaid Project” means any Solar Asset for which Customer Prepayments plus the Customer Deposits constitute all of the amounts required to be paid pursuant to the applicable Customer Agreement.

“Pre-PTO Solar Asset” means a Solar Asset with respect to which the related System has been installed in compliance with applicable Law in effect at the time of such installation but which System has not yet achieved PTO.
“Pre-Tax Tax Equity Fund” means a Tax Equity Fund where the related Tax Equity Investor’s return is a calculated on a pre-tax basis.
“Program Support Provider” means and includes any Person now or hereafter extending liquidity or credit or having a commitment to extend liquidity or credit to or for the account of, or to make purchases from, a Conduit Lender (or any related commercial paper issuer that finances such Conduit Lender) in support of commercial paper issued, directly or indirectly, by such Conduit Lender in order to fund Advances made by such Conduit Lender hereunder or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Lender’s or such related issuer’s commercial paper program, but only to the extent that such letter of credit, surety bond, or other instrument supported either Commercial Paper issued to make Advances hereunder or was dedicated to that Program Support Provider’s support of the Conduit Lender as a whole rather than one particular issuer within such Conduit Lender’s commercial paper program.
“Prohibited Foreign Entity” means a “prohibited foreign entity” as described in Section 7701(a)(51)(A)(i) of the Internal Revenue Code.
“Project Company Addition Review Period” means (i) for a Target Wholly-Owned Subsidiary (a) if the related Project Documents are substantially the same as the Project Documents for a Wholly-Owned Subsidiary owned by the Borrower at any point since the Closing Date, 5 Business Days and (b) if the related Project Documents are not substantially the same as any Project Documents for a Wholly-Owned Subsidiary owned by the Borrower at any point since the Closing Date, 15 Business Days, (ii) for a Target Qualifying Tax Equity Fund, 15 Business Days and (iii) for a Target Non-Qualifying Tax Equity Fund, 30 days. The Project Company Addition Review Period for a Target Fund shall commence on the date an Acquisition Certificate with respect thereto is delivered by the Borrower to the Administrative Agent.
“Project Documents” means, with respect to a Tax Equity Fund or a Wholly-Owned Subsidiary, the Material Project Documents and the Other Project Documents of such Tax Equity Fund or Wholly-Owned Subsidiary, as applicable.
“Prudent Industry Standards” means the practices, methods, acts and equipment (including but not limited to the practices, methods, acts and equipment engaged in or approved by a significant portion of the renewable energy electric generation industry operating in the United States in prudent electrical operations) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would reasonably have been expected to accomplish the desired result in a manner consistent with (i) Applicable Law (including, for the avoidance of doubt all consumer protection laws) and permits, (ii) codes, standards and equipment manufacturer’s recommendations, in each case, customarily followed in the residential solar power industry and

(iii) such regard to reliability, safety, environmental protection, efficiency, economy, and expedition as is customary in the residential solar power industry.
“PTO” means, with respect to a System, the receipt of permission to operate from the related local utility in writing or in such other form as is customarily given by the related local utility.
“PTO Assumptions” means the assumptions that (i) Pre-PTO Solar Assets will achieve PTO [***] after installation and (ii) if the related Solar Asset begins construction after July 4, 2026 (within the meaning of IRS Notice 2025-42) and is installed after [***], the Tax Equity Model with respect to such Solar Asset is calculated (for purposes of this Agreement only) in accordance with the assumption that such Solar Asset is ineligible for any ITC attributable to qualified facilities as described in Section 48E(e)(4)(B)(ii) of the Internal Revenue Code.
“PTO Date” means with respect to a System the date such System has achieved PTO.
[***].
“Purchase Option” means the option of a Managing Member to acquire the interest of a Tax Equity Investor in a Tax Equity Opco.
“Purchase Price” means, with respect to a Solar Asset, the amount paid by the applicable Tax Equity Fund for such Solar Asset, as defined in the relevant Project Documents (including any relevant adjustments or true-up amounts).
“PV System” means, with respect to a Solar Asset, a photovoltaic system, including Solar Photovoltaic Panels, Inverters, Racking Systems, wiring and other electrical devices, as applicable, conduits, weatherproof housings, hardware, remote monitoring equipment, connectors, meters, disconnects and over current devices (including any replacement or additional parts included from time to time). A PV System may also include an optional battery storage device.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 10.28 hereof.
“Qualifying Hedge Counterparty” means (i) a Lender or any Affiliate of a Lender or (ii) a counterparty the senior unsecured debt obligations or senior deposits of which are rated at least “A+”, in the case of S&P or at least “A1”, in the case of Moody’s.
“Qualifying Takeout Transaction” means a Takeout Transaction that results in a reduction of the Aggregate Outstanding Advances by an amount equal to [***].
“Qualifying Tax Credit Purchaser” means (i) a Tax Credit Purchaser the senior unsecured debt obligations or senior deposits of which are rated, or the long term insurer financial strength of which is rated at least (x) as of the date the related Tax Credit Sale Contract is entered into (or, if later, the date on which the related Tax Equity Fund is first included in the

Borrowing Base), “BBB” (and, if rated less “A”, with a stable or positive outlook), in the case of S&P or Fitch or “Baa2” (and, if rated less “A2”, with a stable or positive outlook), in the case of Moody’s and (y) at all other times, “BBB-” (and, if rated less “A”, with a stable or positive outlook), in the case of S&P or Fitch or “Baa3” (and, if rated less “A2”, with a stable or positive outlook), in the case of Moody’s, (ii) a Tax Credit Purchaser whose obligations under the Tax Credit Sale Contract are fully and unconditionally guaranteed by a Person the senior unsecured debt obligations or senior deposits of which are rated, or the long term insurer financial strength of which is rated at least (x) as of the date the related Tax Credit Sale Contract is entered into (or, if later, the date on which the related Tax Equity Fund is first included in the Borrowing Base), “BBB” (and, if rated less “A”, with a stable or positive outlook), in the case of S&P or Fitch or “Baa2” (and, if rated less “A2”, with a stable or positive outlook), in the case of Moody’s and (y) at all other times, “BBB-” (and, if rated less “A”, with a stable or positive outlook), in the case of S&P or Fitch or “Baa3” (and, if rated less “A2”, with a stable or positive outlook), in the case of Moody’s or (iii) any Tax Credit Purchaser purchasing ITCs on a spot basis so long as the purchase price is payable by such Tax Credit Purchaser within five (5) Business Days.
“Quarter-End Liquidity” means, with respect to each fiscal quarter of Sponsor, the sum of cash and cash equivalents held in accounts (determined as of the last day of the applicable fiscal quarter based on the balances thereof on such date) of the Sponsor and any of its subsidiaries who are co-borrowers with the Sponsor or are guarantors under the relevant Sunrun Credit Facility (if any) and not subject to any Lien other than Liens permitted under such Sunrun Credit Facility (if any).
“Quarterly Date” means the last day of a calendar quarter.
“Quarterly Transaction Manager Report” has the meaning set forth in the Transaction Management Agreement.
“Racking System” means, with respect to a PV System, the hardware required to mount and securely fasten a Solar Photovoltaic Panel onto the Host Customer site where the PV System is located.
“Recapture Amount” means the amount of a recapture of any of ITCs purchased by a Tax Credit Purchaser pursuant to Sections 48 and 50(a)(1) of the Internal Revenue Code and any applicable Treasury Regulations.
“Recapture Proceeds” means, with respect to any Tax Equity Opco (i) the insurance proceeds actually received by such Tax Equity Opco from an Event of Loss with respect to a System, (ii) condemnation proceeds actually received by such Tax Equity Opco from a condemnation of a System and (iii) the sale proceeds received by such Tax Equity Opco from a sale of a System to a Host Customer.
“Recipient” means the Administrative Agent, the Lenders or any other recipient of any payment to be made by or on account of any obligation of the Borrower under this Agreement or any other Transaction Document.

“Register” has the meaning set forth in Section 10.8.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of Hazardous Materials in, into, onto or through the environment or from or through any facility, property or equipment.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Relevant Party” means each of the Borrower, a Borrower Subsidiary or a Tax Equity Opco, as the context requires.
“Removal Effective Date” has the meaning set forth in Section 7.11(B).
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the Pension Benefit Guaranty Corporation by regulation or by public notice waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Internal Revenue Code.
“Required Advance Repayment Amount” has the meaning set forth in the definition of Minimum Payoff Amount.
“Retention Amount” means $25,000 or such greater amount as requested by the Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld).
“Reserve Account” means the Liquidity Reserve Account, the Post-PTO Reserve Account or the Supplemental Reserve Account, as the context requires.
“Resignation Effective Date” has the meaning set forth in Section 7.11(A).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means (x) with respect to the Collateral Agent, the Custodian, the Paying Agent or the Transaction Transition Manager, any President, Vice President, Assistant Vice President, Assistant Secretary, Assistant Treasurer, any corporate trust officer or any other officer customarily performing functions similar to those performed by any of the above designated officers, in each case having direct responsibility for the administration of the Transaction Documents, and (y) with respect to any other party hereto, any corporation, limited liability company or partnership, the chairman of the board, the president, any vice president, the secretary, the treasurer, any assistant secretary, any assistant treasurer, managing member and each other officer of such corporation or limited liability company or the general partner of such partnership specifically authorized in resolutions of the board of directors of such corporation or managing member of such limited liability company to sign agreements, instruments or other documents in connection with the Transaction Documents on behalf of such corporation, limited liability company or partnership, as the case may be, and who is authorized to act therefor; provided that with respect to any Person that is managed by a sole member, managing member or general partner or other Person and does not have officers or other natural persons that would otherwise constitute a “Responsible Officer,” any Responsible Officer of the sole member, managing member or general partner of such Person shall be deemed to be an Authorized Officer of such Person.
“Revenue Account” has the meaning set forth in Section 8.2(A)(i).
“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc., or any successor rating agency.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country or territory (currently, Cuba, Iran, North Korea, Syria, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, the so-called Luhansk People’s Republic and the so-called Donetsk People’s Republic).
“Sanctioned Person” means any Person that is: (i) listed on, or owned or controlled by a person listed on, a Sanctions List, (ii) a government of a Sanctioned Country, (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country, (iv) resident or located in, operating from, or incorporated under the laws of, a Sanctioned Country or (v) to the Knowledge of the Sponsor (acting with due care and inquiry), otherwise a target of Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or (c) any other similar sanctions imposed by a governmental body to which the Sponsor, the Borrower or their respective Subsidiaries and/or Affiliates are subject (each of the foregoing a “Sanctions Authority”).
“Sanctions Authority” has the meaning set forth in the definition of Sanctions.
“Sanctions List” means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time (including any the list of Specially

Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury).
“Schedule of Solar Assets” means, as the context may require, the Schedule of Solar Assets owned by the Tax Equity Funds and the Wholly-Owned Subsidiaries as set forth on Schedule XV (which shall include at least the following headings: zip code (5 digits), Contract Type, Initial $/kWh or Initial Monthly Payment (as applicable), System Type, Total Contract Term (months), escalator, Solar Asset and Pre-PTO/PTO), as such schedule shall be amended from time to time to reflect the transfer of Solar Assets to the Tax Equity Funds and the Wholly-Owned Subsidiaries.
[***].
“Scheduled Commitment Termination Date” means, unless otherwise extended pursuant to and in accordance with Section 2.16, February 26, 2029.
“Scheduled Host Customer Payments” means, for each Solar Asset, the payments scheduled to be paid by the related Host Customer (or, in the case of [***], that will be scheduled to be paid by the related Host Customer when the related Customer Agreement is executed) during each calendar month in respect of the Initial Term of the related Customer Agreement, in each case, as set forth in the Advance Model and listed on Schedule XVI, each as the same may be updated from time to time and may be adjusted to reflect the addition of Solar Assets, that any such Solar Asset has become a Defaulted Solar Asset, Defective Solar Asset, a Terminated Solar Asset or a Cancelled Solar Asset, or that a Payment Facilitation Agreement has been executed in connection with such Solar Asset. The Scheduled Host Customer Payments exclude any amounts attributable to sales, use or property taxes to be collected from Host Customers and [***].
“Scheduled Maturity Date” means February 26, 2030.
“Scheduled PBI Payments” means, for each Solar Asset for each calendar month, the payments scheduled to be paid by a PBI Obligor in respect of such Solar Asset during such calendar month, as set forth in the Advance Model and listed on Schedule XVI, as the same may be updated from time to time and may be adjusted to reflect the addition of Solar Assets or that any such Solar Asset has become a Defaulted Solar Asset, Defective Solar Asset, a Terminated Solar Asset or a Cancelled Solar Asset.
“Scheduled Tax Equity Investor Distributions” means the Tax Equity Investor Distributions anticipated to be distributed to the Tax Equity Investors in accordance with the Tax Equity Models as such amounts are reflected in the Advance Model.
“Seasoned Tax Equity Opco” means any Tax Equity Opco with an LLC Agreement initially entered into by its members prior to September 30, 2025.
“Secured Parties” means the Collateral Agent. the Administrative Agent, each Lender, each Funding Agent and the Hedge Counterparties.

“Securitization Share of ADSAB” means, as of any date of determination, an amount equal to the Aggregate Discounted Solar Asset Balance minus the Tax Equity Investor Share of ADSAB, in each case, as of such date of determination.
“Securitization Share of DSAB” means, as of any date of determination, for any given Solar Asset, an amount equal to the product of (i) such Solar Asset's Discounted Solar Asset Balance and (ii) the ratio of (x) the Financed Fund Securitization Share of ADSAB for the Financed Fund that owns such Solar Asset divided by (y) the Financed Fund ADSAB for the Financed Fund that owns such Solar Asset.
“Seller” means Sunrun or one of its subsidiaries.
“Service Transfer Policy” means the service transfer policy furnished by the Sponsor to the Administrative Agent on or prior to the Closing Date as amended from time to time subject to Section 5.2(O).
“Services Agreements” means either (i) the related Maintenance Services Agreements and the related Administrative Services Agreements or (ii) the related MOMA, as the context requires.
“Servicer” means the Administrative Services Provider, the Maintenance Services Provider or the Operator, as applicable.
“Single Employer Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multi-Employer Plan, that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and is sponsored or maintained by the Borrower or any ERISA Affiliate or for which the Borrower or any ERISA Affiliate may have liability by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Advance” means an Advance that bears interest at a rate based on Term SOFR.
“Solar Asset” means (i) a System installed on a residential property (or, in the case of a [***], on [***]), (ii) all related real property rights, Permits and Manufacturer Warranties (in each case, to the extent transferable), (iii) all rights and remedies of the lessor/seller under the related Customer Agreement, including all Host Customer Payments on and after the related Transfer Date and any related security therefor, (iv) all rights and remedies of the payee under any PBI Documents related to such System, including all PBI Payments on and after the related Transfer Date and (v) all documentation in the Custodian File and other documents maintained by the Custodian related to such System, the Customer Agreement and PBI Documents, if any.

“Solar Asset Payment Ratio” means, for any period of one or more calendar months, the quotient (expressed as a percentage) of (i) the sum of all Host Customer Payments and PBI Payments received during such calendar months (excluding the portion of any such payment that represents a prepayment) divided by (ii) the sum of all Scheduled Host Customer Payments and Scheduled PBI Payments for such calendar months.
“Solar Asset Portfolio Value” means, as of any date of determination, an amount equal to the product of (i) the Traditional Securitization Share of ADSAB and (ii) a percentage equal to one (1) minus the Excess Concentration Percentage, in each case, as of such date of determination.
“Solar Asset Portfolio Borrowing Base” means, as of any Borrowing Base Calculation Date, the sum of (i) the product of (x) the Solar Asset Portfolio Value (Non-Reduced Advance Rate) as of such Borrowing Base Calculation Date and (y) [***], (ii) the product of (x) the Solar Asset Portfolio Value ([***]) as of such Borrowing Base Calculation Date and (y) [***] and (iii) the [***] as of such Borrowing Base Calculation Date.
“Solar Asset Portfolio Value (Non-Reduced Advance Rate)” means, as of any date of determination, an amount equal to (i) the Solar Asset Portfolio Value, minus (ii) the Solar Asset Portfolio Value ([***]), in each case, as of such date of determination.
“Solar Asset Portfolio Value ([***])” means, as of any date of determination, an amount equal to (i) the Traditional Securitization Share of ADSAB attributable to Eligible Solar Assets for which the related Host Customers reside in [***], minus, (ii) the product of (A) the Traditional Securitization Share of ADSAB and (B) the Excess Concentration Percentage ([***]), in each case, as of such date of determination.
“Solar Photovoltaic Panel” means, with respect to a PV System, the necessary hardware component that uses wafers made of silicon, cadmium telluride, or any other suitable material, to generate a direct electrical current (DC) output using energy from the sun’s light.
“Solvent” means, with respect any Person, that as of the date of determination, both (a) (i) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (ii) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such entity is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Sponsor” means Sunrun.

“Sponsor Change of Control” means, the occurrence of one or more of the following events:
(i)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Sponsor to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a “Group”) together with any affiliates thereof; or;
(ii)    any person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Sponsor.
“SREC” means a solar renewable energy certificate representing any and all environmental credits, benefits, emissions reductions, offsets and allowances, howsoever entitled, that are created or otherwise arise from a PV System’s generation of electricity, including, but not limited to, a solar renewable energy certificate issued to comply with a State’s renewable portfolio standard.
“Subsidiary” means, with respect to any Person at any time, (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding Equity Interests or shares of beneficial interest normally entitled to vote for the election of one or more directors, managers or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s subsidiaries, or any partnership of which such Person or any of such Person’s subsidiaries is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s subsidiaries, and (ii) any corporation, trust, partnership or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s subsidiaries.
“Successor Transaction Manager” means the Replacement Transaction Manager (as defined in the Transaction Management Agreement).
“Sunrun” means Sunrun, Inc., a Delaware corporation.
“Sunrun Credit Facility” means any credit facility (including the Sunrun Working Capital Facility) under which the Sponsor is a borrower as of the applicable date of determination.
[***].
“Sunrun Tax Credit Sale Contract” means a Tax Credit Sale Contract the proceeds in respect of which are distributed solely to the related Class B Member or Class C Member without affecting, except in the case of a Permitted Tax Credit Purchaser Sweep, scheduled cash distributions to the related Managing Member.
“Sunrun Working Capital Facility” means that certain Credit Agreement dated as of January 24, 2022, among Sunrun Inc., each of the Persons identified as a “Guarantor” on the signature pages thereto, each of the Persons identified as a “Lender” on the signature pages thereto, KeyBank National Association, as the Administrative Agent and as an L/C Issuer, and Silicon Valley Bank, as the Collateral Agent and as an L/C Issuer, as amended.
“SunStrong” means SunStrong Management, LLC, a Delaware limited liability company.
“SunStrong Master Backup Servicing Agreement” means that certain Master Backup Servicing Agreement, dated as of December 23, 2025, by and among Operator, SunStrong and certain Tax Equity Funds or Wholly-Owned Subsidiaries pursuant to related addenda.
“Super-Majority Lenders” means, subject to Section 2.19(A), from and after the Tenth Amendment Effective Date, (i) each Lender holding at least 20% of the Commitments as of the applicable date of determination and (ii) any Lenders in the aggregate representing more than 66.7% of the Commitments as of the applicable date of determination. For the purposes of determining the percentage of Commitments held by a Lender in the foregoing sentence, Affiliates of a Lender shall constitute the same Lender.
“Supplemental Reserve Account” has the meaning set forth in Section 8.2(A)(ii).
“Supplemental Reserve Account Deposit” means an amount equal to the sum of:
(i) for any Borrowing Date, Payment Date, or date on which any Takeout Transaction is consummated, any Supplemental Reserve Account Deposit amounts from prior periods not deposited into the Supplemental Reserve Account; and
(ii)
(A) during the Availability Period, for any Borrowing Date, Payment Date, or date on which any Takeout Transaction is consummated, [***].
“Supplemental Reserve Account Required Balance” means:
(a)     as of any date during the Availability Period, with respect to each Tax Equity Fund with an ITC Insurance Policy, an amount equal to such Tax Equity Fund’s Deployment Percentage as of such date multiplied by such Tax Equity Fund’s Tax Loss Policy Deductible; and
(b)     as of any date during an Amortization Period, an amount equal to the sum of:
(i)     with respect to each Tax Equity Fund with an ITC Insurance Policy, an amount equal to such Tax Equity Fund’s Deployment Percentage as of such date multiplied by such Tax Equity Fund’s Tax Loss Policy Deductible;
(ii)     the product of (x) $[***] and (y) the aggregate DC nameplate capacity (measured in kW) of all PV Systems (other than PV Systems related to Defaulted Solar Assets that are not operational and that are not being removed for redeployment) owned by each Tax Equity Fund and each Wholly-Owned Subsidiary as of such date; and

(iii)     the product of (x) $[***] and (y) the aggregate nameplate storage capacity (measured in kWh) of the energy storage devices included in all PV Systems (other than PV Systems related to Defaulted Solar Assets that are not operational and that are not being removed for redeployment) owned by each Tax Equity Fund and each Wholly-Owned Subsidiary as of such date.
“Supported QFC” has the meaning set forth in Section 10.28 hereof.
“System” means a PV System or an Energy Storage System, as applicable.
“System Information” means the information listed on Schedule XIV, which shall be in form, substance and content substantially the same as the Data Tape File.
“Takeout Transaction” means:
(x)     any sale, assignment or other transfer of Solar Assets and related Collateral (either directly or through the sale, assignment or other transfer of all the Equity Interests of any Borrower Subsidiary) by the Borrower to any of its Affiliates (including via a distribution by the Borrower of a Borrower Subsidiary to an Affiliate through Depositor and a subsequent contribution of such Borrower Subsidiary to a special purpose bankruptcy remote Affiliate of Depositor) or to a third party, in each case, in an arms’ length transaction, which Collateral is used to secure or provide for the payment of amounts owing (or to be owing) or expected as a result of the issuance of equity or debt securities or other Indebtedness by a Person other than the Borrower that are backed by such Collateral (a “Financing Transaction”); provided, that immediately after giving effect to such Financing Transaction, (i) no Event of Default exists (unless such Event of Default would be cured by application of the net proceeds of such Financing Transaction), (ii) no Borrowing Base Deficiency exists (unless such Borrowing Base Deficiency would be cured by application of the net proceeds of such Financing Transaction, funds contributed by the Sponsor, or any combination thereof), (iii) an amount equal to the sum of the Minimum Payoff Amount and the Holdco Minimum Payoff Amount shall be deposited into the Takeout Transaction Account for distribution in accordance with Section 2.7(C) (it being understood that any proceeds from such Financing Transaction in excess of such amount may be paid at the direction of the Borrower), (iv) in the case of any Financing Transaction that is a direct sale, assignment or transfer of less than all of the Solar Assets held by a Wholly-Owned Subsidiary or Tax Equity Opco (as opposed to a sale, assignment or other transfer of one or more Financed Funds), there are no selection procedures utilized which are adverse to the Lenders with respect to those Solar Assets and related Collateral sold, assigned or transferred in connection with the Financing Transaction (as determined by the Administrative Agent in its reasonable discretion) including with respect to relative delinquency, and (v) neither the Borrower nor any Permitted Subsidiary guarantees such Financing Transaction and the lenders with respect thereto otherwise have no material recourse to Borrower or any Permitted Subsidiary with respect to such Financing Transaction (except recourse with respect to any representation or warranty that such assets are being sold and assigned by it free and clear of all Liens);

(y)     a financing arrangement, securitization, sale or other disposition of Solar Assets and related Collateral (either directly or through the sale or other disposition of all the Equity Interests of any Borrower Subsidiary) entered into by the Borrower or any of its Affiliates other than under this Agreement so long as all Obligations shall have been paid down to zero; or
(z)     any other financing arrangement, securitization, sale or other disposition of Solar Assets and related Collateral (either directly or through the sale or other disposition of the Equity Interests of any Borrower Subsidiary) entered into by the Borrower or any of its Affiliates other than under this Agreement that is not a Financing Transaction and that has been consented to in writing by the Administrative Agent and the Super-Majority Lenders.
“Takeout Transaction Account” has the meaning set forth in Section 8.2(A)(v).
“Target Fund” means either (i) a Tax Equity Fund in which the Target Managing Member is the managing member or (ii) a Target Wholly-Owned Subsidiary, as the context requires.
“Target Fund Acquisition Date” means the date on which Borrower acquires (or proposes to acquire) the membership interests in the Target Managing Member in a Tax Equity Structure pursuant to Section 3.4.
“Target Fund Approvals” means:
(i)    if the applicable Acquisition Certificate specifies that the Target Fund is a Target Qualifying Tax Equity Fund or a Target Wholly-Owned Subsidiary, confirmation by the Administrative Agent that such Target Fund is a Target Qualifying Tax Equity Fund or a Target Wholly-Owned Subsidiary, as applicable (for the avoidance of doubt, any lack of response by the Administrative Agent shall not constitute confirmation); and
(ii)    if the applicable Acquisition Certificate specifies that the Target Fund is a Target Non-Qualifying Tax Equity Fund or if the Administrative Agent reasonably determines that such Tax Equity Fund is a Target Non-Qualifying Tax Equity Fund, approval by the Administrative Agent and (a) if such Target Non-Qualifying Tax Equity Fund is not a Cash Sweep Fund and does not contain Materially Adverse Cash Sweep Provisions, the Super-Majority Lenders, and (b) if such Target Non-Qualifying Tax Equity Fund is a Cash Sweep Fund or contains Materially Adverse Cash Sweep Provisions, 100% of the Lenders.
Notwithstanding the foregoing, the approval of the Super-Majority Lenders shall be required for a Target Fund that has Material Project Documents that contain Material Assistance FEOC Cash Sweep Provisions unless a prior Target Fund that has Material Project Documents that contain Material Assistance FEOC Cash Sweep Provisions has previously been approved by the Super-Majority Lenders.
“Target Fund Determination Notice” has the meaning set forth in Section 3.4(A).

“Target Fund Matrix” shall be a matrix prepared by the Borrower in connection with the proposal that the Borrower acquire a Target Managing Member in the form attached hereto as Exhibit L.
“Target Managing Member” has the meaning set forth in Section 3.4.
“Target Non-Qualifying Tax Equity Fund” means a Target Fund that is not a Target Qualifying Tax Equity Fund or a Target Wholly-Owned Subsidiary.
“Target Qualifying Tax Equity Fund” means [***].
“Target Tax Equity Opco” means in relation to each Tax Equity Structure that is (i) a Partnership Flip Structure, the Partnership into which a Tax Equity Investor and the Target Managing Member invests with respect to such Partnership Flip Structure or (ii) an Inverted Lease Structure, the Inverted Lease Lessor.
“Target Wholly-Owned Subsidiary” has the meaning set forth in Section 3.4.
“Tax Credit Purchaser” has the meaning set forth in the definition of Tax Credit Sale Contract.
“Tax Credit Purchaser Breach Sweep Fund” means a Tax Equity Fund whose Project Documents reduce, limit, suspend or otherwise restrict distributions to the Managing Member (other than in respect of Excluded Collateral) in respect of a breach of the Tax Credit Purchaser’s obligation to purchase ITCs under the related Tax Credit Sale Contract (any such Tax Credit Sale Contract in respect of which the distributions to the Managing Member may be reduced, limited, suspended or in respect of which distributions to the Managing Member may be otherwise restricted, in each case, upon the occurrence of a breach thereof, a “Breach Sweep Tax Credit Sale Contract”).
“Tax Credit Sale Contract” means any contract for the sale of ITCs between a Tax Equity Opco described in clause (i) of the definition thereof or a Wholly-Owned Subsidiary and an unrelated third party (a “Tax Credit Purchaser”).
“Tax Equity Fund” means (i) the Initial Tax Equity Fund and (ii) each additional Eligible Tax Equity Structure for which the Managing Member thereof is acquired from time to time pursuant to Section 3.4 hereof, in each case, which has not been removed by the Borrower pursuant to Section 7.14 hereof. The Tax Equity Funds are listed on Schedule XI hereto, as such Schedule may be updated from time to time in accordance with this Agreement.
“Tax Equity Fund Guaranty” means a guaranty by the Sponsor or Vivint Solar of the obligations of a Managing Member issued in connection with any applicable Tax Equity Fund.
“Tax Equity Investor” means the investor in a Tax Equity Structure, other than the Managing Member or any of its affiliates.
“Tax Equity Investor Distributions” means the aggregate distributions made by the Tax Equity Funds to the Tax Equity Investors during the related Collection Period, including any distribution of cash to the applicable Tax Equity Investor during the related Collection Period as a result of the occurrence of a Limited Step-Up Event. For the avoidance of doubt, there are no Tax Equity Investor Distributions for Wholly-Owned Subsidiaries.
“Tax Equity Investor Share of ADSAB” means, as of any date of determination, the greater of (i) the present value of the remaining and unpaid stream of Scheduled Tax Equity Investor Distributions on or after such date of determination, based on discounting such Scheduled Tax Equity Investor Distributions to such date of date of determination at an annual rate equal to the Discount Rate and (ii) $0.
“Tax Equity Model” means, with respect to each Tax Equity Fund, the model prepared in connection therewith and delivered to the related Tax Equity Investor pursuant to the applicable Tax Equity Opco LLC Agreement.
“Tax Equity Opco” means, in relation to each Tax Equity Fund that is (i) a Partnership Flip Structure, the Partnership into which an Tax Equity Investor and Managing Member invests with respect to such Partnership Flip Structure, (ii) an Inverted Lease Structure, the Inverted Lease Lessor, or (iii) an Eligible Tax Equity Structure defined in clause (ii) of the definition thereof, the legal entity that directly owns the applicable Solar Assets, as agreed by the Administrative Agent and Borrower at the time such Tax Equity Fund is financed pursuant to this Agreement. The Tax Equity Opcos are listed on Schedule XI hereto, as such Schedule may be updated from time to time in accordance with this Agreement. For the avoidance of doubt, any Tax Equity Opco for which the related Purchase Option or Withdrawal Option has been exercised or in respect of which the Master Lease Agreement has been terminated shall cease to be a Tax Equity Opco and shall be a Wholly-Owned Subsidiary.
“Tax Equity Representations” means the applicable representations set forth on Schedule II and Schedule III hereto.
“Tax Equity Required Consent” means, with respect to a Tax Equity Fund, a consent executed by the related Tax Equity Investor in such Tax Equity Fund and each other party thereto containing (i) an acknowledgement by the Tax Equity Investor of the financing of the Tax Equity Fund as contemplated by the Transaction Documents and (ii) such other provisions that the Tax Equity Investor agrees to with the Borrower and the Administrative Agent; provided that the Borrower shall use good faith efforts to include the provisions set forth in Exhibit H in each Tax Equity Required Consent.
“Tax Equity Structure” means a Partnership Flip Structure or an Inverted Lease Structure.
“Tax Equity Structure Characteristics” means the Partnership Flip Structure Characteristics or the Inverted Lease Structure Characteristics, as applicable.
“Tax Loss Policy Deductible” means, with respect to each Tax Equity Fund that has an ITC Insurance Policy, the aggregate unapplied retention amount, deductible, or similar amount, if any, of each ITC Insurance Policy maintained for such Tax Equity Fund; provided that with respect to any ITC Insurance Policy that is a master policy the unapplied retention amount, deductible, or similar amount shall be deemed to be ratably allocable to each Tax Equity Opco that is covered by such ITC Insurance Policy.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and including any interest, additions to tax or penalties applicable thereto.
“Tenth Amendment Effective Date” means February 26, 2026.
“Term SOFR” means, for any calculation with respect to a SOFR Advance, the greater of: (i) the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator on CBA’s Market Data Platform (or other commercially available source of the applicable Term SOFR Administrator providing such quotations as may be selected by the Administrative Agent in its reasonable discretion from time to time) at approximately 6:00 a.m. (New York City time) on such Periodic Term SOFR Determination Day; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and (ii) the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (“CBA”) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Terminated Solar Asset” means a Solar Asset (i) for which the related System has experienced an Event of Loss and is not repaired, restored, replaced or rebuilt to substantially the same condition as it existed immediately prior to the Event of Loss within 150 days of such Event of Loss.
“Total Post-PTO Debt Service” means for each Payment Date an amount equal to the sum of:
(i)the product of (a) the Adjusted Interest Distribution Amounts payable on such Payment Date and (b) the Weighted Average Post-PTO Borrowing Percentage for the related Collection Period; plus

(ii)the product of (a) any Ordinary Course Settlement Payments payable on such Payment Date and (b) the Weighted Average Post-PTO Borrowing Percentage for the related Collection Period.
“Traditional Securitization Share of ADSAB” means, with respect to all Financed Funds in the aggregate (excluding [***]) and as of any date of determination, an amount equal to the sum of, with respect to each such Financed Fund, the Discounted Solar Asset Balances for all Solar Assets which are Eligible Solar Assets owned by such Financed Fund as of such date of determination, minus the sum of the Financed Fund Tax Equity Investor Share of ADSAB with respect to such Financed Fund, as of such date of determination.
“Transaction Documents” means this Agreement, the Loan Notes, the Collateral Documents, the Transaction Management Agreement, the Transaction Manager Transition Agreement, the Custodial Agreement, the Contribution Agreements, the Performance Guaranty, each Hedge Agreement, the Custodial Fee Letter, the Account Control Agreements, the Tax Equity Required Consents (if any), and any other agreements, instruments, certificates or documents delivered hereunder or thereunder or in connection herewith or therewith, and “Transaction Document” means any of the Transaction Documents. For the avoidance of doubt, Transaction Document does not include (x) the Project Documents or Other Project Documents of any Tax Equity Fund or Wholly-Owned Subsidiary or (y) the Credit Underwriting Policy, Customer Collection Policy or Service Transfer Policy. The EU Risk Retention Side Letter shall not constitute a Transaction Document.
“Transaction Management Agreement” means the Transaction Management Agreement, dated as of the Closing Date, by and among the Borrower, the Transaction Manager and the Administrative Agent.
“Transaction Manager” has the meaning set forth in the introductory paragraph of the Transaction Management Agreement.
“Transaction Manager Fee” has the meaning set forth in Section 2.1(b) of the Transaction Management Agreement.
“Transaction Manager Standard” has the meaning set forth in the Transaction Management Agreement.
“Transaction Manager Termination Event” has the meaning set forth in Section 5.1 of the Transaction Management Agreement.
“Transaction Manager Transition Agreement” means the Transaction Manager Transition Agreement, dated as of the Closing Date, between the Transaction Manager, the Transaction Transition Manager, the Borrower and the Administrative Agent.
“Transaction Transition Manager” means Computershare, as successor to Wells Fargo, as the Transaction Transition Manager under the Transaction Manager Transition Agreement.
“Transaction Transition Manager Fee” means, for each Payment Date (in accordance with and subject to Section 2.7(B)), an amount equal to $[***].

“Transaction Party” means the Sponsor, the Transaction Manager and each Loan Party.
“Transfer Date” means, with respect to:
(i)     any Wholly-Owned Subsidiary, the date on which such Wholly-Owned Subsidiary is transferred to the Borrower pursuant to the Depositor Contribution Agreement;
(ii)     any Solar Asset (including, in the case of the Wholly-Owned Subsidiary, the applicable Initial Solar Assets) owned by a Wholly-Owned Subsidiary on the date such Wholly-Owned Subsidiary is acquired by the Borrower, the Transfer Date with respect to such Wholly-Owned Subsidiary;
(iii)     any Solar Asset acquired by a Wholly-Owned Subsidiary after the Transfer Date with respect to such Wholly-Owned Subsidiary, the date on which such Solar Assets are transferred to such Wholly-Owned Subsidiary pursuant to the Contribution Agreements or the related Project Documents, as applicable;
(iv)     any Tax Equity Opco for the Initial Tax Equity Fund, the Closing Date;
(v)     any Target Tax Equity Opco, the applicable Target Fund Acquisition Date on which such the related Target Managing Member becomes a Managing Member pursuant to Section 3.4;
(vi)     any Solar Asset owned by a Tax Equity Opco on the Transfer Date with respect to such Tax Equity Opco (including, in the case of the Initial Tax Equity Funds, the applicable Initial Solar Assets), the Transfer Date with respect to such Tax Equity Opco; and
(vii)     any Solar Asset acquired by a Tax Equity Opco after the Transfer Date with respect to such Tax Equity Opco, the date on which such Solar Assets are transferred to such Tax Equity Opco pursuant to the related Project Documents.
“Transferable Solar Asset” means (i) any Solar Asset that constitutes a Defaulted Solar Asset, Cancelled Solar Asset, Defective Solar Asset, (ii) Terminated Solar Asset or (iii) any other Solar Asset that is not an Eligible Solar Asset hereunder.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

[***]
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person who is a U.S. person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Special Resolution Regime” has the meaning set forth in Section 10.28 hereof.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(G)(ii)(b)(3).
“UCC” means the Uniform Commercial Code as from time to time in effect in any applicable jurisdiction.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unapproved Bonus Credit” means any ITC bonus credit amount under Section 48(a)(14) or Section 48E(a)(3)(A) of the Internal Revenue Code (solely to the extent such bonus credit amount is based on the satisfaction of Section 45(b)(11)(B)(i) of the Internal Revenue Code).
“Uncontracted ITC Price” means, as of any date of determination, (i) prior to the date set forth in clause (ii), $[***] and (ii) after the entry by ITC Designated Financed Funds into Tax Credit Sale Contracts with commitments for the sale of ITCs (i) under Section 48E of the Internal Revenue Code and (ii) generated by Solar Assets in the calendar year 2026, in an aggregate amount equal to at least [***], the weighted average Adjusted Uncontracted ITC Purchase Price across all ITC Designated Financed Funds as of the most recent Borrowing Base Calculation Date on which a Committed Tax Credit Sale Contract was included in the calculation of the Borrowing Base (which Borrowing Base Calculation Date, for the avoidance of doubt, may coincide with such date of determination).
“Uncontracted ITC Value” means, as of any date of determination, an amount equal to the sum of each ITC Designated Financed Fund Uncontracted ITC Value as of such date of determination.
“United States” means the United States of America.
“Unused Line Fee” has the meaning set forth in Section 2.5.
“Unused Line Fee Percentage” means [***]% per annum if the Usage Percentage is [***]% or more and [***]% per annum if the Usage Percentage is less than [***]%.
“Unused Portion of the Commitments” means, with respect to any Lender Group on any day, the excess of (x) the Aggregate Commitment as of 5:00 P.M. (New York City time) on such day, over (y) the Aggregate Outstanding Advances as of 5:00 P.M. (New York City time) on such day.

“Upfront Fee” means, with respect to each Lender, an amount specified in the applicable Fee Letter.
“Usage Percentage” means, as of any day, a percentage equal to (i) the Aggregate Outstanding Advances as of as of 5:00 P.M. (New York City time) on such day divided by (ii) the Aggregate Commitment as of 5:00 P.M. (New York City time) on such day; provided that for purposes of this definition, any Defaulting Lender shall be deemed to have fulfilled all of its funding obligations hereunder.
[***].
“Vivint Solar” means Vivint Solar, Inc., a Delaware corporation.
“Weighted Average Post-PTO Borrowing Percentage” means for any Collection Period, the average Post-PTO Borrowing Percentage as of each Post-PTO Borrowing Percentage Calculation Date occurring during such Collection Period, as weighted by (i) the Borrowing Base as of each such Post-PTO Borrowing Percentage Calculation Date and (ii) the number of days from and including such Post-PTO Borrowing Percentage Calculation Date (or the first day of such Collection Period, if later), to but excluding the earlier of the next Post-PTO Borrowing Percentage Calculation Date and the first date of the next Collection Period. If a Takeout Transaction occurs during an Interest Accrual Period, the Post-PTO Borrowing Percentage and Borrowing Base for each Post-PTO Borrowing Percentage Calculation Date during the related Collection Period, in each case that occurred prior to the occurrence of such Takeout Transaction, shall be calculated without regard to any Tax Equity Funds or Wholly-Owned Subsidiaries that were the subject of such Takeout Transaction during such Interest Accrual Period.
“Wells Fargo” means Wells Fargo Bank, National Association.
“Wholly-Owned Subsidiary” means (i) any special purpose limited liability company acquired by the Borrower that holds Solar Assets and which is wholly-owned by the Borrower and (ii) any Tax Equity Opco for which the related Managing Member has exercised the related Purchase Option or Withdrawal Option.
“Wholly-Owned Subsidiary Operating Account” means, with respect to any Wholly-Owned the account specified as such on Schedule VIII.
“Withdrawal Option” means the option of a Tax Equity Investor to require the related Managing Member to acquire the interest of such Tax Equity Investor in a Tax Equity Opco.
“Withholding Agent” means the Administrative Agent or the Borrower.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.